As filed with the Securities and Exchange Commission on January 6, 2010

Registration No. 333-163382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSOCIATED MATERIALS, LLC	ASSOCIATED MATERIALS FINANCE, INC.
*And the Subsidiary Guarantors listed below (Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

3089	3089
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

75-1872487	34-0676836
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

3773 State Road

Cuyahoga Falls, Ohio 44223

Telephone: (330) 929-1811

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen E. Graham

Vice President – Chief Financial Officer, Treasurer and Secretary

3773 State Road

Cuyahoga Falls, Ohio 44223

Telephone: (330) 929-1811

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joerg H. Esdorn

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Telephone: (212) 351-4000

Fax: (212) 351-4035

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☒	Smaller Reporting Company ☐

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State of Incorporation or Organization	Address and Telephone Number	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Gentek Holdings, LLC	Delaware	3773 State Road Cuyahoga Falls, Ohio 44223 Telephone: (330) 929-1811	3089	31-1533672
Gentek Building Products, Inc.	Delaware	3773 State Road Cuyahoga Falls, Ohio 44223 Telephone: (330) 929-1811	3089	31-1533669

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2010

$200,000,000

ASSOCIATED MATERIALS, LLC

and

ASSOCIATED MATERIALS FINANCE, INC.

and

Gentek Holdings, LLC and

Gentek Building Products, Inc.

as Subsidiary Guarantors

OFFER TO EXCHANGE

All of Our Outstanding 9.875% Senior Secured Second Lien Notes due 2016

(CUSIP Nos. 04570TAA6 and U04570AA2)

for

Our New 9.875% Senior Secured Second Lien Notes due 2016

That Have Been Registered Under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2010, unless extended.

The New Notes:

•

The terms of the registered 9.875% Senior Secured Second Lien Notes due 2016 to be issued in the exchange offer (the “new notes”) are substantially identical to the terms of the outstanding 9.875% Senior Secured Second Lien Notes due 2016 (the “outstanding notes”), except that provisions relating to transfer restrictions, registration rights, and additional interest will not apply to the new notes.

•	The new notes will bear interest at the rate of 9.875% per year, payable on May 15 and November 15 of each year, commencing on May 15, 2010. The new notes will mature on November 15, 2016.

•

We will be required to redeem the new notes no later than December 1, 2013, if as of October 15, 2013 the 11 1/4% senior discount notes due 2014 of our indirect parent company, AMH Holdings, LLC, remain outstanding, unless discharged or defeased, or if any indebtedness incurred by us or any of our holding companies to refinance such 11 1/4% notes matures prior to the maturity date of the new notes.

•

If we sell certain of our assets or experience specific kinds of changes in control, as described in this prospectus, holders of the new notes may require us to repurchase some or all of the new notes.

•

The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsubordinated basis, by all of our existing and future domestic restricted subsidiaries, other than Associated Materials Finance, Inc., that guarantee or are otherwise obligors under our asset-based credit facilities (collectively, the “subsidiary guarantors”).

•	We may redeem some or all of the new notes as described more fully in this prospectus.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended.

•

Upon completion of the exchange offer, all outstanding notes that are validly tendered and not properly withdrawn will be exchanged for an equal principal amount of new notes, the issuance of which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	Completion of the exchange offer is subject to customary conditions, some of which we may waive.

•	The exchange of new notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange or quotation system.

Investing in the new notes involves risks. See “Risk Factors” beginning on page 18 of this prospectus to read about factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010.

i

This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes we are offering for exchange, we refer you to the registration statement and its exhibits, from which this prospectus incorporates important business and financial information about us that is not included in or delivered herewith. You can obtain a copy of the registration statement and its exhibits, without charge, by contacting us at the following address and telephone number:

Address:

Associated Materials, LLC

3773 State Road

Cuyahoga Falls, Ohio 44223

Telephone Number:

(330) 929-1811

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of this exchange offer.

You may also read and copy the registration statement, including its exhibits, at the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC.

ii

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Such statements reflect the current views of our management with respect to our operations, results of operations and future financial performance. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	our operations and results of operations;

•	further declines in home building and remodeling industries, economic conditions and changes in interest rates, foreign currency exchange rates and other conditions;

•	further deteriorations in availability of consumer credit, employment trends, levels of consumer confidence and spending, and consumer preferences;

•	changes in raw material costs and availability;

•	market acceptance of price increases;

•	further decline in national and regional trends in new housing starts and home remodeling;

•	changes in weather conditions;

•

our ability to comply with certain financial covenants in our asset-based credit facilities with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets) and CIT Capital Securities LLC, as joint lead arrangers, Wachovia Bank, N.A., as agent, and the lenders party thereto (the “credit facilities”);

•	our ability to make distributions, payments or loans to our parent companies to allow them to make required payments on their debt;

•	our and our parent companies’ ability to refinance indebtedness when required;

•	increases in competition from other manufacturers of vinyl and metal exterior residential building products as well as alternative building products;

•	further decline in market demand;

•	increases in our indebtedness;

•	increases in costs of environmental compliance or environmental liabilities;

•	increases in unanticipated warranty or product liability claims;

•	increases in capital expenditure requirements;

•	potential conflict between existing Alside and Gentek distribution channels; and

•	the other factors discussed under “Risk Factors” and elsewhere in this prospectus.

These forward-looking statements represent our views only as of the date of this prospectus. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require us to do so.

iii

SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this exchange offer, and for a more complete description of this exchange offer, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, which are included elsewhere in this prospectus.

All references to the term the “Company,” “us,” “we,” “our” and “our company” refer to Associated Materials, LLC and its direct and indirect subsidiaries on a consolidated basis, unless the context otherwise requires. All references to the “Issuers” refer collectively to Associated Materials, LLC and Associated Materials Finance, Inc. (“Associated Finance”), which is a direct subsidiary of Associated Materials, LLC.

Our Company

We are a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. Our core products include vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories, which we produce at our 11 manufacturing facilities. We distribute these products, as well as third-party manufactured products, through our extensive dual distribution network, consisting of 122 company-operated supply centers and approximately 250 independent distributors located throughout the United States and Canada. The third-party manufactured products which we distribute complement our exterior building product offerings and include roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design, and installation equipment and tools. Vinyl windows, vinyl siding, metal products, and third-party manufactured products comprised approximately 36%, 21%, 16% and 21%, respectively, of our total net sales for the nine months ended October 3, 2009.

Our products are generally marketed under our brand names, such as Alside®, Revere® and Gentek®, and are ultimately sold on a wholesale basis to approximately 50,000 professional contractors engaged in home remodeling and new home construction. We estimate that during the fiscal year ended January 3, 2009 approximately 65% of our net sales were to contractors engaged in the home repair and remodeling market and approximately 35% of net sales were to the new construction market. Our supply centers provide “one-stop” shopping to our contractor customers, carrying products, accessories and tools necessary to complete a vinyl window or siding project. In addition, our supply centers augment the customer experience by offering product literature, product samples and installation training. During the nine month period ended October 3, 2009, approximately 72% of our total net sales were generated through our network of supply centers, with the remainder to independent distributors and dealers.

We believe that the strength of our products and distribution network has resulted in strong brand loyalty and long-standing relationships with contractor customers, which has enabled us to maintain our leadership position within the market. In addition, our focus is primarily in the repair and remodeling market, which we believe has been less cyclical than the new construction market.

Our Competitive Strengths

We believe we are well-positioned in our industry. Our key competitive strengths include:

Dual Distribution Network

We have developed a distribution strategy that successfully combines a distribution network of company-operated supply centers with an independent distribution network.

•

Company-operated supply centers. We believe that our North American supply center network offers a superior distribution channel compared to our competitors who rely principally on local third party distributors who carry an assortment of brands and may not focus on any particular brand. We believe that distributing our vinyl siding and window products through our network of 122 supply centers enables us to: (a) build long-standing customer relationships; (b) monitor developments in local customer preferences; (c) ensure product availability and quality through integrated logistics between our manufacturing and distribution facilities; (d) offer “one-stop” shopping to our customers; and (e) target our marketing efforts.

•

Independent distribution network. We believe that our strength in independent distribution provides us with exceptional operational flexibility because it allows us to penetrate key markets and expand our geographic reach without deploying the necessary capital to establish a company-operated supply center. This reach also allows us to service larger customers with a broader geographic scope which we believe results in additional volume.

Comprehensive Product Offering

We believe that our comprehensive product offering is a key competitive advantage relative to competitors who focus on a limited number of products. We manufacture a diverse mix of vinyl windows, vinyl siding, aluminum trim coil, steel siding and accessories, as well as vinyl fencing and railing products. Furthermore, we offer broad product lines, ranging from entry-level economy products through premium products. We believe our supply centers have strong appeal for our contractor customers, who often install more than one product type and prefer to purchase multiple products from a single source. In addition, we realize important economies of scale in sales and marketing by deploying integrated, multiple product programs on a national, regional and local level. We sell more than 2,000 products consisting of products manufactured by us as well as products manufactured by third parties. We also offer full-service product installation services for our vinyl siding and vinyl window products, principally to homebuilders.

Strong Brands

We believe our brands are synonymous with quality and durability in the residential building products industry, and that they are a distinguishing factor for our customers. For example, our Alside Excalibur® vinyl window was named the Consumer Digest® Best Buy for replacement windows in the 2007 and 2008 issues of Consumer Digest® magazine. Additionally, many of our window product lines have earned the Energy Star® rating and meet or exceed the requirements for the energy efficiency home improvement tax credit established by the federal government. We sell our high-quality products under several brand names, including Alside®, Revere®, Gentek®, UltraGuard®, Preservation® and Alpine Windows®.

Low-Cost, Vertically Integrated Operations

We believe that we are a low-cost manufacturer due to our vertically integrated operations, strong operational expertise, advanced business systems and economies of scale. While we maintain these low costs, our facilities consistently maintain turnaround times that we believe are among the best in the industry and are consistent across both our premium and standard product offerings. We believe that within our window operations, our ability to produce vinyl extrusions, together with our high-speed welding and cleaning equipment, provides us with cost and quality advantages over other vinyl window manufacturers. We measure our manufacturing success by reviewing operating metrics compared to historical performance, improvement goals, and available industry standards.

Demonstrated Ability to Capture Costs Savings

Our management team has implemented numerous cost saving initiatives that have resulted in margin expansion despite pressures from high raw material costs and volume constraints. For example, we have initiated significant cost savings through favorable centralized purchasing contracts, “lean” manufacturing productivity programs, labor efficiencies and scrap reduction. We expect to continue these cost saving initiatives in the future and expect that such initiatives will continue to beneficially impact our results.

Geographic Diversity

Among exterior residential building product companies, we believe we have one of the broadest manufacturing and distribution footprints in North America. We sell our products into substantially all regions of the United States and Canada, either through company-operated supply centers or through independent distributors. Our geographically diverse presence in the United States and Canada minimizes our sales concentrations from any particular region and positions us better than many of our regionally focused competitors. Furthermore, our 11 manufacturing plants give us a substantial, cost competitive presence in many North American markets. We believe that our geographical footprint is attractive to national suppliers as it provides such customers with the ability to purchase multiple products for various locations from a single nationwide provider.

Highly Experienced Management Team

We have a highly experienced management team with a successful track record of profitable growth and proactive management in cyclical markets. Our senior leadership has on average over 14 years of industry experience and is complemented by an operating team with extensive industry experience and a demonstrated ability to reduce costs, improve operational efficiencies, successfully introduce new products and leverage our strong brands and distribution network in order to both maintain long-standing relationships with customers and attract new customers.

Our Business Strategy

We seek to distinguish ourselves from other suppliers of residential building products and to profitably grow our business through a business strategy focused on the following:

Increasing Sales At Existing Supply Centers.

We plan to increase sales at each of our supply centers by continuing to:

•	enhance our vinyl siding and window product offerings and expand third party products to offer a comprehensive package to appeal to a broad range of market segments;

•	utilize our highly trained sales force to maximize opportunities with existing customers and identify and capture new customers;

•	respond to local market dynamics to capitalize on opportunities; and

•	focus on growth in installation services.

Expanding Supply Center Network.

We intend to continue to selectively expand our distribution network by opening supply centers in new markets based on key selection criteria determined through market data studies and which meet target investment returns. We also expect to continue to open additional supply centers in markets where we already have a presence, which we believe will allow us to gain additional market share in attractive markets.

Strengthening Independent Distribution and Direct Channels.

We intend to increase our market share by further developing our network of 250 independent distributors, expanding our product offerings and using targeted marketing materials.

Continuing to Develop Innovative Products.

We plan to capitalize on our vinyl siding and window manufacturing expertise by continuing to develop and introduce innovative new products that offer performance, cost and other advantages. We believe that our strong customer relationships provide us with valuable insights into the latest consumer preferences and product attributes that appeal to contractors, and that these relationships allow us to develop and introduce new products that appeal to the needs of our customers and end consumers.

Continuing to Focus on Increasing Distribution of Third-Party Manufactured Products.

We expect to continue to focus on maximizing incremental revenue and margin opportunities from third-party manufactured products. As part of this strategy, we plan to identify additional products to sell through our supply centers to better serve our contractor customers. We believe this strategy will result in increased profitability as we better leverage supply center costs with minimal additional investment. In addition, we intend to leverage our purchasing power by continuing to centralize the purchasing decisions for high-volume distributed products.

Driving Operational Excellence.

We expect to continue to capitalize on opportunities to reduce costs, increase customer service levels and reduce lead times. We will continue to establish detailed operational performance goals as a method to set improvement targets and to track progress toward goals, which we believe ultimately translates into more efficient operations and lower costs.

Our Industry

Demand for exterior residential building products is driven by a number of factors, including consumer confidence, availability of credit, new housing starts, existing home sales and general economic cycles. Historically, the demand for repair and remodeling products has been less sensitive and thus less cyclical than demand for new home construction. Repair and remodeling projects often utilize a greater mix of premium products with higher margins than those used in new construction projects. According to the U.S. Census Bureau, total annual expenditures for residential improvements and repairs increased from $121.9 billion in 1993 to $226.4 billion in 2007, a 4.5% compound annual growth rate. We believe the long-term demand for repair and remodeling will continue to be driven by the following:

•

Favorable demographics. The segment of the population age 45 years and above, which we believe is the largest demographic market for professionally installed, low maintenance home improvements, is growing. By 2010, this age segment is expected to represent approximately 39.1% of the United States population, up from 31.3% from 1990, according to the U.S. Census Bureau.

•	Household formation and immigration growth. New household formation and immigration growth in the United States is expected to remain favorable over the long term. The Joint Center for Housing Studies of Harvard University (JCHS) forecasts annual household formation between 1.25 million and 1.48 million households from 2010 through 2020, basing its analysis on the latest U.S. Census Bureau population projection that annual net immigration will increase from 1.1 million in 2005 to 1.5 million by 2020. We believe that household formation is an important driver of both new housing starts and repair and remodel spending. On a historical basis, total housing starts have averaged 1.55 million since 1970 according to the U.S. Census Bureau. The foregoing household formation projections suggest that total housing starts will return to levels similar to long-term historical averages, particularly when combined with housing starts that are generated by replacement of existing homes that have been destroyed. The JCHS estimates immigrant homeowners increased their spending on home improvements from $10.9 billion in 2001 to $23.4 billion in 2007 (a 13.6% compound annual growth rate).

•

Aging of the housing stock. The median estimated home age increased from 23 years in 1985 to 35 years in 2008, and more than 64% of the current housing stock was built prior to 1980 according to the American Housing Survey by the U.S. Census and the U.S. Department of Housing and Urban Development. We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects.

•

Energy efficiency. There is favorable demand for energy efficient building products given measurable payback periods and strong environmentally focused trends. The National Association of Home Builder’s Consumer Preferences Survey found that the median consumer was willing to make an upfront investment of $5,000 to save $1,000 of annual utility costs, which implies a five-year payback period. We expect that the tax credit provided by the American Recovery and Reinvestment Act of 2009 compounded with increased demand for energy efficient—or “green”—building products will benefit companies like ours with products that meet the requirements for the tax credit and other energy efficiency standards.

Since 2006, sales of existing single-family homes have decreased from previously experienced levels, the inventory of homes available for sale has increased and in many areas, home values have declined significantly, according to the National Association of Realtors. In addition, the pace of new home construction has slowed dramatically, as evidenced by declines in 2006, 2007 and 2008, in single-family housing starts and announcements from home builders of significant decreases in their orders. Increased delinquencies on sub-prime and other mortgages, increased foreclosure rates and tightening consumer credit markets have further hampered the housing market. These factors have reduced demand for building products over the past three years.

However, in 2009, leading home price indices, such as S&P Case-Schiller and housing start data from the U.S. Census Bureau, suggest that home prices and the housing market are stabilizing. For example, the S&P Case-Schiller home price index posted positive gains in June 2009 and July 2009 for the first time since May 2006. The following information highlights trends in single family housing starts and existing home sales.

•

Single family housing starts. According to the U.S. Census Bureau, single family-housing starts decreased to a seasonally adjusted annual rate of 353,000 in January 2009, the lowest level in 50 years, and have since increased to 501,000 in September 2009. An average of leading housing start forecasts (National Association of Realtors, National Association of Home Builders, FannieMae and the Mortgage Bankers Association) suggests single-family housing starts will grow from 447,000 in 2009 to 867,000 in 2011, a 39.2% compound annual growth rate.

•	Existing home sales. According to the National Association of Home Builders, monthly total existing home sales reached a bottom of 4.49 million in January 2009. Since then, monthly existing home sales have increased to 5.57 million in September 2009, or a 24.1% increase. In addition, according to the National Association of Realtors, median existing home sale prices reached a bottom of $164,800 in January 2009 and have since rebounded to $174,900, or a 6.1% increase, in September 2009.

We believe our products should benefit from stabilization in the housing market and anticipated positive long-term trends for building products. In addition, we believe vinyl siding and vinyl windows, which represent over 50% of our total net sales, possess preferred product attributes compared to other types of exterior cladding and windows. Vinyl comprises the largest share (approximately 60%) of the residential windows shipped according to Ducker International as well as approximately 40% of the siding market according to Freedonia. Vinyl has greater durability, requires less maintenance and provides greater energy efficiency than many competing siding and window products. Vinyl windows have increasingly gained acceptance in the new construction market as a result of builders and home buyers recognizing vinyl’s favorable attributes, lifetime cost advantages, the enactment of legal and building code requirements that mandate more energy efficient windows and the increased development and promotion of vinyl window products by national window manufacturers. In addition, vinyl siding has increasingly gained acceptance in the new construction market as builders and home buyers have recognized vinyl’s low maintenance, durability and price advantages.

Corporate Structure

The following chart illustrates our and our direct and indirect parent companies’ corporate structure and debt capitalization:

*	Holdings is a guarantor of our credit facilities.

**	The Company and Associated Finance are co-issuers of the notes.

***	Gentek Holdings, LLC is a guarantor of our credit facilities and Gentek Building Products, Inc. is a borrower under the U.S. portion of our credit facilities.

****	The non-guarantor subsidiaries are borrowers or guarantors under the Canadian portion of our $225.0 million credit facilities, which are comprised of a $165.0 million U.S. facility and a $60.0 million Canadian facility. None of these entities are guarantors of the notes or of the $165.0 million U.S. facility.

As of October 3, 2009, the Issuers and subsidiary guarantors accounted for approximately 83% of our total assets, and the non-guarantor subsidiaries accounted for approximately 17% of total assets, in each case excluding intercompany items. For the nine months ended October 3, 2009 the Issuers and subsidiary guarantors accounted for approximately 78% of total net sales and the non-guarantor subsidiaries accounted for approximately 22% of total net sales, in each case excluding intercompany items. For additional financial information regarding the Issuers and the subsidiary guarantors, see Note 15 to the audited consolidated financial statements for the fiscal year ended January 3, 2009 and Note 11 to the unaudited interim condensed consolidated financial statements for the nine months ended October 3, 2009, each of which are included in the registration statement of which this prospectus forms a part. The information presented in such footnotes relates to the previously outstanding 9 3/4% notes of Associated Materials, LLC. However, the subsidiary guarantors of the 9  3/4% notes are the same as those for the notes, except that Associated Finance (formerly Alside, Inc.) is a co-issuer of the notes but was a subsidiary guarantor of the previously outstanding 9 3/4% notes. In addition, during the fiscal year ended January 3, 2009 and nine months ended October 3, 2009, Associated Finance had no assets, liabilities or operations.

Our Sponsors

Investcorp International Inc.

Founded in 1982, Investcorp International Inc. (“Investcorp”) is a leading provider and manager of alternative investment products with approximately $12 billion in assets under management as of June 30, 2009. The firm, which has offices in London, New York and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP), has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital.

Based in New York and London, Investcorp’s private equity team has made more than 89 corporate investments, totaling over $30 billion in acquisition value. Investcorp’s recent private equity investments in North America include: Berlin Packaging, a leading supplier of custom and stock rigid packaging in the U.S. and Fleetpride, the largest independent distributor of aftermarket heavy duty truck and trailer parts in the U.S. Past private equity investments by Investcorp include: Tiffany & Co., Gucci, Prime Equipment, MW Windows, Carter’s, Simmons, Leica, Jostens and APCOA. Further information on the firm is available at www.investcorp.com.

Harvest Partners

Founded in 1981, Harvest Partners (“Harvest Partners”) is a leading New York-based private equity investment firm, pursuing management buyouts and growth financings of profitable, medium-sized businesses. Focused on manufacturing, energy, distribution and consumer/retail businesses, Harvest Partners has nearly 30 years of experience investing in domestic as well as multinational companies. Today, Harvest Partners has approximately $1.7 billion of capital under management from its limited partners, which include numerous pension funds, domestic and international industrial corporations and various financial institutions.

Corporate and Other Information

Associated Materials, Inc., the predecessor of the Company, was formed under the laws of the State of Delaware on April 4, 1983 and converted into a limited liability company on December 28, 2007. Associated Materials Finance, Inc. was incorporated under the laws of the State of Delaware on January 3, 1984. Our principal executive offices are located at 3773 State Road, Cuyahoga Falls, Ohio 44223, and our telephone number is (330) 929-1811.

The Exchange Offer

In connection with the offering of the outstanding notes, we entered into a registration rights agreement with respect to the outstanding notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement relating to the outstanding notes and cause it to become effective by August 2, 2010. The registration statement of which this prospectus forms a part was filed to comply with those obligations under the registration rights agreement.

Issuers	Associated Materials, LLC and Associated Materials Finance, Inc.

New Notes Offered Hereby	Up to $200,000,000 aggregate principal amount of new 9.875% Senior Secured Second Lien Notes due 2016.

Outstanding Notes	$200,000,000 aggregate principal amount of outstanding 9.875% Senior Secured Second Lien Notes due 2016.

The Exchange Offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into when we issued the outstanding notes. You may tender your outstanding notes for exchange by following the procedures described in the section entitled “Description of the Exchange Offer” elsewhere in this prospectus.

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, which is 20 business days after the exchange offer is commenced, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “Description of the Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “Description of the Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

U.S. Federal Income Tax Considerations	Your exchange of outstanding notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered or exempted from registration under the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “Description of the Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•     acquire the new notes issued in the exchange offer in the ordinary course of your business;

•     are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

•     are not an “affiliate” of the Issuers as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes that it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes Exchanged in the Offer	On the record date for the first interest payment date following the consummation of the exchange offer, holders of new notes will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid, from the date of issuance of the outstanding notes.

Summary Terms of the New Notes

The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

A brief description of the material terms of the new notes follows. For a more complete description, see “Description of the New Notes.”

Issuers	Associated Materials, LLC and Associated Materials Finance, Inc.

New notes offered	Up to $200,000,000 aggregate principal amount of new 9.875% Senior Secured Second Lien Notes due 2016.

Maturity	November 15, 2016.

Mandatory Redemption	The Issuers will be required to redeem all of the new notes no later than December 1, 2013, if as of October 15, 2013, any of the 11 1/4% senior discount notes due 2014 (the “AMH 11 1/4% notes”) of AMH Holdings, LLC (“AMH”), our indirect parent company, remain outstanding, unless discharged or defeased, or if any indebtedness incurred by the Issuers or any of our holding companies to refinance the AMH 11 1/4% notes matures prior to the maturity date of the new notes.

Interest

Interest will accrue on the new notes at the rate of 9.875% per annum, and will be payable in cash semi-annually in arrears on May 15 and November 15 of each year.

Holders whose outstanding notes are accepted for exchange will not receive a payment in respect of interest accrued but unpaid on such outstanding notes. Instead, interest on the new notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes or, if no interest has been paid, from the date of issuance of the outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Furthermore, if any interest payment occurs prior to the settlement date on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally on a senior unsubordinated basis, by all of our domestic restricted subsidiaries, other than Associated Finance, that guarantee, or are otherwise obligors with respect to, indebtedness under the credit facilities. See “Description of the New Notes—Subsidiary Guarantees.”

Collateral

The new notes, equally and ratably with any outstanding notes that are not exchanged, will be secured by second-priority liens on our assets and the assets of our subsidiary guarantors to the extent such assets secure obligations under the credit facilities and subject to certain permitted liens. Such collateral will include substantially all of our and our subsidiary guarantors’ tangible and intangible assets, subject to certain exceptions. See “Description of the New Notes—Security.”

Subject to certain limitations, the indenture governing the new notes permits additional indebtedness or other obligations to be secured by the collateral securing the new notes (i) on a first-priority lien basis senior to the new notes, (ii) on a second-priority lien basis pari passu with the new notes and (iii) on a junior lien basis subordinated to the new notes.

Intercreditor Agreement	On the issue date for the outstanding notes, the collateral agent for the new notes entered into an intercreditor agreement with the agent under the credit facilities. The provisions of such intercreditor agreement apply both to the new notes and to any outstanding notes that are not exchanged (collectively, the “notes”) and include the following:

•     the agent under the credit facilities holds a first-priority security interest in the collateral and the collateral agent holds a second- priority lien in such collateral, equally and ratably secured with any other pari passu secured indebtedness;

•     the collateral agent for the notes is not permitted to exercise remedies against the collateral for a period of 180 days after a payment default, the acceleration of the notes or as long as the agent under the credit facilities is exercising remedies against the collateral;

• a release of collateral by the agent under the credit facilities may result in a release of the collateral securing the notes without the consent of the holders of the notes; and

• the rights of the collateral agent for the notes to exercise rights in a bankruptcy proceeding is restricted.

Ranking	The new notes will be:

• senior secured obligations of the Issuers;

•     senior in right of payment to all indebtedness of the Issuers that is expressly subordinated in right of payment to the notes and rank equally in right of payment with all indebtedness of the Issuers that is not so subordinated;

• effectively senior to all unsecured indebtedness of the Issuers to the extent of the value of the collateral securing the notes,

after giving effect to first-priority liens on the collateral and permitted liens;

•     effectively subordinated to any obligations of the Issuers that are either (i) secured by a lien on the collateral that is senior or prior to the second-priority liens securing the notes, including the first priority liens securing the obligations under the credit facilities and any permitted liens or (ii) secured by assets that are not part of the collateral securing the notes, in each case to the extent of the value of the assets securing such obligations; and

• structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries that is not also a subsidiary guarantor.

Each subsidiary guarantee of the new notes:

•     will fully and unconditionally guarantee, jointly and severally, the obligations of the issuers under the notes.

•     will be a senior secured obligation of the relevant subsidiary guarantor;

•     will rank equally in right of payment with all indebtedness of the relevant subsidiary guarantor (including the guarantees of any outstanding notes that are not exchanged), except to the extent such indebtedness is expressly subordinated to the obligations arising under the subsidiary guarantee, in which case the obligations of the subsidiary guarantor under the subsidiary guarantee will rank senior in right of payment to such indebtedness;

•     will be effectively senior to all of the relevant subsidiary guarantor’s senior unsecured indebtedness, to the extent of the value of the collateral securing the subsidiary guarantee, after giving effect to any first-priority liens on the collateral securing the obligations under the credit facilities and any permitted liens; and

•     will be effectively subordinated to any obligations of the relevant subsidiary guarantor that is either (i) secured by a lien on the collateral securing the guarantees that is senior or prior to the second-priority liens securing the subsidiary guarantee, including first-priority liens securing the obligations under the credit facilities and any permitted liens, or (ii) secured by assets that are not part of the collateral securing the subsidiary guarantee, in each case, to the extent of the value of the assets securing such obligations.

As of October 3, 2009, on an as adjusted basis after giving effect to the offering of the outstanding notes on November 5, 2009 and the application of the net proceeds therefrom to discharge and redeem all of the $185.0 million in aggregate principal amount of our then outstanding 9 3/4% senior subordinated notes due 2012 (the “9 3/4% notes”) and 15% senior subordinated notes due 2015 (the “15% notes”) and to pay related fees and expenses:

• the Issuers and the guarantors of the new notes would have had approximately $221.0 million of outstanding senior indebtedness,

including $23.5 million of indebtedness secured by first-priority liens under the credit facilities, $197.5 million of indebtedness represented by the new notes and no unsecured indebtedness;

• the Issuers and the guarantors of the notes would have had no subordinated indebtedness; and

• the non-guarantor subsidiaries would have had $54.3 million of total liabilities, which would have been structurally senior to the new notes.

In addition, we and certain of our subsidiaries would have been able to borrow an additional $143.0 million under the credit facilities, which indebtedness if incurred would effectively rank senior to the new notes to the extent of the collateral securing the indebtedness under the credit facilities, or in the case of up to $45.3 million of potential borrowings by our Canadian subsidiaries under the credit facilities, structurally senior to the new notes.

Optional Redemption	Prior to November 15, 2012, we may redeem all or a portion of the new notes at any time or from time to time, at a price equal to 100% of the principal amount of the new notes, plus accrued and unpaid interest, plus a “make-whole” premium as described in this prospectus. Beginning on November 15, 2012, we may redeem all or any portion of the new notes at any time or from time to time at the redemption prices set forth in this prospectus. In addition, on or prior to November 15, 2012, we may redeem up to 35% of the notes using the proceeds of certain equity offerings at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the interest rate per annum, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the New Notes—Optional Redemption.”

Restrictive Covenants	The indenture governing the new notes, among other things, restricts our ability and the ability of certain of our subsidiaries to:

• incur, assume or guarantee additional indebtedness;

• pay dividends or distributions on, or redeem or repurchase, our capital stock;

• make certain investments and other restricted payments;

• enter into transactions with affiliates;

• incur liens;

• restrict dividend or other payments to us from our subsidiaries;

• issue or sell capital stock of our subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications as described under “Description of the New Notes—Certain Covenants,” including provisions allowing us to provide funds to AMH to be used to make interest payments on the AMH 11 1/4% notes and to use up to $50 million to acquire or retire the AMH 11 1/4% notes or AMH II’s 20% notes due 2014 (the “AMH II 20% notes”) or any refinancings thereof if our leverage ratio (as defined) is below 4.5. We are also permitted, regardless of our leverage ratio, to provide up to $125 million in funds to AMH to pay interest on the AMH 11 1/4% notes.

Change in Control	Following a Change in Control, as defined in “Description of the New Notes—Certain Definitions,” the Issuers will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.

Absence of Established Market for the New Notes	The new notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system, and a trading market for the new notes may not develop.

United States Federal Income Tax Considerations	U.S. holders of the new notes will be required to include payments of interest as ordinary income at the time payments accrue or are received, in accordance with each holder’s normal method of accounting. See “U.S. Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” and the other information contained or incorporated into this prospectus for a discussion of factors you should carefully consider before deciding to invest in the new notes.

Summary Historical Financial Data

The following table presents certain historical consolidated financial data and other data for each of the three fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 and for the nine months ended October 3, 2009 and September 27, 2008. Our audited consolidated financial statements for each of the three fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 have been audited by Ernst & Young LLP, independent registered public accountants. The summary historical financial information for the nine months ended October 3, 2009 and September 27, 2008 are derived from our unaudited interim condensed consolidated financial statements and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and include all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of such data.

The following information should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in this prospectus.

	Fiscal years ended			Nine months ended (unaudited)
(in thousands, except for ratios)	January 3, 2009	December 29, 2007	December 30, 2006	October 3, 2009	September 27, 2008

Income statement data:
Total net sales	$1,133,956	$1,204,056	$1,250,054	$772,108	$858,368
Cost of sales	859,107	899,839	947,776	566,065	648,177
Gross profit	274,849	304,217	302,278	206,043	210,191
Selling, general and administrative expenses	212,025	208,001	203,844	153,118	158,888
Income from operations	61,041	96,216	95,103	47,670	49,520
Interest expense	24,307	27,943	32,413	16,581	17,376
Net income	21,236	39,655	33,297	18,539	19,778

Other data:
Depreciation and amortization	$22,698	$22,062	$22,147	$16,579	$17,119
Capital expenditures	11,498	12,393	14,648	4,243	9,774
Net cash provided by operating activities	16,262	71,351	68,300	100,677	9,007
EBITDA(1)	81,930	118,505	117,953	64,359	66,311
Adjusted EBITDA(2)	86,876	121,833	123,896	72,128	71,132
Ratio of Adjusted EBITDA to interest expense	3.6x	4.4x	3.8x	4.4x	4.1x
Ratio of total debt to Adjusted EBITDA	2.5x	1.9x	2.2x

Balance sheet data (at end of period):
Cash and cash equivalents	$6,709	$21,603	$15,015	$31,029	$11,969
Working capital	162,149	157,550	151,022	132,817	176,317
Total assets	745,289	793,939	786,331	825,395	844,212
Total debt	221,000	226,000	271,000	208,500	226,000
Member’s/Stockholders’ equity	298,930	308,097	266,074	297,783	316,310

(1)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. We consider EBITDA and adjusted EBITDA to be important indicators of our operational strength and performance of our business. We have included adjusted EBITDA because it is a key financial measure used by management to (i) assess our ability to service our debt and / or incur debt and meet our capital expenditure requirements; (ii) internally measure our operating performance; and (iii) determine our incentive compensation programs. In addition, our credit facilities have certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our liquidity.

(2)	The reconciliation of our net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Fiscal years ended			(unaudited) Nine months ended
	January 3, 2009	December 29, 2007	December 30, 2006	October 3, 2009	September 27, 2008
Net income	$21,236	$39,655	$33,297	$18,539	$19,778
Interest expense, net	24,307	27,943	32,413	16,581	17,376
Income taxes	13,689	28,845	30,096	12,660	12,038
Depreciation and amortization	22,698	22,062	22,147	16,579	17,119

EBITDA	81,930	118,505	117,953	64,359	66,311
Amortization of management fee(i)	500	500	500	375	375
Manufacturing restructuring costs(ii)	2,642	—	—	5,255	2,642
Loss upon disposal of assets other than by sale(iii)	1,804	—	—	—	1,804
Transaction costs(iv)	—	1,168	—	—	—
Tax restructuring costs(v)	—	961	—	306	—
Separation costs(vi)	—	699	2,085	—	—
Impairment charges(vii)	—	—	3,423	—	—
Stock compensation expense	—	—	27	—	—
Facility closure costs, net(viii)	—	—	(92)	—	—
Bank audit fees(ix)	—	—	—	118	—
Employee termination costs(x)	—	—	—	1,715	—

Adjusted EBITDA(xi)	$86,876	$121,833	$123,896	$72,128	$71,132

(i)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(ii)	During the first quarter of 2008, we committed to, and subsequently completed, relocating a portion of our vinyl siding production from Ennis, Texas to our vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, we transitioned the majority of distribution of our U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of our warehouse facility adjacent to our Ennis, Texas vinyl manufacturing facility. For the nine months ended September 27, 2008, the amounts recorded represent asset impairment costs, inventory markdown costs and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the nine months ended September 27, 2008. We discontinued our use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.

(iii)	As part of our ongoing efforts to improve our internal controls, we enhanced our controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. For the nine months ended September 27, 2008, the amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(iv)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(v)	Represents legal and accounting fees incurred in connection with tax restructuring projects.

(vi)	For the fiscal year ended December 29, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the fiscal year ended December 30, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Board of Directors.

(vii)	Based on current and projected operating results for its vinyl fencing and railing product lines, we concluded that certain machinery and equipment, trademarks, and patents used to manufacture these products were impaired during the fourth quarter of 2006 as their carrying values exceeded their fair value by $2.6 million. In addition, due to changes in our information technology and business strategies, $0.8 million of software and other equipment was considered impaired.

(viii)	Represents net gain of approximately $0.1 million, including the gain realized upon the final sale of the Freeport, Texas facility, partially offset by other non-recurring expenses associated with the closure of the facility.

(ix)	Represents bank audit fees incurred under our credit facilities.

(x)	During the third quarter of 2009, we recorded one-time employee termination costs resulting from workforce reductions in connection with our overall cost reduction initiatives.

(xi)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under our current credit facilities, excludes any adjustment for foreign currency gain or loss.

RISK FACTORS

An investment in the new notes, like an investment in the outstanding notes, involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus, before you decide whether to continue your investment in the notes or to tender your outstanding notes in exchange for the new notes. In this prospectus, when we refer to “notes,” we are referring both to any outstanding notes that are not exchanged and to the new notes. If any of the following risks actually occur, our business’s financial condition and operating results would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Forward-Looking Statements.”

Risks Relating to the New Notes and This Exchange Offer

The Issuers cannot assure you that an active trading market will develop for the new notes.

The new notes will be new securities for which there is currently no public market. Further, we do not intend to apply for listing of the new notes on any securities exchange or for quotation on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the outstanding notes, a market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

If you do not exchange your outstanding notes pursuant to the exchange offer, you will continue to have restrictions on your ability to resell them.

The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, once the exchange offer has terminated, we will no longer be under an obligation to register the outstanding notes under the Securities Act except in the limited circumstances provided in the exchange and registration rights agreement. In addition, to the extent that outstanding notes are tendered for exchange and accepted in the exchange offer, any trading market for the untendered and tendered but unaccepted outstanding notes could be adversely affected.

Risks Relating to the Outstanding Notes and the New Notes

The Company’s substantial level of indebtedness could adversely affect the Company’s financial condition.

The Company has a substantial amount of indebtedness, which will require significant interest payments. On a pro forma basis as adjusted for the issuance and sale of the outstanding notes and the application of the proceeds therefrom, the Company and its subsidiaries would have had approximately $221.0 million of indebtedness as of October 3, 2009, and interest expense for the nine months ended October 3, 2009 would have been approximately $19.6 million. In addition, for the same period, the Company funded $29.0 million in interest expense of its parent companies, AMH and AMH II, and funded $5.9 million used by AMH and AMH II to repurchase or retire certain of their indebtedness.

The Company’s substantial level of indebtedness could have important consequences, including the following:

•

the Company must use a substantial portion of its cash flow from operations to pay interest and principal on the credit facilities, the notes and other indebtedness, which reduces funds available to the Company for other purposes such as working capital, capital expenditures, other general corporate purposes, potential acquisitions and for payment of dividends to its parent companies;

•	the Company’s ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	the Company is exposed to fluctuations in interest rates, because the credit facilities have a variable rate of interest;

•

the Company’s leverage may be greater than that of some of its competitors, which may put it at a competitive disadvantage and reduce the Company’s flexibility in responding to current and changing industry and financial market conditions;

•	the Company may be more vulnerable to the current economic downturn and adverse developments in its business; and

•

the Company may be unable to comply with financial and other restrictive covenants in the credit facilities and the notes and other debt obligations, as applicable, some of which require the Company to maintain specified financial ratios, and limit the Company’s ability to incur additional debt and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on the Company’s business and prospects and could result in bankruptcy.

The Company’s ability to access funding under its credit facilities depends upon, among other things, the absence of a default under the credit facilities, including any default arising from a failure to comply with the related covenants. If the Company is unable to comply with its covenants under the credit facilities, its liquidity may be adversely affected.

As of October 3, 2009, on a pro forma basis as adjusted for the issuance and sale of the outstanding notes and the application of the proceeds therefrom, approximately $23.5 million of the Company’s debt would have been variable rate debt and the effect of a 1% increase or decrease in interest rates would increase or decrease such total annual interest expense by approximately $0.2 million.

To date, the Company’s cash flows from operations have been sufficient to pay its expenses and to pay the principal and interest on its previously outstanding 9 3/4% notes and 15% notes, as well as the currently outstanding notes, the credit facilities and other debt. The Company’s continued ability to meet expenses, to remain in compliance with its covenants under the credit facilities and to make future principal and interest payments in respect of its debt depends on, among other things, the Company’s operating performance, competitive developments and financial market conditions, all of which are being significantly affected by financial, business, economic and other factors. The Company is not able to control many of these factors. Given current industry conditions and economic conditions, the Company’s cash flow may not be sufficient to allow it to pay principal and interest on the Company’s debt, including the notes, and meet its other obligations.

Our parent companies’ substantial level of indebtedness could adversely affect us.

The Company’s indirect parent companies also have significant indebtedness. At October 3, 2009, AMH had approximately $431.0 million of debt outstanding and AMH II had liabilities of $45.8 million (which includes all future interest accruals on the Company’s then outstanding 15% notes due 2012 and AMH II’s 20% notes due 2014 through their respective maturity dates, as required by FASB ASC 470-60, “Troubled Debt Restructuring by Debtors” (SFAS No. 15) but does not include a $26.8 million intercompany loan from the Company). Total AMH II debt outstanding, including that of its consolidated subsidiaries other than the Company and its subsidiaries, but excluding its intercompany loan from the Company, was approximately $476.8 million as of October 3, 2009. Although the Issuers do not guarantee the indebtedness of AMH and AMH II and have no legal obligation to make payments on such indebtedness, those parent companies have no operations of their own and they must receive distributions, payments and loans from their subsidiaries to satisfy their obligations under the AMH 11 1/4% notes with respect to AMH and AMH II 20% notes with respect to AMH II. As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of the Company’s Outstanding Indebtedness,” AMH’s debt service obligations increased beginning in 2009 due to the AMH 11 1/4% notes, which were issued at a discount, having accreted in value to their full principal amount, and, beginning with the semi-annual interest payment that was due on September 1, 2009, requiring interest payments to be made in cash. The credit facilities and the indenture governing the notes, subject to certain limitations, permit the Company to make distributions, payments or loans to enable AMH to meet these debt service obligations. To the extent the Company makes distributions, payments or loans to AMH or AMH II, its own liquidity will be diminished. The occurrence of a default under the Company’s credit facilities or the notes would prevent the Company from making further distributions, other payments or loans to its direct and indirect parent companies. In addition, the terms of the Company’s credit facilities and the indenture governing the notes significantly restrict the Company and its subsidiaries from otherwise paying dividends and transferring assets to AMH or AMH II. Delaware law may also restrict the Company’s ability to make distributions. The Company may not be able to generate sufficient earnings and have sufficient distribution capability under its credit facilities, the notes or otherwise in order to allow AMH to meet its increased debt service obligations. In addition, the indenture governing the AMH 11 1/4% notes further restricts AMH from making cash distributions to AMH II. If the Company is unable to distribute sufficient funds to its parent companies to allow them to make required payments on their debts and AMH and/ or AMH II are unable to refinance all or part of their indebtedness, borrow additional funds, or raise additional capital, AMH and/or AMH II may default on their debt obligations. Any default on indebtedness by AMH and/or AMH II would have an adverse effect on the Company and could also result in a default or change in control under the Company’s credit facilities or the indenture governing the notes. See “—If AMH or AMH II defaults on its debt obligations, it could result in a change in control.”

The Company will need to refinance indebtedness under its credit facilities and AMH will need to refinance indebtedness under the AMH 11 1/4% notes.

Our credit facilities mature on October 3, 2013, and the AMH 11 1/4% notes mature on March 1, 2014. We will be required to redeem all of the notes no later than December 1, 2013, if as of October 15, 2013, any of the AMH 11 1/4% notes remain outstanding, unless discharged or defeased, or if any indebtedness incurred by us or any of our holding companies to refinance the AMH 11 1/4% notes matures prior to the maturity date of the notes. We and AMH may not be able to refinance the AMH 11 1/4% notes or the credit facilities on terms that are as favorable as those from which we and AMH previously benefited, on terms that are acceptable, or at all. The ability to refinance our and AMH’s indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control.

Current global financial conditions could adversely affect the availability of new financing and result in higher interest rates. The inability to access liquidity, particularly on favorable terms, could adversely affect our financial condition.

Current global financial conditions have contributed to increased volatility in the financing markets. Several financial institutions have either gone into bankruptcy or have had to be capitalized by governmental authorities. Access to financing has been negatively impacted by, among other things, both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors could adversely affect our ability to obtain financing in the future on favorable terms.

The disruptions in the capital and credit markets have also resulted in higher interest rates on issued debt securities and increased costs under credit facilities. Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, or reduced alternatives or failures of significant financial institutions could adversely affect the Company’s access to the liquidity needed for its businesses.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for the Company’s products and services, as well as increased incidence of customers’ inability to pay for the products and services it provides. Such disruptions could require the Company to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for the Company’s business needs can be arranged. Events such as these would adversely impact the Company’s results of operations, cash flows and financial condition.

Market disruptions could adversely affect the creditworthiness of lenders under our credit facilities. One of the joint lead arrangers under our credit facilities is a subsidiary of CIT Group, Inc. (“CIT”), which has recently incurred significant rating downgrades due to liquidity concerns. Subsidiaries of CIT are lenders under both the U.S. and Canadian facilities under our credit facilities. On November 1, 2009, CIT initiated a voluntary prepackaged bankruptcy filing under Chapter 11 of the U.S. Bankruptcy Code, in order to restructure its debt commitments. On December 8, 2009, CIT’s prepackaged bankruptcy plan was approved, and CIT emerged from bankruptcy on December 10, 2009 with substantially reduced debt commitments. Although the bankruptcy filing did not include any of CIT’s operating subsidiaries (which include the entities that are lenders under our credit facilities), it is not certain that CIT’s restructuring efforts will ultimately be successful, or that CIT’s operating subsidiaries will not file for bankruptcy protection in the future. CIT’s and its subsidiaries’ aggregate commitments represent 21.1% of the total commitments under our credit facilities. Any reduced availability under our credit facilities as a result of a future bankruptcy filing by CIT’s operating subsidiaries or other event could require us to seek other forms of liquidity through financing in the future and the availability of such financing will depend on market conditions prevailing at that time.

If AMH or AMH II defaults on its debt obligations, it could result in a change in control.

The Company’s indirect parent company, AMH II, is a holding company whose assets consist primarily of its membership interest in AMH, and AMH is a holding company whose assets consist primarily of its membership interests in Holdings. As of October 3, 2009, AMH II had liabilities of $45.8 million (which includes all future interest accruals on the Company’s then outstanding 15% notes due 2012 and AMH II’s 20% notes due 2014 through their respective maturity dates, but does not include a $26.8 million intercompany loan from the Company). If AMH II defaults on obligations under its indebtedness, its creditors may be able to seize AMH’s common stock. Should the creditors elect to foreclose on the stock, it would result in a change in control of AMH II. A change in control of AMH II could cause a change in control under the indentures governing the notes, the AMH 11 1/4% notes and the AMH II 20% notes and an event of default under the Company’s credit facilities. Likewise, if AMH defaults on its payment or other obligations under its indebtedness, its creditors may be able to seize the equity of the Company’s immediate holding company, Holdings. Should the creditors elect to foreclose on the stock, it would result in a change in control of AMH. A change in control of AMH could cause a change in control under the indenture governing the notes, the AMH 11 1/4% notes and an event of default under the Company’s credit facilities.

Upon a change in control, subject to certain conditions, each holder of the notes may require the Issuers to repurchase all or a portion of the then outstanding notes at 101% of the principal amount thereof, together with any accrued and unpaid interest to the date of repurchase, each holder of the AMH 11 1/4% notes may require AMH to repurchase all or a portion of the outstanding AMH 11 1/4% notes at 101% of the accreted value amount thereof, together with any accrued and unpaid interest to the date of repurchase, and each holder of the AMH II 20% notes may require AMH II to repurchase all or a portion of the outstanding AMH II 20% notes at 101% of the accreted value amount thereof, together with any accrued and unpaid interest to the date of repurchase. In addition, the creditors under the credit facilities may declare all outstanding indebtedness thereunder as due and payable. In the event of a default by AMH or AMH II resulting in a creditor’s foreclosing on the equity of Holdings or AMH, the Issuers and AMH may be unable to make required repurchases of tendered notes or repay all outstanding indebtedness under the credit facilities.

AMH’s and AMH II’s cash flows and ability to service their respective debt obligations are primarily dependent upon the Company’s earnings, cash flow and liquidity. The Company’s ability to distribute cash depends on the applicable laws and the contractual restrictions contained in the Company’s credit facilities and the notes. Additionally, the indenture governing the AMH 11 1/4% notes further restricts AMH from making cash distributions. The Company cannot be certain that it will be able to make payments to AMH or AMH II in amounts that will be adequate to allow AMH and AMH II to satisfy their respective indebtedness.

The Company and its parent companies may be able to incur more indebtedness, in which case, the risks associated with their substantial leverage, including their ability to service their indebtedness, would increase.

The indenture relating to the notes, the credit facilities and the indentures relating to AMH’s and AMH II’s notes permit, subject to specified conditions and limitations, the incurrence of a significant amount of additional indebtedness. As of October 3, 2009, as adjusted for the issuance and sale of the outstanding notes and the application of the proceeds therefrom, we would have been able to incur an additional $143.0 million of indebtedness under our credit facilities. If we or our parent companies incur additional debt, the risks associated with this substantial leverage and the ability to service such debt, would increase.

The indenture for the notes, the credit facilities and the terms of the debt of AMH and AMH II impose significant operating and financial restrictions on the Issuers.

The indenture for the notes and the credit facilities, as applicable, impose, and the terms of any future debt may impose, significant operating and financial restrictions on the Issuers. These restrictions, among other things, limit the Company’s ability and that of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions;

•	repurchase stock;

•	make investments;

•	sell or otherwise dispose of assets including capital stock of subsidiaries;

•	create liens;

•	enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all of its assets.

In addition, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of the Company’s Outstanding Indebtedness,” if the Company’s borrowing availability under its credit facilities is below specified levels, the Company will be subject to compliance with a fixed charge coverage ratio.

The Company is also a restricted subsidiary under each of the indentures for the AMH 11 1/4% notes and AMH II’s 20% notes, and is therefore subject to the covenants and events of default contained therein. Covenants and events of default with respect to the AMH 11 1/4% notes and the AMH II 20% notes are generally similar to those provided for in the notes indenture.

All of these covenants may adversely affect the Company’s ability to finance its operations, meet or otherwise address its capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not have sufficient cash flows from operating activities to service our indebtedness and meet our other cash needs, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our future cash flow, cash on hand or available borrowings may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, or these actions may not enable the Company to continue to satisfy our capital requirements. In addition, our existing or future debt agreements contain and will contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. See “Description of Other Indebtedness” and “Description of the New Notes.”

In addition, the Company conducts some of its operations through its subsidiaries, certain of which will not be subsidiary guarantors of the notes or its other indebtedness. Accordingly, repayment of the Company’s indebtedness, including the notes, is dependent in part on the generation of cash flow by the Company’s subsidiaries and their ability to make such cash available to the Company, by dividend, debt repayment or otherwise. Unless they are subsidiary guarantors of the notes or our other indebtedness, the subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Company to make payments in respect of its indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Company’s ability to obtain cash from its subsidiaries. While the indenture governing the notes and the agreements governing certain of the Company’s other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Company, these limitations are subject to certain qualifications and exceptions. In the event that the Company does not receive distributions from its subsidiaries, the Company may be unable to make required principal and interest payments on its indebtedness, including the notes.

If the Company cannot make scheduled payments on its debt, the Company will be in default and, as a result, holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the credit facilities could terminate their commitments to loan money and could foreclose against the assets securing the borrowings under such agreements and the Company could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Sales of assets by the Company or its subsidiary guarantors could reduce the pool of assets securing the notes and the guarantees.

The security documents allow the Company and its subsidiary guarantors to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the collateral securing the notes. To the extent the Company sells any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes and the subsidiary guarantees under the security documents, and will also be subject to the security interest of creditors, other than the holders of the notes, some of which may be senior or prior to the second-priority liens held by the holders of the notes, such as the lenders under the credit facilities, who have a first-priority lien in such collateral, or may have a lien in those assets that is pari passu with the lien of the holders of the notes. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes and the guarantees would be reduced and the notes and the guarantees would not be secured by such proceeds.

The liens on the collateral securing the notes rank junior and subordinate to the liens on the collateral securing the Company’s obligations under the credit facilities or any other permitted first lien indebtedness and rank pari passu with the liens for any permitted additional second lien indebtedness. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under the credit facilities and holders of other permitted first lien indebtedness and the holders of the notes and any other permitted second lien indebtedness secured on a pari passu basis with the notes.

The notes are required to be secured by second-priority liens, subject to certain permitted liens and encumbrances described in the security documents relating to the notes, to be granted by the Issuers and the subsidiary guarantors on their assets that secure the obligations under the credit facilities and other permitted first lien indebtedness on a first-priority basis.

The rights of the holders of the notes with respect to the collateral securing the notes are limited pursuant to the terms of the security documents relating to the notes, the intercreditor agreement between the collateral agent for the notes and the agent under the credit facilities and the intercreditor provisions in the indenture governing the notes. Under the terms of those agreements, the holders of the notes are required to be granted a second-priority lien on all of the collateral of the Issuers’ and the subsidiary guarantors that secures the obligations under the credit facilities and other permitted first lien indebtedness on a first-priority basis. The second priority liens securing the notes may also secure any permitted second lien indebtedness of the Issuers on an equal and ratable basis. Accordingly, any proceeds received upon a realization of the collateral securing the notes will be applied first to amounts due under the credit facilities and other permitted first lien indebtedness before any amounts will be available to pay the holders of the notes and the holders of any permitted second lien indebtedness (on a pro rata basis). Under the terms of the indenture governing the notes, we are permitted to incur first lien indebtedness in amounts in excess of the current commitments under the credit facilities, all of which can be secured by the collateral on a first-priority lien basis and which will be entitled to payment out of the proceeds of any sale of such collateral before the holders of the notes are entitled to any recovery from such collateral.

The security documents exclude from the collateral any capital stock of a subsidiary of the Company to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of SEC Regulation S-X, due to the fact that such subsidiary’s capital stock secures the notes or guarantees, to file separate financial statements with the SEC. Due to this exclusion, a substantial portion of the capital stock of our major Canadian subsidiary, Associated Materials Canada Limited, is not currently part of the collateral securing the notes.

In addition, the indenture governing the notes permits the Issuers and the subsidiary guarantors to create additional liens on the collateral under specified circumstances, some of which liens may be pari passu with the lien securing the notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes. See “Description of the New Notes—Certain Covenants—Limitation on Liens.”

The rights of holders of the notes with respect to the collateral are substantially limited by the terms of the Intercreditor Agreement.

Under the terms of the intercreditor agreement, which has been entered into between the collateral agent for the notes and the agent under the credit facilities, at any time that obligations that have the benefit of the first-priority liens on the collateral securing the notes are outstanding, any action that may be taken by the collateral agent with respect to the collateral securing the notes, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, is significantly restricted. Under the terms of the intercreditor agreement, the collateral agent for the notes may exercise rights and remedies with respect to the collateral only after the passage of a period of 180 days from the first date on which it has notified the agent under the credit facilities that (i) an event of default consisting of nonpayment of any amount under the notes has occurred or (ii) an event of default other than an event of default consisting of nonpayment of any amount under the notes has occurred and the repayment of all the principal amount under the notes has been demanded. After the passage of the 180-day period, the collateral agent for the notes is only permitted to exercise remedies to the extent that the agent under the credit facilities is not diligently pursuing the exercise of its rights and remedies with respect to the collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, the collateral agent for the notes may not assert any right of marshalling that may be available under applicable law with respect to the collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral securing the notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral securing the notes could be applied to repay any indebtedness secured by first priority liens in such collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the subsidiary guarantees will be released automatically, without your consent or the consent of the collateral agent for the notes and you may not realize any payment upon disposition of such collateral.

Subject to certain exceptions, in the event of any sale or other disposition permitted or consented to under the credit facilities that is permitted (or not prohibited) by the indenture governing the notes and the security documents as in effect on the issue date (other than in connection with the exercise of remedies in respect of the collateral by the agent under the credit facilities) and that results in the release of the collateral under the credit facilities, the liens on the collateral securing the notes will be automatically released.

In addition, upon certain sales of the assets that comprise the collateral, the Company may be required to repay amounts outstanding under the credit facilities, prior to repayment of any other indebtedness, including the notes, with the proceeds of such collateral disposition.

As a result of the intercreditor agreement, the rights that would otherwise be available to you as a creditor are substantially limited, especially in circumstances where we become insolvent. The terms and provisions of the intercreditor agreement could adversely affect your rights as a creditor.

The intercreditor agreement between the collateral agent for the notes and the agent under the credit facilities precludes the holders of the notes from initiating any insolvency proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. If, in the event of any insolvency or liquidation proceeding, the lenders under the credit facilities desire to permit the use of cash collateral or to permit any DIP financing, the collateral agent for the notes is not, subject to certain exceptions, permitted to raise any objection to such cash collateral use or DIP financing. The intercreditor agreement limits the right of the collateral agent for the notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the collateral are being affected.

The indenture permits certain additional indebtedness that is permitted to be incurred under the debt incurrence covenant to be secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral.

The Company may be permitted to incur additional indebtedness under the indenture secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the residential building products industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. No appraisal has been obtained in respect of the collateral, and you should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), whether or not permitted by the indenture governing the notes, such holders or other third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.

The indenture governing the notes also permits us, under certain circumstances, to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture governing the notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released, and the notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce or completely eliminate the collateral available to secure the notes.

If the Issuers do not fulfill their obligations to you under the notes, you would not have any recourse against our parent companies, Harvest Partners or Investcorp.

None of our indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Holdings, AMH, AMH II, Harvest Partners and Investcorp, is an obligor or guarantor under the notes. If the Issuers do not fulfill their obligations to you under the notes, you would have no recourse against any of our indirect equity holders, directors, officers, employees or affiliates including, without limitation, the entities listed above.

The guarantees and the liens securing the guarantees may not be enforceable because of fraudulent conveyance laws; if so, you may be required to return payments received by you in respect of the guarantees and liens.

The incurrence of the guarantees and the grant of liens by the Company’s subsidiary guarantors (including any future guarantees and future liens) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the subsidiary guarantors’ unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such subsidiary guarantor incurred a guarantee of the notes or granted the lien, such subsidiary guarantor:

•	incurred the guarantee of the notes or granted the lien with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes or granting the lien;

•	was insolvent or was rendered insolvent;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee or lien of such subsidiary guarantor or subordinate the amounts owing under such guarantee or such lien to such subsidiary guarantor’s presently existing or future debt or take other actions detrimental to you.

It may be asserted that the subsidiary guarantors incurred their guarantees for the Issuers’ benefit and they incurred the obligations under the guarantees or granted the liens for less than reasonably equivalent value or fair consideration. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

If a guarantee or a lien is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of the Issuers or any subsidiary guarantor to the extent the Issuers’ or such subsidiary guarantor’s obligation is not set aside or found to be unenforceable. You may also be required to return payments you have received with respect to such guarantees and liens.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our domestic restricted subsidiaries that provide security for the notes or guarantees prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of a bankruptcy of the Issuers or any of the Company’s subsidiary guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that the Issuers’ obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to the Issuers or any of the Company’s subsidiary guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral in favor of the trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. Your right to receive payments on the notes could be adversely affected if any of the Company’s non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Our obligations under the notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. Holders of notes do not have any claim as a creditor against our non-guarantor subsidiaries. In the event that any of the Company’s non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt and their trade creditors generally would be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the notes or subsidiary guarantees are structurally subordinated to all of the liabilities of the Company’s non-guarantor subsidiaries. As of October 3, 2009, the Company’s non-guarantor subsidiaries had approximately $54.3 million of liabilities (including trade payables and excluding intercompany liabilities). For the nine months ended October 3, 2009 the non-guarantor subsidiaries accounted for approximately 22% of net sales, excluding intercompany items.

Security over certain collateral was not in place upon the date of issuance of the outstanding notes or was not perfected on such date.

We were required to perfect on the date of issuance of the outstanding notes the security interests in the collateral securing the outstanding notes and the subsidiary guarantees to the extent they could be perfected by the filing of UCC-1 financing statements. To the extent any such security interest could not be perfected by any such filings, we are required to use commercially reasonable efforts to have all security interests that are required to be in place by the security documents perfected as soon as practicable following the date of issuance of the outstanding notes, but in any event no later than May 4, 2010, except to the extent any such security interest cannot be perfected with commercially reasonable efforts. Security interests in the collateral securing the notes and the subsidiary guarantees that require additional steps for perfection will not be perfected or may not have priority with respect to the security interests in the collateral securing the notes and the subsidiary guarantees. To the extent a security interest in certain collateral is perfected following the date of issuance of the outstanding notes, it might be voidable by a trustee in bankruptcy.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the notes and the guarantees includes substantially all of our and our subsidiary guarantors’ tangible and intangible assets that secure our indebtedness under the credit facilities, whether now owned or acquired or arising in the future. If additional domestic restricted subsidiaries are formed or acquired, additional financing statements would be required to be filed to perfect the security interest in the assets of such subsidiaries. Depending on the type of the assets constituting after-acquired collateral, additional action may be required to be taken by the collateral agent for the notes, or the collateral agent for the credit facilities, to perfect the security interest in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes and the collateral agent for the credit facilities have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes and the guarantees against third parties.

The collateral is subject to casualty risks.

The Company intends to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for its business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate the Company fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the subsidiary guarantees.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the security documents related to the notes, on collateral consisting of real property because secured creditors that hold a security interest in real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

Federal and state environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs at our facilities.

The notes and guarantees are required to be secured by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes or adversely affect our ability to repay the notes.

Moreover, under some federal and state environmental laws, a secured lender may in some situations become subject to its borrower’s environmental liabilities, including liabilities arising out of contamination at or from the borrower’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could in some circumstances become subject to such liabilities.

Before taking some actions, the collateral agent and the trustee may request that you provide for its reimbursement for any of its costs, expenses and liabilities. Cleanup costs could become a liability of the collateral agent and the trustee, and, if you agreed to provide for the collateral agent’s or the trustee’s costs, expenses and liabilities, you could be required to help repay those costs. You may agree to indemnify the collateral agent or the trustee for its costs, expenses and liabilities before you or the collateral agent or the trustee knows what those amounts ultimately will be. If you agreed to this indemnification without sufficient limitations, you could be required to pay the collateral agent or the trustee an amount that is greater than the amount you paid for the notes. In addition, rather than acting through the trustee, you may in some circumstances have the right to act directly to pursue a remedy under the indenture. If you exercise that right, you also could become subject to the risks of the collateral agent and trustee discussed above.

Risks Related to Our Business

Conditions in the housing market and economic conditions generally have affected and may continue to affect the Company’s operating performance.

The Company’s business is largely dependent on home improvement (including repair and remodeling) activity and new home construction activity levels in North America. Low levels of consumer confidence, downward pressure on home prices, disruptions in credit markets limiting the ability of consumers to finance home improvements and consumer de-leveraging, among other things, have been affecting and may continue to affect investment in existing homes in the form of renovations and home improvements. The new home construction market has also undergone a downturn marked by declines in demand for new homes, an oversupply of new and existing homes on the market and a reduction in the availability of financing for homebuyers. These industry conditions and general economic conditions have had and may continue to have an adverse impact on the Company’s business.

While leading home price indices, such as S&P Case Schiller, and housing start data from the U.S. Census Bureau, suggest that home prices and the housing market are stabilizing, we cannot assure you that the housing market will not decline further. Worsening of this downturn or general economic conditions would have a more severe adverse effect on our business, liquidity and results of operations.

The housing market has benefited from a number of government programs, including:

•	tax credits for home buyers provided by the federal government and certain state governments, including California; and

•

support of the mortgage market, including through purchases of mortgage-backed securities by The Federal Reserve Bank and the underwriting of a substantial amount of new mortgages by the Federal Housing Administration and other governmental agencies.

There can be no assurance that government responses to the distributions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit, or whether any such results will be sustainable. Further, these programs are expected to wind down over time; for example the California tax credit ended recently and the federal tax credit is scheduled to expire shortly unless renewed. We cannot assure that the housing markets will not decline further as these programs are ended.

Continued disruption in the financial markets could negatively affect the Company.

The Company, its customers and suppliers rely on stable and efficient financial markets. Availability of financing depends on the lending practices of financial institutions, financial and credit markets, government policies, and economic conditions, all of which are beyond the Company’s control. The credit markets and the financial services industry have recently experienced significant disruptions, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability. A prolonged continuation of adverse economic conditions and disrupted financial markets could compromise the financial condition of the Company’s customers and suppliers. Customers may not be able to pay, or may delay payment of, accounts receivable that are owed due to liquidity and financial performance issues or concerns affecting them or due to their inability to secure financing. Suppliers may modify, delay or cancel projects and reduce their levels of business with the Company. In addition, the weakened credit markets may also impact the ability of the end consumer to obtain any needed financing to purchase the Company’s products, resulting in a reduction in overall demand, and consequently negatively impact the Company’s sales levels. Furthermore, continued disruption in the financial markets could adversely affect the ability of the Company and/or its parent companies to refinance indebtedness when required.

The Company has substantial fixed costs and, as a result, operating income is sensitive to changes in net sales.

The Company operates with significant operating and financial leverage. Significant portions of the Company’s manufacturing, selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. In addition, a significant portion of the Company’s interest expense is fixed. There can be no assurance that the Company would be able to further reduce its fixed costs in response to a decline in net sales. As a result, a decline in the Company’s net sales could result in a higher percentage decline in the Company’s income from operations.

Changes in raw material costs and availability can adversely affect the Company’s profit margins.

The principal raw materials used by the Company are vinyl resin, aluminum, steel, resin stabilizers and pigments, glass, window hardware, and packaging materials, all of which have historically been subject to price changes. Raw material pricing on the Company’s key commodities has increased significantly over the past three years. In response, the Company announced price increases over the past several years on certain of its product offerings to offset the inflation in raw materials, and continually monitors market conditions for price changes as warranted. The Company’s ability to maintain gross margin levels on its products during periods of rising raw material costs depends on the Company’s ability to obtain selling price increases. Furthermore, the results of operations for individual quarters can and have been negatively impacted by a delay between the timing of raw material cost increases and price increases on the Company’s products. There can be no assurance that the Company will be able to maintain the selling price increases already implemented or achieve any future price increases. Additionally, the Company relies on its suppliers for deliveries of raw materials. If any of the Company’s suppliers were unable to deliver raw materials to the Company for an extended period of time, the Company may not be able to meet its raw material requirements through other raw material suppliers without incurring an adverse impact on its operations.

The Company’s business is seasonal and can be affected by inclement weather conditions which could affect the timing of the demand for the Company’s products and cause reduced profit margins when such conditions exist.

Markets for the Company’s products are seasonal and can be affected by inclement weather conditions. Historically, the Company’s business has experienced increased sales in the second and third quarters of the year due to increased remodeling and construction during those periods.

Because much of the Company’s overhead and expense are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters. Inclement weather conditions can affect the timing of when the Company’s products are applied or installed, causing reduced profit margins when such conditions exist.

The Company’s industry is highly competitive.

The markets for the Company’s products and services are highly competitive. The Company seeks to distinguish itself from other suppliers of residential building products and to sustain its profitability through a business strategy focused on increasing sales at existing supply centers, selectively expanding its supply center network, increasing sales through independent specialty distributor customers, developing innovative new products, expanding sales of third-party manufactured products through its supply center network, and driving operational excellence by reducing costs and increasing customer service levels. The Company believes that competition in the industry is based on price, product and service quality, customer service and product features. Sustained increases in competitive pressures could have an adverse effect on results of operations and negatively impact sales and margins.

Material weaknesses in the Company’s internal control over financial reporting were identified in connection with the Company’s financial statements for the second quarter ended July 4, 2009. If the Company fails to maintain effective internal control over financial reporting at a reasonable assurance level, the Company may not be able to accurately report its financial results or prevent fraud, which could have a material adverse effect on its operations, investor confidence in its business and the trading prices of our securities.

Effective internal controls are necessary for the Company to provide reliable financial reports and effectively prevent fraud. During the second quarter of 2009, the Company’s management determined that it did not maintain operating effectiveness of certain internal controls over financial reporting for establishing the Company’s allowance for doubtful accounts, the deferral of revenue for specific customer shipments until collectibility is reasonably assured, and accounting for restructuring costs. The Company’s management concluded that as a result of these control deficiencies, a material weakness in the Company’s internal control over financial reporting existed as of July 4, 2009. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

During the third quarter of 2009, the Company implemented remediation measures in an effort to ensure the accuracy of the Company’s consolidated financial statements and prevent or detect potential material misstatements on a timely basis. As part of these remediation efforts, the Company has enhanced documentation supporting the Company’s allowance for doubtful accounts and review of past due customer accounts. In addition, in August 2009, the Company hired a Vice President—National Credit Manager, reporting directly to the Chief Financial Officer, who works directly with the financial reporting staff as part of the processes related to the review and assessment of past due customer accounts, the required allowance for doubtful accounts, and the identification of revenue for which deferral treatment is appropriate. Additionally, the Company has enhanced its internal review procedures for accounting for restructuring costs and other non-recurring items.

The Company intends to continue to evaluate the design and effectiveness of the enhanced internal controls and procedures, and once placed in operation for a sufficient period of time, these internal controls and procedures will be subject to appropriate testing in order to determine whether they are operating effectively. Until the appropriate testing is complete, the Company intends to continue to perform the evaluations and analyses believed to be adequate to provide reasonable assurance that there are no material misstatements of the Company’s consolidated financial statements.

The Company cannot assure you that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties the Company encounters in their implementation, could result in additional material weaknesses, and cause the Company to fail to timely meet its periodic reporting obligations or result in material misstatements in its financial statements. The existence of a material weakness could result in errors in the Company’s financial statements that could result in a restatement of financial statements, cause the Company to fail to meet its reporting obligations and cause investors to lose confidence in the Company’s reported financial information.

The Company has significant goodwill and other intangible assets, which if impaired, could require the Company to incur significant charges.

As of October 3, 2009, the Company had approximately $231.3 million of goodwill and $96.9 million of other intangible assets. The value of these assets is dependent, among other things, upon the Company’s future expected operating results. The Company is required to test for impairment of these assets annually or when factors indicating impairment are present, which could result in a write down of all or a significant portion of these assets. Any future write down of goodwill and other intangible assets could have an adverse effect on the Company’s financial condition, and on the results of operations for the period in which the impairment charge is incurred.

The Company is subject to foreign exchange risk as a result of exposures to changes in currency exchange rates between the United States and Canada.

The Company is exposed to exchange rate fluctuations between the Canadian dollar and U.S. dollar. The Company realizes revenues from sales made through Gentek’s Canadian distribution centers in

Canadian dollars. In the event that the Canadian dollar weakens in comparison to the U.S. dollar, earnings generated from Canadian operations will translate into reduced earnings on the Company’s consolidated statement of operations reported in U.S. dollars. In addition, the Company’s Canadian subsidiary also records certain accounts receivable and payable accounts, which are denominated in U.S. dollars. Foreign currency transactional gains and losses are realized upon settlement of these obligations.

The Company is controlled by affiliates of Harvest Partners and Investcorp whose interests may be different than other investors.

By reason of their ownership of the Company’s indirect parent company, affiliates of Harvest Partners and Investcorp have the ability to designate a majority of the members of the board of directors of AMH II, the Company’s indirect parent company, with each having the right to designate three of the seven members, with the seventh board seat being occupied by the chief executive officer of the Company. Harvest Partners and Investcorp are able to control actions to be taken by the Company’s member, including amendments to the Company’s limited liability company agreement and approval of significant corporate transactions, including mergers and sales of substantially all of the Company’s assets. The interests of Harvest Partners and Investcorp and their affiliates’ interests may be materially different than other stakeholders in the Company. For example, Harvest Partners and Investcorp may cause the Company to take actions or pursue strategies which could impact the Company’s ability to make payments under the indenture governing the notes and the credit facilities or cause a change in control. In addition, to the extent permitted by the indenture and the credit facilities, Harvest Partners and Investcorp may cause the Company to pay dividends rather than make capital expenditures.

The Company could face potential product liability claims relating to products it manufactures or distributes.

The Company faces a business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in injury or other adverse effects. The Company currently maintains product liability insurance coverage, but it may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have an adverse effect on the Company’s business, financial condition, results of operations or business prospects or ability to make payments on the Company’s indebtedness when due.

The Company may incur significant, unanticipated warranty claims.

Consistent with industry practice, the Company provides to homeowners limited warranties on certain products. Warranties are provided for varying lengths of time, from the date of purchase up to and including lifetime. Warranties cover product failures such as stress cracks and seal failures for windows and fading and peeling for siding products, as well as manufacturing defects. Liabilities for future warranty costs are provided for annually based on management’s estimates of such future costs, which are based on historical trends and sales of products to which such costs relate. To the extent that the Company’s estimates are inaccurate and it does not have adequate warranty reserves, the Company’s liability for warranty payments could have a material impact on its financial condition and results of operations.

The Company is subject to various environmental statutes and regulations, which may result in significant costs.

The Company’s operations are subject to various U.S. and Canadian environmental statutes and regulations, including those relating to: materials used in its products and operations; discharge of pollutants into the air, water and soil; treatment, transport, storage and disposal of solid and hazardous wastes; and remediation of soil and groundwater contamination. Such laws and regulations may also impact the cost and availability of materials used in manufacturing the Company’s products. The Company’s facilities are subject to inspection by governmental regulators, which occur from time to time. While the Company’s management does not currently expect the costs of compliance with environmental requirements to increase materially, future expenditures may increase as compliance standards and technology change.

Also, the Company cannot be certain that it has identified all environmental matters giving rise to potential liability. Its past use of hazardous materials, releases of hazardous substances at or from currently or formerly owned or operated properties, newly discovered contamination at any of its current or formerly owned or operated properties or at off-site locations such as waste treatment or disposal facilities, more stringent future environmental requirements (or stricter enforcement of existing requirements), or its inability to enforce indemnification agreements, could result in increased expenditures or liabilities which could have an adverse effect on its business and financial condition. Any judgment in an environmental proceeding entered against the Company or its subsidiary that is greater than $10.0 million and is not discharged, paid, waived or stayed within 60 days after becoming final and non-appealable would be an event of default under the indenture governing the notes. For further details regarding environmental matters giving rise to potential liability, see “Business—Legal Proceedings.”

Declining returns in the investment portfolio of our defined benefit pension plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.

We sponsor a number of defined benefit pension plans for our employees in the United States and Canada. Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. The use of these assumptions makes our pension expense and our cash contributions subject to year-to-year volatility. Declines in market conditions, changes in pension law and uncertainties regarding significant assumptions used in the actuarial valuations can have a material impact on future required contributions to the Company’s pension plans and could result in additional charges to equity and an increase in future pension expense and cash contributions.

BROKER-DEALERS

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction in which it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods presented:

Years ended					Nine months ended
January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005	January 1, 2005	October 3, 2009
1.98x	2.77x	2.48x	1.80x	(1)	2.23x

(1)	For the year ended January 1, 2005, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $12.2 million for the year ended January 1, 2005.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive in exchange outstanding notes in like principal amount, which will be canceled and as such will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of October 3, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale of the outstanding notes on November 5, 2009 and the use of proceeds therefrom to discharge and redeem all of the $185.0 million in aggregate principal amount of our then outstanding 9 3/4 % notes and 15% notes and to pay related expenses.

This table should be read in conjunction with “Summary—Summary Historical Financial Data” and “Selected Historical Financial Data” included in this prospectus and the historical consolidated financial statements and related notes that are included elsewhere in this prospectus.

	October 3, 2009
	Actual	As adjusted(1)
	(In thousands)
Cash and cash equivalents	$31,029	$26,576

Long-term debt:
9 3/4% senior subordinated notes due 2012	$165,000	$—
15% senior subordinated notes due 2012	20,000	—
Borrowings under the credit facilities	23,500	23,500

Existing long-term debt	208,500	23,500
9.875% senior secured second lien notes due 2016(2)	—	197,514

Total long-term debt	208,500	221,014

Member’s equity:
Membership interest	233,750	233,750
Retained earnings(3)	70,117	64,806
Accumulated other comprehensive loss	(6,084)	(6,084)

Total member’s equity	297,783	292,472

Total capitalization	$506,283	$513,486

(1)

Includes proceeds from the issuance of the outstanding notes on November 5, 2009, net of discount, less amounts required to discharge and redeem the 9 3/4% notes and 15% notes and pay related fees and expenses.

(2)	The outstanding notes had a face amount of $200,000,000, but were offered at 98.757% of face amount ($197,514,000).

(3)

Includes the writeoff of $4.2 million of deferred financing costs, call premiums of $2.9 million associated with the 9 3/4% notes and 15% notes and $1.6 million irrevocably deposited in trust for interest from November 5, 2009 to December 7, 2009 (the redemption date of the 9 3/4% notes and 15% notes), net of income taxes of $3.4 million.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents certain historical consolidated financial data and other data for each of the fiscal years ended January 3, 2009, December 29, 2007, December 30, 2006, December 31, 2005, and January 1, 2005, and for the nine months ended October 3, 2009, and September 27, 2008. Our audited consolidated financial statements for each of the five fiscal years ended January 3, 2009, December 29, 2007, December 30, 2006, December 31, 2005, and January 1, 2005, have been audited by Ernst & Young LLP, independent registered public accountants. The summary historical financial information for the nine months ended October 3, 2009, and September 27, 2008, are derived from our unaudited interim condensed consolidated financial statement and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of such data. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements.”

	Fiscal years ended					Nine months ended (unaudited)
(in thousands, except for ratios)	January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005	January 1, 2005	October 3, 2009	September 27, 2008

Income statement data:
Total net sales	$1,133,956	$1,204,056	$1,250,054	$1,173,591	$1,093,959	$772,108	$858,368
Cost of sales	859,107	899,839	947,776	906,267	804,951	566,065	648,177
Gross profit	274,849	304,217	302,278	267,324	289,008	206,043	210,191
Selling, general and administrative expenses	212,025	208,001	203,844	198,493	184,524	153,118	158,888
Income from operations	61,041	96,216	95,103	64,875	32,300	47,670	49,520
Interest expense, net	24,307	27,943	32,413	31,922	27,784	16,581	17,376
Net income (loss)	21,236	39,655	33,297	22,463	(10,934)	18,539	19,778

Other data:
Depreciation and amortization	$22,698	$22,062	$22,147	$20,475	$20,932	$16,579	$17,119
Capital expenditures	11,498	12,393	14,648	20,959	18,741	4,243	9,774
Net cash provided by operating activities	16,262	71,351	68,300	47,897	18,737	100,677	9,007
EBITDA(1)	81,930	118,505	117,953	84,569	36,548	64,359	66,311
Adjusted EBITDA(2)	86,876	121,833	123,896	92,844	41,083	72,128	71,132
Ratio of Adjusted EBITDA to interest expense	3.6x	4.4x	3.8x	2.9x	1.5x	4.4x	4.1x
Ratio of total debt to Adjusted EBITDA	2.5x	1.9x	2.2x	3.4x	8.3x

Balance sheet data (at end of period):
Cash and cash equivalents	$6,709	$21,603	$15,015	$12,300	$58,054	$31,029	$11,969
Working capital	162,149	157,550	151,022	154,536	200,048	132,817	176,317
Total assets	745,289	793,939	786,331	817,597	850,855	825,395	844,212
Total debt	221,000	226,000	271,000	317,000	340,000	208,500	226,000
Member’s/Stockholders’ equity	298,930	308,097	266,074	244,501	260,316	297,783	316,310

(1)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. We consider EBITDA and adjusted EBITDA to be important indicators of our operational strength and performance of our business. We have included adjusted EBITDA because it is a key financial measure used by management to (i) assess our ability to service our debt and / or incur debt and meet our capital expenditure requirements; (ii) internally measure our operating performance; and (iii) determine our incentive compensation programs. In addition, our credit facilities have certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our liquidity.

(2)	The reconciliation of our net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Fiscal years ended					(unaudited) Nine months ended
	January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005	January 1, 2005	October 3, 2009	September 27, 2008
Net income (loss)	$21,236	$39,655	$33,297	$22,463	$(10,934)	$18,539	$19,778
Interest expense, net	24,307	27,943	32,413	31,922	27,784	16,581	17,376
Income taxes	13,689	28,845	30,096	9,709	(1,234)	12,660	12,038
Depreciation and amortization	22,698	22,062	22,147	20,475	20,932	16,579	17,119

EBITDA	81,930	118,505	117,953	84,569	36,548	64,359	66,311
Amortization of management fee(i)	500	500	500	4,000	—	375	375
Manufacturing restructuring costs(ii)	2,642	—	—	—	—	5,255	2,642
Loss upon disposal of assets other than by sale(iii)	1,804	—	—	—	—	—	1,804
Transaction costs(iv)	—	1,168	—	—	—	—	—
Tax restructuring costs(v)	—	961	—	—	—	306	—
Separation costs(vi)	—	699	2,085	—	—	—	—
Impairment charges(vii)	—	—	3,423	—	—	—	—
Stock compensation expense	—	—	27	319	—	—	—
Facility closure costs, net(viii)	—	—	(92)	3,956	4,535	—	—
Bank audit fees(ix)	—	—	—	—	—	118	—
Employee termination costs(x)	—	—	—	—	—	1,715	—

Adjusted EBITDA(xi)	$86,876	$121,833	$123,896	$92,844	$41,083	$72,128	$71,132

(i)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(ii)	During the first quarter of 2008, we committed to, and subsequently completed, relocating a portion of our vinyl siding production from Ennis, Texas to our vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, we transitioned the majority of distribution of our U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of our warehouse facility adjacent to our Ennis, Texas vinyl manufacturing facility. For the nine months ended September 27, 2008, the amounts recorded represent asset impairment costs, inventory markdown costs and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the nine months ended September 27, 2008. We discontinued our use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.

(iii)	As part of our ongoing efforts to improve our internal controls, we enhanced our controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. For the nine months ended September 27, 2008, the amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(iv)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(v)	Represents legal and accounting fees incurred in connection with a tax restructuring project.

(vi)	For the fiscal year ended December 29, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the fiscal year ended December 30, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Board of Directors.

(vii)	Based on current and projected operating results for its vinyl fencing and railing product lines, we concluded that certain machinery and equipment, trademarks, and patents used to manufacture these products were impaired during the fourth quarter of 2006 as their carrying values exceeded their fair value by $2.6 million. In addition, due to changes in our information technology and business strategies, $0.8 million of software and other equipment was considered impaired.

(viii)	Fiscal year 2006 represents net gain of approximately $0.1 million, including the gain realized upon the final sale of the Freeport, Texas facility, partially offset by other non-recurring expenses associated with the closure of the facility. Fiscal year 2005 and fiscal year 2004 represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of asset write-downs and equipment relocation expenses.

(ix)	Represents bank audit fees incurred under our credit facility.

(x)	During the third quarter of 2009, we recorded one-time employee termination costs resulting from workforce reductions in connection with our overall cost reduction initiatives.

(xi)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under our current credit facilities, excludes any adjustment for foreign currency gain or loss. The adjusted EBITDA in fiscal year 2004, previously reported in accordance with the prior credit facility, excludes $83.9 million of the following adjustments (which adjustments were permitted under our prior credit facilities but are not permitted under our current credit facilities):

(a)	Bonuses of $36.8 million were paid to certain members of management and one director in conjunction with the March 2004 dividend recapitalization and the December 2004 recapitalization transaction of $14.5 million and $22.3 million, respectively.

(b)	Stock option compensation expense of $30.8 million was recognized in connection with the December 2004 recapitalization transaction resulting from the exercise and redemption of certain stock options.

(c)	Recapitalization transaction costs of $16.3 million including investment banking, legal and other expenses incurred as a result of the December 2004 recapitalization transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company is a leading, vertically integrated manufacturer and North American distributor of exterior residential building products. The Company’s core products are vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories. In addition, the Company distributes third-party manufactured products primarily through its supply centers. During fiscal 2008, vinyl windows comprised approximately 34%, vinyl siding comprised approximately 22%, metal products, which includes aluminum and steel products, comprised approximately 19%, and third-party manufactured products comprised approximately 19% of the Company’s total net sales. These products are generally marketed under the Alside®, Revere® and Gentek® brand names and sold on a wholesale basis to approximately 50,000 professional contractors engaged in home remodeling and new home construction principally through the Company’s network of 122 supply centers, as well as through approximately 250 independent distributors across the United States and Canada. Approximately 65% of the Company’s products are sold to contractors engaged in the home repair and remodeling market with approximately 35% sold to the new construction market. The supply centers provide “one-stop” shopping to the Company’s contractor customers, carrying products, accessories and tools necessary to complete a vinyl window or siding project. In addition, the supply centers provide high quality product literature, product samples and installation training to these customers.

Because its exterior residential building products are consumer durable goods, the Company’s sales are impacted by, among other things, the availability of consumer credit, consumer interest rates, employment trends, changes in levels of consumer confidence, national and regional trends in new housing starts and general economic conditions. The Company’s sales are also affected by changes in consumer preferences with respect to types of building products. Overall, the Company believes the long-term fundamentals for the building products industry remain strong as the population continues to age, homes continue to get older, household formation is expected to be strong and vinyl remains the optimal material for exterior cladding and window solutions, all of which the Company believes bodes well for the demand for its products in the future. In the short term, however, the Company believes the building products industry will continue to be negatively impacted by the weak housing market. Since 2006, sales of existing single-family homes have decreased from peak levels previously experienced, the inventory of homes available for sale has increased, and in many areas, home values have declined significantly. In addition, the pace of new home construction has slowed dramatically, as evidenced by declines in 2006 through 2009 in single-family housing starts and announcements from home builders of significant decreases in their orders. Increased delinquencies on sub-prime and other mortgages, increased foreclosure rates and tightening consumer credit markets have further hampered the housing market. The Company’s sales volumes are dependent on the strength in the housing market, including both residential remodeling and new residential construction activity. Continued reduced levels of existing homes sales and housing price depreciation has had a significant negative impact on the Company’s remodeling sales. In addition, a reduced number of new housing starts has had a negative impact on the Company’s new construction sales. As a result of the continuation in the prolonged housing market downturn, competition in the building products market may intensify, which could result in lower sales volumes and reduced selling prices for the Company’s products and lower gross margins. In the event that the Company’s expectations regarding the outlook for the housing market result in a reduction in its forecasted sales and operating income, and related growth rates, the Company may be required to record an impairment of certain of its assets, including goodwill and intangible assets. Moreover, the prolonged downturn in the housing market and the general economy may have other consequences to the Company, including further accounts receivable write-offs due to financial distress of customers and lower of cost or market reserves related to the Company’s inventories.

The Company, along with the entire building products industry, has experienced significant fluctuations over the past three years in key raw material commodity costs—particularly for vinyl resin, aluminum and steel, as well as in other raw materials such as microingredients used in the Company’s vinyl products. In response, the Company announced price increases over the past several years on certain of its product offerings to offset the inflation of raw materials, and continually monitors market conditions for price changes as warranted. The Company’s ability to maintain gross margin levels on its products during periods of rising raw material costs depends on the Company’s ability to obtain selling price increases. Furthermore, the results of operations for individual quarters can and have been negatively impacted by a delay between the timing of raw material cost increases and price increases on the Company’s products. There can be no assurance that the Company will be able to maintain the selling price increases already implemented or achieve any future price increases.

The Company operates with significant operating and financial leverage. Significant portions of the Company’s manufacturing, selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. In addition, a significant portion of the Company’s interest expense is fixed. There can be no assurance that the Company will be able to continue to reduce its fixed costs in response to a further decline in net sales. As a result, a continued decline in the Company’s net sales could result in a higher percentage decline in its income from operations. Also, the Company’s gross margins and gross margin percentages may not be comparable to other companies as some companies include all of the costs of their distribution network in cost of sales whereas the Company includes the operating costs of its supply centers in selling, general and administrative expenses.

Because most of the Company’s building products are intended for exterior use, sales tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year usually result in that quarter producing significantly less net sales and net cash flows from operations than in any other period of the year. Consequently, the Company has historically had small profits or losses in the first quarter and reduced profits from operations in the fourth quarter of each calendar year. To meet seasonal cash flow needs, during the periods of reduced sales and net cash flows from operations, the Company typically utilizes its credit facilities and repays such borrowings in periods of higher cash flow. The Company typically generates the majority of its cash flow in the third and fourth quarters.

The Company seeks to distinguish itself from other suppliers of residential building products and to sustain its profitability through a business strategy focused on increasing sales at existing supply centers, selectively expanding its supply center network, increasing sales through independent specialty distributor customers, developing innovative new products, expanding sales of third-party manufactured products through its supply center network, and driving operational excellence by reducing costs and increasing customer service levels. The Company continually analyzes new and existing markets for the selection of new supply center locations.

The Company is a wholly owned subsidiary of Holdings, which is a wholly owned subsidiary of AMH. AMH is a wholly owned subsidiary of AMH II, which is controlled by affiliates of Harvest Partners and Investcorp. Holdings, AMH and AMH II do not have material assets or operations other than a direct or indirect ownership of the membership interest of the Company. The Company operates on a 52/53 week fiscal year that ends on the Saturday closest to December 31st. The Company’s 2008, 2007, and 2006 fiscal years ended on January 3, 2009, December 29, 2007, and December 30, 2006, respectively. The fiscal year ended January 3, 2009 included 53 weeks of operations, with the additional week recorded in the fourth quarter of fiscal 2008. The additional week did not have a significant impact on the results of operations due to its timing and the seasonality of the business. The fiscal years ended December 29, 2007 and December 30, 2006 included 52 weeks of operations.

Results of Operations

The following table sets forth for the periods indicated the results of the Company’s operations (in thousands):

	Years ended						Nine months ended
	January 3, 2009		December 29, 2007		December 30, 2006		October 3, 2009		September 27, 2008
	Amount	% of total net sales	Amount	% of total net sales	Amount	% of total net sales	Amount	% of total net sales	Amount	% of total net sales
Net sales	$1,133,956	100.0%	$1,204,056	100.0%	$1,250,054	100.0%	$772,108	100.0%	$858,368	100.0%
Gross profit	274,849	24.2	304,217	25.3	302,278	24.2	206,043	26.7	210,191	24.5
Selling, general and administrative expense	212,025	18.7	208,001	17.3	203,844	16.3	153,118	19.8	158,888	18.5
Manufacturing restructuring costs	1,783	0.2	—	—	—	—	5,255	0.7	1,783	0.2
Impairment of long-lived assets	—	—	—	—	3,423	0.3	—	—	—	—
Facility closure costs, net	—	—	—	—	(92)	0.0	—	—	—	—

Income from operations	61,041	5.4	96,216	8.0	95,103	7.6	47,670	6.2	49,520	5.8
Interest expense, net	24,307		27,943		32,413		16,581		17,376
Foreign currency (gain) loss	1,809		(227)		(703)		(110)		328

Income before income taxes	34,925		68,500		63,393		31,199		31,816
Income taxes (benefit)	13,689		28,845		30,096		12,660		12,038

Net income	$21,236		$39,655		$33,297		$18,539		$19,778

Other Data:
EBITDA(1)	$81,930		$118,505		$117,953		$64,359		$66,311
Adjusted EBITDA(2)	86,876		121,833		123,896		72,128		71,132
Depreciation and amortization	22,698		22,062		22,147		16,579		17,119
Capital expenditures	11,498		12,393		14,648		4,243		9,774

The following table sets forth for the periods indicated a summary of net sales by principal product offering (in thousands):

	Years ended			Nine months ended
	January 3, 2009	December 29, 2007	December 30, 2006	October 3, 2009	September 27, 2008
Vinyl windows	$380,260	$410,164	$411,295	$276,717	$282,174
Vinyl siding products	254,563	285,303	327,961	161,113	196,493
Metal products	213,163	225,846	224,676	127,017	166,856
Third-party manufactured products	210,633	205,445	194,126	158,454	156,486
Other products and services	75,337	77,298	91,996	48,807	56,359

	$1,133,956	$1,204,056	$1,250,054	$772,108	$858,368

(1)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers EBITDA and adjusted EBITDA to be important indicators of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facilities have certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of the Company’s liquidity.

(2)	The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Years ended			Nine months ended
	January 3, 2009	December 29, 2007	December 30, 2006	October 3, 2009	September 27, 2008
Net income	$21,236	$39,655	$33,297	$18,539	$19,778
Interest expense, net	24,307	27,943	32,413	16,581	17,376
Income taxes	13,689	28,845	30,096	12,660	12,038
Depreciation and amortization	22,698	22,062	22,147	16,579	17,119

EBITDA	81,930	118,505	117,953	64,359	66,311
Amortization of management fee(i)	500	500	500	375	375
Manufacturing restructuring costs(ii)	2,642	—	—	5,255	2,642
Loss upon disposal of assets other than by sale(iii)	1,804	—	—	—	1,804
Transaction costs(iv)	—	1,168	—	—	—
Tax restructuring costs(v)	—	961	—	306	—
Separation costs(vi)	—	699	2,085	—	—
Impairment charges(vii)	—	—	3,423	—	—
Stock compensation expense	—	—	27	—	—
Facility closure costs, net(viii)	—	—	(92)	—	—
Bank audit fees(ix)	—	—	—	118	—
Employee termination costs(x)	—	—	—	1,715	—

Adjusted EBITDA(xi)	$86,876	$121,833	$123,896	$72,128	$71,132

(i)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(ii)	During the first quarter of 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the nine months ended September 27, 2008, the amounts recorded represent asset impairment costs, inventory markdown costs and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the nine months ended September 27, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.

(iii)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. For the nine months ended September 27, 2008, the amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(iv)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(v)	Represents legal and accounting fees incurred in connection with tax restructuring projects.

(vi)	For the fiscal year ended December 29, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the fiscal year ended December 30, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Board of Directors.

(vii)	Based on current and projected operating results for its vinyl fencing and railing product lines, the Company concluded that certain machinery and equipment, trademarks, and patents used to manufacture these products were impaired during the fourth quarter of 2006 as their carrying values exceeded their fair value by $2.6 million. In addition, due to changes in the Company’s information technology and business strategies, $0.8 million of software and other equipment was considered impaired.

(viii)	Represents net gain of approximately $0.1 million, including the gain realized upon the final sale of the Freeport, Texas facility, partially offset by other non-recurring expenses associated with the closure of the facility.

(ix)	Represents bank audit fees incurred under the Company’s credit facilities.

(x)	During the third quarter of 2009, the Company recorded one-time employee termination costs resulting from workforce reductions in connection with the Company’s overall cost reduction initiatives.

(xi)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under the Company’s current credit facilities, excludes any adjustment for foreign currency gain or loss.

Nine Months Ended October 3, 2009 Compared to Nine Months Ended September 27, 2008

Net sales decreased 10.0% to $772.1 million for the nine months ended October 3, 2009 compared to $858.4 million for the same period in 2008 primarily due to decreased unit volumes across all product categories, principally in vinyl siding, vinyl windows and metal products, and the impact of the weaker Canadian dollar in 2009. For the nine months ended October 3, 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by approximately 18% and vinyl window unit volumes decreased by approximately 4%.

Gross profit for the nine months ended October 3, 2009 was $206.0 million, or 26.7% of net sales, compared to gross profit of $210.2 million, or 24.5% of net sales, for the same period in 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives, improved operational efficiencies and procurement savings.

Selling, general and administrative expense decreased to $153.1 million, or 19.8% of net sales, for the nine months ended October 3, 2009 versus $158.9 million, or 18.5% of net sales, for the same period in 2008. Selling, general and administrative expense for the nine months ended October 3, 2009 includes employee termination costs of $1.7 million, tax restructuring costs of $0.3 million and bank audit fees of $0.1 million, while selling, general and administrative expense for the nine months ended September 27, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million. Excluding these items, selling, general and administrative expense for the nine months ended October 3, 2009 decreased $6.1 million compared to the same period in 2008. The decrease in selling, general and administrative expense was primarily due to the translation impact on Canadian expenses as a result of the weaker Canadian dollar in 2009 of approximately $4.0 million, decreased personnel costs as a result of reduced headcount of approximately $2.4 million, and decreased product delivery costs in the Company’s supply center network of approximately $2.0 million, partially offset by increased bad debt expense of approximately $2.2 million recorded during 2009 as a result of current economic conditions.

Throughout 2009, due to economic conditions and as a cost control measure, the Company reduced its workforce and placed a number of employees on temporary lay-off status. During the second and third quarters, several of these employees were re-instated to an active status. During the third quarter ended October 3, 2009, the Company determined it would not recall the remaining employees. As a result, the Company recorded a one-time charge of $1.7 million in employee termination costs during the third quarter ended October 3, 2009 within selling, general and administrative expense in the consolidated statements of operations.

During the nine months ended September 27, 2008, the Company incurred costs of $1.8 million related to relocating a portion of its vinyl siding production and distribution. These costs were comprised of asset impairment costs, costs incurred to relocate manufacturing equipment and costs associated with the transition of distribution operations. In addition, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold for the nine months ended September 27, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.

Income from operations was $47.7 million for the nine months ended October 3, 2009 compared to $49.5 million for the same period in 2008.

Interest expense decreased $0.8 million for the nine months ended October 3, 2009 compared to the same period in 2008. The decrease in interest expense was primarily due to lower overall borrowings under the credit facilities and decreased interest rates during 2009. On June 26, 2009, the Company issued $20.0 million in principal amount of its 15% senior subordinated notes, which are no longer outstanding.

The income tax provision for the nine months ended October 3, 2009 reflects an effective income tax rate of 40.6%, compared to an effective income tax rate of 37.8% for the same period in 2008. The increase in the effective income tax rate is primarily due to the completion of certain tax audits and the related adjustments recorded in the third quarter of 2008.

Net income was $18.5 million for the nine months ended October 3, 2009 compared to $19.8 million for the same period in 2008.

EBITDA for the nine months ended October 3, 2009 was $64.4 million compared to EBITDA of $66.3 million for the same period in 2008. Adjusted EBITDA for the nine months ended October 3, 2009 was $72.1 million compared to adjusted EBITDA of $71.1 million for the same period in 2008. Adjusted EBITDA for the nine months ended October 3, 2009 excludes manufacturing restructuring costs of $5.3 million, employee termination costs of $1.7 million, amortization related to prepaid management fees of $0.4 million, tax restructuring costs of $0.3 million and bank audit fees of $0.1 million. Adjusted EBITDA for the nine months ended September 27, 2008 excludes manufacturing restructuring costs of $2.6 million, loss upon the disposal of assets other than by sale of $1.8 million and amortization related to prepaid management fees of $0.4 million.

Year Ended January 3, 2009 Compared to Year Ended December 29, 2007

Net sales decreased 5.8% to $1,134.0 million for the year ended January 3, 2009 compared to $1,204.1 million for the same period in 2007 primarily due to decreased unit volumes, principally in vinyl siding and vinyl windows, partially offset by price increases implemented throughout 2008. Compared to the 2007 fiscal year, vinyl window unit volumes decreased by 6%, while vinyl siding unit volumes decreased by 17%, which is comprised of a decrease in U.S. vinyl siding unit volumes of 21% due to the negative economic factors surrounding the U.S. housing market, and a decrease in Canadian vinyl siding unit volumes of 4%.

Gross profit for the fiscal year ended January 3, 2009 was $274.8 million, or 24.2% of net sales, compared to gross profit of $304.2 million, or 25.3% of net sales, for the 2007 fiscal year. The decrease in gross profit as a percentage of net sales was primarily a result of reduced leverage of fixed manufacturing costs due to lower sales volumes, partially offset by the impact of cost reduction initiatives.

Selling, general and administrative expense increased to $212.0 million, or 18.7% of net sales, for the fiscal year ended January 3, 2009 versus $208.0 million, or 17.3% of net sales, for the 2007 fiscal year. Selling, general and administrative expense for the fiscal year ended January 3, 2009 includes a loss upon the disposal of assets other than by sale of $1.8 million, while selling, general and administrative expense for the 2007 fiscal year includes $0.7 million of separation costs related to the resignation of the

Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target and $1.0 million of tax restructuring costs. Excluding these items, selling, general and administrative expense for the fiscal year ended January 3, 2009 increased $5.0 million compared to the 2007 fiscal year. The increase in selling, general and administrative expense was due primarily to increased bad debt expense of $4.7 million and increased building and truck lease expenses of $2.1 million in the Company’s supply center network, partially offset by decreases in EBITDA-based incentive compensation programs of $3.0 million. Income from operations was $61.0 million for the fiscal year ended January 3, 2009 compared to $96.2 million for the 2007 fiscal year.

Interest expense of $24.3 million for the year ended January 3, 2009 and $27.9 million for the year ended December 29, 2007 consisted primarily of interest expense on the then outstanding 9 3/4% notes, the Company’s prior credit facilities, the credit facilities, and amortization of deferred financing costs. The decrease in interest expense was primarily due to lower overall borrowings under the credit facilities and decreased interest rates during 2008, partially offset by the write-off of $1.3 million of deferred financing costs in 2008.

The income tax provision for the year ended January 3, 2009 reflects an effective income tax rate of 39.2%, compared to an effective income tax rate of 42.1% for the 2007 fiscal year. The decrease in the effective income tax rate in 2008 is primarily due to a reduction in the Canadian corporate tax rates, along with a higher percentage of Canadian income.

Net income was $21.2 million for the year ended January 3, 2009 compared to net income of $39.7 million for the year ended December 29, 2007.

EBITDA was $81.9 million for the fiscal year ended January 3, 2009 compared to EBITDA of $118.5 million for the fiscal year ended December 29, 2007. For the fiscal year ended January 3, 2009, adjusted EBITDA was $86.9 million compared to adjusted EBITDA of $121.8 million for the 2007 fiscal year. Adjusted EBITDA for the 2008 fiscal year excludes manufacturing restructuring costs of $2.6 million, loss upon the disposal of assets other than by sale of $1.8 million and $0.5 million of amortization related to prepaid management fees. Adjusted EBITDA for the 2007 fiscal year excludes separation costs of $0.7 million related to the resignation of the Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, $1.0 million of tax restructuring costs and $0.5 million of amortization related to prepaid management fees.

Year Ended December 29, 2007 Compared to Year Ended December 30, 2006

Net sales decreased 3.7% to $1,204.1 million for the year ended December 29, 2007 compared to $1,250.1 million for the 2006 fiscal year primarily due to lower sales volumes in the Company’s vinyl siding operations, partially offset by growth in third-party manufactured product sales from expanded product offerings and the benefit from a stronger Canadian dollar. Compared to the 2006 fiscal year, vinyl window unit volumes were relatively unchanged, while vinyl siding unit volumes decreased by 13%, which was comprised of a decrease in U.S. vinyl siding unit volumes of 18% due to the negative economic factors surrounding the U.S. housing market, partially offset by an increase in Canadian vinyl siding unit volumes of 9% due to a strong economy in the Western provinces during the period.

Gross profit for the fiscal year ended December 29, 2007 was $304.2 million, or 25.3% of net sales, compared to gross profit of $302.3 million, or 24.2% of net sales, for the 2006 fiscal year. The increase in gross profit as a percentage of net sales was primarily a result of the net favorable impact of selling prices versus commodity costs, the Company’s cost reduction initiatives and procurement savings, as well as the benefit from the stronger Canadian dollar.

Selling, general and administrative expense increased to $208.0 million, or 17.3% of net sales, for the fiscal year ended December 29, 2007 versus $203.8 million, or 16.3% of net sales, for the 2006 fiscal year. Selling, general and administrative expense for the fiscal year ended December 29, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, and $1.0 million of tax restructuring costs, while selling, general and administrative expense for the fiscal year ended December 30, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer.

Excluding these costs, selling, general and administrative expense for the fiscal year ended December 29, 2007 increased $3.4 million compared to the 2006 fiscal year. The increase in selling, general and administrative expense was due primarily to increased consulting expenses of $4.1 million associated with the Company’s cost reduction initiatives in its manufacturing operations, increased marketing expenses of $1.0 million, increased building and truck lease expenses in the Company’s supply center network of $1.4 million, and the translation impact on Canadian expenses of $2.0 million, offset partially by cost savings associated with headcount reductions implemented in the prior year of $2.9 million, along with decreases in EBITDA-based incentive compensation programs of $1.2 million. Income from operations was $96.2 million for the fiscal year ended December 29, 2007 compared to $95.1 million for the 2006 fiscal year.

The Company implemented headcount reductions in the fourth quarter of 2006 in response to difficult market conditions. Also, the Company identified cost savings opportunities in its procurement function, particularly for raw materials and third-party manufactured products, labor efficiency projects within its window operations and additional savings opportunities within its logistics network. As a result of these initiatives, the Company achieved over $20 million of cost savings during the year ended December 29, 2007, of which $2.9 million, representing a portion of the headcount reductions, is included in selling, general and administrative expense, with the remaining savings included in cost of sales.

Interest expense of $27.9 million for the year ended December 29, 2007 and $32.4 million for the year ended December 30, 2006 consisted primarily of interest expense on the then outstanding 9 3/4% notes, term loan and revolving loans under the prior credit facilities and amortization of deferred financing costs. The decrease in interest expense was primarily due to lower overall borrowings on the term loan under the Company’s prior credit facilities.

The income tax provision for the year ended December 29, 2007 reflects an effective income tax rate of 42.1%, compared to an effective income tax rate of 47.5% for the 2006 fiscal year. The decrease in the effective income tax rate in 2007 is primarily due to an improved ability to utilize foreign tax credits to offset the taxes due on earnings from the Company’s Canadian subsidiary and a benefit from the settlement of uncertain tax positions during 2007.

Net income was $39.7 million for the year ended December 29, 2007 compared to net income of $33.3 million for the year ended December 30, 2006.

EBITDA was $118.5 million for the fiscal year ended December 29, 2007 compared to EBITDA of $118.0 million for the fiscal year ended December 30, 2006. For the fiscal year ended December 29, 2007, adjusted EBITDA was $121.8 million compared to adjusted EBITDA of $123.9 million for the 2006 fiscal year. Adjusted EBITDA for the 2007 fiscal year excludes separation costs of $0.7 million related to the resignation of the Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, $1.0 million of tax restructuring costs and $0.5 million of amortization related to prepaid management fees. Adjusted EBITDA for the 2006 fiscal year excludes separation costs of $2.1 million related to the resignation of the Company’s former Chief Executive Officer, a $3.4 million impairment charge on certain long-lived assets, $0.5 million of amortization related to prepaid management fees, non-cash stock compensation expense of less than $0.1 million, and a gain of $0.1 million associated with the sale of the Company’s former manufacturing facility in Freeport, Texas.

Liquidity and Capital Resources

The following sets forth a summary of the Company’s cash flows for 2008, 2007 and 2006 and for the nine months ended October 3, 2009 and September 27, 2008 (in thousands):

	Year ended			Nine months ended
Years ended	January 3, 2009	December 29, 2007	December 30, 2006	October 3, 2009	September 27, 2008
Cash provided by operating activities	$16,262	$71,351	$68,300	$100,677	$9,007
Cash used in investing activities	(11,473)	(13,175)	(11,740)	(31,062)	(9,749)
Cash used in financing activities	(18,682)	(53,018)	(53,863)	(46,027)	(8,311)

Cash Flows

Nine Months Ended October 3, 2009

At October 3, 2009, the Company had cash and cash equivalents of $31.0 million and available borrowing capacity of approximately $143.0 million under the revolving portion of its credit facilities. Outstanding letters of credit as of October 3, 2009 totaled $8.3 million primarily securing deductibles of various insurance policies.

Year Ended January 3, 2009

At January 3, 2009, the Company had cash and cash equivalents of $6.7 million and available borrowing capacity of approximately $88.9 million under the credit facilities. As of January 3, 2009, the Company had letters of credit outstanding of $6.5 million primarily securing deductibles of various insurance policies.

See “Description of Other Indebtedness—Credit Facilities” for further details of the Company’s credit facilities.

Cash Flows From Operating Activities

Nine Months Ended October 3, 2009

Net cash provided by operating activities was $100.7 million for the nine months ended October 3, 2009, compared to $9.0 million for the same period in 2008. The factors typically impacting cash flows from operating activities during the first nine months of the year include the Company’s operating results, the seasonal increase of inventory levels, and use of cash related to payments for accrued liabilities including payments of incentive compensation and customer sales incentives. Accounts receivable was a use of cash of $48.5 million for the nine months ended October 3, 2009, compared to $52.0 million for the same period in 2008, resulting in a net increase in cash flows of $3.5 million. Inventory was a source of cash of $11.1 million during the nine months ended October 3, 2009, compared to a use of cash of $34.1 million during the same period in 2008, resulting in a net increase in cash flows of $45.2 million, which was primarily due to reduced inventory levels and declining commodity costs. Accounts payable and accrued liabilities were a source of cash of $79.0 million for the nine months ended October 3, 2009, compared to $50.4 million for the same period in 2008, resulting in a net increase in cash flows of $28.6 million, which was primarily due to improved vendor terms in 2009, reduced inventory purchase requirements during the fourth quarter of 2008 and the decline of commodity prices towards the end of 2008. Cash flows provided by operating activities for the nine months ended October 3, 2009 includes income tax payments of $8.9 million, compared to $15.5 million of income tax payments for the same period in 2008.

Years Ended January 3, 2009, December 29, 2007, and December 30, 2006

Net cash provided by operating activities was $16.3 million for the year ended January 3, 2009 compared to $71.4 million for the same period in 2007. Accounts receivable was a source of cash of $5.7 million for the year ended January 3, 2009 compared to a use of cash of $2.2 million for the same period in 2007 resulting in a net increase in cash flows of $7.9 million, which was primarily due to decreased sales levels during 2008. Inventory was a use of cash of $13.5 million for the year ended January 3, 2009, versus a source of cash of $3.6 million for the year ended December 29, 2007, resulting in a net decrease in cash flows of $17.1 million, which was primarily due to higher commodity costs experienced throughout most of 2008. Accounts payable and accrued liabilities were a use of cash of $27.2 million and $4.0 million for the years ended January 3, 2009 and December 29, 2007, respectively, resulting in a net decrease in cash flows of $23.2 million. The change is primarily due to the timing of payments to vendors as a result of the timing of when inventory levels were built, including the impact of the build of inventory to prepare for the Company’s distribution center in Ashtabula, Ohio and new distribution strategy, as well as the recent decline of commodity prices toward the end of 2008.

Net cash provided by operating activities was $71.4 million for the year ended December 29, 2007 compared to $68.3 million for the same period in 2006. Accounts receivable was a use of cash of $2.2 million for the year ended December 29, 2007 compared to a source of cash of $9.0 million for the same period in 2006 resulting in a net decrease in cash flows of $11.2 million, which is primarily due to a decline in fourth quarter sales in 2006 as compared to 2005 resulting in higher cash flows in fiscal 2006. Accounts payable and accrued liabilities were a use of cash of $4.0 million and $12.3 million for the years ended December 29, 2007 and December 30, 2006, respectively, resulting in a net increase in cash flows of $8.3 million. The change is primarily due to the timing of payments to vendors between the first quarter of 2007 and the first quarter of 2006 as a result of a one-time benefit from obtaining improved payment terms with certain of the Company’s raw materials suppliers at the end of 2005, offset by increases in EBITDA-based incentive compensation payments during 2007.

Cash Flows From Investing Activities

Nine Months Ended October 3, 2009

During the nine months ended October 3, 2009, net cash used in investing activities included an intercompany loan of $26.8 million paid to AMH II by the Company in June 2009 for use in the AMH II debt exchange and capital expenditures of $4.2 million. Capital expenditures in 2009 were primarily at supply centers for continued operations and relocations, various enhancements at plant locations and several corporate information technology projects. During the nine months ended September 27, 2008, net cash used in investing activities included capital expenditures of $9.8 million. Capital expenditures in 2008 were primarily to expand capacity at the Company’s Burlington and West Salem manufacturing facilities and improve capabilities at its window facilities.

Years Ended January 3, 2009, December 29, 2007, and December 30, 2006

For the year ended January 3, 2009, net cash used in investing activities included capital expenditures of $11.5 million. Capital expenditures in 2008 were primarily to improve capacity at the Company’s vinyl siding manufacturing operations and to improve manufacturing capacity at the Company’s window facilities.

For the year ended December 29, 2007, net cash used in investing activities included capital expenditures of $12.4 million and cash paid to acquire a supply center of $0.8 million. Capital expenditures in 2007 were primarily to improve capabilities in the Company’s vinyl siding and metal manufacturing operations.

For the year ended December 30, 2006, capital expenditures totaled $14.6 million. Capital expenditures in 2006 were primarily to increase capacity and capabilities in the Company’s vinyl window manufacturing operations. The Company received proceeds from the sale of assets of $2.9 million, including $2.7 million of proceeds from the sale of property and equipment at its former Freeport, Texas manufacturing facility during 2006.

Cash Flows From Financing Activities

Nine Months Ended October 3, 2009

Net cash used in financing activities for the nine months ended October 3, 2009 included net repayments under the credit facilities of $32.5 million, payments of financing costs of $5.0 million and dividend payments of $28.5 million, partially offset by the $20.0 million issuance of the Company’s then outstanding 15% notes. Net cash used in financing activities for the nine months ended September 27, 2008 includes dividend payments of $8.3 million. The dividends in 2009 were paid to the Company’s direct and indirect parent companies to fund their scheduled interest payments on the AMH 11 1/4% notes and the AMH II 13 5/8% notes. The dividends in 2008 were paid to the Company’s indirect parent company to fund its scheduled interest payments on its 13 5/8% notes, which are no longer outstanding.

Years Ended January 3, 2009, December 29, 2007, and December 30, 2006

Net cash used in financing activities for the year ended January 3, 2009 included repayments of $61.0 million of term debt under the Company’s prior credit facilities, borrowings of $56.0 million under the Company’s credit facilities, payments for financing costs of $5.4 million for the credit facilities and dividend payments of $8.3 million. The dividends were paid to the Company’s direct and indirect parent companies to fund AMH II’s scheduled interest payments on the AMH II 13 5/8% notes, which are no longer outstanding.

Net cash used in financing activities for the year ended December 29, 2007 included repayments of $45.0 million of term debt under the Company’s prior credit facilities and dividend payments of $8.0 million. The dividends were paid to the Company’s direct and indirect parent companies to fund AMH II’s scheduled interest payments on the AMH II 13 5/8% notes, which are no longer outstanding.

Net cash used in financing activities for the year ended December 30, 2006 included repayments of $46.0 million of term debt under the Company’s prior credit facilities, dividend payments of $7.7 million and payments for financing costs of $0.1 million. The dividends were paid to the Company’s direct and indirect parent companies to fund AMH II’s scheduled interest payments on the AMH II 13 5/8% notes, which are no longer outstanding.

Cash requirements for working capital, capital expenditures, interest and tax payments will continue to impact the timing and amount of borrowings on the Company’s credit facilities.

Potential Implications of Current Trends and Conditions in the Building Products Industry on the Company’s Liquidity and Capital Resources

AMH made its first semi-annual cash interest payment on its outstanding AMH 11 1/4% notes on September 1, 2009. The Company believes its cash flows from operations and its borrowing capacity under the credit facilities will be sufficient to satisfy its obligations to pay principal and interest on its outstanding debt, maintain current operations and provide sufficient capital, as well as pay dividends or make other upstream payments sufficient for AMH to be able to service its debt obligations, through 2010. However, as discussed under “—Overview” above, the building products industry continues to be negatively impacted by a weak housing market, with a number of factors contributing to lower current demand for the Company’s products, including reduced numbers of existing home sales and new housing starts and depreciation in housing prices. If these trends continue, the Company’s ability to generate cash sufficient to meet its existing indebtedness obligations could be adversely affected, and the Company could be required either to find alternate sources of liquidity or to refinance its existing indebtedness in order to avoid defaulting on its debt obligations.

The ability of the Company to generate sufficient funds and have sufficient restricted payments capability both to service its own debt obligations and to allow the Company to pay dividends or make other upstream payments sufficient for AMH to be able to service its increased obligations will be dependant in large part on the impact of building products industry conditions on the Company’s business, profitability and cash flows and on the ability of the Company and/or its parent companies to refinance its and/or their indebtedness. There can be no assurance that the Company or AMH would be able to obtain any necessary consents or waivers in the event either of them is unable to service or were to otherwise default under their debt obligations, or that either of them or AMH II would be able to successfully refinance their indebtedness. The ability to refinance any indebtedness may be made more difficult to the extent that current building products industry and credit market conditions continue to persist. The inability of either of the Company or AMH to service or either of them and/or AMH II to refinance their indebtedness would likely have a material adverse effect on each of the Company, AMH and AMH II.

For additional information regarding these and similar risks, see “Risk Factors.”

Quarterly Financial Data

Because most of the Company’s building products are intended for exterior use, sales and operating profits tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year historically result in that quarter producing significantly less sales revenue and operating results than in any other period of the year. The Company has historically had small profits or losses in the first quarter and reduced profits in the fourth quarter of each calendar year.

Quarterly sales and operating profit data for the Company in 2009, 2008 and 2007 are shown in the tables below (in thousands):

	Three months ended
	April 4	July 4	October 3
2009
Net sales	$172,332	$274,969	$324,807
Gross profit	30,253	77,981	97,809
Selling, general and administrative expenses(1)	48,498	51,297	53,323
Income (loss) from operations	(18,245)	21,429	44,486
Net income (loss)	(14,465)	10,073	22,931

	Three months ended
	March 29	June 28	September 27	January 3
2008
Net sales	$200,878	$314,812	$342,678	$275,588
Gross profit	44,613	78,992	86,586	64,658
Selling, general and administrative expenses(2)	50,128	52,862	55,898	53,137
Income (loss) from operations	(6,360)	25,192	30,688	11,521
Net income (loss)	(7,753)	12,041	15,490	1,458

	Three months ended
	March 31	June 30	September 29	December 29
2007
Net sales	$218,164	$337,951	$349,603	$298,338
Gross profit	47,716	91,066	91,557	73,878
Selling, general and administrative expenses(3)	49,100	53,244	53,128	52,529
Income (loss) from operations	(1,384)	37,822	38,429	21,349
Net income (loss)	(4,638)	17,019	17,399	9,875

(1)	Selling, general and administrative expenses include $1.7 million of employee termination costs and $0.3 million of tax restructuring costs during the third quarter of 2009.

(2)	Selling, general and administrative expenses include $1.8 million of a loss upon the disposal of assets other than by sale during the second quarter of fiscal 2008.

(3)	Selling, general and administrative expenses include $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer during the first quarter of fiscal 2007, $1.2 million of transaction costs during the third quarter of fiscal 2007, and $1.0 million of tax restructuring costs during the fourth quarter of fiscal 2007.

Contractual Obligations

The Company has commitments for maturities of long-term debt, obligations under defined benefit pension plans, and future minimum lease payments under noncancelable operating leases principally for manufacturing and distribution facilities and certain equipment. The following summarizes certain of the Company’s scheduled maturities of long-term debt, scheduled interest payments on the previously outstanding 9 3/4% notes, estimated required contributions to its defined benefit pension plans, and obligations for future minimum lease payments under non-cancelable operating leases at January 3, 2009 and the effect such obligations are expected to have on the Company’s liquidity and cash flow in future periods (in thousands):

	Payments due by period
							After
	Total	2009	2010	2011	2012	2013	2013
Long-term debt(1)(2)	$221,000	$—	$—	$56,000	$165,000	$—	$—
Interest payments on 9 3/4% notes(3)	56,306	16,088	16,087	16,087	8,044	—	—
Operating leases(4)	129,449	32,273	24,907	19,270	16,679	12,970	23,350
Expected pension contributions(5)	33,718	5,468	7,261	7,265	6,931	6,793	—

(1)

Represents principal amounts, but not interest. The Company’s long-term debt consists of the outstanding balance under the credit facilities as of January 3, 2009 and the previously outstanding 9 3/4% notes. See Note 7 to the consolidated financial statements for the year ended January 3, 2009, for additional information.

(2)

The information presented in the table above includes only the long-term debt obligations related to the Company’s credit facilities and the 9 3/4% notes outstanding as of January 3, 2009 and does not include the 15% notes, which were issued on June 26, 2009. On November 5, 2009, the Company issued the outstanding notes and applied the proceeds of such issuance to the redemption and discharge of all of its then outstanding 9 3/4% notes and 15% notes. As adjusted for the issuance of the new notes and the redemption and discharge of the 9 3/4% notes and 15% notes, the Company’s total long-term debt obligations are currently $223.5 million, consisting of the outstanding balance under the credit facilities as of October 3, 2009 and the outstanding notes. Although the notes mature on November 15, 2016, the Company will be required to redeem all of the notes no later than December 1, 2013, if as of October 15, 2013, any of the AMH 11 1/4% notes remain outstanding, unless discharged or defeased, or if any indebtedness incurred by the Company or any of its holding companies to refinance the AMH 11 1/4% notes matures prior to the maturity date of the notes.

(3)

The interest payment obligations presented in the table above relate only to the 9 3/4% notes, which (along with the 15% notes) were discharged with the proceeds from the issuance of the notes on November 5, 2009. The Company’s current interest payment obligations on the notes for each of fiscal years 2010, 2011, 2012 and 2013, assuming redemption in 2013 as described in Note 2 above, are approximately $20.3 million, $19.8 million, $19.8 million and $20.6 million, respectively.

(4)	For additional information on the Company’s operating leases, see Note 8 to the consolidated financial statements for the year ended January 3, 2009.

(5)	Although subject to change, the amounts set forth in the table above represent the estimated minimum funding requirements under current law. Due to uncertainties regarding significant assumptions involved in estimating future required contributions to the Company’s pension plans, including: (i) interest rate levels, (ii) the amount and timing of asset returns, and (iii) what, if any, changes may occur in pension funding legislation, the estimates in the table may differ materially from actual future payments. The Company cannot reasonably estimate payments beyond 2013.

Net long-term deferred income tax liabilities as of January 3, 2009 were $46.4 million. This amount is not included in the contractual obligations table because the Company believes this presentation would not be meaningful. Deferred income tax liabilities are calculated based on temporary differences between the tax bases of assets and liabilities and their respective book bases, which will result in taxable amounts in future years when the liabilities are settled at their reported financial statement amounts. The results of these calculations do not have a direct connection with the amount of cash taxes to be paid in any future periods. As a result, the Company believes scheduling deferred income tax liabilities as payments due by period could be misleading, because this scheduling would not relate to liquidity needs.

Consistent with industry practice, the Company provides to homeowners limited warranties on certain products, primarily related to window and siding product categories. The Company has recorded reserves of approximately $29.4 million at January 3, 2009 related to warranties issued to homeowners. The Company estimates that approximately $7.3 million of payments will be made in 2009 to satisfy warranty obligations. However, the Company cannot reasonably estimate payments by year for 2010 and thereafter due to the nature of the obligations under these warranties.

There can be no assurance that the Company’s cash flow from operations, combined with additional borrowings under the credit facilities, will be available in an amount sufficient to enable the Company to repay its indebtedness or to fund its other liquidity needs or planned capital expenditures. The Company may need to refinance all or a portion of its indebtedness on or before their respective maturities. There can be no assurance that the Company will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

Off-Balance Sheet Arrangements

The Company has no special purpose entities or off-balance sheet debt, other than operating leases in the ordinary course of business, which are disclosed in Note 8 to the consolidated financial statements for the year ended January 3, 2009.

At October 3, 2009, the Company had stand-by letters of credit of $8.3 million with no amounts drawn under the stand-by letters of credit. These letters of credit reduce the availability under the credit facilities. Letters of credit are purchased guarantees that ensure the Company’s performance or payment to third parties in accordance with specified terms and conditions.

Under certain agreements, indemnification provisions may require the Company to make payments to third parties. In connection with certain facility leases, the Company may be required to indemnify its lessors for certain claims. Also, the Company may be required to indemnify its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnity provisions under the terms of each agreement varies. The majority of indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. During the nine months ended October 3, 2009, the Company did not make any payments under any of these indemnification provisions or guarantees, and the Company has not recorded any liability for these indemnities in the accompanying consolidated balance sheets.

Financial Information About Geographic Areas

All of the Company’s business operations are located in the United States and Canada. Revenue from customers outside the United States was approximately $249 million, $241 million, and $221 million in 2008, 2007, and 2006, respectively, and was primarily derived from customers in Canada. The Company’s remaining revenue totaling $885 million, $963 million, and $1,029 million in 2008, 2007, and 2006, respectively, was derived from U.S. customers. At January 3, 2009, long-lived assets totaled approximately $34 million in Canada and $424 million in the U.S. At December 29, 2007, long-lived assets totaled approximately $38 million in Canada and $437 million in the U.S. At December 30, 2006, long-lived assets totaled approximately $33 million in Canada and $450 million in the U.S. The Company is exposed to risks inherent in any foreign operation, including foreign exchange rate fluctuations.

Effects of Inflation

The principal raw materials used by the Company are vinyl resin, aluminum, steel, resin stabilizers and pigments, glass, window hardware, and packaging materials, all of which are available from a number of suppliers. The Company, along with the entire building products industry, has experienced significant fluctuations over the past three years in key raw material commodity costs. In response, the Company announced price increases over the past several years on certain of its product offerings to offset the inflation of raw materials, and continually monitors market conditions for price changes as warranted. The Company’s ability to maintain gross margin levels on its products during periods of rising raw material costs depends on the Company’s ability to obtain selling price increases. Furthermore, the results of operations for individual quarters can and have been negatively impacted by a delay between the timing of raw material cost increases and price increases on the Company’s products. There can be no assurance that the Company will be able to maintain the selling price increases already implemented or achieve any future price increases. At October 3, 2009, the Company had no raw material hedge contracts in place.

Recent Accounting Pronouncements

In the third quarter of 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The ASC is the single official source of authoritative, nongovernmental GAAP, other than guidance issued by the SEC. The adoption of the ASC did not have any impact on the financial statements included herein.

In October 2009, the FASB approved for issuance Emerging Issues Task Force (“EITF”) issue 08-01, “Revenue Arrangements with Multiple Deliverables.” This statement provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. The EITF introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements or disclosures.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, “Measuring Liabilities at Fair Value,” (“ASU 2009-05”). ASU 2009-05 provides guidance on measuring the fair value of liabilities and is effective for the first interim or annual reporting period beginning after its issuance. The Company’s adoption of ASU 2009-05 did not have an effect on its disclosure of the fair value of its liabilities.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 168”). While SFAS No. 168 was not intended to change U.S. generally accepted accounting principles, it has changed the way the Company references these accounting principles in its consolidated financial statements and accompanying notes. SFAS No. 168 became effective for interim or annual reporting periods ending after September 15, 2009. Although the adoption of SFAS No. 168 has changed the Company’s disclosures, there have not been any changes to the content of the Company’s financial statements or disclosures as a result of implementing SFAS No. 168.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” (“SFAS No. 167”). This statement amends the timing, and considerations, of analyses performed to determine if the Company’s variable interests give it a controlling financial interest in a variable interest entity, as well as requires additional disclosures. SFAS No. 167 is effective as of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period and thereafter. The Company does not expect the adoption of SFAS No. 167 to have a material effect on its consolidated financial statements or disclosures.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140,” (“SFAS No. 166”). SFAS No. 166 was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The requirements of SFAS No. 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the application of SFAS No. 166 to have a material effect on its consolidated financial statements or disclosures.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting and disclosures for events that occur after the balance sheet date, but before financial statements are issued. Application of SFAS No. 165 is required for interim or annual financial periods ending after June 15, 2009. The Company evaluated for subsequent events through the date these financial statements were issued on October 26, 2009 and concluded that there were no significant subsequent events requiring recognition or disclosure.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” and requires disclosures about fair value of financial instruments for interim and annual reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. The Company’s adoption of FSP 107-1 did not result in additional disclosure.

Application of Critical Accounting Policies

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of the consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, bad debts, inventories, warranties and pensions and benefits. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. The Company primarily sells and distributes its products through two channels: direct sales from its manufacturing facilities to independent distributors and dealers and sales to contractors through its company-operated supply centers. Direct sales revenue is recognized when the Company’s manufacturing facility ships the product. Sales to contractors are recognized either when the contractor receives product directly from the supply centers or when the supply centers deliver the product to the contractor’s job site. A substantial portion of the Company’s sales is in the repair and replacement segment of the building products industry. Therefore, vinyl windows are manufactured to specific measurement requirements received from the Company’s customers.

Revenues are recorded net of estimated returns, customer incentive programs and other incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known. On contracts involving installation, revenue is recognized when the installation is complete. The Company collects sales, use, and value added taxes that are imposed by governmental authorities on and concurrent with sales to the Company’s customers. Revenues are presented net of these taxes as the obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.

The Company offers certain sales incentives to customers who become eligible based on the level of purchases made during the calendar year and are accrued as earned throughout the year. The sales incentives programs are considered customer volume rebates, which are typically computed as a percentage of customer sales, and in certain instances the rebate percentage may increase as customers achieve sales hurdles. Volume rebates are accrued throughout the year based on management estimates of customers’ annual sales volumes and the expected annual rebate percentage achieved. For these programs, the Company does not receive an identifiable benefit in exchange for the consideration, and therefore, the Company characterizes the volume rebate to the customer as a reduction of revenue in the Company’s consolidated statement of operations.

Accounts Receivable. The Company records accounts receivable at selling prices which are fixed based on purchase orders or contractual arrangements. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on a review of the overall condition of accounts receivable balances and a review of significant past due accounts. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories. The Company values its inventories at the lower of cost (first-in, first-out) or market value. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value as of the reporting date. Market value is estimated based on the inventories’ current replacement costs by purchase or production; however, market value shall not exceed net realizable value or be lower than net realizable value less normal profit margins. The market and net realizable values of inventory require estimates and judgments based on the Company’s historical write-down experience, anticipated write-downs based on future merchandising plans and consumer demand, seasonal considerations, current market conditions and expected industry trends. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The Company’s estimates of market value generally are not sensitive to management assumptions. Replacement costs and net realizable values are based on actual recent purchase and selling prices, respectively. The Company believes that its average days of inventory on hand indicates that market value declines are not a significant risk and that the Company does not maintain excess levels of inventory. In addition, the Company believes that its cost of inventories are recoverable as the Company’s realized gross profit margins have remained consistent with historical periods and management currently expects margins to generally remain in-line with historical results.

Goodwill and Other Intangible Assets. Under the provisions of FASB ASC 350 “Intangibles—Goodwill and Other” (SFAS No. 142), “Goodwill and Other Intangible Assets”, goodwill and intangible assets with indefinite useful lives must be reviewed for impairment annually or when factors indicating impairment are present. Management performs the goodwill impairment analysis utilizing a discounted cash flow model, which considers forecasted operating results discounted at an estimated weighted average cost of capital (herein referred to as the discount rate). The goodwill resulting from the April

2002 merger transaction was solely related to the Company’s Alside division, while the goodwill related to the August 2003 acquisition of Gentek Holdings, LLC was solely related to the acquired entity. Accordingly, the Company maintains two reporting units for purposes of the goodwill impairment test.

The valuation analysis requires significant judgments and estimates to be made by management, primarily regarding expected growth rates, the terminal EBITDA multiple and the discount rate. Expected growth rates were determined based on internally developed forecasts considering future financial plans of the Company. The terminal EBITDA multiple was established based on an analysis of comparable public companies’ debt-free multiples and recent comparable market transaction multiples as determined by an independent valuation. The discount rate used was estimated based on an analysis of comparable companies’ weighted average costs of capital which considered market assumptions obtained from independent sources. Estimates could be materially impacted by factors such as specific industry conditions and changes in growth trends. The assumptions used were management’s best estimates based on projected results and market conditions as of the date of testing.

The discounted cash flow model used to determine fair value for the goodwill analysis is most sensitive to the discount rate and EBITDA multiple assumptions. For the year ended January 3, 2009, sensitivity analysis was performed on these factors for both reporting units and it was determined, assuming all other assumptions remain constant, that the discount rate used could be increased by a factor of 81% or the terminal EBITDA multiple used could decrease by 37% and both reporting units’ estimated fair values would still exceed their carrying values. As a result, both reporting units would continue to pass Step 1 of the impairment analysis which did not indicate potential goodwill impairment.

In accordance with the principles described in ASC 350 and ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company also performs an impairment analysis over its intangible assets annually or when factors indicating impairment are present. There were no indicators of impairment noted in 2008 that would require an impairment analysis to be performed over the Company’s definite useful lived intangible assets. The discounted cash flow model used to determine fair value of the Company’s indefinite useful lived intangible assets is most sensitive to the discount rate assumption. For the year ended January 3, 2009, a sensitivity analysis was performed on this factor for all indefinite useful lived intangible assets and it was determined, assuming all other assumptions remain constant, that the discount rate used could be increased by a factor of 53% and none of the indefinite useful lived intangible assets would be impaired.

Given the significant amount of goodwill and other intangible assets as a result of the April 2002 merger transaction and the August 2003 acquisition of Gentek, any future impairment of goodwill and other intangible assets could have an adverse effect on the Company’s results of operations and financial position.

Pensions. The Company’s pension costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets.

In selecting these assumptions, management considers current market conditions, including changes in interest rates and market returns on plan assets. Changes in the related pension benefit costs may occur in the future due to changes in assumptions.

Product Warranty Costs and Service Returns. Consistent with industry practice, the Company provides to homeowners limited warranties on certain products, primarily related to window and siding product categories. Warranties are of varying lengths of time from the date of purchase up to and including lifetime. Warranties cover product failures such as stress cracks and seal failures for windows and fading and peeling for siding products, as well as manufacturing defects. The Company has various options for remedying product warranty claims including repair, refinishing or replacement and directly incurs the cost of these remedies. Warranties also become reduced under certain conditions of time and change in home ownership. Liabilities for future warranty costs are provided based on management’s estimates of such future costs using historical trends of claims experience, sales history of products to which such costs relate, and other factors. Certain metal coating suppliers provide material warranties to the Company that mitigate the costs incurred by the Company. An independent actuary assists the Company in determining reserve amounts related to significant product failures.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company has outstanding borrowings under its credit facilities and may incur additional borrowings from time to time for general corporate purposes, including working capital and capital expenditures. The interest rate applicable to outstanding loans under the credit facilities is, at the Company’s option, equal to either a United States or Canadian adjusted base rate plus an applicable margin ranging from 0.75% to 1.75%, or LIBOR plus an applicable margin ranging from 2.50% to 3.50%, with the applicable margin in each case depending on the Company’s quarterly average “excess availability” (as defined). At October 3, 2009, the Company had borrowings outstanding of $23.5 million under the credit facilities. The effect of a 1.00% increase or decrease in interest rates would increase or decrease total annual interest expense by approximately $0.2 million.

The Company has $200.0 million of senior secured second lien notes due 2016 that bear a fixed interest rate of 9.875%. The new notes offered hereby will likewise bear a fixed interest rate of 9.875%. The fair values of such outstanding notes and new notes are sensitive to changes in interest rates. In addition, the fair values are affected by the Company’s overall credit rating, which could be impacted by changes in the Company’s future operating results. At November 5, 2009, the date of issuance of the outstanding notes, the fair value of the outstanding notes was approximately $197.5 million, based on an issue price of 98.757% of the principal amount thereof.

Foreign Currency Exchange Rate Risk

The Company’s revenues are primarily from domestic customers and are realized in U.S. dollars.

However, the Company realizes revenues from sales made through Gentek’s Canadian distribution centers in Canadian dollars. The Company’s Canadian manufacturing facilities acquire raw materials and supplies from U.S. vendors, which results in foreign currency transactional gains and losses upon settlement of the obligations. Payment terms among Canadian manufacturing facilities and these vendors are short-term in nature. The Company may, from time to time, enter into foreign exchange forward contracts with maturities of less than three months to reduce its exposure to fluctuations in the Canadian dollar. At October 3, 2009, the Company was a party to foreign exchange forward contracts for Canadian dollars, the value of which was immaterial at October 3, 2009.

Commodity Price Risk

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Effects of Inflation” for a discussion of the market risk related to the Company’s principal raw materials—vinyl resin, aluminum, and steel.

BUSINESS

Our Company

We are a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. Our core products include vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories, which we produce at our 11 manufacturing facilities. We distribute these products, as well as third-party manufactured products, through our extensive dual distribution network, consisting of 122 company-operated supply centers and approximately 250 independent distributors located throughout the United States and Canada. The third-party manufactured products which we distribute complement our exterior building product offerings and include roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design, and installation equipment and tools. Vinyl windows, vinyl siding, metal products, and third-party manufactured products comprised approximately 36%, 21%, 16% and 21%, respectively, of our total net sales for the nine months ended October 3, 2009.

Our products are generally marketed under our brand names, such as Alside®, Revere® and Gentek®, and are ultimately sold on a wholesale basis to approximately 50,000 professional contractors engaged in home remodeling and new home construction. We estimate that during the fiscal year ended January 3, 2009 approximately 65% of our net sales were to contractors engaged in the home repair and remodeling market and approximately 35% of net sales were to the new construction market. Our supply centers provide “one-stop” shopping to our contractor customers, carrying products, accessories and tools necessary to complete a vinyl window or siding project. In addition, our supply centers augment the customer experience by offering product literature, product samples and installation training. During the nine month period ended October 3, 2009, approximately 72% of our total net sales were generated through our network of supply centers, with the remainder to independent distributors and dealers.

We believe that the strength of our products and distribution network has resulted in strong brand loyalty and long-standing relationships with contractor customers, which has enabled us to maintain our leadership position within the market. In addition, our focus is primarily in the repair and remodeling market, which we believe has been less cyclical than the new construction market.

Our Competitive Strengths

We believe we are well-positioned in our industry. Our key competitive strengths include:

Dual Distribution Network

We have developed a distribution strategy that successfully combines a distribution network of company-operated supply centers with an independent distribution network.

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Company-operated supply centers. We believe that our North American supply center network offers a superior distribution channel compared to our competitors who rely principally on local third party distributors who carry an assortment of brands and may not focus on any particular brand. We believe that distributing our vinyl siding and window products through our network of 122 supply centers enables us to: (a) build long-standing customer relationships; (b) monitor developments in local customer preferences; (c) ensure product availability and quality through integrated logistics between our manufacturing and distribution facilities; (d) offer “one-stop” shopping to our customers; and (e) target our marketing efforts.

•	Independent distribution network. We believe that our strength in independent distribution provides us with exceptional operational flexibility because it allows us to penetrate key markets and expand our geographic reach without deploying the necessary capital to establish a company-operated supply center. This reach also allows us to service larger customers with a broader geographic scope which we believe results in additional volume.

Comprehensive Product Offering

We believe that our comprehensive product offering is a key competitive advantage relative to competitors who focus on a limited number of products. We manufacture a diverse mix of vinyl windows, vinyl siding, aluminum trim coil, steel siding and accessories, as well as vinyl fencing and railing products. Furthermore, we offer broad product lines, ranging from entry-level economy products through premium products. We believe our supply centers have strong appeal for our contractor customers, who often install more than one product type and prefer to purchase multiple products from a single source. In addition, we realize important economies of scale in sales and marketing by deploying integrated, multiple product programs on a national, regional and local level. We sell more than 2,000 products consisting of products manufactured by us as well as products manufactured by third parties. We also offer full-service product installation services for our vinyl siding and vinyl window products, principally to homebuilders.

Strong Brands

We believe our brands are synonymous with quality and durability in the residential building products industry, and that they are a distinguishing factor for our customers. For example, our Alside Excalibur® vinyl window was named the Consumer Digest® Best Buy for replacement windows in the 2007 and 2008 issues of Consumer Digest® magazine. Additionally, many of our window product lines have earned the Energy Star® rating and meet or exceed the requirements for the energy efficiency home improvement tax credit established by the federal government. We sell our high-quality products under several brand names, including Alside®, Revere®, Gentek®, UltraGuard®, Preservation® and Alpine Windows®.

Low-Cost, Vertically Integrated Operations

We believe that we are a low-cost manufacturer due to our vertically integrated operations, strong operational expertise, advanced business systems and economies of scale. While we maintain these low costs, our facilities consistently maintain turnaround times that we believe are among the best in the industry and are consistent across both our premium and standard product offerings. We believe that within our window operations, our ability to produce vinyl extrusions, together with our high-speed welding and cleaning equipment, provides us with cost and quality advantages over other vinyl window manufacturers. We measure our manufacturing success by reviewing operating metrics compared to historical performance, improvement goals, and available industry standards.

Demonstrated Ability to Capture Costs Savings

Our management team has implemented numerous cost saving initiatives that have resulted in margin expansion despite pressures from high raw material costs and volume constraints. For example, we have initiated significant cost savings through favorable centralized purchasing contracts, “lean” manufacturing productivity programs, labor efficiencies and scrap reduction. We expect to continue these cost saving initiatives in the future and expect that such initiatives will continue to beneficially impact our results.

Geographic Diversity

Among exterior residential building product companies, we believe we have one of the broadest manufacturing and distribution footprints in North America. We sell our products into substantially all regions of the United States and Canada, either through company-operated supply centers or through independent distributors. Our geographically diverse presence in the United States and Canada minimizes our sales concentrations from any particular region and positions us better than many of our regionally focused competitors. Furthermore, our 11 manufacturing plants give us a substantial, cost competitive presence in many North American markets. We believe that our geographical footprint is attractive to national suppliers as it provides such customers with the ability to purchase multiple products for various locations from a single nationwide provider.

Highly Experienced Management Team

We have a highly experienced management team with a successful track record of profitable growth and proactive management in cyclical markets. Our senior leadership has on average over 14 years of industry experience and is complemented by an operating team with extensive industry experience and a demonstrated ability to reduce costs, improve operational efficiencies, successfully introduce new products and leverage our strong brands and distribution network in order to both maintain long-standing relationships with customers and attract new customers.

Our Business Strategy

We seek to distinguish ourselves from other suppliers of residential building products and to profitably grow our business through a business strategy focused on the following:

Increasing Sales At Existing Supply Centers.

We plan to increase sales at each of our supply centers by continuing to:

•	enhance our vinyl siding and window product offerings and expand third party products to offer a comprehensive package to appeal to a broad range of market segments;

•	utilize our highly trained sales force to maximize opportunities with existing customers and identify and capture new customers;

•	respond to local market dynamics to capitalize on opportunities; and

•	focus on growth in installation services.

Expanding Supply Center Network.

We intend to continue to selectively expand our distribution network by opening supply centers in new markets based on key selection criteria determined through market data studies and which meet target investment returns. We also expect to continue to open additional supply centers in markets where we already have a presence, which we believe will allow us to gain additional market share in attractive markets.

Strengthening Independent Distribution and Direct Channels.

We intend to increase our market share by further developing our network of 250 independent distributors, expanding our product offerings and using targeted marketing materials.

Continuing to Develop Innovative Products.

We plan to capitalize on our vinyl siding and window manufacturing expertise by continuing to develop and introduce innovative new products that offer performance, cost and other advantages. We believe that our strong customer relationships provide us with valuable insights into the latest consumer preferences and product attributes that appeal to contractors, and that these relationships allow us to develop and introduce new products that appeal to the needs of our customers and end consumers.

Continuing to Focus on Increasing Distribution of Third-Party Manufactured Products.

We expect to continue to focus on maximizing incremental revenue and margin opportunities from third-party manufactured products. As part of this strategy, we plan to identify additional products to sell through our supply centers to better serve our contractor customers. We believe this strategy will result in increased profitability as we better leverage supply center costs with minimal additional investment. In addition, we intend to leverage our purchasing power by continuing to centralize the purchasing decisions for high-volume distributed products.

Driving Operational Excellence.

We expect to continue to capitalize on opportunities to reduce costs, increase customer service levels and reduce lead times. We will continue to establish detailed operational performance goals as a method to set improvement targets and to track progress toward goals, which we believe ultimately translates into more efficient operations and lower costs.

Our Industry

Demand for exterior residential building products is driven by a number of factors, including consumer confidence, availability of credit, new housing starts, existing home sales and general economic cycles. Historically, the demand for repair and remodeling products has been less sensitive and thus less cyclical than demand for new home construction. Repair and remodeling projects often utilize a greater mix of premium products with higher margins than those used in new construction projects. According to the U.S. Census Bureau, total annual expenditures for residential improvements and repairs increased from $121.9 billion in 1993 to $226.4 billion in 2007, a 4.5% compound annual growth rate.

We believe the long-term demand for repair and remodeling will continue to be driven by the following:

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Favorable demographics. The segment of the population age 45 years and above, which we believe is the largest demographic market for professionally installed, low maintenance home improvements, is growing. By 2010, this age segment is expected to represent approximately 39.1% of the United States population, up from 31.3% from 1990, according to the U.S. Census Bureau.

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Household formation and immigration growth. New household formation and immigration growth in the United States is expected to remain favorable over the long term. The Joint Center for Housing Studies of Harvard University (JCHS) forecasts annual household formation between 1.25 million and 1.48 million households from 2010 through 2020, basing its analysis on the latest U.S. Census Bureau population projection that annual net immigration will increase from 1.1 million in 2005 to 1.5 million by 2020. We believe that household formation is an important driver of both new housing starts and repair and remodel spending. On a historical basis, total housing starts have averaged 1.55 million since 1970 according to the U.S. Census Bureau. The foregoing household formation projections suggest that total housing starts will return to levels similar to long-term historical averages, particularly when combined with housing starts that are generated by replacement of existing homes that have been destroyed. The JCHS estimates immigrant homeowners increased their spending on home improvements from $10.9 billion in 2001 to $23.4 billion in 2007 (a 13.6% compound annual growth rate).

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Aging of the housing stock. The median estimated home age increased from 23 years in 1985 to 35 years in 2008, and more than 64% of the current housing stock was built prior to 1980 according to the American Housing Survey by the U.S. Census and the U.S. Department of Housing and Urban Development. We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects.

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Energy efficiency. There is favorable demand for energy efficient building products given measurable payback periods and strong environmentally focused trends. The National Association of Home Builder’s Consumer Preferences Survey found that the median consumer was willing to make an upfront investment of $5,000 to save $1,000 of annual utility costs, which implies a five-year payback period. We expect that the tax credit provided by the American Recovery and Reinvestment Act of 2009 compounded with increased demand for energy efficient—or “green”—building products will benefit companies like ours with products that meet the requirements for the tax credit and other energy efficiency standards.

Since 2006, sales of existing single-family homes have decreased from previously experienced levels, the inventory of homes available for sale has increased and in many areas, home values have declined significantly, according to the National Association of Realtors. In addition, the pace of new home construction has slowed dramatically, as evidenced by declines in 2006, 2007 and 2008, in single-family housing starts and announcements from home builders of significant decreases in their orders. Increased delinquencies on sub-prime and other mortgages, increased foreclosure rates and tightening consumer credit markets have further hampered the housing market. These factors have reduced demand for building products over the past three years.

However, in 2009, leading home price indices, such as S&P Case-Schiller and housing start data from the U.S. Census Bureau, suggest that home prices and the housing market are stabilizing. For example, the S&P Case-Schiller home price index posted positive gains in June 2009 and July 2009 for the first time since May 2006. The following information highlights trends in single family housing starts and existing home sales.

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Single family housing starts. According to the U.S. Census Bureau, single family-housing starts decreased to a seasonally adjusted annual rate of 353,000 in January 2009, the lowest level in years, and have since increased to 501,000 in September 2009. An average of leading housing start forecasts (National Association of Realtors, National Association of Home Builders, FannieMae and the Mortgage Bankers Association) suggests single-family housing starts will grow from 447,000 in 2009 to 867,000 in 2011, a 39.2% compound annual growth rate.

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Existing home sales. According to the National Association of Home Builders, monthly total existing home sales reached a bottom of 4.49 million in January 2009. Since then, monthly existing home sales have increased to 5.57 million in September 2009, or a 24.1% increase. In addition, according to the National Association of Realtors, median existing home sale prices reached a bottom of $164,800 in January 2009 and have since rebounded to $174,900, or a 6.1% increase, in September 2009.

We believe our products should benefit from stabilization in the housing market and anticipated positive long-term trends for building products. In addition, we believe vinyl siding and vinyl windows,

which represent over 50% of our total net sales, possess preferred product attributes compared to other types of exterior cladding and windows. Vinyl comprises the largest share (approximately 60%) of the residential windows shipped according to Ducker International as well as approximately 40% of the siding market according to Freedonia. Vinyl has greater durability, requires less maintenance and provides greater energy efficiency than many competing siding and window products. Vinyl windows have increasingly gained acceptance in the new construction market as a result of builders and home buyers recognizing vinyl’s favorable attributes, lifetime cost advantages, the enactment of legal and building code requirements that mandate more energy efficient windows and the increased development and promotion of vinyl window products by national window manufacturers. In addition, vinyl siding has increasingly gained acceptance in the new construction market as builders and home buyers have recognized vinyl’s low maintenance, durability and price advantages.

Our Divisions and Products

The Company’s principal product offerings are vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories. For the nine months ended October 3, 2009, vinyl windows and vinyl siding together comprise approximately 57% of the Company’s net sales, while aluminum and steel products comprise approximately 16%.

The Company manufactures and distributes vinyl windows in the premium, standard and economy categories, primarily under the Alside®, Revere®, and Gentek® brand names. Vinyl window quality and price vary across categories and are generally based on a number of differentiating factors including method of construction and materials used. Premium and standard windows are primarily geared toward the repair and remodeling segment, while economy products are typically used in new construction applications. The Company’s vinyl windows are available in a broad range of models, including fixed, double and single hung, horizontal sliding, casement and decorative bay and bow, as well as patio doors. All of the Company’s windows for the repair and remodeling market are made to order and are custom-fitted to existing window openings. Additional features include frames that do not require painting, tilt-in sashes for easy cleaning, and high-energy efficiency glass packages. Most models offer multiple finish and glazing options, and substantially all are accompanied by a limited lifetime warranty. Key offerings include Excalibur®, a fusion-welded window featuring a slim design, which was awarded the Consumer Digest® Best Buy for vinyl replacement windows in 2007 and 2008; Performance Series™, a new construction product with superior strength and stability; and UltraMaxx®, an extra-thick premium window available in light oak, dark oak, and cherry wood grain interior finishes.

The Company manufactures and distributes vinyl siding and related accessories in the premium, standard and economy categories, primarily under the Alside®, Revere® and Gentek® brand names. Vinyl siding quality and price vary across categories and are generally based on rigidity, thickness, impact resistance and ease of installation, as well as other factors. Premium and standard siding products are primarily geared towards the repair and remodeling segment, while economy products are typically used in new construction applications. The Company’s vinyl siding is textured to simulate wood lap siding or shingles and is available in clapboard, Dutch lap and board-and-batten styles. Products are available in a wide palette of colors to satisfy individual aesthetic tastes. The Company also offers specialty siding products such as shakes and scallops, beaded siding, insulated siding, extended length siding and variegated siding. The Company’s product line is complemented by a broad array of color and style-matched accessories, including soffit, fascia and other components, which enable easy installation and provide numerous appearance options. All of the Company’s siding products are accompanied by limited 50 year to lifetime warranties. Key offerings include Charter Oak®, a premium product whose exclusive TriBeam™ design system provides superior rigidity; Prodigy®, a premium product that offers an insulating underlayment with a surface texture of genuine milled lumber; and CenterLock®, an easy-to-install product designed for maximum visual appeal.

The Company also manufactures and distributes a wood-polymer composite siding system and accessories. The new-category product is manufactured with 50% recycled content (including 45% pre-consumer wood) and features a maintenance-free capstock surface that provides a pre-finished exterior color and superior water-resistance. This rigid siding is available in a palette of nine popular colors and installs using a patented joiner and clip system. The product is compatible with either traditional vinyl trim accessories or cellular polyvinyl chloride (“PVC”) trim accessories. Marketed under the tradename Revolution®, this premium product has gained initial acceptance in both the remodeling and new construction markets.

The Company’s metal offerings include aluminum trim coil and flatstock, as well as aluminum and steel siding and accessories. These products are available in a broad assortment of colors, styles and textures and are color-matched to vinyl and other metal product lines with special features including multi-colored paint applications, which replicate the light and dark tones of the grain in natural wood. The Company offers steel siding in a full complement of profiles including 8”, vertical and Dutch lap. The Company manufactures aluminum siding and accessories in economy, standard and premium grades in a broad range of profiles to appeal to various geographic and contractor preferences. While aluminum siding sales are limited to niche markets particularly in Canada, aluminum accessories enjoy popularity in vinyl siding applications. All aluminum soffit colors match or complement the Company’s core vinyl siding colors, as well as those of several of the Company’s competitors.

The Company manufactures a broad range of painted and vinyl coated aluminum trim coil and flatstock for application in siding projects. The Company’s innovative Color Clear Through® and ColorConnect™ programs match core colors across its vinyl, aluminum and steel product lines, as well as those of other siding manufacturers. Trim coil and flatstock products are installed in most siding projects, whether vinyl, brick, wood, stucco, or metal, and are used to seal exterior corners, fenestration and other areas. These products are typically formed on site to fit such surfaces. As a result, due to its superior pliability, aluminum remains the preferred material for these products and is rarely substituted for other materials. Trim coil and flatstock represent a majority of the Company’s metal product sales.

The Company continues to maintain distinct separation of the Alside®, Revere®, and Gentek® brands by continuing to offer differentiated product, sales and marketing support. A summary of the Company’s window and siding product offerings is presented in the table below according to the Company’s product line classification:

Product line	Window	Vinyl siding	Steel siding	Aluminum siding
Premium	Preservation Regency Sequoia Select Sheffield Sovereign UltraMaxx Westbridge

Bennington Board and Batten

Berkshire Beaded Board and Batten Centennial Beaded CenterLock

Charter Oak Cyprus Creek Northern Forest Preservation Prodigy

Revolution (WPC) Sequoia Select Sovereign Select Williamsport

			Cedarwood Driftwood Gallery Series SuperGuard SteelTek SteelSide Universal	Cedarwood Vin.Al.Wood Deluxe

Standard	Alpine 80 Series Berkshire Excalibur Fairfield 80 Series Sierra Signature	Advantage III Advantage Plus Amherst Berkshire Classic Concord Coventry Fair Oaks Odyssey Plus Signature Supreme Somerville III

Economy	Alpine 70 Series Amherst Blue Print Series Builder Series Centurion Concord Fairfield 70 Series Geneva New Construction Performance Series	Aurora Conquest Driftwood Homerun		Woodgrain Series

The Company also produces vinyl fencing and railing under the brand name UltraGuard®, consisting of both agricultural and residential vinyl fencing. The Company primarily markets its fencing and railing through independent dealers. The Company currently intends to continue to manufacture and sell vinyl fencing and railing products to support its existing customer base.

To complete its line of exterior residential building products, the Company also distributes building products manufactured by other companies. The third-party manufactured products which the Company distributes complement its exterior building product offerings and include roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design, and installation equipment and tools. Vinyl windows, vinyl siding, metal products and third-party manufactured products comprised approximately 36%, 21%, 16% and 21%, respectively, of our total net sales for the nine months ended October 3, 2009.

Sales and Marketing

The Company markets exterior residential building products to approximately 50,000 professional construction contractors engaged in home remodeling and new home construction primarily through a North American distribution network of 122 company-operated supply centers and through an independent distribution network. Traditionally, most windows and siding are sold to the home remodeling marketplace through independent distributors. Management believes that the Company is one of only two major vinyl window and siding manufacturers that markets its products primarily through company-operated distribution centers. During the nine-month period ended October 3, 2009, approximately 72% of the Company’s total net sales were generated through its supply centers.

The Company believes that distributing its vinyl siding and window products through its network of 122 supply centers enables the Company to: (a) build long-standing customer relationships; (b) monitor developments in local customer preferences; (d) ensure product availability through integrated logistics between the Company’s manufacturing and distribution facilities; (d) offer “one-stop” shopping to the Company’s customers; and (e) target its marketing efforts. The Company’s customers look to their local supply center to provide a broad range of specialty product offerings in order to maximize their ability to attract remodeling and homebuilding customers. Many have established long-standing relationships with their local supply center based on individualized service and credit terms, quality products, timely delivery, breadth of product offerings, strong sales and promotional programs and competitive prices. The Company supports its contractor customer base with marketing and promotional programs that include product sample cases, sales literature, product videos and other sales and promotional materials. Professional contractors use these materials to sell remodeling construction services to prospective customers. The customer generally relies on the professional contractor to specify the brand of siding or window to be purchased, subject to the customer’s price, color and quality requirements. The Company’s daily contact with its contractor customers also enables it to closely monitor activity in each of the remodeling and new construction markets in which the Company competes. This direct presence in the marketplace permits the Company to obtain current local market information, providing it with the ability to recognize trends in the marketplace earlier and adapt its product offerings on a location-by-location basis.

The Company believes that its strategic approach to provide a comprehensive product offering is a key competitive advantage relative to competitors who focus on a limited number of products. The Company also believes that its supply centers provide “one-stop shopping” to meet the specialized needs of its contractor customers by distributing more than 2,000 building and remodeling products, including a broad range of company-manufactured vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, and vinyl fencing and railing, as well as products manufactured by third parties. The Company believes that its supply centers have strong appeal to contractor customers and that the ability to provide a broad range of products is a key competitive advantage because it allows its contractor customers, who often install more than one product type, to acquire multiple products from a single source. In addition, the Company has historically achieved economies of scale in sales and marketing by deploying integrated, multiple product programs on a national, regional and local level. Through many of its supply centers, the Company also provides full-service product installation for its vinyl siding and vinyl window products, principally to new homebuilders who value the importance of installation services.

The Company also sells the products it manufactures directly to dealers and distributors in the United States, many of which operate in multiple locations. Independent distributors comprise the industry’s primary market channel for the types of products that the Company manufactures and, as such, remain a key focus of the Company’s marketing activities. The Company provides these customers with distinct brands and differentiated product, sales and marketing support. The Company’s distribution partners are carefully selected based on their ability to drive sales of the Company’s products, deliver high customer service levels and meet other performance factors. The Company believes that its strength in independent distribution provides it with a high level of operational flexibility because it allows it to penetrate key markets and expand the Company’s geographic reach without deploying the necessary capital to establish a company-operated supply center. This reach also allows the Company to service larger customers with a broader geographic scope which drives additional volume. For the nine months ended October 3, 2009, sales to independent distributors and dealers account for approximately 28% of the Company’s net sales. Despite their aggregate lower percentage of total sales, the Company’s largest individual customers are among its direct dealers and independent distributors. In 2008, sales to Window World, Inc. and its licensees represented approximately 11% of total net sales.

Manufacturing

The Company produces its core products at its 11 manufacturing facilities. The Company fabricates vinyl windows at its facilities in Cuyahoga Falls, Ohio; Bothell, Washington; Cedar Rapids, Iowa; Kinston, North Carolina; Yuma, Arizona and London, Ontario. The Company operates vinyl extrusion facilities in West Salem, Ohio, Ennis, Texas and Burlington, Ontario. The Company also has two metal manufacturing facilities located in Woodbridge, New Jersey and Pointe Claire, Quebec.

The Company’s window fabrication plants in Cuyahoga Falls, Ohio; Kinston, North Carolina; Cedar Rapids, Iowa and London, Ontario each use vinyl extrusions manufactured by the West Salem, Ohio extrusion facility for a portion of their production requirements and utilize high speed welding and cleaning equipment for their welded window products. By internally producing a portion of its vinyl extrusions, the Company believes it achieves higher product quality compared to purchasing these materials from third-party suppliers. The Company’s Bothell, Washington and Yuma, Arizona facilities have long-term contracts to purchase their vinyl extrusions from third-party suppliers.

The Company’s window plants generally operate on a single shift basis utilizing both a second shift and increased numbers of leased production personnel to meet higher seasonal needs. The Company’s vinyl extrusion plants generally operate on a three-shift basis to optimize equipment productivity and utilize additional equipment to increase capacity to meet higher seasonal needs.

Raw Materials

The principal raw materials used by the Company are vinyl resin, aluminum, steel, resin stabilizers and pigments, glass, window hardware, and packaging materials, all of which are available from a number of suppliers. The Company has a contract with its resin supplier through December 2011 to supply substantially all of its vinyl resin requirements. The Company believes that other suppliers could also meet its requirements for vinyl resin beyond 2011 on commercially acceptable terms. The Company, along with the entire building products industry, has experienced significant inflation over the past three years in key raw material commodity costs. In response, the Company announced price increases over the past several years on certain of its product offerings to offset the inflation of raw materials, and continually monitors market conditions for price changes as warranted.

Competition

The Company competes with numerous small and large manufacturers of exterior residential building products, some of which are larger in size and have greater financial resources than the Company. The Company also competes with numerous large and small distributors of building products in its capacity as a distributor of these products. The Company believes that only one company within the exterior residential building products industry competes with it throughout the United States and Canada on both the manufacturing and distribution levels.

The Company believes that it is one of the largest manufacturers in the highly fragmented North American market for vinyl windows. The Company believes that the window fabrication industry will continue to experience consolidation due to the increased capital requirements for manufacturing welded vinyl windows. The trend towards welded windows, which require more expensive production equipment as well as more sophisticated information systems, has driven these increased capital requirements. The Company generally competes on price, product performance, and sales, service and marketing support. The Company also faces competition from alternative materials: wood and aluminum in the window market, and wood, masonry and fiber cement in the siding market. An increase in competition from other building product manufacturers and alternative building materials may adversely impact the Company’s business and financial performance. Over the past several years, there has been an increasing amount of consolidation within the exterior residential building products industry.

Seasonality

Because most of the Company’s building products are intended for exterior use, sales tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year usually result in that quarter producing significantly less sales revenue than in any other period of the year. Consequently, the Company has historically had small profits or losses in the first quarter and reduced profits from operations in the fourth quarter of each calendar year.

Backlog

The Company does not have material long-term contracts. The Company’s backlog is subject to fluctuation due to various factors, including the size and timing of orders and seasonality for the Company’s products and is not necessarily indicative of the level of future sales. The Company did not have a significant manufacturing backlog at January 3, 2009.

Trademarks and Patents

The Company relies on patent, trademark and other intellectual property law and protective measures to protect its proprietary rights. The Company has registered and common law rights in trade names and trademarks covering the principal brand names and product lines under which its products are marketed. The Company has obtained patents on certain claims associated with its siding, fencing and railing products, which the Company believes distinguishes its products from those of its competitors. Although the Company employs a variety of intellectual property in its business, the Company believes that none of that intellectual property is individually critical to its current operations.

Government Regulation and Environmental Matters

The Company’s operations are subject to various U.S. and Canadian environmental statutes and regulations, including those relating to materials used in its products and operations; discharge of pollutants into the air, water and soil; treatment, transport, storage and disposal of solid and hazardous wastes; and remediation of soil and groundwater contamination. Such laws and regulations may also impact the cost and availability of materials used in manufacturing the Company’s products. The Company’s facilities are subject to inspections by governmental regulators, which occur from time to time. While the Company’s management does not currently expect the costs of compliance with environmental requirements to increase materially, future expenditures may increase as compliance standards and technology change. For information regarding pending proceedings relating to environmental matters, see “Business—Legal Proceedings.”

Employees

The Company’s employment needs vary seasonally with sales and production levels. As of October 3, 2009, the Company had approximately 2,700 full-time employees, including approximately 1,400 hourly workers. Additionally, the Company had approximately 270 employees in the United States and 400 employees in Canada located at unionized facilities covered by collective bargaining agreements. The Company considers its labor relations to be acceptable.

The Company utilizes leased employees to supplement its own workforce at its manufacturing facilities. The aggregate number of leased employees in the manufacturing facilities on a fulltime equivalency basis is approximately 1,000 workers.

Description of Properties and Facilities

The Company’s operations include both owned and leased facilities as described below:

Location	Principal use	Square feet
Cuyahoga Falls, Ohio	Corporate Headquarters	70,000	(4)
Cuyahoga Falls, Ohio	Vinyl Windows, Vinyl Fencing and Railing	577,000
Bothell, Washington	Vinyl Windows	159,000	(1)
Yuma, Arizona	Vinyl Windows	223,000	(1)(5)
Cedar Rapids, Iowa	Vinyl Windows	257,000	(1)
Kinston, North Carolina	Vinyl Windows	319,000	(1)
London, Ontario	Vinyl Windows	60,000
Burlington, Ontario	Vinyl Siding Products	394,000	(2)
Ennis, Texas	Vinyl Siding Products	538,000	(3)(4)
West Salem, Ohio	Vinyl Window Extrusions, Vinyl Fencing and Railing	173,000	(4)
Pointe Claire, Quebec	Metal Products	289,000
Woodbridge, New Jersey	Metal Products	318,000	(1)
Ashtabula, Ohio	Distribution Center	293,000	(1)

(1)	Leased facilities.

(2)	The Company leases a portion of its warehouse space in this facility.

(3)	Includes a 237,000 square foot warehouse that was built during 2005 and is leased. The Company owns the remainder of the facility.

(4)	The credit facilities are secured by first lien mortgages on these properties and the notes are required to be secured by second lien mortgages on these properties.

(5)	The land for this facility is owned by the Company but the Company leases the use of the building. The credit facilities are secured by a first lien mortgages on the owned land and the notes are required to be secured by second lien mortgages on the owned land.

Management believes that the Company’s facilities are generally in good operating condition and are adequate to meet anticipated requirements in the near future.

The Company also operates 122 supply centers in major metropolitan areas throughout the United States and Canada. Except for one owned location in Akron, Ohio, the Company leases its supply centers for terms generally ranging from five to seven years with renewal options. The supply centers range in size from 6,000 square feet to 50,000 square feet depending on sales volume and the breadth and type of products offered at each location.

The leases for the Company’s window plants expire in 2011 for the Bothell location, in 2015 for the Yuma location, in 2020 for the Cedar Rapids location and in 2010 for the Kinston location.

The lease for the warehouse at the Company’s Ennis location expires in 2020. The Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. The lease for the warehouse at the Company’s Ashtabula location expires in 2013. The Company’s previously announced plans to completely discontinue using the warehouse facility adjacent to the Ennis manufacturing plant prior to the end of 2008 were concluded during the second quarter of 2009. The leases at the Bothell and Yuma locations and for the warehouse at the Ennis location are renewable at the Company’s option for two additional five-year periods. The lease for the Company’s Burlington warehouse space expires in 2014. The lease for the Company’s Woodbridge location expires in 2014.

Legal Proceedings

The Company is involved from time to time in litigation arising in the ordinary course of its business, none of which, after giving effect to the Company’s existing insurance coverage, is expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity. From time to time, the Company is involved in proceedings and potential proceedings relating to environmental and product liability matters.

Certain environmental laws, including the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, (“CERCLA”), and comparable state laws, impose strict, and in certain circumstances, joint and several, liability upon specified responsible parties, which include certain former owners and operators of waste sites designated for clean up by environmental regulators. A facility in Lumber City, Georgia, initially owned by USX Corporation (“USX”), subsequently owned by the Company and then subsequently owned by Amercord, Inc., a company in which the Company held a minority interest, is subject to a Consent Order. The Consent Order was entered into by Amercord, Inc. with the Georgia Department of Natural Resources in 1994, and required Amercord, Inc. to conduct soil and groundwater investigation and perform required remediation. The Company was not a party to the Consent Order. Additionally, the Company believes that soil and groundwater in certain areas of the site (including the area of two industrial waste landfills) were being investigated by the United States Environmental Protection Agency (“EPA”) under CERCLA to determine whether remediation of those areas may be required and whether the site should be listed on the state or federal list of priority sites requiring remediation. Amercord, Inc. is no longer an operating entity and does not have adequate financial resources to perform any further investigation and remediation activities that may be required. If substantial remediation is required, claims may be made against the Company, which could result in material expenditures. If costs related to the remediation of this site are incurred, the Company and USX have agreed to share in those costs; however, there can be no assurance that USX can or will make the payments. Currently, it is not probable that the outcome of this matter will result in a liability to the Company, and further, the amount of liability cannot be reasonably estimated. The Company believes this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The Woodbridge, New Jersey facility is currently the subject of an investigation and/or remediation before the New Jersey Department of Environmental Protection (“NJDEP”) under ISRA Case No. E20030110 for Gentek Building Products, Inc. (“Gentek U.S.”). The facility is currently leased by Gentek U.S. Previous operations at the facility resulted in soil and groundwater contamination in certain areas of the property. In 1999, the property owner and Gentek U.S. signed a remediation agreement with NJDEP, pursuant to which the property owner and Gentek U.S. agreed to continue an investigation/remediation that had been commenced pursuant to a Memorandum of Agreement with NJDEP. Under the remediation agreement, NJDEP required posting of $250,000 in a remediation funding source, $100,000 of which was provided by Gentek U.S. under a self-guarantee. Although investigations at this facility are ongoing and it appears probable that a liability will be incurred, the Company cannot currently estimate the amount of liability that may be associated with this facility as the delineation process has not been completed. The Company believes that this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The same Woodbridge, New Jersey facility was the subject of a prior investigation and remediation before NJDEP, under ISRA Case No. 94359. On February 1, 2000, NJDEP issued a “no further action” letter and covenant not to sue, relying in part on the establishment of a 60-year duration Classification Exception Area, or CEA and Wellhead Restriction Area, or WRA, for a discrete area of the facility. By reason of this approval, Gentek U.S. has certain responsibilities imposed by law and/or agreement to monitor the extent of contamination at the facility in the area of, and for the duration of, the CEA and WRA. On the basis that a “no further action” letter was issued, the Company believes that this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The Company entered into a consent order dated August 25, 1992 with the EPA pertaining to corrective action requirements associated with the use of hazardous waste storage facilities at its Cuyahoga Falls, Ohio site location. In July 2005, the Company entered into an Administrative Order of Consent relative to the final corrective measures that are to be implemented at this site. On November 20, 2008, a “Corrective Action Complete with Controls” finding was issued by the EPA. The Company believes that USX, the former owner of the site, bears responsibility for substantially all of the direct costs of corrective action at the site under the relevant purchase contract terms and under statutory and common law. To date, USX has reimbursed the Company for substantially all of the direct costs of corrective action at the site. The Company expects that it will continue to be reimbursed by USX for any additional costs associated with this matter. Payments, however, may not continue to be made by USX or USX may not have adequate financial resources to fully reimburse the Company for these costs. The Company believes that any additional cost incurred that is not reimbursed by USX will not have a material adverse effect on its financial position, results of operations or liquidity.

The Company handles other environmental claims in the ordinary course of business and maintains product liability insurance covering certain types of claims. Although it is difficult to estimate the Company’s potential exposure to these matters, the Company believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

MANAGEMENT

The following table sets forth information about the Board of Directors of AMH II, the Company’s indirect parent, and the Company’s executive officers.

Name	Age	Position(s)
Thomas N. Chieffe	52	President and Chief Executive Officer
Warren J. Arthur	42	Senior Vice President, Operations
Stephen E. Graham(1)	52	Vice President-Chief Financial Officer, Treasurer and Secretary
Robert M. Franco	56	President of Alside Supply Centers
John F. Haumesser	45	Vice President of Human Resources
Lars C. Haegg	44	Director, Chairman of the Audit Committee
Ira D. Kleinman	53	Director, Chairman of the Board of Directors
Kevin C. Nickelberry	38	Director
Dana R. Snyder	63	Director and Former Interim President and Chief Executive Officer
Dennis W. Vollmershausen	66	Director
Christopher D. Whalen	35	Director

(1)	Cynthia L. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President – Chief Financial Officer, Treasurer and Secretary. Mr. Graham was appointed as Ms. Sobe’s replacement effective June 22, 2009.

Through its indirect ownership of the Company’s membership interest, the Board of Directors of AMH II controls the actions taken by the Company. The Company converted to a limited liability company in December 2007, and as a result, the Company no longer maintains a separate Board of Directors. AMH II’s directors are elected on an annual basis, with terms expiring as of the annual meeting of AMH II stockholders. All of the officers serve at the discretion of AMH II’s Board of Directors. Set forth below is a brief description of the business experience of the AMH II directors and the Company’s executive officers.

Thomas N. Chieffe, Age 52. Mr. Chieffe joined the Company in October 2006 as the Company’s President and Chief Executive Officer and was also appointed director of AMH II. Prior to joining the Company, Mr. Chieffe worked for Masco Corporation from 1993 to 2006 in various leadership positions, including Group Vice President, Retail Cabinets, from 2005 to 2006, President and Chief Executive Officer of Kraftmaid Cabinetry, Inc., from 2001 to 2005, General Manager of Kraftmaid from 1999 to 2001, Executive Vice President of Operations for Kraftmaid from 1996 to 1999, and Group Controller from 1993 to 1996. Mr. Chieffe also serves as a director for Monessen Hearth Systems.

Warren J. Arthur, Age 42. Mr. Arthur has been Senior Vice President, Operations of the Company since March 2008. Mr. Arthur joined the Company in 2006 as Vice President—Purchasing and Supply Chain. Prior to joining the Company, Mr. Arthur worked for Laminate Technologies Corporation from January 2006 to November 2006 as its Chief Operating Officer and for Masco Corporation’s Retail Cabinet Group from 1994 to 2005 in various positions, last serving as its Vice President of Purchasing.

Stephen E. Graham, Age 52. Mr. Graham has been Vice President-Chief Financial Officer, Treasurer and Secretary of the Company since June 2009. Mr. Graham has 30 years of accounting and finance experience, including 15 years serving in a Chief Financial Officer capacity. Most recently, Mr. Graham was the Chief Financial Officer of Wastequip, Inc., an international waste equipment manufacturer, from 2008 to March 2009 and Executive Vice President and Chief Financial Officer of Shiloh Industries, Inc., a publicly traded automotive components manufacturer, from 2001 to 2008.

Robert M. Franco, Age 56. Mr. Franco joined the Company in 2002 as President of Alside Supply Centers. Prior to joining the Company, Mr. Franco was most recently Vice President of the Exterior Systems Business of Owens-Corning, Inc., where he had worked in a variety of key management positions for over 20 years.

John F. Haumesser, Age 45. Mr. Haumesser joined the Company in February 2001 as Vice President of Human Resources. Prior to joining the Company, Mr. Haumesser was Director of Human Resources for the North American Building Products Division of Pilkington, PLC. Prior to joining Pilkington, Mr. Haumesser held a series of human resources and manufacturing management roles at Case Corporation and the Aluminum Company of America.

Lars C. Haegg, Age 44. Mr. Haegg has been director of AMH II since December 16, 2008. Mr. Haegg has been a Managing Director with the New York Office of Investcorp since 2003. Mr. Haegg is also a member of the Audit Committee and Compensation Committee of the Board of Directors.

Ira D. Kleinman, Age 53. Mr. Kleinman has been a director of the Company since 2002. Mr. Kleinman has also been a director of AMH II since December 2004. Mr. Kleinman has been a General Partner of Harvest Partners for more than seven years.

Kevin C. Nickelberry, Age 38. Mr. Nickelberry has been a director of AMH II since January 2007. Mr. Nickelberry has been an executive of Investcorp or one or more of its wholly owned subsidiaries since 2003. Mr. Nickelberry is currently a Principal with the New York office of Investcorp.

Dana R. Snyder, Age 63. Mr. Snyder has been a director of AMH II since December 2004. From July through September 2006, Mr. Snyder served as the Company’s Interim President and Chief Executive Officer. Previously, Mr. Snyder was an executive with Ply Gem Industries, Inc. and The Stolle Corporation.

Dennis W. Vollmershausen, Age 66. Mr. Vollmershausen has been a director of the Company since 2002. Mr. Vollmershausen has also been a director of AMH II since December 2004. He has also been a director of Wesruth Investments Limited since 1990 and a director of Madill Equipment Inc. from 2004 through February 2008. Previously, he served as the President, Chief Executive Officer and director of Lund International Holdings, Inc., a manufacturer, marketer and distributor of aftermarket accessories for the automotive market, until 2007 and Champion Road Machinery, Ltd., a manufacturer of construction equipment, until 1997. Mr. Vollmershausen also served as the Chairman of the Board of London Machinery, Inc. from 1989 to 2005.

Christopher D. Whalen, Age 35. Mr. Whalen has been director of AMH II since December 8, 2008. Mr. Whalen is a Principal of Harvest Partners, where he has worked since 1999. Previously, Mr. Whalen held a position at Lehman Brothers, Inc.

Audit Committee

The members of AMH II’s audit committee are appointed by AMH II’s Board of Directors. AMH II’s audit committee currently consists of Lars Haegg, Ira Kleinman and Dennis Vollmershausen. Mr. Vollmershausen is considered a financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC. Mr. Haegg serves as the chairman of the audit committee. Mr. Vollmershausen is an independent member of the committee, as that term is defined under The Nasdaq Stock Market listing requirements. The Company is not an “issuer” as defined under the Sarbanes-Oxley Act and it does not have a class of securities listed on any national securities exchange; accordingly, the Company is not required to maintain an audit committee comprised entirely of “independent” directors within the meaning of Rule 10A-3 under the Exchange Act of 1934, as amended (the “Exchange Act”). The Company believes the experience and education of the directors on its audit committee qualifies them to monitor the integrity of its financial statements, compliance with legal and regulatory requirements, the public accountant’s qualifications and independence, the Company’s internal controls and procedures for financial reporting, and the Company’s compliance with applicable provisions of the Sarbanes-Oxley Act and the rules and regulations thereunder. In addition, the audit committee has the ability on its own to retain independent accountants, financial advisors or other consultants, advisors and experts whenever it deems appropriate.

Code of Ethics

The Company has adopted a code of ethics that applies to its principal executive officer and all senior financial officers, including the chief financial officer, controller, and other persons performing similar functions. This code of ethics is posted on the Company’s website at http://www.associatedmaterials.com. Any waiver or amendment to this code of ethics will be timely disclosed on the Company’s website. Information contained on the Company’s website shall not be deemed a part of this prospectus.

Executive Compensation Discussion and Analysis

Objectives of the Company’s Executive Compensation Program

The goals of the Company’s executive compensation program are to: (1) attract and retain key executives, (2) align executive pay with corporate goals and (3) encourage a long-term commitment to enhance equity value. For purposes of this discussion, the term “executive” refers to the Company’s named executive officers included under “—Summary Compensation Table” of this prospectus.

The Company’s key performance indicator is adjusted EBITDA. The Company and its shareholders utilize adjusted EBITDA as the primary measure of the Company’s financial performance. Accordingly, the Company’s compensation programs are designed to reward executives for driving growth of the Company’s adjusted EBITDA, which the Company believes corresponds to the enhancement of equity value. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization as well as certain management fees paid to its private equity sponsors, transaction costs, and non-recurring or extraordinary items. Adjusted EBITDA has the same meaning as the defined term “EBITDA” as used in the employment agreements for the Company’s executives, provided that “EBITDA”, as compared to adjusted EBITDA, may be subject to additional adjustments as made in good faith by the Board of Directors of AMH II. For purposes of the following discussion within the Executive compensation discussion and analysis and the executive compensation disclosures, EBITDA has the meaning as defined in the employment agreements.

Elements of Compensation

Executive compensation is comprised of one or more of the following elements: (1) base salary, (2) bonus awards, (3) annual incentive bonus, (4) equity-based compensation consisting of stock options, (5) other long-term incentives based upon the enhancement of the Company’s equity value, and (6) separation or severance benefits. The Company believes that offering these elements is necessary to remain competitive in attracting and retaining talented executives. Furthermore, the annual incentive bonus, equity-based compensation and other long-term incentives align the executive’s goals with those of the organization and its members.

Collectively, these elements of the executive’s total compensation are designed to reward and influence the executive’s individual performance and the Company’s short-term and long-term performance. Base salaries and annual incentive bonuses are designed to reward executives for their performance and the short-term performance of the Company. Bonus awards typically include sign-on bonuses or incentives to attract executives to the Company, or awards to executives paid at the discretion of the Board of Directors of AMH II. The Company believes that equity-based compensation and other long-term incentive compensation ensure that the Company’s executives have a continuing stake in the long-term success of the Company and have incentives to increase equity value. Separation and severance benefits are commonplace in executive positions, and the offering of such benefits is necessary to remain competitive in the marketplace. Total compensation for each executive is reviewed annually by the

Compensation Committee of the Board of Directors of AMH II (the “Committee”) to ensure that the proportions of the executive’s short-term incentives and long-term incentives are properly balanced.

Setting Executive Compensation

The Committee reviews all employment agreements and recommends changes to compensation for the Company’s top management group, including the executives, which are forwarded to AMH II’s Board of Directors for approval. The Company’s Human Resources Department compiles data regarding compensation paid by other companies for use in the determination of annual salary increases, as well as for use in the review of the overall compensation structure for executives. The Company subscribes to a compensation database (Hay Group PayNet Compensation Database) to obtain compensation data for similarly sized companies based on annual revenues. For the named executives, the Company’s Vice President of Human Resources and the Chief Executive Officer (the “CEO”) review the data obtained from the compensation database in conjunction with assessing each executive’s performance for the year and prepare recommendations to the Committee with respect to proposed annual increases for the executives, excluding themselves. The Vice President of Human Resources provides the Committee with data from the database related to comparable CEO compensation; however, the Committee develops its own assessment of the performance of the CEO and, if deemed appropriate, recommends an annual base salary increase. The following further discusses each component of executive compensation.

Base Salary

Base salaries are determined based on (1) a review of salary ranges for similar positions at companies of similar size based on annual revenues, (2) the specific experience level of the executive, and (3) expected contributions by the executive toward organizational goals.

Annually, the Committee reviews base salaries of executives to ensure that, along with all other compensation, base salaries continue to be competitive with respect to similarly sized companies.

As described above, the Committee may also award annual increases in base salary contingent on the executive’s individual contributions and performance during the prior year.

Bonus Awards

Bonus awards encompass any bonus provided outside of the annual incentive bonus. Typical bonus awards include awards used to attract executives to the Company, such as signing bonuses or bonuses that guarantee a fixed or minimum payout as compared to a payout under the annual incentive bonus based on defined performance goals. Bonus awards can also be awarded at the discretion of the Board of Directors of AMH II to recognize extraordinary achievements or contributions to the Company.

Annual Incentive Bonus

For 2008, the executives’ annual incentive bonuses were solely determined as a percentage of base salary based on the achievement of defined EBITDA hurdles. Each year the AMH II Board of Directors establishes EBITDA hurdles, including a threshold, target and maximum hurdle. The EBITDA hurdles are determined by the Board of Directors of AMH II, giving consideration to the prior year performance of the Company, expected growth in EBITDA, market conditions that may impact results, and a review of the budget prepared by management. The EBITDA hurdles are established to motivate superior performance by management to achieve challenging targets and results that are deemed to be in the best interest of the Company and our stakeholders and to tie their interest to meeting and exceeding the Company’s established financial goals. Failure to achieve the internal EBITDA hurdles is not necessarily an indication of the Company’s financial performance and financial condition. If actual EBITDA is between either the threshold and target hurdles or the target and maximum hurdles, linear interpolation is used to calculate the incentive bonus payout. The Board of Directors of AMH II may, at its discretion, allow adjustments to EBITDA for non-recurring or unusual amounts, which may not otherwise be included as an adjustment to derive the Company’s adjusted EBITDA as presented elsewhere in this prospectus. For 2008, the threshold, target and maximum EBITDA hurdles were $115 million, $125 million and $130 million, respectively. For 2008, the Company’s EBITDA was below the threshold, therefore not generating a bonus payout. In recognition of the Company’s performance in 2008, the Committee elected to grant a discretionary bonus to management. For 2007, the executive’s annual incentive bonus was comprised of three different components: (1) a percentage of base salary, based on the achievement of defined EBITDA hurdles, (2) achievement of established cost reduction goals, and (3) a discretionary component. The Company modified its annual incentive bonus program for 2007 to align the executives’ incentive compensation with the Company’s multiple short-term initiatives specific to 2007. For the 2007 annual incentive bonus component based on defined EBITDA hurdles, the threshold, target and maximum EBITDA hurdles were $120 million, $130 million and $140 million, respectively.

In 2009, the Company’s annual incentive bonus will be determined solely as a percentage of base salary based on the achievement of defined EBITDA hurdles, which were established by the Board of Directors of AMH II in March 2009, in a manner consistent with the Company’s historical practice. The Company believes that the EBITDA performance hurdles established under the annual incentive bonus plan for any current compensation cycle represent confidential financial information, the disclosure of which could cause the company competitive harm. Accordingly, it is the Company’s practice not to include such information in its public filings until the completion of the relevant compensation cycle and the public disclosure of the related EBITDA results.

Equity-Based Compensation—Stock Options

The Committee awards equity-based compensation to executives based on the expected role of the executive in increasing equity value. Typically stock options will be awarded upon hiring or promotion of the executive; however, stock options may be granted at any time at the discretion of the Board of Directors of AMH II. Mr. Chieffe, Mr. Arthur, Mr. Graham, Mr. Franco, and Mr. Haumesser have each been granted stock options for the purchase of equity in AMH II. The number of stock options granted to Mr. Chieffe, Mr. Arthur, Mr. Graham, Mr. Franco and Mr. Haumesser was determined by the Board of Directors of AMH II such that each executive received a pre-defined ownership percentage, on a fully diluted basis, of the Company. The targeted pre-defined ownership percentage was established by the Board of Directors of AMH II based on management ownership levels in similar private-equity transactions.

Other Long-Term Incentives

Mr. Chieffe’s amended employment agreement, entered into on April 1, 2008, provides for a special retention incentive bonus of $1.5 million, payable in three equal annual installments commencing on October 1, 2008. The payment of the special retention incentive bonus shall cease if Mr. Chieffe’s employment is terminated by the Company for cause or in the event Mr. Chieffe voluntarily resigns. Mr. Chieffe would be entitled to the remaining unpaid portion of his special retention incentive bonus in the event of termination without cause or if he resigns for good reason, as well as upon the occurrence of certain change in control events.

Separation Compensation

Except for Mr. Chieffe, the executives have entered into employment agreements that provide for severance and separation payments either in the event that the Company terminates the executive without cause, or, in the event of a change in control, if the employee resigns from the Company following the occurrence of certain adverse changes to his or her employment, as defined in the employment agreements. Mr. Chieffe’s employment agreement provides for severance and separation payments in the event he resigns for good reason. Refer to the “—Grants of Plan-Based Awards,” “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control” sections for additional discussion of these agreements. The Company believes that offering severance benefits is important to remain competitive in attracting talent to the Company. In addition, the benefits provided to the executive in the event of a change in control are enhanced in comparison to the standard separation or severance terms included in the executive’s employment agreement. These enhanced benefits allow the executive to remain focused on his or her responsibilities and the interests of the Company’s members in the event of corporate changes or a change in control.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Company’s current named executive officers (the “named executive officers”) for the years ended January 2, 2010, January 3, 2009 and December 29, 2007.

Name and principal position	Year	Salary	Bonus(1)		Stock awards	Option awards		Non-equity incentive plan compen- sation(2)	Change in pension value and nonqualified deferred compen- sation earnings	All other compen- sation		Total
Thomas N. Chieffe,	2009	$550,000	$500,000	(3)	$—	$—		$—	$—	$13,999	(9)	$1,063,999
President and Chief Executive Officer(3)	2008	537,507	555,000	(3)	—	—	(6)	—	—	11,594	(9)	1,104,101
	2007	500,000	250,000	(3)	—	—		237,220	—	10,710	(9)	997,930

Warren J. Arthur,	2009	234,378	—		—	—		—	—	774	(9)	235,152
Senior Vice President, Operations	2008	218,876	13,500		—	—	(6)	—	—	705	(9)	233,081
	2007	172,000	—		—	—		127,502	—	27,581	(10)	327,083

Cynthia L. Sobe(4)	2009	113,365	—		—	—		—	—	3,426	(9)	116,791
Former Vice President—Chief Financial Officer, Treasurer and Secretary	2008	225,000	13,500		—	—	(7)	—	—	9,691	(9)	248,191
	2007	168,750	—		—	—		58,641	—	6,008	(9)	233,399

Stephen E. Graham	2009	158,077	—		—	—	(8)	—	—	633	(9)	158,710
Vice President—Chief Financial Officer, Treasurer and Secretary(4)(5)

Robert M. Franco,	2009	330,756	—		—	—		—	—	22,977	(11)	353,733
President of Alside Supply Centers	2008	326,817	19,845		—	—	(7)	—	—	23,948	(11)	370,610
	2007	311,250	—		—	—		201,352	—	20,508	(11)	533,110

John F. Haumesser,	2009	252,000	—		—	—		—	—	4,474	(9)	256,474
Vice President of Human Resources	2008	249,000	15,120		—	—	(7)	—	—	10,032	(9)	274,152

(1)	Amounts characterized as “Bonus” payments were discretionary awards authorized by the Committee. For 2008, the Company’s EBITDA was below the threshold, therefore, not generating a bonus payout under the “Non-Equity Incentive Plan Compensation.” In recognition of the Company’s performance in 2008, the Compensation Committee of the Board of Directors elected to grant a discretionary bonus to management.

(2)	Amounts included in the column “Non-equity incentive plan compensation” reflect the annual cash incentive bonus approved by the Committee. This column does not include payments for 2009 non-equity incentive plan compensation as such amounts have not yet been determined. Such amounts are expected to be determined upon completion of the Company’s 2009 financial statements, and will be included in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2010.

(3)	As set forth in his employment agreement, Mr. Chieffe was entitled to a special retention incentive bonus of $1,500,000 payable in three equal annual installments commencing on October 1, 2008. In addition, Mr. Chieffe was granted a discretionary bonus of $55,000 in 2008. His 2007 bonus award was based on 50% of his base annual salary.

(4)	Ms. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President – Chief Financial Officer, Treasurer and Secretary. Mr. Graham was appointed as Ms. Sobe’s replacement effective June 22, 2009.

(5)	Mr. Graham was appointed as Vice President—Chief Financial Officer, Treasurer and Secretary, effective June 22, 2009. Mr. Graham’s employment agreement provides for an annual base salary of $300,000 and eligibility to earn an annual incentive bonus up to 100% of the base salary contingent upon the achievement of defined EBITDA hurdles with respect to each calendar year. See “—Employment Agreements—Mr. Graham.”

(6)	In May 2008, Mr. Chieffe and Mr. Arthur were granted certain options under the AMH Holdings II, Inc. 2004 Stock Option Plan (the “2004 Stock Option Plan”). These option grants had no value on the date of grant as determined in accordance with SFAS No. 123 (Revised).

(7)	In May 2008, Ms. Sobe, Mr. Franco and Mr. Haumesser, as well as certain other employees, each exchanged certain previously issued options under the Associated Materials Holdings 2002 Stock Option Plan (the “2002 Stock Option Plan”) and the 2004 Stock Option Plan for new options under the 2004 Stock Option Plan. These option grants had no value on the date of grant as determined in accordance with SFAS No. 123 (Revised).

(8)	In June 2009, Mr. Graham was granted certain options under the 2004 Stock Option Plan. This option grant had no value on the date of grant as determined in accordance with SFAS No. 123 (Revised).

(9)	Includes amounts accrued or allocated under a qualified defined contribution plan available to all Company employees and imputed income from group term life coverage provided by the Company in excess of $50,000.

(10)	Includes imputed income from group term life coverage provided by the Company in excess of $50,000 and $27,189 of relocation assistance in conjunction with Mr. Arthur joining the Company in December 2006.

(11)	Includes amounts accrued or allocated under a qualified defined contribution plan available to all Company employees, imputed income from group term life coverage provided by the Company in excess of $50,000 and the value of customer incentive trips attended by the executive’s spouse including the related tax liability.

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan-based awards made to named executive officers during the year ended January 2, 2010.

Name	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(4)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)
Thomas N. Chieffe	110,000	550,000	825,000	—	—	—	—	—	—	—
Warren J. Arthur	45,000	135,000	225,000	—	—	—	—	—	—	—
Cynthia L. Sobe(5)	—	—	—	—	—	—	—	—	—	—
Stephen E. Graham(6)	60,000	180,000	300,000	7,313	20,506	—	—	—	1.00	0.00
Robert M. Franco	66,000	198,000	330,000	—	—	—	—	—	—	—
John F. Haumesser	50,400	151,200	252,000	—	—	—	—	—	—	—

(1)	Each option grant contains both time-based and performance vesting options. Approximately 35% of the options (“time-based options”) vest ratably over a five-year period, subject to such time-based options immediately vesting upon the occurrence of a change in control, as defined in the 2004 Stock Option Plan. The “threshold” amount presented in this column represents the number of shares currently underlying such time-based options, assuming that no adjustment (as described in note 3 below) is made to the number of shares underlying such options. This amount is equivalent to the minimum number of shares for which options could be exercised, either upon the expiration of the five-year vesting period or upon the occurrence of a change in control, assuming that no performance criteria have been met.

(2)	Approximately 65% of the options (“performance-based options”) become exercisable if a liquidity event, as defined in the option agreements, occurs and certain specified returns on investment are realized by the stockholders of AMH II in connection with such liquidity event; provided that if a liquidity event had occurred on or prior to January 1, 2010, the performance-based options (along with the time-based options) would have immediately vested without regard to realized investment returns. The “target” amount presented in this column represents the total aggregate number of shares currently underlying the time-based options and the performance-based options collectively. Such “target” amount assumes that no adjustment (as described in note 3 below) is made to the number of shares underlying such options.

(3)	The number of shares underlying the time-based options and the performance-based options is subject to upwards adjustment, in the event Investcorp converts its preferred stock of AMH II into common stock, with the adjusted number of shares dependent on the fair market value of AMH II common stock at the time of such conversion. Because the future fair market value of AMH II is not currently determinable, the “maximum” number of shares underlying the options, after accounting for such adjustment, is similarly not determinable.

(4)	In accordance with SFAS No. 123 (Revised), (i) the amounts presented in this column for Mr. Graham reflect the incremental fair value of the issued options.

(5)	Ms. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President – Chief Financial Officer, Treasurer and Secretary, and as a result, foregoes all future payments under the Company’s non-equity incentive plan awards and equity incentive plan awards.

(6)	Under the terms of Mr. Graham’s employment agreement, which became effective June 22, 2009, Mr. Graham was granted, pursuant to the 2004 Stock Option Plan, options to purchase 20,506 shares of AMH II’s common stock at an exercise price of $1.00 per share. Approximately 35% of the options vest ratably over a five-year period, subject to such options vesting immediately upon a change in control, as defined in the 2004 Stock Option Plan, and the remainder of the options become exercisable if a liquidity event, as defined in the option agreement, occurs and certain specified returns on investment are realized in connection with the liquidity event; provided that if a liquidity event would have been consummated on or before January 1, 2010, all options would have immediately vested without regard to realized investment returns. See “—Employment Agreements—Mr. Graham.”

Amounts in the table above under “—Grants of Plan-Based Awards” reflect the annual cash incentive bonus based on the achievement of defined EBITDA hurdles established for each executive. The following table prescribes the annual incentive bonus payout, stated as an approximate percentage of base salary, for which each of the named executive officers is eligible for 2009 under the terms of the plan.

	2009 annual incentive bonus payout percentage
	Threshold	Target	Maximum
Thomas N. Chieffe	20%	100%	150%
Warren J. Arthur	20%	60%	100%
Cynthia L. Sobe(1)	—	—	—
Stephen E. Graham(2)	20%	60%	100%
Robert M. Franco	20%	60%	100%
John F. Haumesser	20%	60%	100%

(1)	Ms. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President—Chief Financial Officer, Treasurer and Secretary.

(2)	Mr. Graham was appointed Vice President—Chief Financial Officer, Treasurer and Secretary, effective June 22, 2009. See “—Employment Agreements—Mr. Graham.”

Total compensation for each executive is reviewed annually by the Committee to ensure that the proportions of the executive’s salary, bonus and short-term incentives are properly balanced, and that compensation is aligned with the Company’s performance. The 2009 annual incentive bonus amounts have not yet been determined. Such amounts are expected to be determined upon completion of the Company’s 2009 financial statements, and will be included in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2010. For the year ended January 3, 2009, salaries and discretionary bonuses comprised the following percentage of total compensation for each of the Company’s executives:

Salary and bonus as a % of total compensation
Thomas N. Chieffe	99%
Warren J. Arthur	99%
Cynthia L. Sobe(1)	96%
Stephen E. Graham(2)	—
Robert M. Franco	94%
John F. Haumesser	96%

(1)	Ms. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President—Chief Financial Officer, Treasurer and Secretary.

(2)	Mr. Graham was appointed Vice President—Chief Financial Officer, Treasurer and Secretary, effective June 22, 2009. See “—Employment Agreements—Mr. Graham.”

Employment Agreements

As a matter of practice, the Company enters into employment agreements with its executive officers that establish minimum salary levels, outline the terms of their discretionary and annual incentive bonus, and provide for severance and other separation benefits in the event of termination or a change in control. The following is a summary of the significant terms of the named executive officers’ employment agreements.

Mr. Chieffe

Mr. Chieffe initially entered into an employment agreement with the Company effective as of August 21, 2006. This agreement was amended and restated in its entirety April 1, 2008. Under the terms of his employment agreement, Mr. Chieffe serves as the Company’s President and Chief Executive Officer. The initial term of the amended and restated employment agreement is two years. The terms of the employment agreement provide that on the second anniversary of the effective date of the employment agreement and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless the Company gives to Mr. Chieffe a notice not to extend the employment term. The amended and restated employment agreement provides for an initial base salary of $550,000 per year, subject to annual review and which may not be decreased, eligibility to earn an annual incentive bonus calculated as a specified percentage of his base salary contingent upon the achievement of defined EBITDA hurdles with respect to each calendar year, participation in the stock plan established by AMH II, and a special retention incentive bonus of $1.5 million, payable in three equal annual installments commencing on October 1, 2008. The payment of the special retention incentive bonus shall cease if Mr. Chieffe’s employment is terminated by the Company for cause or in the event Mr. Chieffe voluntarily resigns. Mr. Chieffe would be entitled to the remaining unpaid portion of his special retention incentive bonus in the event of termination without cause or if he resigns for good reason, as well as the occurrence of certain change in control events. Further, the amended employment agreement replaced Mr. Chieffe’s long-term performance-based and transaction bonuses with participation in the stock option plans established by AMH II.

The amended and restated employment agreement provides that if Mr. Chieffe’s employment is involuntarily terminated by the Company without cause or if Mr. Chieffe resigns for good reason, he will be entitled to the following severance compensation: (1) severance equal to his base salary immediately prior to the date of termination of his employment for 24 months, (2) continued medical and dental benefits consistent with the terms in effect for active employees of the Company for 24 months, subject to reduction to the extent comparable benefits are actually received by Mr. Chieffe from another employer during this period, (3) a pro rata portion of any annual incentive bonus payable for the year of termination, and (4) the remaining unpaid portion of his special retention incentive bonus. The amended and restated employment agreement also provides that if Mr. Chieffe’s employment is involuntarily terminated by the Company without cause or if Mr. Chieffe elects to resign following the occurrence of certain adverse changes to his employment, in each case, within two years following a change in control, Mr. Chieffe will be entitled to the following severance compensation and benefits in lieu of his normal severance described above: (1) a lump sum payment in an amount equal to (A) two times Mr. Chieffe’s base salary, and (B) two times Mr. Chieffe’s annual incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (2) if the termination occurs after June 30 in any year, a prorated portion of his annual incentive pay for that calendar year, (3) the remaining unpaid portion of his special retention incentive bonus, (4) for a period of 24 months, medical and dental insurance benefits consistent with the terms in effect for active employees of the Company during this period, subject to reduction to the extent comparable benefits are actually received by Mr. Chieffe from another employer during this period, and (5) the cost of employee outplacement services equal to $30,000. Mr. Chieffe’s amended and restated employment agreement also provides that he is subject to various restrictive covenants, including confidentiality and non-disparagement covenants, as well as a covenant not to solicit the employees of the Company and a non-competition covenant, in both cases for the period during which Mr. Chieffe is employed by the Company and for the two-year period thereafter. In addition, as a condition to receiving any severance payments or benefits, Mr. Chieffe will be required to execute a general release of claims in favor of the Company and its affiliates.

Mr. Arthur

Mr. Arthur entered into an employment agreement with the Company effective as of April 1, 2008 to serve as its Senior Vice President, Operations. The initial term of the employment agreement was one year. The terms of the employment agreement provide that beginning on April 1, 2009, and each successive year thereafter, the term of the employment agreement will automatically extend by one year unless the Company gives Mr. Arthur a notice not to extend the employment term. The employment agreement provides for an initial base salary of $225,000 per year, subject to annual review and which may not be decreased and the eligibility to earn an annual incentive bonus calculated as a specified percentage of his base salary contingent upon the achievement of defined EBITDA hurdles with respect to each calendar year, and allows for the participation in the stock plan established by AMH II. The employment agreement provides that if Mr. Arthur’s employment is involuntarily terminated by the Company without cause, he will be entitled to severance equal to his annual base salary and continued medical and dental benefits for 12 months, plus a pro rata bonus for the year of termination. The terms of the employment agreement also provide that if Mr. Arthur’s employment is involuntarily terminated by the Company without cause or if Mr. Arthur elects to resign following the occurrence of certain adverse changes to his employment, in each case, within two years following a change in control, Mr. Arthur will be entitled to the following severance compensation and benefits in lieu of his normal severance described above: (1) a lump sum payment in an amount equal to (A) two times Mr. Arthur’s base salary, and (B) two times Mr. Arthur’s incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (2) if the termination occurs after June 30, in any year, a prorated portion of his incentive pay for that calendar year, (3) continued medical, dental and life insurance benefits for 24 months, subject to reduction to the extent comparable benefits are actually received by Mr. Arthur during this period from another employer, and (4) the cost of employee outplacement services equal to $30,000. Mr. Arthur’s employment agreement also provides that he is subject to various restrictive covenants, including confidentiality and non-disparagement covenants, as well as a covenant not to solicit the employees of the Company and a non-competition covenant, in both cases for the period during which Mr. Arthur is employed by the Company and for the two-year period thereafter. In addition, as a condition to receiving any severance payments or benefits, Mr. Arthur will be required to execute a general release of claims in favor of the Company and its affiliates.

Mr. Graham

Mr. Graham entered into an employment agreement with the Company effective as of June 3, 2009 to serve as Vice President-Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Graham’s employment agreement provides for an initial base salary of $300,000 per year, subject to annual review and which may not be decreased and the eligibility to earn an annual incentive bonus up to 100% of the base salary contingent upon the achievement of defined EBITDA hurdles with respect to each calendar year, and allows for the participation in the stock option plan established by AMH II. Mr. Graham’s employment agreement provides that if Mr. Graham’s employment is involuntarily terminated by the Company without cause following the initial 12 months of employment, Mr. Graham will be entitled to the following severance compensation: (1) severance equal to the base salary immediately prior to the date of termination of employment for 12 months, (2) continued medical and dental benefits consistent with the terms in effect for active employees of the Company over the severance period, subject to reduction to the extent comparable benefits are actually received from another employer during this period, and (3) a pro rata portion of any annual incentive bonus payable for the year of termination. The employment agreement also provides that if Mr. Graham’s employment is involuntarily terminated by the Company without cause or if Mr. Graham elects to resign following the occurrence of certain adverse changes to his employment, in each case, within two years following a change in control, Mr. Graham will be entitled to the following severance compensation and benefits in lieu of his normal severance described above: (1) a lump sum payment in an amount equal to (A) two times the base salary, and (B) two times the annual incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (2) if the termination occurs after June 30 in any year, a prorated portion of the annual incentive pay for that calendar year, (3) for a period of 24 months, medical and dental insurance benefits consistent with the terms in effect for active employees of the Company during this period, subject to reduction to the extent comparable benefits are actually received by from another employer during this period, and (4) the cost of employee outplacement services equal to $30,000. Mr. Graham’s employment agreement also provides that he is subject to various other restrictive covenants, including confidentiality and non-disparagement covenants, as well as a covenant not to solicit the employees of the Company and a non-competition covenant, in both cases for the period during which Mr. Graham is employed by the Company and for the two-year period thereafter. In addition, as a condition to receiving any severance payments or benefits, Mr. Graham will be required to execute a general release of claims in favor of the Company and its affiliates.

Mr. Franco

Mr. Franco entered into an employment agreement with the Company effective as of April 19, 2002, to serve as its President of Alside Supply Centers. This employment agreement was amended and restated in its entirety April 1, 2008. The initial term of the amended and restated employment agreement is two years. The terms of the amended and restated employment agreement provide that beginning on April 1, 2009, and each successive year thereafter, the term of the employment agreement will automatically extend by one year unless the Company gives Mr. Franco a notice not to extend the employment term. The amended and restated employment agreement provides for an initial base salary of $330,000 per year, subject to annual review and which may not be decreased. The amended and restated employment agreement provides that if Mr. Franco’s employment is involuntarily terminated by the Company without cause, he will be entitled to severance equal to his annual base salary and continued medical and dental benefits for 12 months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination. The terms of the amended and restated employment agreement also provide that if Mr. Franco’s employment is involuntarily terminated by the Company without cause or if Mr. Franco elects to resign following the occurrence of certain adverse changes to his employment, in each case, within two years following a change in control, Mr. Franco will be entitled to the following severance compensation and benefits in lieu of his normal severance described above: (1) a lump sum payment in an amount equal to (A) two times Mr. Franco’s base salary, and (B) two times Mr. Franco’s incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (2) if the termination occurs after June 30, in any year, a prorated portion of his incentive pay for that calendar year, (3) continued medical, dental and life insurance benefits for 24 months, subject to reduction to the extent comparable benefits are actually received by Mr. Franco during this period from another employer, and (4) the cost of employee outplacement services equal to $30,000. Mr. Franco’s amended and restated employment agreement also provides that he is subject to various restrictive covenants, including confidentiality and non-disparagement covenants, as well as a covenant not to solicit the employees of the Company and a non-competition covenant, in both cases for the period during which Mr. Franco is employed by the Company and for the two-year period thereafter. In addition, as a condition to receiving any severance payments or benefits, Mr. Franco will be required to execute a general release of claims in favor of the Company and its affiliates.

Mr. Haumesser

Mr. Haumesser entered into an employment agreement with the Company effective as of August 21, 2002, to serve as its Vice President of Human Resources. This employment agreement was amended and restated in its entirety April 1, 2008. The initial term of the amended and restated employment agreement was one year. The terms of the amended and restated employment agreement provide that beginning on April 1, 2009, and each successive year thereafter, the term of the employment agreement will automatically extend by one year unless the Company gives Mr. Haumesser a notice not to extend the employment term. The amended and restated employment agreement provides for an initial base salary of $225,000 per year, subject to annual review and which may not be decreased. The amended and restated employment agreement provides that if Mr. Haumesser’s employment is involuntarily terminated by the Company without cause, he will be entitled to severance equal to his annual base salary and continued medical and dental benefits for 12 months, plus a pro rata bonus for the year of termination. The terms of the amended and restated employment agreement also provide that if Mr. Haumesser’s employment is involuntarily terminated by the Company without cause or if Mr. Haumesser elects to resign following the occurrence of certain adverse changes to his employment, in each case, within two years following a change in control, Mr. Haumesser will be entitled to the following severance compensation and benefits in lieu of his normal severance described above: (1) a lump sum payment in an amount equal to (A) two times Mr. Haumesser’s base salary, and (B) two times Mr. Haumesser’s incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (2) if the termination occurs after June 30, in any year, a prorated portion of his incentive pay for that calendar year, (3) continued medical, dental and life insurance benefits for 24 months, subject to reduction to the extent comparable benefits are actually received by Mr. Haumesser during this period from another employer, and (4) the cost of employee outplacement services equal to $30,000. As a condition to any severance payments, Mr. Haumesser agrees not to compete with the Company for two years after separation from the Company. Mr. Haumesser’s amended and restated employment agreement also provides that he is subject to various restrictive covenants, including confidentiality and non-disparagement covenants, as well as a covenant not to solicit the employees of the Company and a non-competition covenant, in both cases for the period during which Mr. Haumesser is employed by the Company and for the two-year period thereafter. In addition, as a condition to receiving any severance payments or benefits, Mr. Haumesser will be required to execute a general release of claims in favor of the Company and its affiliates.

Outstanding Equity Awards At Fiscal Year-End

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas N. Chieffe	6,456	85,775	—	1.00	5/30/2018	—	—	—	—
Warren J. Arthur	1,722	22,873	—	1.00	5/30/2018	—	—	—	—
Cynthia L. Sobe(2)	—	—	—	—	—	—	—	—	—
Stephen E. Graham(3)	—	20,506	—	1.00	6/22/2019	—	—	—	—
Robert M. Franco	2,869	38,123	—	1.00	5/30/2018	—	—	—	—
John F. Haumesser	1,793	23,827	—	1.00	5/30/2018	—	—	—	—

(1)	Approximately 35% of the options issued in 2008 vest ratably over a five-year period (“time-based options”), subject to such options immediately vesting upon a change in control, as defined in the 2004 Stock Option Plan. The remainder of the new options become exercisable if a liquidity event, as defined in the option agreements, occurs and certain specified returns on investment are realized by the stockholders of AMH II in connection with the liquidity event (provided that if a liquidity event had occurred prior to December 31, 2009, these options (together with the time-based options) would have immediately vested without regard to realized investment returns). The number of shares underlying the new options is subject to adjustment in the event Investcorp converts its preferred shares of AMH II into common shares, with the adjusted number of shares dependent on the level of achieved investment hurdles.

(2)	In connection with Ms. Sobe’s resignation from the Company, her outstanding option awards were cancelled.

(3)	Under the terms of Mr. Graham’s employment agreement, Mr. Graham was granted, pursuant to the 2004 Stock Option Plan, options to purchase 20,506 shares of AMH II’s common stock at an exercise price of $1.00 per share. Approximately 35% of the options vest ratably over a five-year period, subject to such options vesting immediately upon a change in control, as defined in the 2004 Stock Option Plan, and the remainder of the options become exercisable if a liquidity event, as defined in the option agreement, occurs and certain specified returns on investment are realized in connection with the liquidity event; provided that if a liquidity event would have been consummated on or before January 1, 2010, all options would have immediately vested without regard to realized investment returns. Mr. Graham’s options expire on June 22, 2019. See “Management—Employment Agreements—Mr. Graham.”

Options Exercises and Stock Vested

There were no exercises of stock options held by the Company’s named executive officers in 2009.

Pension Benefits

The Company does not maintain any pension plans which provide for payments or other benefits in connection with the retirement of any current named executive officer.

Non-Qualified Deferred Compensation

The Company does not maintain any non-qualified defined contribution or other deferred compensation plans.

Potential Payments upon Termination or Change In Control

Separation and severance benefits. The Company, as a matter of practice, provides separation and severance pay and benefits to all of its executive officers and management employees. To be eligible for benefits, a general release of claims in the form determined by the Company is required. Generally, employees are entitled to separation and severance pay of two weeks of base pay plus one week of pay for each year of service rendered with the Company. In addition to these benefits, the Committee may authorize additional payments when it separates an executive officer.

Individual agreements. The Company’s named executive officers have agreements that affect the amount paid or benefits provided following termination or change in control. Refer to the “Employment Agreements” section above for additional discussion regarding the employment agreements with the Company’s executives.

The 2009 annual incentive bonus amounts impact the severance benefits as of January 2, 2010 and have not yet been determined. Such amounts are expected to be determined upon completion of the Company’s 2009 financial statements, and will be included in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2010.

The table below summarizes the amounts that would have been payable, in addition to any amounts included in the Summary Compensation Table and pension benefits included in the Pension Benefits table, to named executive officers in connection with a termination (including resignation, severance, or retirement) or a change in control had such event occurred on January 3, 2009. For purposes of this discussion, the Company has estimated the equity value of the Company based on an enterprise value determined by an independent valuation as of January 3, 2009, the fees associated with change in control provisions under the Company’s indenture agreements and the liquidation preferences described in the stockholders agreement dated December 22, 2004. Severance payments and benefits were calculated assuming the executives were terminated by the Company without cause or resigned for good reason on January 3, 2009.

	Severance benefits			Change in control severance
Name	Severance payments(1)	Benefits(2)	Stock and stock options(3)	Severance payments(1)	Benefits(4)	Stock and stock options(3)
Thomas N. Chieffe	$2,100,000	$13,080	$—	$3,074,440	$43,080	$—
Warren J. Arthur	225,000	6,540	—	705,004	43,080	—
Cynthia L. Sobe(5)	225,000	6,540	—	567,282	43,080	—
Stephen E. Graham(6)	—	—	—	—	—	—
Robert M. Franco	412,305	8,153	—	1,064,204	43,080	—
John F. Haumesser	252,000	6,540	—	810,822	43,080	—

(1)	Based on the terms of Mr. Chieffe’s employment agreement, Mr. Chieffe would be entitled to the remaining unpaid portion of his special retention incentive bonus in the event of termination or a change in control.

(2)	Represents an estimate of the medical benefits, based on the Company’s current cost per employee, to which the executives would be entitled in the event of a termination.

(3)	Based on the Company’s estimated equity value at January 3, 2009, there was no assumed value of the outstanding Class B common stock of AMH II and stock options held by executives.

(4)	Represents an estimate of the medical benefits, based on the Company’s current cost per employee, to which the executives would be entitled in the event of a change in control and termination in addition to amounts due for employee outplacement services.

(5)	Ms. Sobe resigned June 2, 2009, effective June 22, 2009, as Vice President—Chief Financial Officer, Treasurer and Secretary.

(6)	Mr. Graham was appointed Vice President—Chief Financial Officer, Treasurer and Secretary, effective June 22, 2009. See “Employment Agreements” for a discussion of Mr. Graham’s severance benefits and change in control severance.

Director Compensation

Name	Fees earned or paid in cash	Stock awards	Option awards(1)	Non-equity incentive plan compen- sation	Change in pension value and nonqualified deferred compen- sation earnings	All other compen- sation	Total
Thomas N. Chieffe	$—	$—	$—	$—	$—	$—	$—
Lars C. Haegg	—	—	—	—	—	—	—
Ira D. Kleinman	—	—	—	—	—	—	—
Kevin C. Nickelberry	—	—	—	—	—	—	—
Dana R. Snyder	25,000	—	—	—	—	—	25,000
Dennis W. Vollmershausen	25,000	—	—	—	—	—	25,000
Christopher D. Whalen	—	—	—	—	—	—	—

(1)	At January 2, 2010, the aggregate number of options awards outstanding to directors was: Mr. Vollmershausen—2,870 shares and Mr. Snyder—6,149 shares.

AMH II pays two directors, Dennis Vollmershausen and Dana Snyder, $5,000 per meeting for their participation in meetings of the Board of Directors of AMH II, as neither is directly employed by either Harvest Partners or Investcorp. None of the other directors currently receive any compensation for their services on the Board of Directors of AMH II or committee of the Board of Directors of AMH II. AMH II currently reimburses its non-employee directors for all out of pocket expenses incurred in the performance of their duties as directors. The Board of Directors of AMH II is subject to the rules and operating procedures as set forth in the stockholders agreement among the stockholders of AMH II.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Restructuring Agreements

On March 16, 2002, the Company entered into a merger agreement with Holdings and its wholly owned subsidiary, Simon Acquisition Corp, which was controlled by affiliates of Harvest Partners. AMH was created on February 19, 2004. On March 4, 2004, AMH, Holdings and the stockholders of Holdings entered into a restructuring agreement pursuant to which all of the stockholders of Holdings contributed their capital stock in Holdings to AMH in exchange for equivalent capital stock in AMH. Subsequently, AMH contributed all of the capital stock of Holdings which was contributed to it back to Holdings, in exchange for 1,000 shares of class A common stock of Holdings. Following this exchange, all of the former stockholders of Holdings, including Harvest Partners, became the stockholders of AMH, and AMH became the sole stockholder of Holdings.

On December 22, 2004, AMH completed a recapitalization transaction in which the then outstanding capital stock of AMH was reclassified as a combination of voting and non-voting shares of Class B common stock and shares of voting and non-voting convertible preferred stock. All of the shares of the convertible preferred stock were immediately sold to affiliates of Investcorp, with the result that affiliates of Investcorp acquired a 50% equity interest in AMH and the existing shareholders, led by Harvest Partners, retained shares of Class B common stock representing a 50% equity interest in AMH, all on a fully diluted basis. Subsequent to the share purchase, Investcorp and Harvest Partners, through their respective affiliates, each have a 50% voting interest in AMH. Immediately following these transactions, pursuant to a restructuring agreement, the shareholders of AMH contributed their shares of the capital stock of AMH to AMH II. On December 28, 2007, the Company, along with Holdings and AMH, converted from Delaware corporations to Delaware limited liability companies. The Company, Holdings, and AMH undertook the conversion to allow AMH II to fully deduct the interest when paid on the AMH 11 1/4% notes and the AMH II 13 5/8% notes in certain state jurisdictions, thereby reducing AMH II’s consolidated income tax liabilities.

As a result of the recapitalization transaction, AMH II currently has four classes of stock outstanding: Class B, Series I (voting) Common Stock, Class B, Series II (non-voting) Common stock, Voting Preferred Stock and Non-Voting Preferred Stock. The Voting and Non-Voting Preferred Stock are convertible into Class A, Series I (voting) and Class A, Series II (non-voting) Common Stock. All of the voting common stock of AMH II is held by affiliates of Harvest Partners and all of the preferred stock of AMH II (a portion of which is voting preferred stock) is held by affiliates of Investcorp, with the result that such affiliates of Harvest Partners and Investcorp, respectively, each hold 50% of the voting capital stock of AMH II. As a result of their ownership of voting capital stock and a stockholders agreement, affiliates of Harvest Partners and Investcorp have the ability to designate a majority of the Board of Directors of AMH II and all of its subsidiaries and to control action to be taken by AMH II and its subsidiaries and their respective boards of directors, including amendments to their respective certificates of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of the assets of AMH II and any of its subsidiaries.

The Stockholders Agreement

In connection with the recapitalization transaction, the stockholders of AMH II entered into a stockholders agreement, dated December 22, 2004, which governs certain relationships among, and contains certain rights and obligations of, such stockholders. The stockholders agreement (1) limits the ability of the stockholders to transfer their shares in AMH II except in certain permitted transfers as defined therein; (2) provides for certain tag-along obligations and certain drag-along rights; (3) provides for certain registration rights; and (4) provides for certain preemptive rights.

Pursuant to the stockholders agreement, Harvest Partners has the right to designate three members of a seven-member Board of Directors of AMH II and Investcorp has the right to designate three of the seven members of the Board of Directors of AMH II. An additional board seat will be occupied by the CEO of the Company, who is currently Thomas N. Chieffe. The Board of Directors of AMH II is subject to rules and operating procedures as set forth in the stockholders agreement. The number of directors that each of Harvest Partners and Investcorp can designate to the Board of Directors of AMH II is reduced as their equity ownership in AMH II is reduced below specified percentages. Funds managed by Harvest Partners and Investcorp each hold 50% of the voting capital stock of AMH II. All decision-making by the Board of Directors of AMH II will generally require the affirmative vote of a majority of the members of the entire Board of Directors of AMH II. In addition, certain matters, such as issuing additional equity securities, new debt financings, acquisitions and related transactions, and other significant transactions, require the affirmative vote of at least one director nominated by Harvest Partners and one director nominated by Investcorp (a “Special Board Approval”). The number of matters that require a Special Board Approval is reduced as the equity ownership of each of Harvest Partners and Investcorp falls below certain stated thresholds.

The stockholders agreement prohibits transfers of securities of AMH II except: (i) to certain “Permitted Transferees” (as defined in the stockholders agreement), (ii) in a registered public offering, (iii) pursuant to certain drag-along rights that would require stockholders to sell all or part of their equity interest in AMH II to third parties along with certain sales by stockholders holding a majority of the outstanding shares of common stock or a majority of the outstanding shares of convertible preferred stock and on the same terms, and subject to the same conditions, as such sales, and (iv) pursuant to certain preemptive and tag-along rights that would require a stockholder wishing to sell all or part of its equity interest in AMH II to first offer its shares on the same terms to AMH II and the other stockholders of AMH II party to the stockholders agreement, and if not purchased by AMH II or such stockholders, to include shares of such stockholders, at their option, in the event of a sale to a third party.

The stockholders agreement provides stockholders certain rights with respect to registration under the Securities Act either upon the occurrence of the initial public offering or registration of AMH II of its securities under the Securities Act for its own account or account of another person. The stockholders agreement also provides stockholders with certain preemptive rights to purchase AMH II securities upon the issuance of new AMH II securities, and subject to certain other conditions.

The stockholders agreement provides Investcorp (together with their Permitted Transferees, the “Investcorp Investors”) with the following additional rights: (i) at any time after December 22, 2006, the Investcorp Investors may demand that an independent valuation of AMH II be performed by an independent investment banking or valuation firm and, in the event that the valuation is less than the “Threshold Amount” (as defined in the stockholders agreement), and subject to certain other conditions, the Investcorp Investors may make changes to the executive officers of AMH II and its subsidiaries, including the CEO (who shall be reasonably acceptable to the stockholders party thereto affiliated with Harvest Partners (together with their Permitted Transferees, the “Harvest Funds”)); (ii) if for the period from January 1, 2005 through December 31, 2008, the Adjusted Cash Flow (as defined in the stockholders agreement) of AMH II and its subsidiaries is less than 70% of the Projected Adjusted Cash Flow (as defined in the stockholders agreement) of AMH II and its subsidiaries, the Investcorp Investors may notify AMH II that they intend to initiate a process that could result in the exercise by the Investcorp Investors of their drag-along rights and, if the Investcorp Investors opt to pursue the exercise of their drag-along rights, for a period of 60 days after notice thereof is given to AMH II, the Harvest Funds and AMH II shall have the right, but not the obligation, to purchase all, but not less than all, of the outstanding preferred stock and common stock held by the Investcorp Investors; and (iii) at any time after July 15, 2007, the Investcorp Investors may notify AMH II that they intend to cause AMH II to initiate a process that could result in a recapitalization of AMH II, in accordance with certain conditions (as further described in the stockholders agreement, an “Approved Recapitalization”). In each of (i) and (ii), at the earlier of such time as (a) 75% or more of the preferred stock of AMH II acquired by the Investcorp Investors pursuant to the Restructuring Agreement has been repurchased by AMH II or converted into common stock of AMH II and (b) the Investcorp Investors hold less than 20% of AMH II’s outstanding capital stock, then the rights under (i) and (ii) described herein will terminate. In addition, each of the rights granted under (i), (ii) and (iii) are exercisable only once during the term of the stockholders agreement. Subject to certain conditions, the other stockholders (other than the Investcorp Investors) party to the stockholders agreement shall also have the right to initiate an Approved Recapitalization at any time after July 15, 2007, if the Equity Value (as defined in the stockholders agreement) of AMH II exceeds $815.0 million. Also, at any time after December 22, 2009, each of the Harvest Funds and Investcorp may notify the Company and the other stockholders that they intend to initiate a process that could result in the exercise of their respective drag-along rights.

The Management Advisory Agreement

The Company entered into a management advisory agreement with Investcorp International Inc. (“III”) for management advisory, strategic planning and consulting services, for which the Company paid III the total due under the agreement of $6.0 million on December 22, 2004. As described in the management advisory agreement with III, $4.0 million of this management fee relates to services to be provided during the first year of the agreement, with $0.5 million related to services to be provided each year of the remaining four-year term of the agreement. This management advisory agreement will terminate on December 22, 2009. The Company expenses the prepaid management fee in accordance with the services provided over the life of the agreement and recorded $0.5 million of expense in connection with this agreement for each of the years ended January 3, 2009, December 29, 2007, and December 30, 2006, which are included in selling, general and administrative expenses in the consolidated statements of operations.

On November 5, 2009, the Company entered into a financing advisory services agreement with III, which financing advisory services agreement provided for the payment to III of a one-time fee in exchange for certain financing advisory services. In connection with such agreement, a fee, equal to 0.667% of the total proceeds of the offering of the outstanding notes, was paid to III upon the issuance of the outstanding notes.

The Company entered into an amended and restated management agreement with Harvest Partners in December 2004 for financial advisory and strategic planning services. For these services, Harvest Partners receives an annual fee payable on a quarterly basis in advance, beginning on the date of execution of the original agreement. The fee is adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. The Company paid approximately $0.9 million, $0.8 million and $0.8 million of management fees to Harvest Partners for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively, which are included in selling, general and administrative expenses in the consolidated statements of operations. The agreement also provides that Harvest Partners will receive transaction fees in connection with financings, acquisitions and divestitures of the Company. Such fees will be a percentage of the applicable transaction. In December 2004, Harvest Partners and III entered into an agreement pursuant to which they agreed that any transaction fee that becomes payable under the amended management agreement after December 22, 2004 will be shared equally by Harvest Partners and III. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

On November 5, 2009, the Company entered into a financing advisory services agreement with Harvest Partners, which finance advisory services agreement provided for the payment to Harvest Partners of a one-time fee in exchange for certain financing advisory services. In connection with such agreement, a fee equal to 0.333% of the total proceeds of the offering of the outstanding notes, was paid to Harvest Partners upon the issuance of the outstanding notes.

As of January 3, 2009 and December 29, 2007, the Company had a payable to its indirect parent companies totaling approximately $9.3 million and $5.0 million, respectively. The balances outstanding with its indirect parent companies relates primarily to amounts owed under the Company’s tax sharing agreement with its indirect parent companies, which include the Company on their consolidated tax return, totaling $13.2 million and $8.9 million at January 3, 2009 and December 29, 2007, respectively, offset by $3.9 million of amounts due for fees paid by the Company on behalf of its indirect parent companies in connection with their formation.

During the year ended December 30, 2006, the Company entered into two separate independent consultant agreements with Dana R. Snyder, a director and former interim CEO, to provide advice on commercial and market strategies as well as product positioning, as well as an interim employment agreement related to Mr. Snyder’s services as interim Chief Executive Officer. Total fees paid to Mr. Snyder under these agreements totaled $375,000 for the year ended December 30, 2006, which are included in selling, general and administrative expenses in the consolidated statements of operations.

For additional information on related party transactions, see Note 2 to the Consolidated financial statements for the year ended January 3, 2009.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

General. On October 3, 2008, the Company, Gentek Building Products, Inc. and Associated Materials Canada Limited, formerly known as Gentek Building Products Limited, as borrowers, entered into asset-based credit facilities with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets) and CIT Capital Securities LLC, as joint lead arrangers, Wachovia Bank, N.A., as agent, and the lenders party to the credit facilities. Subsequently, Gentek Building Products Limited Partnership, a newly formed Ontario limited partnership, was added as a borrower under the credit facility. One of the Company’s joint lead arrangers under the credit facilities, CIT Capital Securities LLC, is a subsidiary of CIT Group, Inc. (“CIT”) who incurred significant rating downgrades due to liquidity concerns. Subsidiaries of CIT are also lenders under both the U.S. and Canadian facilities described below. On November 1, 2009, CIT initiated a voluntary prepackaged bankruptcy filing under Chapter 11 of the U.S. Bankruptcy Code, in order to restructure its debt commitments. On December 8, 2009, CIT’s prepackaged bankruptcy plan was approved, and CIT emerged from bankruptcy on December 10, 2009 with substantially reduced debt commitments. Although the bankruptcy filing did not include any of CIT’s operating subsidiaries (which include the entities that are lenders under the Company’s credit facilities), it is not certain that CIT’s restructuring efforts will ultimately be successful, or that CIT’s operating subsidiaries will not file for bankruptcy protection in the future. CIT and its subsidiaries’ aggregate commitments represent 21.1% of the total commitments under the Company’s credit facilities. Any reduced availability under the Company’s credit facilities as a result of a future bankruptcy filing by CIT’s operating subsidiaries or other event could require the Company to seek other forms of liquidity through financing in the future, and the availability of such financing will depend on market conditions prevailing at the time.

The credit facilities provide for a senior secured asset-based revolving credit facility of up to $225.0 million, comprising a $165.0 million U.S. facility and a $60.0 million Canadian facility, in each case subject to borrowing base availability under the applicable facility. On October 23, 2009, the Company, along with certain affiliates, Wachovia Bank, N.A., as agent, and certain lenders party to the credit facilities entered into the second amendment to the credit facilities, which amendment became effective on November 5, 2009, in connection with the issuance of the outstanding notes. The amendment changed the range of the applicable margin related to adjusted base rate loans from the current range of 0.75% to 1.75% to an amended range of 1.25% to 2.25%, and changed the range of the applicable margin related to LIBOR loans from the current range of 2.50% to 3.50% to an amended range of 3.00% to 4.00%. The amendment also amended the covenant restricting additional indebtedness to allow up to $300,000,000 of additional indebtedness (and contingent guarantees), including the notes, subject to certain approval rights of the lenders regarding the terms of any such debt other than the notes. The amendment also provided that the Company must use the proceeds of such additional indebtedness to retire first, the then outstanding 9 3/4% notes and 15% notes, and second, the AMH 11 1/4% notes and the AMH II 20% notes. The maturity date of the credit facilities was amended to mean the earliest of (i) October 3, 2013 and (ii) the date three months prior to the stated maturity date of the notes if any notes remain outstanding three months prior to the earliest stated maturity date (taking account of any such dates which may be contingent, conditional or alternative) of the notes. As of October 3, 2009, the per annum interest rate applicable to borrowings under the credit facilities was 4.5%, and the weighted average per annum interest rate applicable for the period from July 4, 2009, through October 3, 2009, was 4.4%.

The obligations of the Company, Gentek Building Products, Inc., Associated Materials Canada Limited and Gentek Building Products Limited Partnership, as borrowers under the credit facilities, are jointly and severally guaranteed by Holdings and by the Company’s wholly owned domestic subsidiaries, Gentek Holdings, LLC and Associated Finance. Such obligations and guaranties are also secured by (i) a security interest in substantially all of the owned real and personal assets (tangible and intangible) of the Company, Holdings, Gentek Building Products, Inc., Gentek Holdings, LLC and Associated Finance and (ii) a pledge of up to 65% of the voting stock of Associated Materials Canada Limited and Gentek Canada Holdings Limited. The obligations of Associated Materials Canada Limited and Gentek Building Products Limited Partnership are further secured by a security interest in their owned real and personal assets (tangible and intangible) and are guaranteed by Gentek Canada Holdings Limited.

The credit facilities replaced the Company’s then-existing $265.0 million credit facility, which included a $175.0 million term loan facility and $90.0 million revolving credit facility (including a $20.0 million Canadian subfacility). The initial draw under the credit facilities at closing was $65.9 million, which included repayment of the outstanding balance under the term loan facility of $61.0 million and payments of costs associated with the credit facilities of $4.9 million. As of October 3, 2009, there was $23.5 million drawn under the credit facilities and $143.0 million available for additional borrowing.

The Company’s borrowing base under the credit facilities, for each of the U.S. and Canadian facilities, is generally equal to (A) 85% of eligible accounts receivable plus (B) the lesser of (i) the sum of (x) 50% of the value of eligible raw materials inventory, other than painted coil, plus (y) the lesser of 35% of the value of painted coil and $2.5 million plus (z) 60% of the value of finished goods inventory, and (ii) 85% of the net orderly liquidation value of eligible inventory, plus (C) the lesser of fixed asset availability and $24.8 million (for the U.S. facility) or $9.0 million (for the Canadian facility), minus (D) attributable reserves. Fixed asset availability is generally defined as equal to 85% of the net orderly liquidation value of eligible equipment plus 70% of the appraised fair market value of eligible real property; provided that such amount decreases by a fixed amount each month. The Company’s borrowing base will fluctuate during the course of the year based on a variety of factors impacting the Company’s level of eligible accounts receivable and inventory, including seasonal builds in inventory immediately prior to and during the peak selling season and changes in the levels of accounts receivable, which tend to increase during the peak selling season and are at seasonal lows during the winter months. The Company’s peak selling season is typically May through October. As of October 3, 2009, the Company’s borrowing base was $174.8 million, which was based on the borrowing base calculation utilizing August month-end account balances.

Covenants. The credit facilities contain covenants that, among other things and subject in each case to certain specified exceptions, limit the ability of Holdings, the Company and its subsidiaries to: (i) merge or consolidate with, or sell equity interests, indebtedness or assets to, a third party; (ii) wind up, liquidate or dissolve; (iii) create liens or other encumbrances on assets; (iv) incur additional indebtedness or make payments in respect of existing indebtedness; (v) make loans, investments and acquisitions; (vi) make certain restricted payments; (vii) enter into transactions with affiliates; (viii) engage in any business other than the business engaged in by the Company at the time of entry into the credit facilities; and (ix) incur restrictions on its subsidiaries’ ability to make distributions to Holdings or the Company or transfer or encumber its subsidiaries’ assets. The credit facilities also require the Company to obtain an unqualified audit opinion from its independent registered public accounting firm on its consolidated financial statements for each fiscal year.

The credit facilities do not require the Company to comply with any financial maintenance covenants, unless it has less than $28.1 million of aggregate excess availability at any time (or less than $20.6 million of excess availability under the U.S. facility or less than $7.5 million of excess availability under the Canadian facility), during which time the Company is subject to compliance with a fixed charge coverage ratio covenant of 1.1 to 1. As of October 3, 2009, the Company exceeded the minimum aggregate excess availability thresholds, and therefore, was not required to comply with this maintenance covenant.

Prior to making a payment on the notes, the Company is required to give the agent for the credit facilities 10 days’ advance written notice of its intention to make such payment and certify that as of such date, and as of the date of the payment, no default then exists (including, if applicable based on excess availability after making the payment, compliance with the fixed charge coverage ratio). The credit facilities do not prohibit the Company from making a payment on the notes if this notice cannot be given because a default exists on the credit facilities.

Under the credit facilities’ restricted payments covenant, subject to specified exceptions, Holdings, the Company and its restricted subsidiaries cannot make restricted payments, such as dividends or distributions on equity, redemptions or repurchases of equity, or payments of certain management or advisory fees or other extraordinary forms of compensation, unless prior written notice is given and, as of the date of and after giving effect to the making of the restricted payment:

•

excess availability under the credit facilities exceeds $45.0 million for the total facility, and $24.8 million and $9.0 million for the U.S. and Canadian facilities, respectively, if the fixed asset availability (as defined) is greater than zero; or if the fixed asset availability is equal to zero, $33.8 million for the total facility, and $20.6 million and $7.5 million for the U.S. and Canadian facilities, respectively;

•

the consolidated EBITDA (as defined under the credit facilities) of Holdings and its subsidiaries in the most recent fiscal quarter for which financial statements have been delivered (or, if such quarter is the first fiscal quarter of Holdings and its subsidiaries of such year, then the fiscal quarter immediately preceding such quarter) is at least 50% of the consolidated EBITDA of such entities for the same quarter in the prior year; and

•	no default has occurred and is continuing under the credit facilities.

Less restrictive availability tests apply for intercompany transfers.

Excess availability is generally defined under the credit facilities as the difference between the borrowing base and the outstanding obligations of the borrowers (as such obligations are adjusted for changes in the level of reserves and certain other short term payables). During the quarter ended October 3, 2009, Holdings and the Company were not prevented from making restricted payments by the credit facilities’ restricted payments covenant. For the third quarter of 2009, the consolidated EBITDA of Holdings and its subsidiaries, as determined in accordance with the credit facilities, exceeded 50% of the consolidated EBITDA for the third quarter of 2008.

The Company’s excess availability under the credit facilities was $143.0 million as of October 3, 2009. The excess availability will fluctuate throughout the course of the year based on a variety of factors impacting the Company’s borrowing base and outstanding borrowings and other obligations. The borrowing base and the level of outstanding borrowings and other obligations are impacted by the seasonality of the Company’s business, as sales and earnings are typically lower during the first quarter of each year, while working capital requirements increase prior to the peak selling season as inventories are built in advance of the peak selling season.

Events of Default. Events of default under the credit facilities include: (i) nonpayment of principal or interest; (ii) failure to comply with covenants, subject to applicable grace periods; (iii) defaults on indebtedness in excess of $7.5 million; (iv) change in control events; (v) certain events of bankruptcy, insolvency or reorganization; (vi) any material provision of any credit facilities document ceasing to be valid, binding and enforceable or any assertion of such invalidity; (vii) a guarantor denying, disaffirming or otherwise failing to perform its obligations under its guarantee; (viii) any event of default under any other document related to the credit facilities; and (ix) certain undischarged judgments or decrees for the payment of money, certain ERISA events, and certain Canadian tax events, in each case in excess of specified thresholds.

If an event of default occurs and is continuing, amounts outstanding under the credit facilities may be accelerated upon notice, in which case the obligations of the lenders to make loans and arrange for letters of credit under the credit facilities would cease. If an event of default relates to certain events of bankruptcy, insolvency or reorganization of Holdings, the Company, or the other borrowers and guarantors under the credit facilities, the payment obligations of the borrowers under the credit facilities will become automatically due and payable without any further action required.

Pledge Agreement

Contemporaneously with the Company’s entering into the credit facilities in October 2008, Holdings entered into a Pledge Agreement, pursuant to which Holdings (the Company’s direct parent) pledged all of the equity interests of the Company to the agent for the benefit of the lenders under the credit facilities as collateral for the performance of the obligations thereunder. Upon the occurrence of an event of default under the credit facilities, the administrative agent thereunder is entitled under such pledge agreement to transfer all or any part of the collateral thereunder (including the pledged equity interests of the Company) into the name of the administrative agent, on behalf of the lenders under the credit facilities, and to sell or otherwise dispose of such collateral (including the pledged equity interests of the Company) in any manner permitted by law and by the terms of such pledge agreement. The occurrence of such an event of default and the exercise by the agent of such remedies under the pledge agreement could result in a change in control of the Company.

Parent Company Indebtedness

The Company’s indirect parent entities, AMH and AMH II, are holding companies with no independent operations. As of October 3, 2009, AMH had $431.0 million in aggregate principal amount of its AMH 11 1/4% senior discount notes due 2014 outstanding. Interest accrued at a rate of 11 1/4% per annum on the notes in the form of an increase in the accreted value of the notes prior to March 1, 2009. Thereafter, cash interest of 11 1/4% per annum on the notes accrues and is payable semi-annually in arrears on March 1st and September 1st of each year, with the first payment of cash interest under the AMH 11 1/4% notes having been made September 1, 2009. During the second quarter of 2009, AMH II purchased $15.0 million par value of the AMH 11 1/4% notes directly from the AMH debtholders with funds loaned from the Company for approximately $5.9 million. In exchange for the purchased AMH 11 1/4% notes, AMH II was granted additional equity interest in AMH. As a result, AMH recorded a gain on debt extinguishment of $8.9 million for the quarter and six months ended July 4, 2009.

In connection with a December 2004 recapitalization transaction, AMH’s parent company AMH II was formed, and AMH II subsequently issued $75 million of the AMH II 13 5/8% notes. In June 2009, AMH II entered into an exchange agreement pursuant to which it paid $20.0 million in cash and issued $13.066 million original principal amount of the AMH II 20% senior notes in exchange for all of its outstanding AMH II 13 5/8% notes. Interest on the AMH II 20% notes is payable in cash semi-annually in arrears or may be added to the then outstanding principal amount of the AMH II 20% notes and paid at maturity on December 1, 2014. In accordance with SFAS No. 15, AMH II recorded a debt restructuring gain of approximately $19.2 million for the quarter and six months ended July 4, 2009. As of October 3, 2009, AMH II had liabilities of $45.8 million (which includes all future interest accruals on the Company’s then outstanding 15% notes due 2012 and AMH II 20% notes due 2014 through their respective maturity dates, but does not include a $26.8 million intercompany loan from the Company). As of October 3, 2009, total AMH II debt outstanding, including that of its consolidated subsidiaries, other than the Company and its subsidiaries, was approximately $476.8 million, which includes $32.7 million of accrued interest related to all future interest payments on the Company’s then outstanding 15% notes and the AMH II 20% notes.

AMH and AMH II have no independent operations, and as a result they are dependent upon distributions, payments and loans from the Company to service their indebtedness. In particular, AMH is dependent on the Company’s ability to pay dividends or otherwise upstream funds to it in order to service its obligations under the AMH 11 1/4% notes, and AMH II is similarly dependent on AMH’s ability to further upstream funds in order to service its obligations under the AMH II 20% notes. If the Company were unable to generate sufficient earnings, or were precluded from making restricted payments, either under its debt agreements or pursuant to statutory limitations on the payment of dividends, it would not be able to dividend or otherwise upstream sufficient funds to AMH to permit AMH to service its AMH 11 1 /4% notes. Similarly, if AMH did not have sufficient access to earnings of the Company, or were likewise precluded from making restricted payments, it would not be able to dividend or otherwise upstream sufficient funds to AMH II to allow AMH II to service the AMH II 20% notes. Under such scenarios, either or both of AMH or AMH II would have to find alternative sources of liquidity to meet their respective obligations under the AMH 11 1/4% notes and AMH II 20% notes. However, unlike the AMH II 13 5/8% notes, all of which were exchanged for AMH II 20% notes in June 2009, the AMH II 20% notes do not require any cash payments to be made until maturity on December 1, 2014. The Company does not guarantee the AMH 11 1/4% notes or the AMH II 20% notes and has no obligation to make any payments with respect thereto.

If the Company were unable to meet its indebtedness obligations with respect to the credit facilities or the notes, or if either of AMH or AMH II were not able to meet its indebtedness obligations under the AMH 11 1/4% or AMH II 20% notes, as the case may be, or if an event of default were otherwise to occur with respect to any of such indebtedness obligations, and such indebtedness obligations could not be refinanced or amended to eliminate the default, then the lenders under the credit facilities (in the case of an event of default under those facilities) or the holders of the applicable series of notes (in the case of an event of default under those notes) could declare the applicable indebtedness obligations due and payable and exercise any remedies available to them. Any event of default under the notes could in turn trigger a cross-default under the credit facilities, and any acceleration of the credit facilities, the notes or AMH 11 1/4% notes could, in turn, result in an event of default under the other indebtedness obligations of the relevant obligor on such indebtedness and its parent companies, allowing the holders of such indebtedness likewise to declare all such indebtedness obligations due and payable and exercise any remedies available to them.

In June 2009, at the time the Company entered into the purchase agreement pursuant to which it issued its 15% notes, which are no longer outstanding, the Company entered into an intercompany loan agreement with AMH II, pursuant to which the Company agreed to periodically make loans to AMH II in an amount not to exceed an aggregate outstanding principal amount of approximately $33.0 million at any one time, plus accrued interest. Interest accrues at a rate of 3% per annum and will be added to the then outstanding principal amount on a semi-annual basis. The principal amount and accrued but unpaid interest thereon will mature on May 1, 2015. As of October 3, 2009, the principal amount of borrowings by AMH II under this intercompany loan agreement and accrued interest thereon was $27.0 million. Due to the related party nature and the underlying terms of the intercompany loan with AMH II, the Company has deemed it not practical to assign and disclose a fair value estimate.

DESCRIPTION OF THE EXCHANGE OFFER

General

When we issued the outstanding notes on November 5, 2009, we entered into a registration rights agreement pursuant to which we agreed:

•	to prepare and file the registration statement of which this prospectus forms a part regarding the exchange of the new notes that are registered under the Securities Act for the outstanding notes;

•	to use commercially reasonable efforts to complete the exchange offer on or prior to 270 days after the issue date of the outstanding notes;

•	to use commercially reasonable efforts to keep the exchange offer registration statement effective until 180 days after the closing of the exchange offer;

•

to use commercially reasonable efforts to issue no later than 60 days, or longer, if required by federal securities laws, after the date on which the exchange offer registration statement is declared effective by the SEC, new notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

•	to hold the exchange offer open for at least 20 business days.

For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder will receive in exchange a new note having a principal amount equal to that of the tendered outstanding note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the tendered outstanding note in exchange therefor.

Shelf Registration

We also agreed to file a shelf registration statement for resale of the outstanding notes and to have such shelf registration statement declared effective by the SEC in the event that (i) we are not permitted to consummate the exchange offer because it would violate applicable law or SEC policy, (ii) the exchange offer is not completed on or prior to 270 days after the issue date of the outstanding notes, or (iii) any holder of Registrable Securities (as defined in the registration rights agreement) notifies us (such notice, a “Shelf Request”) that it is prohibited by law or SEC policy from participating in the exchange offer.

For purposes of the preceding, “Registrable Securities” means each outstanding note until the earliest to occur of:

•

the time when a registration statement with respect to such outstanding note has become effective under the Securities Act and such outstanding note has been exchanged or disposed of pursuant to such registration statement;

•

the time when such outstanding note has been sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such outstanding note relating to restrictions on transferability thereof under the Securities Act is removed;

•	the time when such outstanding note ceases to be outstanding; or

•	November 5, 2011.

We will use all commercially reasonable efforts to file such shelf registration statement as soon as practicable (but in no event more than 60 days) after such filing obligation arises.

Holders of outstanding notes will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest. By acquiring Registrable Securities, a holder has agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes will be required to suspend their use of the prospectus included in the shelf registration statement upon notice to that effect from us.

Additional Interest on Outstanding Notes

If we fail to complete an exchange offer or the shelf registration statement (if required to be filed pursuant to clauses (i) or (ii) under “—Shelf Registration” above) is not declared effective by the SEC on or prior to August 2, 2010 (the “Effectiveness Target Date”) (each event referred to, a “Registration Default”), then we will pay additional interest to each holder of Registrable Securities. With respect to the first 90-day period immediately following the occurrence of such Registration Default, additional interest will be paid on the Registrable Securities in an amount equal to 0.25% per annum. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until such Registration Default has been cured, up to a maximum amount of additional interest of 1.00% per annum.

If the shelf registration statement (if required to be filed pursuant to clause (iii) under “—Shelf Registration” above) is not declared effective by the later of the Effectiveness Target Date or 90 days (or up to 120 days if the shelf registration statement is reviewed by the SEC) after delivery of a Shelf Request to the Issuers (such event, a “Shelf Request Default”), then we will also pay additional interest to each holder of Registrable Securities. With respect to the first 90-day period immediately following the occurrence of such Shelf Request Default, additional interest will be paid on the Registrable Securities in an amount equal to 0.25% per annum. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until such Shelf Request Default has been cured, up to a maximum amount of additional interest for all registration defaults of 1.00% per annum of the principal amount of Registrable Securities.

If, at any time when Registrable Securities are outstanding, the shelf registration statement has become effective and thereafter ceases to be effective for more than 30 days (whether or not consecutive) in any 12-month period, then we will also pay additional interest to each holder of Registrable Securities commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement has again become effective. With respect to the first 90-day period that such additional interest continues to accrue, additional interest will be paid on the Registrable Securities in an amount equal to 0.25% per annum. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period that such additional interest continues to accrue, up to a maximum amount of additional interest of 1.00% per annum. No such increase in interest rate will occur as a result of the filing of a post-effective amendment to the shelf registration statement for such time as is reasonably necessary to incorporate financial or other required information.

All accrued additional interest will be paid by us on the next scheduled interest payment date to the Depository Trust Company (“DTC”) or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of the foregoing defaults, the accrual of additional interest will cease.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We will keep the exchange offer open not less than 20 business days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                     , 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date of the exchange offer;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	to terminate the exchange offer and not accept any outstanding notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•

to amend the exchange offer in any manner, provided that in the event of a material charge in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that five business days remain in the exchange offer period following notice of a material change.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any such notice given in connection with any extension, delay or amendment requiring the extension of the exchange offer will disclose the approximate principal amount of notes tendered for exchange as of the date thereof. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly upon the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the expiration of the exchange offer if any of the following regulatory conditions has not been met:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•

there is a change in the current interpretation by staff of the SEC that permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that we may assert at any time and from time to time by announcing the exercise of such right in a manner reasonably calculated to inform noteholders of such exercise. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable), in order for us to complete the exchange offer. If we elect to waive any of the preceding conditions, we will announce that decision in a manner reasonably calculated to inform noteholders of the waiver, and the exchange offer will remain open for at least five business days following such waiver. Furthermore, in the event of a material change in the exchange offer we will similarly extend the exchange offer period if necessary so that five business days remain in the exchange offer period following notice of a material change. Any waiver of a condition of the exchange offer will apply to all outstanding notes and not only to particular outstanding notes.

The Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be delivered to our exchange agent by mail or overnight mail or courier as set forth below:

If by mail:

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, TN 37230

If by overnight mail or courier:

DB Services Tennessee, Inc.

Trust and Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

Delivery of the letter of transmittal to an address other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent by mail or overnight mail or courier as set forth above, or via telephone, facsimile or email as set forth below:

Telephone:

(800) 735-7777

Facsimile:

(615) 866-3889

Email:

DB.Reorg@db.com

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders that tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders that desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Following the consummation of the exchange offer, outstanding notes that are not tendered or are tendered but not accepted will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated October 29, 2009 relating to the outstanding notes. Except in limited circumstances, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•

it is not engaged in, and does not intend to engage in, a distribution of the new notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new notes issued in the exchange offer;

•	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person that could not make the three preceding representations.

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of Registrable Securities, we will use our reasonable efforts to register or qualify the Registrable Securities for offer or sale under the securities laws of those states as any holder of the new notes reasonably requests in writing by the time the registration statement of which this prospectus forms a part is declared effective. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action that would subject us to general service of process or to taxation where we are not now so subject. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

A holder’s tender of outstanding notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to the procedures described below will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only registered holders are authorized to tender their outstanding notes.

To effectively tender outstanding notes, holders must, before the expiration date:

•	deliver the letter of transmittal, with any required signature guarantees, or deliver an Agent’s Message in lieu of the letter of transmittal;

•	make a book-entry tender of such holder’s outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account; and

•	deliver any other required documents to the exchange agent.

If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Agent’s Message

To effectively tender outstanding notes and those notes are held through DTC, DTC participants should electronically transmit through DTC’s Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an “Agent’s Message” to the exchange agent for its acceptance. Delivery of tendered outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below under “—Book-Entry Transfer.”

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgement from the DTC participant tendering outstanding notes that are the subject of such book-entry confirmation that such DTC participant has received and agrees to be bound by the terms of the exchange offer as set forth in this prospectus and the letter of transmittal and that we may enforce such agreement against such participant.

Delivery of the Agent’s Message by DTC may be done in lieu of execution and delivery of a letter of transmittal by the participant identified in the Agent’s Message. Accordingly, the letter of transmittal need not be completed by a holder tendering through ATOP.

Book-Entry Transfer

The exchange agent will establish one or more accounts with respect to the outstanding notes at DTC for purposes of the exchange offer. For purposes of this exchange offer, the term “holder” includes participants in DTC that are holders of the outstanding notes.

Any financial institution that is a participant in DTC may make book-entry delivery of their outstanding notes by causing DTC to transfer their outstanding notes to the exchange agent’s account at

DTC in accordance with DTC’s procedures for transfer. DTC will then send an Agent’s Message (as defined above) to the exchange agent.

Although delivery of outstanding notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, plus, in any case, all other required documents, must be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to in this prospectus as a “Book-Entry Confirmation.”

General Matters

An Agent’s Message in lieu of the letter of transmittal and any other required documents must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to the expiration date. Delivery of such documents to DTC does not constitute delivery to the exchange agent. Holders desiring to tender outstanding notes should be aware that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC before the expiration date. Tenders of outstanding notes and any Agent’s Message not received by the exchange agent prior to the expiration date may be disregarded and deemed to have no effect.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Outstanding Notes

By tendering outstanding notes through DTC, and subject to and effective upon acceptance for exchange of, and exchange of, the notes tendered therewith, a tendering holder irrevocably sells, assigns and transfers to, or upon the order of the Issuers, all right, title and interest in and to all outstanding notes that are being tendered hereby.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of outstanding notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of outstanding notes will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided that any waiver of a condition of the exchange offer will apply to all outstanding notes and not only to particular outstanding notes.

Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding.

Any defect or irregularity in connection with tenders of outstanding notes must be cured within such time as we determine, unless waived by us. Tenders of outstanding notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of outstanding notes. None of the Issuers, the exchange agent, the trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

By tendering, each holder represents to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an

“affiliate”, as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, each holder of outstanding notes tendered in the exchange offer upon the submission of the letter of transmittal is deemed to represent, warrant and agree that:

(1)	It has received this prospectus.

(2)	It is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the outstanding notes tendered thereby, and it has full power and authority to execute the letter of transmittal.

(3)	It owned the outstanding notes being tendered thereby as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind; and we will acquire good, indefeasible and unencumbered title to those outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same.

(4)	It will not sell, pledge, hypothecate or otherwise encumber or transfer any outstanding notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect.

(5)	In evaluating the exchange offer and in making its decision whether to participate in the exchange offer by submitting a letter of transmittal and tendering its outstanding notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the expiration date.

(6)	The execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus.

(7)	The submission of the letter of transmittal to the exchange agent shall, subject to a holder’s ability to withdraw its tender prior to the expiration date, and subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the outstanding notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of outstanding notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those outstanding notes.

(8)	If the outstanding notes are assets of (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code, or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the outstanding notes and the acquisition, holding and disposition of the new notes will not result in a nonexempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law.

(9)	The beneficial interest in the unrestricted global note is being acquired for the holder’s own account without transfer.

(10)	The exchange from a restricted security to an unrestricted security has been effected in compliance with the transfer restrictions applicable to the global note and pursuant to and in accordance with the Securities Act.

(11)	The restrictions on transfer contained in the indenture and the private placement legend are not required in order to maintain compliance with the Securities Act.

(12)	The beneficial interest in the unrestricted global note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(13)	The terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly.

The representations, warranties and agreements of a holder tendering outstanding notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any outstanding notes means any holder that exercises investment discretion with respect to those outstanding notes.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes. If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement. The letter of transmittal or an Agent’s Message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth above under “Description of the Exchange Offer—Exchange Agent” on or prior to the expiration date.

Other Matters

The letter of transmittal and outstanding notes should be sent only to the exchange agent, and not to the Issuers or the Book-Entry Transfer Facility. Delivery of such documents will be deemed made only when actually received by the exchange agent. No alternative, conditional or contingent tenders of outstanding notes will be accepted.

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities may be deemed to be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The method of delivery of outstanding notes and the letter of transmittal, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering outstanding notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be made only when actually received by the exchange agent.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE;

EXCHANGE FOR NEW NOTES

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “Description of the Exchange Offer—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

Tenders of outstanding notes pursuant to any of the procedures described above, and acceptance by the Issuers for exchange, will constitute a binding agreement between the Issuers and the tendering holder of such outstanding notes, upon the terms and subject to the conditions of the exchange offer in effect on the expiration date.

New notes will be recorded in book-entry form by the exchange agent on the settlement date upon receipt of notice that the outstanding notes have been accepted for exchange.

Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the last date on which interest was paid on such outstanding notes or, if no interest has been paid, from the date of issuance of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer, as discussed above.

In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	an Agent’s Message that contains, among other things, an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly upon the expiration or termination of the exchange offer.

WITHDRAWAL OF TENDERS

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address set forth above under “Description of the Exchange Offer—The Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn; and

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account promptly upon withdrawal, rejection of tender, expiration or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “Procedures for Tendering Outstanding Notes” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

DESCRIPTION OF THE NEW NOTES

The new notes offered hereby (the “New Notes”) in exchange for the outstanding notes (the “Outstanding Notes” and, collectively with the New Notes, the “Notes”) will be issued under the indenture dated November 5, 2009 (the “Indenture”) among the Company, Associated Materials Finance, Inc. (“Associated Finance” and, together with the Company, the “Issuers”), the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and prospective investors in the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

The terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes, except the New Notes will not contain transfer restrictions, holders of New Notes will no longer have any registration rights, and we will not be obligated to pay additional interest on the New Notes as described in the Registration Rights Agreement.

The Issuers may from time to time, without notice to or the consent of the holders of Notes, create and issue further notes (the “Additional Notes”) ranking equally with the Notes in all respects, subject to the limitations described under “Certain Covenants—Limitations on Indebtedness.” Such Additional Notes may be consolidated and form a single series with the Notes, vote together with the Notes and have the same terms as to status, redemption or otherwise as the Notes. The Notes of a series and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, in each case including, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the Notes (or any series of Notes) include the Outstanding Notes, the New Notes and any Additional Notes (or Notes of such series) actually issued.

This “Description of the New Notes” is intended to be a useful overview of the material provisions of the Notes, the Indenture, the Security Documents and the Intercreditor Agreement. Since this “Description of the New Notes” is only a summary, you should refer to those documents for a complete description of the Issuers’ obligations and your rights. Copies of these documents have been filed with the SEC.

For definitions of certain capitalized terms used in this description, see “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Associated Materials, LLC and not to its Subsidiaries, and references to the “Issuers” refer only to the Company and Associated Finance.

Brief Description of the Notes

The Notes:

•	are senior secured obligations of the Issuers;

•

are secured by Second-Priority Liens, subject to Permitted Liens (as defined below) and Liens on the Collateral (as defined below) securing the Credit Facility Obligations on a first-priority basis, which Second-Priority Liens are subject to an Intercreditor Agreement;

•

are senior in right of payment to all Indebtedness of the Issuers that is expressly subordinated in right of payment to the Notes and rank equally in right of payment with all Indebtedness of the Issuers that is not so subordinated;

•

are effectively senior to all unsecured Indebtedness of the Issuers to the extent of the Collateral, after giving effect to the first-priority Lien on the Collateral securing the Credit Facility Obligations and any Permitted Liens; and

•

are effectively subordinated to any obligations of the Issuers that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Notes, including the first-priority Liens securing the Credit Facility Obligations and any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case to the extent of the value of the assets securing such obligations.

Each Subsidiary Guarantee:

•	fully and unconditionally guarantees, jointly and severally, the obligations of the Issuers under the Notes;

•	is a senior secured obligation of the relevant Subsidiary Guarantor;

•

is secured by Second-Priority Liens on the portion (if any) of the Collateral owned by such Subsidiary Guarantor, subject to Permitted Liens and Liens on the Collateral securing the Credit Facility Obligations on a first-priority basis, which Second-Priority Liens are subject to the provisions of the Intercreditor Agreement;

•

ranks equally in right of payment with all Indebtedness of the Subsidiary Guarantors, except to the extent such Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantee, in which case the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee rank senior in right of payment to such Indebtedness;

•

is effectively senior to all of the Subsidiary Guarantors’ senior unsecured Indebtedness, to the extent of the value of the Collateral, after giving effect to the first-priority Liens on the Collateral securing the Credit Facility Obligations and any Permitted Liens;

•

is effectively subordinated to any obligations of the Subsidiary Guarantors that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Subsidiary Guarantee including first-priority Liens securing the Credit Facility Obligations, and any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Subsidiary Guarantee, in each case, to the extent of the value of the assets securing such obligations; and

•	is structurally subordinated in right of payment to all Indebtedness and other liabilities of any Subsidiary of the Company that is not also a Subsidiary Guarantor.

As of October 3, 2009, on an as adjusted basis after giving effect to the issuance and sale of the Outstanding Notes on November 5, 2009 and the use of proceeds therefrom to discharge and redeem all of the $185.0 million in aggregate principal amount of our then outstanding 9 3/4% Notes and 15% Notes and to pay related fees and expenses:

•

the Issuers and the Subsidiary Guarantors would have had approximately $221.0 million of outstanding senior indebtedness, including $23.5 million of Indebtedness secured by first priority Liens under the Credit Facilities, $197.5 million of indebtedness represented by the Outstanding Notes and no unsecured Indebtedness;

•	the Issuers and the Subsidiary Guarantors would have had approximately $23.5 million of outstanding indebtedness to which the Outstanding Notes and Subsidiary Guarantees are effectively subordinated;

•	the Issuers and the Subsidiary Guarantors would have had no subordinated Indebtedness; and

•

our non-guarantor Subsidiaries would have had $54.3 million of total liabilities (including trade payables and excluding intercompany liabilities), which would have been structurally senior to the Outstanding Notes and the Subsidiary Guarantees.

In addition, the Company and certain of its Subsidiaries would have been able to borrow an additional $143.0 million in the aggregate under the Credit Facilities, which Indebtedness, if incurred, would effectively rank senior to the Notes to the extent of the Collateral securing the Indebtedness under the Credit Facilities, or in the case of up to $45.3 of potential borrowings by the Company’s Canadian subsidiaries under the Credit Facilities, structurally senior to the Notes. Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may incur in the future, such Indebtedness may be substantial and, subject to certain limitations, such Indebtedness may be Indebtedness secured by first priority Liens on the Collateral.

For additional financial information regarding the Issuers and the subsidiary guarantors, see Note 15 to the audited consolidated financial statements for Associated Materials, LLC for the fiscal year ended January 3, 2009 and Note 11 to the unaudited interim condensed consolidated financial statements for Associated Materials, LLC for the nine months ended October 3, 2009, each of which are included in the registration statement of which this prospectus forms a part. The information presented in such footnotes relates to the previously outstanding 9 3/4% notes of Associated Materials, LLC. However, the subsidiary guarantors of the 9 3/4% notes are the same as those for the notes, except that Associated Finance (formerly Alside, Inc.) is a co-issuer of the notes but was a subsidiary guarantor of the previously outstanding 9 3/4% notes. In addition, during the fiscal year ended January 3, 2009 and nine months ended October 3, 2009, Associated Finance had no assets, liabilities or operations.

Principal, Maturity and Interest

The Issuers issued the Notes initially with a maximum aggregate principal amount of $200.0 million. The Notes are issuable in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 15, 2016.

Interest on the Notes accrues at the rate of 9.875% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2010. We will make each interest payment to the Holders of record of these Notes on the immediately preceding May 1 and November 1.

Interest on New Notes will accrue from the last date on which interest was paid on the Outstanding Notes or, if no interest has been paid, from the date of issuance of the Outstanding Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On or after November 15, 2012, the Issuers will be entitled at their option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the related record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15, of the years set forth below:

Period	Redemption price
2012	107.406%
2013	104.938%
2014	102.469%
2015 and thereafter	100.000%

In addition, before November 15, 2012, the Issuers may at their option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 100%, plus the per-annum interest rate on the notes, plus accrued and unpaid interest to the redemption date with the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by any of the Holding Companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

In addition, at any time prior to November 15, 2012, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, the Issuers may redeem the Notes, in whole or part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We cannot predict with any certainty whether the Issuers will redeem the Notes or the criteria that the Issuers will use in determining whether to redeem the Notes. In addition, many of the factors that may influence the Issuers’ decision are likely to be beyond the Issuers’ control. The general economic environment, the Issuers’ capitalization, the interest rate environment, refinancing options and our cash flow are just a few of the many factors that may influence the Issuers’ decision at the time. The Issuers’ may, for example, be more likely to redeem the Notes if interest rates are low, favorable refinancing alternatives are available or if the Issuers have substantial excess cash flow.

Selection and Notice of Redemption

If the Issuers are redeeming less than all the Notes at any time, the Trustee will select Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

The Issuers will redeem Notes of $1,000 or less in whole and not in part. The Issuers will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are required to redeem all of the Notes no later than December 1, 2013 if, as of October 15, 2013, any of the AMH 11 1/4% Notes remain outstanding, unless discharged or defeased, or if any Indebtedness incurred by the Issuers or any of the Holding Companies to Refinance the AMH 11 1/4% Notes has a Stated Maturity prior to the Stated Maturity of the Notes.

Except as set forth in the preceding paragraph and under “—Change in Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” the Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Subsidiary Guarantees

The Subsidiary Guarantors, jointly and severally, fully and unconditionally guarantee, on a senior basis, the Issuers’ obligations under the Notes. Currently the Subsidiary Guarantors are Gentek Building Products, Inc. and Gentek Holdings, LLC. The Subsidiary Guarantees are secured by Second-Priority Liens on the portion (if any) of the Collateral owned by such Subsidiary Guarantors, subject to Permitted Liens and Liens on the Collateral securing the Credit Facility Obligations on a first-priority basis, which Second-Priority Liens are subject to the provisions of the Intercreditor Agreement. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent such guarantee from constituting a fraudulent conveyance under applicable law.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guarantee or the Liens securing such guarantee were rendered voidable, claims in respect of such Subsidiary Guarantee could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—The guarantees and the Liens securing the guarantees may not be enforceable because of fraudulent conveyance laws; if so, you may be required to return payments received by you in respect of the guarantees and liens.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into or transfer all or substantially all its assets to any other Person to the extent and subject to the exceptions described below under “—Certain Covenants—Merger and Consolidation”; provided, however, that if such other Person is not the Company, Associated Finance or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and the Security Documents must be expressly assumed by such other Person, unless such merger or transfer occurs as part of an Asset Disposition of such Subsidiary Guarantor in accordance with the applicable provisions of the Indenture.

The Subsidiary Guarantee of a Subsidiary Guarantor and its obligations under the Security Documents and the Registration Rights Agreement will be released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor or the sale of Capital Stock of a Subsidiary Guarantor such that such entity ceases to constitute a Subsidiary of the Company;

(3)	if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)	in connection with any legal defeasance or covenant defeasance of the Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture. in the case of paragraphs (1) and (2), other than to the Company, Associated Finance or another Subsidiary Guarantor and as permitted by the Indenture.

Ranking

Senior Notes

The Notes are general senior secured obligations of the Issuers that rank senior in right of payment to all of the Issuers’ Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all the Issuers’ Indebtedness that is not so subordinated. The Notes effectively rank senior to all unsecured Indebtedness of the Issuers to the extent of the Collateral, after giving effect to any first-priority Lien on the Collateral, and effectively subordinated to any obligations of the Issuers that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Notes, including the first-priority Liens securing the Credit Facility Obligations and any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case, to the extent of the value of the assets securing such obligations. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of any Indebtedness under, the Credit Facilities or other Indebtedness secured by a first-priority Lien on the Collateral, the assets of the Issuers and the Subsidiary Guarantors that secure such Indebtedness and other Indebtedness secured by a first-priority Lien on the Collateral will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all such Indebtedness has been repaid in full from such assets and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Subsidiary Guarantees then outstanding.

Subsidiary Guarantees

The Subsidiary Guarantors, jointly and severally, fully and unconditionally guarantee on a senior secured basis the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Each Subsidiary Guarantee is secured by a Second-Priority Lien on the portion (if any) of the Collateral owned by such Subsidiary Guarantor, which Second-Priority Liens are subject to the provisions of the Intercreditor Agreement. Each Guarantee of a Subsidiary Guarantor is effectively senior to all of such Subsidiary Guarantor’s senior unsecured Indebtedness, to the extent of the value of the Collateral, after giving effect to any first-priority Lien on the Collateral. The obligations of each Subsidiary Guarantor under its Guarantee rank equally in right of payment to all Indebtedness of such Subsidiary Guarantor, except to the extent such Indebtedness is subordinated to the obligations arising under the Guarantee, in which case the obligations of the Subsidiary Guarantor under the Guarantee rank senior in right of payment to such Indebtedness. The Guarantee of a Subsidiary Guarantor are effectively subordinated to any obligations of such Subsidiary Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Guarantee, including first-priority Liens securing the Credit Facility Obligations, and any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Guarantee, in each case, to the extent of the value of the assets securing such obligations.

Under certain circumstances described under “—Certain Covenants—Future Subsidiary Guarantors,” we are required to cause the execution and delivery of additional Guarantees by Restricted Subsidiaries.

As of October 3, 2009, the Issuers and Subsidiary Guarantors accounted for approximately 83% of our total assets, and the non-guarantor Subsidiaries accounted for approximately 17% of total assets, in each case excluding intercompany items. For the nine months ended October 3, 2009 the Issuers and Subsidiary Guarantors accounted for approximately 78% of total net sales and the non-guarantor Subsidiaries accounted for approximately 22% of total net sales, in each case excluding intercompany items.

Security

General

The Notes and the Guarantees are required to be secured by the Second-Priority Liens granted by the Issuers and the Subsidiary Guarantors on substantially all of the tangible and intangible assets of the Issuers and the Subsidiary Guarantors (whether now owned or hereinafter arising or acquired) pursuant to a security agreement among the Issuers, the Subsidiary Guarantors and the Collateral Agent and, with respect to Collateral consisting of Real Property and fixtures (whether now owned or hereinafter arising or acquired), pursuant to mortgages, deeds of trust or deeds to secure debt, to the extent such assets secure obligations of the Issuers and the Subsidiary Guarantors under the Credit Facilities, provided that the Collateral does not include any Excluded Property, as defined below (collectively, the “Collateral”) and subject to Permitted Liens.

The Collateral excludes (A) any rights or interest in any lease, contract, license or license agreement covering personal or Real Property of the Issuers or any Subsidiary Guarantor, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Collateral Agent is prohibited (or would render such lease, contract, license or license agreement subject to cancellation, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion will in no way be construed (1) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (2) so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Issuers or any Subsidiary Guarantor in or to monies due or to become due to the Issuers or Subsidiary Guarantor under any such lease, contract, license or license agreement, (B) shares of any direct or indirect Subsidiary of the Issuers that is a “controlled foreign corporation” in excess of 65% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) and (C) Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Guarantees, to file separate financial statements with the SEC (or any other governmental agency). As of the Issue Date, under clause (C) of the foregoing sentence, a substantial portion of the Capital Stock of our major Canadian Subsidiary, Associated Materials Canada Limited, was excluded from the Collateral. Any individual parcel of leased Real Property, and any individual parcel of owned Real Property of the Issuers or any Subsidiary Guarantor having an appraised fair market value of less than US $2.0 million are not required to be subject to a mortgage in favor of the Collateral Agent; provided, that, the aggregate amount of the appraised fair market value of all such parcels that are not subject to mortgages does not exceed US $5.0 million. Any property described in this paragraph is referred to as “Excluded Property”.

On the Issue Date, the security interests in the Collateral granted by the Issuers and the Guarantors were perfected to the extent the security interests in such Collateral could be perfected by the filing of UCC-1 financing statements. To the extent any such security interest could not be perfected by filing, the Issuers are required to use commercially reasonable efforts to have all security interests that are required by the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than 180 days after the Issue Date (or May 4, 2010), except to the extent any such security interest cannot be perfected with commercially reasonable efforts or to the extent the Security Documents do not require perfection of the security interest. If the Issuers, or any Subsidiary Guarantor, were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date.

If the Issuers or any Subsidiary Guarantor creates any additional Lien upon any property to secure Credit Facility Obligations or other first priority debt, it must concurrently grant at least a Second-Priority Lien upon such property (subject to Permitted Liens) as security for the Notes substantially concurrently with granting any such additional Lien.

Even though the Notes and Guarantees are required to be secured, pursuant to the terms of the Security Documents and the Intercreditor Agreement, the Liens in the Collateral securing the Notes and the Guarantees under the Security Documents rank junior in priority to any and all security interests in the Collateral at any time granted to secure the Credit Facility Obligations and certain Permitted Liens and rank equally in priority with the security interest in the Collateral securing any Other Pari Passu Secured Indebtedness. In addition, the Notes are not be secured by the Equity Interests in the Company or by any of the assets of any Subsidiary that is not a Subsidiary Guarantor, which include all existing Canadian Subsidiaries and all other foreign subsidiaries of the Issuers. See “Risk Factors—Risks Relating to the Notes and This Exchange Offer.”

Intercreditor Agreement

The Collateral Agent and the representative of the holders of the Credit Facility Obligations have entered into the Intercreditor Agreement. If any other Indebtedness is designated as Other Pari Passu Secured Indebtedness by the Company and the holders thereof, the holders or representatives of the holders of such other Other Pari Passu Secured Indebtedness will also become party to the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the Credit Facility Obligations, the representative for the holders of the Credit Facility Obligations will determine the time and method by which its Lien in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated, except (i) in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Guarantee, (ii) as described in the following paragraphs and (iii) in certain other limited situations. After the discharge of the Liens securing the Credit Facility Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and any Other Pari Passu Secured Indebtedness, voting as one class, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and any holders of Other Pari Passu Secured Indebtedness.

The Collateral Agent may exercise rights and remedies with respect to the security interests after the passage of a period of 180 days from the first date on which the Collateral Agent has notified the representative of the holders of the Credit Facility Obligations that (i) an Event of Default consisting of nonpayment of any amount under the Notes (or an event of default with respect to Other Pari Passu Secured Indebtedness, if any such Indebtedness is outstanding) then due has been declared, or (ii) an Event of Default (or an event of default with respect to Other Pari Passu Secured Indebtedness, if any such Indebtedness is outstanding) other than an Event of Default or event of default consisting of nonpayment of any amount then due under the Notes or Other Pari Passu Secured Indebtedness has been declared and the repayment of all the principal amount under the Notes (and Other Pari Passu Indebtedness, if any such Indebtedness is outstanding) has been demanded. However, the Collateral Agent is only permitted to exercise remedies to the extent that the representative of the holders of the Credit Facility Obligations is not diligently pursuing the exercise of its rights and remedies with respect to the Collateral.

The rights of the Holders of the Notes with respect to the Collateral securing the Notes and the Guarantees are materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the Second-Priority Liens securing the Notes and the Other Pari Passu Secured Indebtedness rank junior to the Liens securing the Credit Facility Obligations (subject to Permitted Liens). The Intercreditor Agreement limits (i) the amount of obligations that are senior secured pursuant to the terms thereof to the greater of (x) $300.0 million or (y) 110% of the borrowing base under the Credit Facility, plus certain other obligations, fees, costs, expenses and indemnities and (ii) the amount of the obligations that are junior secured pursuant to the terms thereof to $300.0 million plus any interest on such amount. Accordingly, any proceeds received upon a realization of the Second-Lien Collateral securing the Notes, any Other Pari Passu Secured Indebtedness and Credit Facility Obligations will be applied as follows:

(1)	first, to the representative for the Credit Facility Obligations (other than the principal amount thereof in excess of the maximum amount permitted under the Intercreditor Agreement) and for cash collateral as required under the Credit Facilities, and in such order as specified in the Credit Facilities until the Credit Facilities Obligations (other than the principal amount thereof in excess of the maximum amount permitted under the Intercreditor Agreement) has occurred;

(2)	second, to the Collateral Agent for application to its costs and expenses, the Notes and Other Pari Passu Secured Indebtedness (other than the principal amount thereof in excess of the maximum amount permitted under the Intercreditor Agreement), and in such order as specified in the Indenture and the Security Documents (other than the principal amount thereof in excess of the maximum amount permitted under the Intercreditor Agreement);

(3)	third, to the principal amount of Credit Facility Obligations in excess of the maximum amount permitted under the Intercreditor Agreement; and

(4)	fourth, to the principal amount of the Notes and Other Pari Passu Secured Indebtedness in excess of the maximum amount permitted under the Intercreditor Agreement.

In the event of any sale or other disposition permitted or consented to under the Credit Facilities, to the extent permitted (or not prohibited) by the Indenture and the Security Documents as in effect on the Issue Date (other than in connection with the exercise of remedies in respect of the Collateral), and that results in the release of the Collateral under the Credit Facilities, the Second- Priority Liens on the Collateral will be automatically released and the Collateral Agent will be required to take any action (and be deemed to have authorized such action) as necessary to effect such release.

Upon the acceleration of the Credit Facility Obligations or notice by the representative under the Credit Facility Obligations to the Collateral Agent as to the commencement of an action to enforce the Liens securing the Credit Facility Obligations following an event of default of the Credit Facility or otherwise (such notice to be provided within five Business Days before any such action is taken), the Holders of the Notes and holders of Other Pari Passu Secured Indebtedness will have the option, by irrevocable written notice to the representative under the Credit Facility Obligations, to be exercised within 30 days after delivery of acceleration or the notice referred to in the preceding sentence, to purchase all Credit Facility Obligations in full in cash at a price equal to 100% of the Credit Facility Obligations. Such purchase of the Credit Facility Obligations shall be consummated within not less than five and not more than (a) ten days after receipt by the representative under the Credit Facility Obligations of the notice of the election to exercise of the purchase option or (b) 30 days after such acceleration of the Credit Facility Obligations or receipt of written notice from the representative of the holders of the Credit Facilities Obligations of its intent to commence enforcement actions.

The Intercreditor Agreement precludes the Holders of the Notes from initiating any bankruptcy proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. In the event a bankruptcy proceeding shall be commenced by or against any Issuer or any Subsidiary Guarantor and the representative of the Credit Facility Obligations shall desire to permit any Issuer or any Subsidiary Guarantor the use of cash collateral which constitutes Collateral or to enter into certain debtor-in-possession financings with a holder of Credit Facility Obligations (a “DIP Financing”) in such proceeding, the Second Priority Liens on the Collateral may, without any further action or consent by the Collateral Agent, be made junior and subordinated to Liens granted to secure such DIP Financings, provided that (i) the aggregate principal amount of such DIP Financing, together with all Credit Facility Obligations, does not exceed the maximum amount permitted for senior secured obligations under the Intercreditor Agreement, (ii) such cash collateral use or DIP Financing is on commercially reasonable terms and, if required by law, is approved by the governmental authority having jurisdiction over such bankruptcy proceeding, (iii) the Collateral Agent retains the right to object to any ancillary agreements or arrangements regarding the cash collateral use or such financing that are materially prejudicial to the interests of the Holders of the Notes and the holders of Other Pari Passu Secured Indebtedness, (iv) such DIP Financing does not compel any Issuer or Subsidiary Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documentation for such DIP Financing or order authorizing the use of cash collateral. To the extent the Liens securing the Credit Facility Obligations are subordinated or pari passu with such DIP Financing, the Collateral Agent will subordinate their Second-Priority Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection with the Second-Priority Liens (other than as described as permitted in the following paragraph).

The Collateral Agent is only permitted to seek adequate protection without the consent of the representative of the Credit Facility Obligations (i) in the form of the benefit of additional or replacement Liens on the Collateral (including proceeds thereof arising after the commencement of any insolvency or liquidation proceeding), or additional or replacement collateral to secure the Notes and the Other Pari Passu Secured Indebtedness, as long as, in each case, the representative for the Credit Facility Obligations is also granted such additional or replacement Liens or additional or replacement collateral and such Liens are subordinated to the Liens securing the Credit Facility Obligations to the same extent as the Second-Priority Liens on the Collateral are subordinated to the Liens securing the Credit Facility Obligations, (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the representative of the Credit Facility Obligations, (iii) to seek and receive adequate protection of its Second-Priority Lien in the form of a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, provided that any such superpriority administrative expense claim of the Collateral Agent is junior in all respect to any superpriority administrative expense claim granted to the representative of the Credit Facility Obligations with respect to such Collateral and in the event that the Collateral Agent seeks or receives protection of its junior security interest in the Collateral and is granted a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, then the Collateral Agent agrees that the holders of the Credit Facility Obligations receive superpriority administrative expense claims which shall be senior in all respect to the superpriority administrative expense claim granted to the Collateral Agent with respect to the Collateral. The Intercreditor Agreement limits the right of the Collateral Agent and the Holders of the Notes (and the holders of any Other Pari Passu Secured Indebtedness, if any) to seek relief from the “automatic stay.” The Intercreditor Agreement provides that the Collateral Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral.

Sufficiency of Collateral

The Fair Market Value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual Fair Market Value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. The Collateral does not include the assets of the Canadian Subsidiaries of the Company, which assets secure only the loans under the Credit Facilities made to the Canadian Subsidiaries, or the Equity Interests of the Company. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

The Collateral has been pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that the Company will, and will cause each of the Restricted Subsidiaries to (i) at all times preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto, (ii) keep and maintain all property material to the conduct of its business in good order and marketable condition, ordinary wear and tear excepted, (iii) maintain, with financially sound and reputable companies, insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.

After-Acquired Property

If the Issuers or a Subsidiary Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property constitutes Collateral or a Restricted Subsidiary becomes a Subsidiary Guarantor, then the Issuers or Subsidiary Guarantor will provide security over such property (or, in the case of a new Subsidiary Guarantor, all of its assets constituting Collateral under the Security Documents) in favor of the Collateral Agent and deliver certain joinder agreements and certificates in respect thereof as required by the Indenture and the Security Documents.

Further Assurances

Subject to the limitations described above under “—General”, the Security Documents and the Indenture provide that the Issuers and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Holders of the Notes and the Trustee and the holders or any representative (if applicable) of any Other Pari Passu Secured Indebtedness, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Real Estate Mortgages and Filings

Subject to the limitations described above under “—General”, with respect to any fee interest in certain Real Property identified in a schedule to the Indenture (individually and collectively, the “Premises”) owned by the Issuers or a Subsidiary Guarantor on the Issue Date or Real Property acquired by the Issuers or a Subsidiary Guarantor after the Issue Date that secures the Credit Facility Obligations in each instance:

(1)	with respect to owned (but not with respect to leased) Real Property the Issuers have or will deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the Credit Facility Obligations, in accordance with the requirements of the Indenture and/or the Security Documents, duly executed by the Issuers or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected at least Second-Priority Lien (subject to Permitted Liens) against the properties purported to be covered thereby;

(2)	for any Real Property owned by the Issuers or a Subsidiary Guarantor on the Issue Date the Collateral Agent must receive mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the Trustee, the Holders of the Notes and holders of any Other Pari Passu Secured Indebtedness, in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and at least Second-Priority Liens on such property free and clear of all Liens, defects and encumbrances, (other than Permitted Liens), each such title insurance policy in an amount reasonably satisfactory to the Collateral Agent (provided, however, that title insurance policies (and the amount thereof) deemed satisfactory to the collateral agent under the Credit Facilities and related security documents shall be deemed reasonably satisfactory to the Collateral Agent) and such policies are required to include, to the extent available at a commercially reasonable premium, the endorsements, as applicable, equivalent to those delivered in connection with the Credit Facilities and are required to be accompanied by evidence of the payment in full of all premiums thereon; and

(3)	the Issuers are required to deliver, or to cause each Subsidiary Guarantor to deliver, to the Collateral Agent, with respect to each of the covered Premises, such filings (or any updates or affidavits that the title company may reasonably require as necessary to issue the title insurance policies), surveys and fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably require to create, evidence or perfect a valid and at least Second-Priority Lien on the property subject to each such Mortgage (subject to Permitted Liens) (provided, however, that any such filings, documents, instruments, certificates or agreements (including surveys) deemed satisfactory to the collateral agent under the Credit Facilities and related security documents shall be deemed reasonably acceptable to the Collateral Agent and its counsel).

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders of the Notes and holders of Other Pari Passu Secured Indebtedness, subject to any Liens on the Collateral securing Credit Facility Obligations or other Permitted Liens and the provisions of the Intercreditor Agreement. The Intercreditor Agreement imposes significant restrictions upon the ability of the Collateral Agent to pursue foreclosure. See “—Intercreditor Agreement.” In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Issuers’ obligations under the Notes, either in whole or in part.

Other Pari Passu Secured Indebtedness

To the extent the Company and its Restricted Subsidiaries are permitted to incur Other Pari Passu Secured Indebtedness under the covenants described below under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Indebtedness,” the holders of such Other Pari Passu Secured Indebtedness will share the Second-Priority Lien granted to the Collateral Agent on an equal and ratable basis with the Holders of the Notes. Subject to the provisions of the Intercreditor Agreement, the proceeds of the Second Priority Lien in the Collateral will be distributed first, to the Trustee, the Collateral Agent and any representative for Other Pari Passu Secured Indebtedness for the payment of all costs and expenses incurred in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture and any documents relating to the Other Pari Passu Secured Indebtedness, the Collateral Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture or any other document evidencing Other Pari Passu Secured Indebtedness), including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee or Collateral Agent or representative of Other Pari Passu Secured Indebtedness on behalf of the Issuers or any Subsidiary Guarantor and any other costs and expenses incurred in connection with the exercise of any right or remedy of the Holders of the Notes or the holders of the Other Pari Passu Secured Indebtedness, and second, to the Holders of the Notes and the holders of any Other Pari Passu Secured Indebtedness to pay the principal and any accrued and unpaid interest thereon on a pro rata basis on the respective amounts of the Notes and the Other Pari Passu Secured Indebtedness then outstanding. At any time that any Other Pari Passu Secured Indebtedness is outstanding, the holders of such Other Pari Passu Secured Indebtedness will be voting with the Holders of the Notes as one class with respect to the Security Documents and with respect to any instructions to the Collateral Agent, including instructions relating the exercise of remedies with respect to the Collateral and the right to purchase the Credit Facility Obligations described above under “—Intercreditor Agreement”.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral, including any obligation secured on a priority basis.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes after payment of any priority claims, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled (and subject to the rights in the Collateral of holders of the Credit Facility Obligations), and unsecured claims with respect to such shortfall.

Release

The Liens on the Collateral will be released with respect to the Notes and the Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including additional interest, and premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal defeasance or a covenant defeasance as set forth under “—Legal Defeasance and Covenant Defeasance” below;

(4)	in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Issuers or any of the Subsidiary Guarantors in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the Credit Facility Obligations and any Other Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released, (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents (C) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Guarantees, to file separate financial statements with the SEC (or any other governmental agency); (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture; (E) that becomes Excluded Property; or (F) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture, the Intercreditor Agreement and the Security Documents;

(5)

as set forth under “—Amendments and Waivers,” as to property that constitutes less than all or substantially all of the Collateral, with the consent of holders of at least a majority in aggregate principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding, voting as one class (or, in the case of a release of all or substantially all of the Collateral, with the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(6)	with respect to assets of a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its Guarantee as set forth under “—Subsidiary Guarantees,” above.

Upon compliance by the Issuers or any Subsidiary Guarantor, as the case may be, with the conditions precedent required by the Indenture, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuers, or the Subsidiary Guarantor, as the case may be, the released Collateral. Prior to each proposed release, the Issuers and each Subsidiary Guarantor must furnish to the Trustee and the Collateral Agent all documents required by the Indenture, the Security Documents and the Trust Indenture Act.

The Issuers must also deliver an Officers’ Certificate to the Collateral Agent within 30 calendar days following the end of each six-month period beginning on each interest payment date, to the effect that all such releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such Officers’ Certificate) described in clause (4) above, were not prohibited by the Indenture.

Change in Control

Upon the occurrence of any of the following events (each, a “Change in Control”), each Holder has the right to require that the Issuers purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (directly or indirectly) one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 the Exchange Act, except that such Permitted Holders shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), (a) such other person shall be deemed to beneficially own any Voting Stock of a specified Person held by a parent entity if (and such parent entity shall be deemed to beneficially own such Voting Stock only if) such other person is the Beneficial Owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that such Permitted Holders shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(2)	individuals who on the Issue Date constituted the Board of Directors of any of the Holding Companies or the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of such Holding Company or the Company was approved by a vote of a majority of the directors of such Holding Company or the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Holding Company or the Company then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by any of the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

Within 30 days following any Change in Control, unless the Issuers have exercised their option to redeem all the Notes as described under “Brief Description of the New Notes—Optional Redemption”, we will mail a notice to each Holder with a copy to the Trustee (the “Change in Control Offer”) stating

(1)	that a Change in Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change in Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

The Issuers will not be required to make a Change in Control Offer following a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change in Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change in Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the covenant described hereunder by virtue of the Issuers’ compliance with such securities laws or regulations.

The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Company does not have the present intention to engage in a transaction involving a Change in Control, although it is possible that the Company would decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change in Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Facilities prohibit the Issuers from purchasing any Note and also provide that the occurrence of certain change in control events with respect to the Company would constitute a default thereunder. In the event a Change in Control occurs at a time when the Issuers are prohibited from purchasing Notes, we may seek the consent from the lenders under the Credit Facilities to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Facilities. In such circumstances, the provisions of the Intercreditor Agreement restrict the ability of holders of Notes and the Collateral Agent to enforce their rights to the Collateral. See “—Security—Intercreditor Agreement.”

Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require the repurchase of such Indebtedness upon a Change in Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change in Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change in Control” includes certain dispositions of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change in Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries will be entitled to Incur Indebtedness (including Additional Notes issued after the Issue Date) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (“Permitted Indebtedness”):

(1)

Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to the Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $250.0 million less the sum of all mandatory principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” (which principal payments in the case of revolving loans are accompanied by a corresponding permanent commitment reduction) and (B) the sum of (x) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary or to the holder of a Lien permitted under the Indenture) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness and the holders of Credit Facility Obligations do not have a security interest therein or the obligee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3)	the Notes, the Exchange Notes and the Subsidiary Guarantees (other than any Additional Notes and any related Guarantees);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) or (3) of this covenant);

(5)	Refinancing Indebtedness;

(6)	Hedging Obligations of the Company or any Restricted Subsidiary not for the purpose of speculation;

(7)	obligations in respect of letters of credit, performance, bid, surety, appeal and other similar bonds and completion guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9)	Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease, construction or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed $5.0 million (including any Refinancing Indebtedness with respect thereto);

(10)

Indebtedness Incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or assumed by the Company or a Restricted Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line of another Person) (other than Indebtedness Incurred in connection with or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (10) and then outstanding does not exceed $5.0 million;

(11)	any Guarantee (including the Subsidiary Guarantees) by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(12)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company;

(13)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million, the proceeds of which are used directly or indirectly (including Refinancing of Indebtedness so used) to make Restricted Payments as contemplated under clause (b)(10) under “—Limitation on Restricted Payments;” and

(14)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed $12.5 million (which amount may, but need not be, incurred in whole or in part under the Credit Facilities).

(c) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses, (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and (3) the Company will be entitled from time to time to reclassify any Indebtedness Incurred pursuant to any of the clauses above such that it will be deemed as having been Incurred under another such clause. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

(d) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if, at the time the Company or such Restricted Subsidiary makes such Restricted Payment,

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (the amount expended for such purpose if other than in cash, having the Fair Market Value of such property as determined in good faith by the Company) would exceed the sum of (without duplication)

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(D)	an amount equal to the sum of (x) the net reduction in the Investments made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary subsequent to the Issue Date, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary when it is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

(b) The preceding provisions will not prohibit

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or a Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided however that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	so long as no Default has occurred and is continuing, the repurchase or other acquisition of, shares of, or options to purchase shares of, common stock or preferred stock of any of the Holding Companies or the Company or any of its Subsidiaries by the Company or any of its Subsidiaries (or payments paid to any of the Holding Companies to consummate such repurchases or other acquisitions in accordance with the provisions of this clause (4)) from employees, former employees, directors, consultants, former consultants or former directors of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such employees, directors or consultants, pursuant to the terms of the agreements (including employment and consulting agreement or amendments thereto) or plans approved by the Board of Directors; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (A) $2.5 million in any fiscal year and (B) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided, however, that amounts not used pursuant to this clause (4) in a year may be carried forward for use in future years; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(5)	dividends, loans, advances or other distributions to any of the Holding Companies to be used by any of the Holding Companies solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees, directors fees, indemnification obligations, professional fees and expenses) incurred by the Holding Companies in the ordinary course of its business; provided, however, that such dividends shall not exceed $1,250,000 in the aggregate in any calendar year; provided, further, however, that 50% of the amount of such dividends shall be included in the calculation of the amount of Restricted Payments to the extent such amounts are not deducted in the calculation of Consolidated Net Income (but otherwise shall be excluded in such calculation);

(6)	payments to any of the Holding Companies in respect of federal, state, foreign and local taxes attributable to (or arising as a result of) the operations of the Company and its Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, state, foreign and local taxes for such fiscal year were the Company subject to, and to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by any of the Holding Companies for such purposes); provided, further, however, that 50% of the amount of such payments shall be included in the calculation of the amount of Restricted Payments to the extent such amounts are not deducted in the calculation of Consolidated Net Income (but otherwise shall be excluded in such calculation);

(7)	repurchase of Capital Stock of any of the Holding Companies deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the statutory minimum taxes payable by such employee upon such grant or award; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

(8)	Restricted Payments not exceeding $10.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(9)

Restricted Payments directly or indirectly to any of the Holding Companies for the purpose of enabling any of the Holding Companies to pay interest on the AMH 11 1/4% Notes and any AMH/AMH II Refinancing Indebtedness (A) if the Leverage Ratio as of the date of such Restricted Payments is equal to or less than 4.5 to 1.00, or (B) in an aggregate amount for all such Restricted Payments made pursuant to this Clause (B) not to exceed $125.0 million; provided, however, that, all such Restricted Payments under this clause (9) shall be excluded in the calculation of the amount of Restricted Payments;

(10)

Restricted Payments not to exceed $50.0 million in the aggregate (plus fees and expenses payable in connection therewith) for the purpose of enabling (A) any of the Holding Companies to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire the AMH 11 1/4% Notes or the AMH II 20% Notes or any AMH/AMH II Refinancing Indebtedness, or (B) AMI or its Restricted Subsidiaries to defease, redeem, purchase, prepay, repay, discharge or otherwise acquire or retire such Indebtedness, in each case, if the Leverage Ratio as of the date of such Restricted Payments is less than 4.5 to 1.00; provided, however, that, such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; or

(11)	dividends or distributions to any of the Holding Companies of Investments made in compliance with the other provisions of paragraph (a) above or this paragraph (b) of “Limitation on Restricted Payments;” provided, however, that, such dividends or distributions made pursuant to this clause (11) shall be excluded in the calculation of the amount of Restricted Payments.

(12)

Notwithstanding anything in the Indenture to the contrary, none of the provisions of the Indenture will encumber or restrict the ability of the Company and its Restricted Subsidiaries to (a) pay dividends or make any other distributions on its capital stock to AMH or any AMH Restricted Subsidiary or pay any Indebtedness owed to AMH or an AMH Restricted Subsidiary, (b) make any loans or advances to AMH or (c) transfer any of its property or assets to AMH, to the extent such distribution, loan, advance or transfer would have been permitted under the terms of the Old Credit Agreement as in effect on the date of issuance of the 11 1/4% Notes; provided, however, that to the extent any such payments, distributions, loans, advances or transfers that are Restricted Payments are made subsequent to the Issue Date and would have been permitted by such Old Credit Agreement but would not otherwise be permissible under paragraph (a) or (b) above, such Restricted Payments will be included in the calculation of the amount of Restricted Payments under paragraph (a) above.

In addition to distributions, loans, advances and transfers that would be permitted under paragraphs (a) and (b) above, the Old Credit Agreement permitted the distribution, loan, advance or transfer of any assets or property by the Company to Parent:

•

to pay for reasonable fees for audit, legal and similar administrative services and other corporate overhead, customary fees to non-officer directors of Parent who are not affiliates of Parent, out-of pocket expenses to directors or observers of the board of directors of Parent and taxes payable by Parent; and

•	in respect of intercompany loans to Parent the proceeds of which are used to make any of the payments described above.

Limitation on Restrictions on Distributions From Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Indenture, the Credit Facilities and the Intercreditor Agreement);

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the Indebtedness referred to in any of the foregoing clauses and restrictions contained in Indebtedness incurred after the date hereof in accordance with the terms of the Indenture; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the applicable instrument governing such Indebtedness as in effect on the Issue Date; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Company in its reasonable and good faith judgment than the provisions contained in the Credit Facilities as in effect on the Issue Date;

(iv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(v) any such encumbrance or restriction consisting of customary non-assignment provisions in contracts or in leases governing leasehold interest and in intellectual property contracts and licenses;

(vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets (including Capital Stock) of such Restricted Subsidiary permitted by the Indenture pending the closing of such sale or disposition;

(vii) any restriction arising under applicable law, regulation or order;

(viii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(ix) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; and

(x) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and, as determined by management of the Company in its reasonable and good faith judgment, will not materially impair the Company’s ability to make payments as required under the Notes.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind that secures Obligations under any Indebtedness upon any of its property or assets (including any intercompany notes), now owned or acquired after the Issue Date, or any income or profits therefrom, excluding, however, from the operation of the foregoing any of the following (collectively, the “Permitted Liens”):

(a) any Lien existing as of the Issue Date (other than Liens permitted under clause (c));

(b) any Lien arising by reason of (1) any judgment, decree or order of any court not constituting an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (3) security for payment of workers’ compensation or other insurance; (4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary Guarantor or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) survey exceptions, title defects, encumbrances, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of the Subsidiary Guarantors; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings;

(c) any first-priority Lien now or hereafter existing on property of the Company or any Restricted Subsidiary securing Indebtedness (other than Indebtedness incurred pursuant to clause (13) under “—Limitation on Indebtedness”) in an aggregate principal amount not to exceed the greater of (A) $250.0 million and (B) the sum of (x) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries; provided that (x) the incurrence of such Indebtedness is (or was at the time of incurrence) permitted under “—Limitation on Indebtedness” and (y) the Notes and the Subsidiary Guarantees shall be secured by Second-Priority Liens on such property;

(d) any Lien now or hereinafter existing on property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under the provisions of “—Limitation on Indebtedness” relating to Indebtedness referred to in clause (c) above or clause (e), (g), or (h) below (provided that such Lien shall have the same or a more junior priority than the Lien securing the Indebtedness referred to in any such clause);

(e) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case the incurrence of which Indebtedness is (or was at the time of incurrence) permitted under the provisions of “—Limitation on Indebtedness”; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries and the proceeds thereof and additions and accessions thereto;

(f) Liens securing the Notes and Subsidiary Guarantees and any Obligations under the Indenture, the Intercreditor Agreement or the Security Documents;

(g) Liens other than first-priority Liens on property of the Company or any Restricted Subsidiary securing Indebtedness that is (or was at the time of incurrence) permitted to be incurred under “—Limitation on Indebtedness” which Indebtedness, when combined with the outstanding principal amount of the Notes, does not exceed an aggregate principal amount of $250.0 million, provided that the Notes and the Subsidiary Guarantees shall be secured on a pari passu basis by Liens on such property;

(h) Liens on property of the Company or any Restricted Subsidiary securing Indebtedness that is (or was at the time of incurrence) permitted to be incurred under “—Limitation on Indebtedness”; provided that (a) the Notes and the Guarantees shall be secured by such property senior in priority to such Indebtedness and (b) the holder of such Lien is subject to an intercreditor agreement with the Collateral Agent, as senior lien holder, consistent with the terms of the Intercreditor Agreement;

(i) Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned the Company or any Restricted Subsidiary located on the premises of such the Company or such Restricted Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Company or such Restricted Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(j) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;

(k) leases or subleases of Real Property granted by the Company or any Restricted Subsidiary to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to the Collateral Agent and do not interfere in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary or materially impair the value or marketability of the Real Property subject thereto in the judgment of management of the Company;

(l) licenses of intellectual property otherwise permitted under the Indenture;

(m) statutory or common law Liens or rights of setoff of depository banks with respect to funds of the Company or any Restricted Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by the Company or such Restricted Subsidiary at such banks (but not any other Indebtedness or obligations);

(n) all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal authority or agency;

(o) any defects irregularities, easements or encroachments that might be revealed by an up-to-date survey of the property;

(p) any municipal by-laws or regulations affecting the Real Property or its use and any other municipal land use instruments including official plans and zoning and building by-laws, as well as decisions of committee of adjustment or any other competent authority permitting variances therefrom, and all applicable building codes which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of the Company or any Restricted Subsidiary in the judgment of management of the Company or materially impair the value of the Real Property which may be subject thereto in the judgment of management of the Company;

(q) any agreements with any Governmental Authority or utility that do not, in the aggregate, have a materially adverse effect on the use or the value of the Real Property and improvements thereon in the judgment of management of the Company;

(r) Liens securing Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease, construction or improvement, provided that the aggregate principal amount of Indebtedness secured by such Liens and incurred in any fiscal year shall not exceed $5.0 million; provided that amounts not used pursuant to this clause (r) in a fiscal year may be carried forward for use in future years;

(s) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor that is (or was at the time of the incurrence) permitted to be incurred under “—Limitation on Indebtedness,” provided that such Liens extend only to the assets of such Restricted Subsidiary; and

(t) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a), (c), (e), (g), (h), or (r) so long as the Lien is limited to the same property and assets that secured the original Lien (and any proceeds thereof and additions and accessions thereto) and such extension, renewal, refinancing or replacement complies with the other provisions of the Indenture and the Security Documents, including, the provisions described under “—Limitation on Indebtedness”.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Company, or in the case of an Asset Disposition in excess of $10.0 million, by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) pursuant to one or more of the following:

(A)	to the extent the Company elects (or is required by the terms of such Indebtedness), to prepay, repay, redeem or purchase (including cash collateralization of letters of credit and similar credit transactions constituting Obligations under Indebtedness of the Company or of a Restricted Subsidiary secured by a Lien permitted by clause (c) of the definition of Permitted Liens) Indebtedness of the Company or of a Restricted Subsidiary secured by a Lien permitted by clause (c) of the definition of Permitted Liens or to effect a permanent reduction in availability under such Indebtedness regardless of the fact that no prepayment may be required) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent of the balance of such Net Available Cash after application (if any) in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes and any Other Pari Passu Secured Indebtedness to purchase Notes at 100% of their principal amount thereof and any Other Pari Passu Secured Indebtedness pursuant to and subject to the conditions set forth in paragraph (b) below;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, as applicable.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in a manner not prohibited by the Indenture and/or applied to temporarily reduce revolving credit indebtedness.

For the purposes of clause (a)(2) above of this covenant, any of the following are deemed to be cash or cash equivalents:

(1)	the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after the date of such Asset Disposition (to the extent of the cash received); and

(3)	any Additional Assets (so long as such Additional Assets are acquired for Fair Market Value in connection with the transaction giving rise to such Asset Disposition, as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as applicable).

(b) In the event of an Asset Disposition that requires the purchase of Notes and any Other Pari Passu Secured Indebtedness pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes and any Other Pari Passu Secured Indebtedness at a purchase price of 100% of their principal amount (or in the event such Other Pari Passu Secured Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest or, in respect of such Other Pari Passu Secured Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Other Pari Passu Secured Indebtedness in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and Other Pari Passu Secured Indebtedness) pursuant to this covenant if the Net Available Cash available therefore is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each offer to purchase Notes pursuant to this covenant, the amount of Net Available Cash will be reset to zero.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $2.0 million, a majority of the Board of Directors of the Company have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)

if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its

Restricted Subsidiaries or is not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not apply to:

(1)	any Investment (including a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3)	loans or advances to employees or consultants in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees and compensation to, the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries;

(5)	any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and loans or advances to employees to purchase Capital Stock;

(7)	any agreement with the Company or any Restricted Subsidiary as in effect as of the Issue Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date;

(8)	the payment of management, consulting and advisory fees and related expenses made pursuant to the Harvest Management Services Agreement and the Investcorp Management Services Agreement as in effect on the Issue Date or any amendment, extension or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment, extension or replacement thereto) so long as any such amendment, extension or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date;

(9)	any consulting or employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary; and

(10)	any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person (including any of the Holding Companies) with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the Indenture.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of a Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary), and

(2)	will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Restricted Subsidiary), unless

(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(C)	if the proceeds therefrom are applied in accordance with “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, and the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents shall remain in full force and effect and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with the financing statements and comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee and, if the Successor Company is not organized as a corporation after such transaction, Associated Finance shall continue to be a co-issuer of the Notes and Associated Finance shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with the financing statements and comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(4)	each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and the Security Documents;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

The Successor Company will be the successor to the predecessor company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor company under the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents, and the predecessor company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The Company will not permit Associated Finance or any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company, Associated Finance or another Subsidiary Guarantor) unless

(1)

except in the case of a Subsidiary Guarantor that (i) has been or is being disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, or (ii) is otherwise released from its Guarantee in accordance with the provisions described above under “—Security—Release,” the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia (and in the case of Associated Finance shall be organized as a corporation, unless the Company has previously been merged into a Successor Company that is organized as a corporation after such transaction), and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guarantee (including all the obligations of such Subsidiary under the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents) and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such Subsidiary, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture and the Security Documents.

Future Subsidiary Guarantors

The Company will cause each domestic Restricted Subsidiary that guarantees or incurs any Indebtedness of the Company under the Credit Facilities to, at the same time, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Each Restricted Subsidiary that becomes a Subsidiary Guarantor after the date of issuance of the Notes will also become a party to the Intercreditor Agreement and the Security Documents and will take such actions as are reasonably necessary or advisable to grant the Collateral Agent for the benefit of the Holders of the Notes, the Trustee and any Other Pari Passu Secured Indebtedness, a perfected Second-Priority Lien in any Collateral held by such Restricted Subsidiary, subject to Permitted Liens.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and will in any event provide the Trustee within 15 days after it files with the SEC with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to the Trustee and Holders of Notes within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In addition, the Issuers will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuers or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Issuers or any Subsidiary Guarantor to comply for 30 days after notice with any of its obligations in the covenants described above under “Change in Control,” “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Restrictions on Distributions From Restricted Subsidiaries,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” “—Certain Covenants—Limitation on Affiliate Transactions,” and “—Certain Covenants—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries;”

(5)	the failure by the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Issuers or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Issuers or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $10.0 million is entered against the Issuers or any Significant Subsidiary, and is not discharged, paid, waived or stayed within 60 days after such judgment becomes final and non-appealable (the “judgment default provision”);

(9)	any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) for 30 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee;

(10)	any Subsidiary Guarantee of any Subsidiary Guarantor owning assets with a Fair Market Value in excess of $10.0 million ceases to be in full force and effect (other than in accordance with the terms of the Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor owning assets with a Fair Market Value in excess of $10.0 million denies its liability under its Subsidiary Guarantee (other than by reason of release of such Subsidiary Guarantor in accordance with the terms of the Indenture or such Subsidiary Guarantee);

(11)	so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $10 million, (a) any default by the Issuers or any Subsidiary Guarantor in the performance of its obligations under the Security Documents (after the lapse of any applicable grace periods) or the Indenture which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, (b) repudiation or disaffirmation of the Issuers or any Subsidiary Guarantor of its respective obligations under the Security Documents and (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuers or any Subsidiary Guarantor for any reason.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default (and demand that same be remedied) and the Issuers do not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the Credit Facility Obligations, the representative of the holders of the Credit Facility Obligations will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated. See “—Security—Intercreditor Agreement.” After the discharge of the Liens securing the Credit Facility Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and any Other Pari Passu Secured Indebtedness, voting as one class, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and holders any Other Pari Passu Secured Indebtedness. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (6) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or such Event of Default shall have been cured or waived by the holders of such Indebtedness and written notice of such discharge, cure or waiver, as the case may be, shall have been given to the Trustee by the Issuers or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes and (a) no Person shall have commenced judicial proceedings to foreclose upon assets of the Company or any of its Restricted Subsidiaries or shall have exercised any right under applicable law or applicable security documents to take ownership of any of such assets in lieu of foreclosure and (b) no other Event of Default with respect to the Notes shall have occurred which has not been cured or waived during such 30-day period.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or any Security Document or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Issuers or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Subject to certain exceptions, the Intercreditor Agreement and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class) and any past default or compliance with any provisions in the Intercreditor Agreement and the Security Documents may also be waived with the consent of the Holders of a majority in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class). Such amendments may not, without the consent of the Holders of 66 2/3% in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class), release all or substantially all of the Collateral other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption;”

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes; or

(9)	make any change in any Guarantee that would adversely affect the Holders of the Notes in any material respect.

Notwithstanding the preceding, without the consent of any Holder of the Notes or any holder of Other Pari Passu Secured Indebtedness, the Issuers, the Subsidiary Guarantors and Trustee and the Collateral Agent, as applicable, may amend the Indenture, the Intercreditor Agreement and the Security Documents:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Issuers or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;

(5)	to add to the covenants of the Issuers or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the Indenture under the Trust Indenture Act;

(8)	to expand the Collateral securing the Notes or Subsidiary Guarantees;

(9)	to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture or successor Collateral Agent;

(10)	provide for the issuance of Exchange Notes which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(11)	to provide for the accession or succession of any parties to the Intercreditor Agreement, the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Facilities, the Notes or any other agreement or action that is not prohibited by the Indenture;

(12)	to provide for the release or addition of Collateral in accordance with the terms of the Indenture, the Intercreditor Agreement and the Security Documents; or

(13)	to provide security for additional borrowings under the Credit Facilities that are incurred in accordance with the Indenture.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes are required to be issued in registered form and are transferable only upon the surrender of the Notes being transferred. The Issuers may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

At any time when (1) the Issuers deliver to the Trustee all outstanding Notes (other than certain replaced Notes) for cancellation or (2) all outstanding Notes have become due and payable, or will become due and payable within one year, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption and the Issuers irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than certain replaced Notes), and if in either case the Issuers pay all other sums payable under the Indenture by the Issuers, then the Indenture, the Subsidiary Guarantees, the

Intercreditor Agreement and the Security Documents shall, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes, cease to be of further effect and all liens under the Security Documents will be released.

Legal Defeasance and Covenant Defeasance

At any time, the Issuers may terminate all of their obligations under the Notes, the Guaranties, the Indenture, the Intercreditor Agreement and the Security Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time the Issuers may terminate all obligations under the Subsidiary Guarantees and the Security Documents and under “—Change in Control” and under the covenants described under “—Certain Covenants” (except clauses (1) and (2) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above) the operation of clauses (3), (4), (5), (6), (8), (9), (10) and (11) of the first paragraph under “—Defaults” and the bankruptcy provisions with respect to Significant Subsidiaries described in clause (7) of the first paragraph under “—Defaults” above (“covenant defeasance”).

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes and the guarantees may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified clauses (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), (10) and (11) of the first paragraph under “—Defaults” above (except because of the failure of the Issuers to comply with clause (1) or (2) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Guarantee and all Liens on the Collateral will be released.

In order to exercise either of the Issuers’ defeasance options, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and the Issuers must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that (A) Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law), (B) the trust funds will not be subject to any rights of holders of Pari Passu Indebtedness, including, those arising under the Indenture and (C) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

In addition, in order to exercise the Issuers’ defeasance option, the defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a breach or violation of the Indenture resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), the Intercreditor Agreement, the Security Documents, the Credit Facilities or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or is bound.

Concerning the Trustee

Deutsche Bank Trust Companies Americas is the Trustee under the Indenture. The Issuers have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability for Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, member, incorporator or stockholder of the Issuers, Parent or any Subsidiary Guarantor has any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Notes. Such waiver and release will not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“9 3/4% Notes” means the Company’s 9.75% Senior Subordinated Notes due April 15, 2012.

“15% Notes” means the Company’s 15% Senior Subordinated Notes due 2012.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means

(1)	any property, plant, equipment or other assets used or usable in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” and “—Certain Covenants—Limitation on Affiliate Transactions” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“AMH” means AMH Holdings, LLC, a Delaware limited liability company, and its successors.

“AMH 11 1/4% Notes” means AMH’s 11 1/4% Senior Discount Notes Due 2014.

“AMH/AMH II Refinancing Indebtedness” means Indebtedness incurred by any of the Holding Companies that Refinances (including successive Refinancings) within 90 days after the date of incurrence thereof the AMH 11 1/4% Notes or the AMH II 20% Notes; provided, however, that such Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount then outstanding (plus accrued interest, fees and expenses, including any premium and defeasance costs) under the AMH 11 1/4% Notes or the AMH II 20% Notes, as applicable, and Refinancings thereof.

“AMH Restricted Subsidiary” means a “Restricted Subsidiary” of AMH as that term is used in the AMH Indenture.

“AMH Indenture” means the Indenture dated as of March 4, 2004, between AMH and Wilmington Trust Company, as trustee.

“AMH II” means AMH Holdings II, Inc., a Delaware corporation, and its successors.

“AMH II 20% Notes” means AMH II’s 20% Senior Notes Due 2014.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on November 15, 2012 (such redemption price being described under “Optional Redemption”) plus (ii) all required interest payments due on such Note through November 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(a) a disposition or transfer by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(b) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment or (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation;”

(c) sales or other dispositions of obsolete, uneconomical, negligible, damaged, worn-out or surplus assets in the ordinary course of business (including but not limited to equipment, inventory and intellectual property);

(d) a disposition of assets with a Fair Market Value of less than or equal to $1.0 million, not to exceed $5.0 million in the aggregate in any 12 month period;

(e) sale or discount of accounts receivable in connection with the compromise or collection thereof;

(f) sale or exchange of equipment in connection with the purchase or other acquisition of equipment; and

(g) sales or grants of licenses to use intellectual property;

provided, however, that a disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change in Control” and/or the provisions described above under the caption “—Certain Covenants—Merger and Consolidation” and not by the provisions described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Associated Finance” means Associated Materials Finance, Inc., a Delaware corporation that is the co-issuer of the Notes.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness, multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular person, such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders are deemed to share beneficial ownership with one or more other Persons of any shares of Voting Stock), (i) such “group” shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group and (ii) any Person (other than a Permitted Holder) that is a member of such group (or sharing such beneficial ownership) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder that is a part of such group (or in which such person shares beneficial ownership).

“Board of Directors” with respect to a Person means the Board of Directors of such Person or except for purposes of clause (2) of the definition of “Change in Control,” any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means the Trustee or a party selected by the Trustee, acting as the collateral agent for the Holders of the Notes, the Trustee and any holder of Other Pari Passu Secured Indebtedness (including any agent or other representative therefor) under the Security Documents.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period);

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)

if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period; and

provided, further, that no pro forma effect shall be given to the incurrence of any Indebtedness permitted by paragraph (b) under “Certain Covenants—Limitations on Indebtedness” incurred on such date of determination or the discharge on such date of determination of any Indebtedness from the proceeds of any such permitted Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition of assets (including Capital Stock) or Asset Disposition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations, including pro forma effect of any cost savings, shall be determined (a) in accordance with Regulation S-X under the Exchange Act or as otherwise acceptable to the SEC or (b) if such pro forma cost savings that are attributable to such Investment, acquisition or Asset Disposition have begun to be implemented on the date of determination or have been identified and approved by the Board of Directors and are reasonably expected to begin to be implemented within six months following the date of such Investment, acquisition or Asset Disposition, as determined based on a supportable, good faith estimate of the principal financial officer of the Company, as if all such cost savings had been effected as of the beginning of such reference period, decreased by any incremental expenses (other than capitalized expenses) that are or would be incurred during the reference period in order to achieve such cost savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Indebtedness” means at a particular date, all Indebtedness (other than (x) Indebtedness described in clause (8) of the definition of “Indebtedness” and (y) Indebtedness described in clause (3) of the definition of “Indebtedness” to the extent such Indebtedness would not be accounted for as debt on a balance sheet in accordance with GAAP) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

(1)	interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2)	amortization of debt discount and debt issuance cost (to the extent not excluded under clause (a) of the proviso below);

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments or receipts pursuant to Hedging Obligations;

(7)	dividends declared and paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Wholly Owned Subsidiary and, in each case, excluding dividends payable in Qualified Stock;

(8)	interest incurred in connection with Investments in discontinued operations; and

(9)	interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or a Restricted Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust;

and less, to the extent included in such interest expense, (a) the amortization during such period of debt issuance costs and (b) the write-off of debt issuance costs and debt discount paid in connection with any early extinguishment of Indebtedness during such period.

“Consolidated Net Income” means, for any period, the sum of (1) net income of the Company and its Subsidiaries and (2) to the extent deducted in calculating net income of the Company and its Subsidiaries, any non-recurring fees, expenses or charges related to the Transactions; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that has been or could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)	any gain or loss (and the related tax effects) realized upon the sale or other disposition of any assets of the Company, its consolidated Restricted Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	extraordinary, non-cash or non-recurring gains, losses or charges, including (i) those related to impairment of goodwill and other intangible assets, (ii) the write-off of debt issuance costs and related premiums paid in connection with any early extinguishment of Indebtedness and the related tax effects;

(5)	the cumulative effect of a change in accounting principles; and

(6)	any net income or loss attributable to discontinued operations.

Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Facilities” means one or more debt facilities (including the Loan and Security Agreement dated as of October 3, 2008 by and among the Company and Gentek Buildings Products, Inc. as U.S. Borrowers, Gentek Buildings Products Limited as Canadian Borrower, Associated Materials Holdings, LLC, Gentek Holdings, LLC and Alside, Inc. as Guarantors, and Wachovia Bank, N.A. as administrative and collateral agent), in each case with banks or other lenders or holders (other than a Holding Company) providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with the related documents thereto (including any guarantees and security documents, whether in effect on the Issue Date or entered into thereafter), as amended, extended, renewed, restated, supplemented, replaced or otherwise modified (in whole or in part, whether upon or after termination or otherwise, and without limitation as to amount, terms, conditions, covenants and other provisions or the number of replacement agreements) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part (and including successive Refinancings), the borrowings, indebtedness and commitments then outstanding or permitted to be outstanding under such Credit Facilities or successor Credit Facilities, whether by the same or any other lender or holder or group of lenders or holders, or otherwise.

“Credit Facility Obligations” means the indebtedness outstanding under Credit Facilities that is secured by a Permitted Lien described in clause (c) of the definition thereof, and all other obligations of the Issuers or any Subsidiary Guarantor under such Credit Facilities.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, that portion of any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy obligations as a result of such employee’s death or disability; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “Change in Control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “Change in Control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes as described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change in Control.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders. In addition, to the extent reducing EBITDA for any period, all costs and charges directly relating to the Transactions shall be excluded.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s Equity Interests or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Equity Interests of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of Equity Interests of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means a primary offering of common stock or common equity of any of the Holding Companies or the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Issuers issued pursuant to the Registration Rights Agreement and the Indenture in exchange for and in aggregate principal amount equal to the Notes.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Issuers’ obligations with respect to the Notes on the terms provided for in the Indenture.

“Harvest Management Services Agreement” means (i) the Amended and Restated Management Agreement, dated December 22, 2004, by and between Harvest Partners, LP and the Company and (ii) the Financing Advisory Agreement dated as of November 5, 2009, between Harvest Partners, LP and the Company.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or similar Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holding Companies” means Parent, AMH and AMH II or any other direct or indirect parent of the Company.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication),

(1)	the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any obligation to pay a contingent purchase price as long as such obligation remains contingent);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among Wachovia Bank, N.A. in its capacity as administrative agent pursuant to the Loan and Security Agreement, dated as of October 3, 2008, by and among the Issuers and Gentek Buildings Products, Inc as U.S. Borrowers, Gentek Buildings Products Limited as Canadian Borrower, Associated Materials Holdings, LLC, Gentek Holdings, LLC and Alside, Inc. as Guarantors, and Wachovia Bank, N.A. as administrative and collateral agent, the holders of any Other Pari Passu Secured Indebtedness from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Company, Associated Finance and the Subsidiary Guarantors.

“Interest Rate Agreement” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, interest rate swaps, caps, floors, collars and similar agreements to protect such Person against fluctuations in interest rates.

“Investcorp Management Services Agreements” means (i) the Agreement for Management Advisory, Strategic Planning and Consulting Services, dated as of December 22, 2004, between Investcorp International Inc. and the Company, (ii) the Financing Advisory Services Agreement, dated as of December 22, 2004, between Investcorp International Inc. and the Company, (iii) M&A Advisory Services Agreement, dated as of December 5, 2004, between Investcorp International Inc. and the Company and (iv) the Financing Advisory Services Agreement, dated as of November 5, 2009, between Investcorp International Inc. and the Company.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means November 5, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders” means the lenders from time to time party to the Credit Facilities.

“Leverage Ratio” means, as of any date, the ratio of Consolidated Indebtedness as of such date to EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available ended most recently prior to such date, provided that for purposes of calculating the Leverage Ratio, EBITDA shall be calculated on a pro forma basis (consistent with adjustments to EBITDA under clauses (1), (2), (3), (4) and (5) of the definition of “Consolidated Coverage Ratio”) to give effect to any Incurrence or discharge of Indebtedness or Asset Disposition, Investment or acquisition during the applicable period or thereafter and on or prior to such date as if each such Incurrence, discharge, Asset Disposition, Investment or acquisition had been effected on the first day of such period and as if each such Asset Disposition had been consummated on the day prior to the first day of such period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of

(1)	all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any current or contingent liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Old Credit Agreement” means the Amended and Restated Credit Agreement dated as of August 29, 2003, by and among the Company, Gentek Building Products Limited, Associated Materials Holdings, Inc. and various financial institutions and other persons from time to time parties thereto.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Restricted Subsidiary or the Trustee.

“Other Pari Passu Secured Indebtedness” means any Indebtedness of the Issuers or any Subsidiary Guarantor that is pari passu in right of payment to the Notes or any Subsidiary Guarantee, as the case may be, and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and the Subsidiary Guarantees and that is designated in writing as such by the Company to the Trustee and the holders of which enter into an appropriate agency agreement with the Collateral Agent. “Other Pari Passu Secured Indebtedness” does not include the Notes and the Subsidiary Guarantees issued on the Issue Date or any Exchange Notes and related Guarantees, but includes any Additional Notes and related Guarantees and any Exchange Notes and related Guarantees issued in exchange therefor.

“Parent” means Associated Materials Holdings, LLC, a Delaware limited liability company, and its successors.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Subsidiary Guarantor that is pari passu in right of payment to the Notes or any Subsidiary Guarantee, as the case may be.

“Permitted Holders” means AM Holding Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited, Associated Investments Limited, Harvest Partners III, L.P., Harvest Partners III Beteiligungsgesellschaft Bürgerlichen Rechts (mit Haftungsbeschränkung), Harvest Partners IV, L.P., and Harvest Partners IV GmbH & Co. KG and the other parties named as sellers under that certain Stock Purchase Agreement, dated as of December 5, 2004, by and among, inter alia, AMH Holdings, Inc. and Harvest Partners, LP as sellers’ representative, AM Holding Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited and Associated Investments Limited as purchasers and the other parties named therein as sellers, and Permitted Transferees.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, moving, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees, directors or consultants made in the ordinary course of business in an aggregate amount not to exceed $2.0 million at any time outstanding;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	Hedging Obligations of the Company’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(11)	Investments existing on the Issue Date and any such Investment that replaces or refinances such Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(12)	Guarantees of Indebtedness otherwise permitted under the Indenture;

(13)	Investments the payment of which consists of Qualified Stock of any of the Holding Companies or the Company;

(14)	Investments in the Notes;

(15)	Investments consisting of obligations of one or more consultants, officers, directors or other employees of the Company or any of its Subsidiaries in connection with such consultants’,

officers’, directors’ or employees’ acquisition of shares of capital stock of any of the Holding Companies or the Company so long as no cash is paid by the Company or any of its Subsidiaries to such consultants, officers, directors or employees in connection with the acquisition of any such obligations; and

(16)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $2.5 million.

“Permitted Transferee” means, with respect to any person:

(1)	any Affiliate of that Person;

(2)	the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person;

(3)	a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, former spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which such Person holds, the beneficial ownership of any securities of the Company;

(4)	any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of or managed by such Person;

(5)	(a) Harvest Partners, LP and (b) any Affiliate of Harvest Partners, LP; and

(6)	(a) Investcorp S.A., (b) any Affiliate of Investcorp S.A., (c) any other Person with whom Investcorp S.A. or any Affiliate thereof has any administrative relationship with respect to the securities of the Company and (d) any holder of Capital Stock of any Person referred to in the foregoing clause (c).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time; “principal” with respect to other Indebtedness issued with original issue discount means 100% of the accreted value thereof.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Real Property” shall mean all now owned and hereafter acquired real property of the Company and each Subsidiary Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, discharge or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances (including successive Refinancings) within 90 days of the incurrence thereof any Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to paragraph (a) of the covenant described above under “Certain Covenants—Limitation on Indebtedness” or subclause (3), (4), (5), (7), (8), (9), (10) or (13) of paragraph (b) of the covenant “Certain Covenants—Limitation on Indebtedness”; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest, fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of November 5, 2009 among the Company, J.P. Morgan Securities, Inc., UBS Securities LLC, and Wells Fargo Securities, LLC entered into in connection with the issuance of the Notes.

“Related Business” means any business in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date and any business reasonably related, ancillary or complementary to any business of the Company or any of its Restricted Subsidiaries in which the Company was engaged on the Issue Date or a reasonable expansion thereof.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary);

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)

the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, re purchase or other acquisition of Subordinated Obligations repurchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Priority Liens” means the second-priority liens on the Collateral created in favor of the Collateral Agent, subject to Permitted Liens and Liens on the Collateral securing Credit Facility Obligations on a first-priority basis.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security documents granting a security interest in any assets of any Person to secure the Obligations under the Notes, the Subsidiary Guarantees and any Other Pari Passu Secured Indebtedness as each may be amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” means Indebtedness of the Issuers or any Subsidiary Guarantor subordinated in right of payment to the Notes or any Subsidiary Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock or is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each domestic Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other domestic Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Group;

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kind described in clauses (1) through (5) of this definition.

“Transactions” means, collectively, the offering of the Outstanding Notes on November 5, 2009, and the redemption of the 9 3/4% Notes and the 15% Notes and the amendment to the Credit Facilities in connection therewith.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2012; provided, however, that if the period from the redemption date to November 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the

Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. § 77aaa-77bbbb) as in effect on the Issue Date, provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, then “Trust Indenture Act” means, to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Deutsche Bank Trust Company Americas until a successor replaces it and, thereafter, means the successor.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of an Unrestricted Subsidiary; and

(2)	any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary by a board resolution of the Board of Directors of the Company;

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if:

(a) such designation is in compliance with “—Certain Covenants—Limitation on Restricted Payments” above;

(b) no Default or Event of Default has occurred and is continuing or results therefrom; and

(c) neither the Company nor any Restricted Subsidiary will at any time

(i)	provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

(ii)	be directly or indirectly liable for any Indebtedness of such Subsidiary or

(iii)	be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary);

except in the case of clause (i) or (ii) to the extent:

(i)	that the Company or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness pursuant to “—Certain Covenants —Limitation on Indebtedness” above, and

(ii)	the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under “—Certain Covenants—Limitation on Restricted Payments” above.

The Trustee will be provided with an officers’ certificate stating that such designation is permitted and setting forth the basis upon which the calculations required by this definition were computed, together with a copy of the board resolution adopted by the Board of Directors of the Company making such designation.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and other legally required qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY DEBT SECURITIES

Book-Entry, Delivery and Form

The new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued at the closing of this exchange offer only in exchange for and against delivery of outstanding notes.

The new notes initially will be represented by one or more notes in registered, global form without interest coupons, called collectively the global notes. The global notes will be deposited upon issuance with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC.

Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

•

DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

•	the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the certificated notes; or

•	there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we collectively call the participants, and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the participants with portions of the principal amount of the global notes; and

•

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes that are participants may hold their interests therein directly through DTC. Investors in the global notes that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the global note for all purposes under the indenture. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any global notes. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee, nor any of our or its agents have or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, or us. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such new notes to the participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes United States federal income tax considerations relating to the exchange, as well as to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the notes could differ from those described below. This summary only pertains to purchasers who purchase the notes at the offering price in this offering and hold the notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax-exempt investors, dealers in securities and currencies, traders in securities that elect to use mark-to-market accounting, U.S. expatriates, persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes,

•	an individual that is a citizen or resident of the United States,

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States, any state or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is an individual, corporation, estate or trust and is not a U.S. Holder.

If a partnership, including for purposes of this discussion any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

The U.S. federal income tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any United States federal income tax consequences to holders. The tax consequences of holding the new notes (including the accrual of original issue discount on the new notes) are identical to those of holding the outstanding notes. Accordingly, when a holder exchanges an outstanding note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the outstanding note immediately before the exchange.

U.S. Holders

Stated Interest

Stated interest on a note will be includible by a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for tax purposes.

Payments Under Certain Events

The Company intends to take the position for U.S. federal income tax purposes that the requirement that the Company redeem the notes in 2013 if certain events don’t occur (see above “Description of the New Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases”) will not subject the notes to special rules applicable to debt instruments that call for contingent payments. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the notes may differ, which could increase the present value of a U.S. Holder’s U.S. federal income tax liability with respect to the notes.

Sale, Exchange, Retirement or Redemption of the New Notes

Upon the disposition of a note by sale, exchange, retirement, redemption or other transaction treated as a taxable disposition for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s tax basis in the note. A U.S. Holder’s adjusted tax basis will be equal to the cost of the note to the U.S. Holder. A U.S. Holder’s gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such note for longer than one year. Non-corporate taxpayers are subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

A U.S. Holder will be subject to backup withholding at the applicable tax rate (currently 28%) with respect to cash payments of interest on the notes and the gross proceeds from dispositions (including a retirement or redemption) of the notes, unless the holder (i) is an entity that is exempt from backup withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) provides the payor with its social security or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” as required by the Code and applicable Treasury regulations.

Non-U.S. Holders

Stated Interest

Subject to the discussion of backup withholding below, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that

•

the Non-U.S. Holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of AMH II stock that is entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related to AMH II actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code; and

•

the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving us or our paying agent an IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder or by other means prescribed by applicable Treasury regulations.

If all of these conditions are not met, interest on the notes paid to a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will generally be subject to federal income tax and withholding at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing an IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the notes is effectively connected with a United States trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise (and, if such interest is included in the Non-U.S. Holder’s gross income, the 30% withholding tax described above will not apply, provided an IRS Form W-8ECI is provided to us or our paying agent). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty and will generally be subject to U.S. federal income tax only if such income is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States. In addition, interest received by a corporate Non-U.S. Holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.

Sale, Exchange, Retirement or Redemption of the New Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, retirement, redemption or other disposition of the notes unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the holder will be taxed on the net gain derived from the disposition under the graduated United States federal income tax rates that are applicable to U.S. persons and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above.

If an individual Non-U.S. Holder falls under the second of these exceptions, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain, which may be offset by any of such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of interest on the notes by us or our paying agent if a Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. However, information reporting will apply to any such interest payments and the amount of tax, if any, withheld therefrom. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a Non-U.S. Holder or such holder otherwise establishes an exemption. Any amounts withheld from a payment to a holder under the backup withholding rules may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

CERTAIN ERISA CONSIDERATIONS

The notes may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the notes is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar law. Each holder of our notes who is subject to Section 406 of ERISA, Section 4975 of the Code or any similar law (a “Plan Investor”) will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar law. The sale of any notes to any Plan Investor is in no respect a representation by us or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes pursuant to the exchange offer must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof other than our affiliates after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its outstanding notes for new notes will be required to represent:

•	that any new notes to be received by such holder will be acquired in the ordinary course of its business;

•

that at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

•	that such holder is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Issuers or any subsidiary guarantor; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

•

if such holder is a broker-dealer (a “Participating Broker-Dealer”), such holder will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities and that such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such new notes.

We will agree to make available, for a period of up to 180 days after the expiration of the exchange offer, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed, pursuant to the registration rights agreement, to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the outstanding notes and new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the new notes offered hereby and the guarantees thereof, including the enforceability of the obligations of the Issuers and the Subsidiary guarantors thereunder, will be passed upon for the Issuers by Gibson, Dunn & Crutcher LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The consolidated financial statements of the Company and its subsidiaries as of January 3, 2009 and December 29, 2007, and for each of the years in the three years ending January 3, 2009, December 29, 2007 and December 30, 2006 included in this prospectus have been audited by Ernst & Young LLP (“E&Y”), independent registered public accountants, as stated in their report appearing herein.

On September 18, 2009, the Audit Committee of the Board of Directors of AMH II, the ultimate parent entity of the Issuers and the guarantors, approved the dismissal of E&Y as the Company’s independent registered public accounting firm.

E&Y’s report on the Company’s consolidated financial statements for the two years ended January 3, 2009, and December 29, 2007, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended January 3, 2009, and December 29, 2007, as well as the interim reporting periods preceding the dismissal, there were no disagreements or reportable events of the kind described in Item 304(a)(1)(iv) and (v) of Regulation S-K between the Company and E&Y regarding any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, except for the following material weakness in internal controls which may be deemed to constitute a reportable event as that term is defined in Item 304(a)(1)(v). The Company disclosed under Item 4 of its Form 10-Q for the quarter ended July 4, 2009, that during the second quarter of 2009 management did not maintain operating effectiveness of certain internal controls over financial reporting for establishing the Company’s allowance for doubtful accounts, the deferral of revenue for specific customer shipments until collectibility is reasonably assured, and accounting for restructuring costs. In addition, E&Y issued on August 18, 2009, a material weakness letter to the Company discussing the aforementioned material weakness in internal controls over financial reporting.

On September 24, 2009 the Company filed with the SEC a Current Report on Form 8-K regarding the change in the Company’s independent registered accountants described above, which contained disclosures substantially similar to the above disclosures. The Company provided E&Y with a copy of those disclosures prior to the date of the filing of that report and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements therein or the reasons why it disagreed. A copy of E&Y’s letter to the SEC, dated September 24, 2009, was filed as Exhibit 16.1 to that report.

On September 24, 2009, the Audit Committee of the Board of Directors of AMH II approved the engagement of Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm effective for the third quarter ending October 3, 2009. During the two most recent fiscal years and subsequent interim reporting periods prior to engaging Deloitte, the Company did not consult with Deloitte with respect to any accounting or auditing issues regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the consolidated financial statements, the reportable event described above, or any other matter or event as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

The Company makes available its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, along with any related amendments and supplements on its website (http://www.associatedmaterials.com) as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. These reports are available, free of charge. The Company’s website and the information contained in it and connected to it do not constitute part of this prospectus. Additionally, you may read and copy any document the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., in Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.

All executed letters of transmittal should be delivered to the exchange agent by mail or overnight mail or courier as set forth below:

If by mail:

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, TN 37230

If by overnight mail or courier:

DB Services Tennessee, Inc.

Trust and Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent by mail or overnight mail or courier as set forth above, or via telephone, facsimile or email as set forth below:

Telephone:

(800) 735-7777

Facsimile:

(615) 866-3889

Email:

DB.Reorg@db.com

Until             , broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Consolidated financial statements

Report of independent registered public accounting firm

The Member of

Associated Materials, LLC

We have audited the accompanying consolidated balance sheets of Associated Materials, LLC and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, member’s equity and comprehensive income, and cash flows for each of the three years in the period ended January 3, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Associated Materials, LLC and subsidiaries at January 3, 2009 and December 29, 2007, and the consolidated results of their operations and their cash flows for the three years in the period ended January 3, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 14 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” effective December 30, 2006.

/s/ ERNST & YOUNG LLP

Akron, Ohio

March 31, 2009

Associated Materials, LLC

Consolidated Balance Sheets

(In Thousands)

	January 3, 2009	December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,709	$21,603
Accounts receivable, net of allowance for doubtful accounts of $13,160 at January 3, 2009 and $9,363 at December 29, 2007	116,878	138,653
Inventories	141,170	137,015
Deferred income taxes	12,183	9,983
Prepaid expenses	10,486	11,686

Total current assets	287,426	318,940
Property, plant and equipment, net	115,156	133,531
Goodwill	231,358	231,213
Other intangible assets, net	99,131	102,424
Other assets	12,218	7,831

Total assets	$745,289	$793,939

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$54,520	$80,082
Payable to parent	9,326	5,029
Accrued liabilities	54,449	64,618
Income taxes payable	6,982	11,661

Total current liabilities	125,277	161,390
Deferred income taxes	46,427	50,837
Other liabilities	53,655	47,615
Long-term debt	221,000	226,000
Commitments and contingencies
Member’s equity:
Membership interest	233,750	233,750
Accumulated other comprehensive income (loss)	(14,913)	7,179
Retained earnings	80,093	67,168

Total member’s equity	298,930	308,097

Total liabilities and member’s equity	$745,289	$793,939

See accompanying notes to consolidated financial statements.

Associated Materials, LLC

Consolidated Statements of Operations

(In Thousands)

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006
Net sales	$1,133,956	$1,204,056	$1,250,054
Cost of sales	859,107	899,839	947,776

Gross profit	274,849	304,217	302,278
Selling, general and administrative expenses	212,025	208,001	203,844
Manufacturing restructuring costs	1,783	—	—
Impairment of long-lived assets	—	—	3,423
Facility closure costs, net	—	—	(92)

Income from operations	61,041	96,216	95,103
Interest expense, net	24,307	27,943	32,413
Foreign currency (gain) loss	1,809	(227)	(703)

Income before income taxes	34,925	68,500	63,393
Income taxes	13,689	28,845	30,096

Net income	$21,236	$39,655	$33,297

See accompanying notes to consolidated financial statements.

Associated Materials, LLC

Consolidated Statements of Member’s Equity

and Comprehensive Income

(In Thousands)

	Common stock		Member’s interest	Capital in excess of par	Retained earnings	Accumulated other comprehensive income(loss)	Total member’s equity
	Shares	Amount
Balance at January 1, 2006	—	$—	$—	$233,723	$9,969	$809	$244,501

Comprehensive income:
Net income	—	—	—	—	33,297	—	33,297
Minimum pension liability adjustment, prior to adoption of SFAS No. 158	—	—	—	—	—	1,237	1,237
Foreign currency translation adjustments	—	—	—	—	—	(991)	(991)

Total comprehensive income							33,543

Effect of adoption of SFAS No. 158	—	—	—	—	—	(4,262)	(4,262)
Stock option compensation	—	—	—	27	—	—	27
Dividends to parent company	—	—	—	—	(7,735)	—	(7,735)

Balance at December 30, 2006	—	—	—	233,750	35,531	(3,207)	266,074

Comprehensive income:
Net income	—	—	—	—	39,655	—	39,655
Unrecognized prior service cost and net loss	—	—	—	—	—	(755)	(755)
Foreign currency translation adjustments	—	—	—	—	—	11,141	11,141

Total comprehensive income							50,041

Conversion to limited liability corporation	—	—	233,750	(233,750)	—	—	—
Dividends to parent company	—	—	—	—	(8,018)	—	(8,018)

Balance at December 29, 2007	—	—	233,750	—	67,168	7,179	308,097

Comprehensive income:
Net income	—	—	—	—	21,236	—	21,236
Unrecognized prior service cost and net loss	—	—	—	—	—	(5,477)	(5,477)
Foreign currency translation adjustments	—	—	—	—	—	(16,615)	(16,615)

Total comprehensive loss							(856)

Dividends to parent company	—	—	—	—	(8,311)	—	(8,311)

Balance at January 3, 2009	—	$—	$233,750	$—	$80,093	$(14,913)	$298,930

See accompanying notes to consolidated financial statements.

Associated Materials, LLC

Consolidated Statements of Cash Flows

(In Thousands)

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006

OPERATING ACTIVITIES
Net income	$21,236	$39,655	$33,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,698	22,062	22,147
Deferred income taxes	(2,408)	(1,310)	3,022
Provision for losses on accounts receivable	8,000	3,316	3,043
(Gain) loss on sale or disposal of assets other than by sale	2,060	481	(315)
Impairment of long-lived assets	—	—	3,423
Stock option compensation expense	—	—	27
Non-cash portion of manufacturing restructuring costs	1,577	—	—
Amortization of deferred financing costs	3,358	3,406	4,206
Amortization of management fee	500	500	500
Changes in operating assets and liabilities, adjusted for the effects of the acquisition of supply center:
Accounts receivable	5,679	(2,168)	9,005
Inventories	(13,532)	3,619	(1,002)
Prepaid expenses	(391)	(2,134)	471
Accounts payable	(18,642)	(2,474)	(19,406)
Accrued liabilities	(8,567)	(1,487)	7,133
Income taxes receivable/payable	(430)	7,576	4,511
Other assets	(1,739)	1,516	(572)
Other liabilities	(3,137)	(1,207)	(1,190)

Net cash provided by operating activities	16,262	71,351	68,300

INVESTING ACTIVITIES
Additions to property, plant and equipment	(11,498)	(12,393)	(14,648)
Acquisition of supply center	—	(801)	—
Proceeds from sale of assets	25	19	2,908

Net cash used in investing activities	(11,473)	(13,175)	(11,740)

FINANCING ACTIVITIES
Borrowings under ABL Facility	56,000	—	—
Repayments of term loan	(61,000)	(45,000)	(46,000)
Financing costs	(5,371)	—	(128)
Dividends paid	(8,311)	(8,018)	(7,735)

Net cash used in financing activities	(18,682)	(53,018)	(53,863)

Effect of exchange rate changes on cash	(1,001)	1,430	18

Net increase (decrease) in cash	(14,894)	6,588	2,715
Cash at beginning of period	21,603	15,015	12,300

Cash at end of period	$6,709	$21,603	$15,015

Supplemental Information:
Cash paid for interest	$21,091	$24,741	$28,649

Cash paid for income taxes	$16,860	$22,594	$22,423

See accompanying notes to consolidated financial statements.

Associated Materials, LLC

Notes to consolidated financial statements

1. Accounting policies

Nature of operations

The Company was originally formed in Delaware in 1983 and is a leading, vertically integrated manufacturer and North American distributor of exterior residential building products. The Company’s core products are vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories.

Basis of presentation

The Company is a wholly owned subsidiary of Holdings, which is a wholly owned subsidiary of AMH, which is a wholly owned subsidiary of AMH II which is controlled by affiliates of Investcorp and Harvest Partners. Holdings, AMH and AMH II do not have material assets or operations other than a direct or indirect ownership of the membership interest of the Company.

The Company operates on a 52/53 week fiscal year that ends on the Saturday closest to December 31st. The Company’s 2008, 2007, and 2006 fiscal years ended on January 3, 2009, December 29, 2007, and December 30, 2006, respectively. The fiscal year ended January 3, 2009 included 53 weeks of operations, with the additional week recorded in the fourth quarter of fiscal 2008. The fiscal years ended December 29, 2007 and December 30, 2006 included 52 weeks of operations.

Certain prior period amounts reported within Notes 3 and 13 have been reclassified to conform to the current year presentation.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions regarding the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company primarily sells and distributes its products through two channels: direct sales from its manufacturing facilities to independent distributors and dealers and sales to contractors through its Company owned supply centers. Direct sales revenue is recognized when the Company’s manufacturing facility ships the product. In 2008, the Company had one customer that accounted for approximately 11% of the Company’s total net sales. No individual customer accounted for 10% or more of the Company’s total net sales during 2007 or 2006. Sales to contractors are recognized either when the contractor receives product directly from the supply centers or when the supply centers deliver the product to the contractor’s job site. Revenues are recorded net of estimated returns, customer incentive programs and other incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known. On contracts involving installation, revenue is recognized when the installation is complete. The Company collects sales, use, and value added taxes that are imposed by governmental authorities on and concurrent with sales to the Company’s customers. Revenues are presented net of these taxes as the obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.

The Company offers certain sales incentives to customers who become eligible based on the level of purchases made during the calendar year and are accrued as earned throughout the year. The sales incentives programs are considered customer volume rebates, which are typically computed as a percentage of customer sales, and in certain instances the rebate percentage may increase as customers achieve sales hurdles. Volume rebates are accrued throughout the year based on management estimates of customers’ annual sales volumes and the expected annual rebate percentage achieved. For these programs, the Company does not receive an identifiable benefit in exchange for the consideration, and therefore, the Company characterizes the volume rebate to the customer as a reduction of revenue in the Company’s consolidated statement of operations.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

The Company records accounts receivable at selling prices which are fixed based on purchase orders or contractual arrangements. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on review of the overall condition of accounts receivable balances and review of significant past due accounts. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Changes in the allowance for doubtful accounts on accounts receivable consist of (in thousands):

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006
Balance at beginning of period	$9,363	$8,698	$8,567
Provision for losses	8,000	3,316	3,043
Losses sustained (net of recoveries)	(4,203)	(2,651)	(2,912)

Balance at end of period	$13,160	$9,363	$8,698

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

The Company has a contract with its resin supplier through December 2011 to supply substantially all of its vinyl resin requirements. The Company believes that other suppliers could meet its requirements for vinyl resin on commercially acceptable terms.

Property, plant and equipment

Property, plant and equipment are stated at cost. The cost of maintenance and repairs of property, plant and equipment is charged to operations in the period incurred. Depreciation is provided by the straight-line method over the estimated useful lives of the assets, which are as follows:

Building and improvements	7 to 40 years
Computer equipment	3 to 5 years
Machinery and equipment	3 to 15 years

Long-Lived assets with depreciable or amortizable lives

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Depreciation on assets held for sale is discontinued and such assets are reported at the lower of the carrying amount or fair value less costs to sell. Refer to Notes 4 and 5 for additional discussion on the impairment of long-lived assets recorded during 2006.

Goodwill and other intangible assets with indefinite lives

The Company reviews goodwill and other intangible assets with indefinite lives for impairment on an annual basis, or more frequently if events or circumstances change that would impact the value of these assets, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”. The impairment test is conducted using a fair-value based approach. As the Company does not have a market for its equity, management performs the annual impairment analysis utilizing a discounted cash flow model, which considers forecasted operating results discounted at an estimated weighted average cost of capital. The Company conducted its impairment test as of September 27, 2008 noting no impairment to its goodwill or other intangible assets with indefinite lives. Refer to Note 4 for additional discussion of the impairment of intangible assets with indefinite lives recorded during 2006.

Product warranty costs and service returns

Consistent with industry practice, the Company provides to homeowners limited warranties on certain products, primarily related to window and siding product categories. Warranties are of varying lengths of time from the date of purchase up to and including lifetime. Warranties cover product failures such as stress cracks and seal failures for windows and fading and peeling for siding products, as well as manufacturing defects. The Company has various options for remedying product warranty claims including repair, refinishing or replacement and directly incurs the cost of these remedies. Warranties also become reduced under certain conditions of time and change in ownership. Certain metal coating suppliers provide warranties on materials sold to the Company that mitigate the costs incurred by the Company. Reserves for future warranty costs are provided based on management’s estimates of such future costs using historical trends of claims experience, sales history of products to which such costs relate, and other factors. An independent actuary assists the Company in determining reserve amounts related to significant product failures. The provision for warranties is reported within cost of sales in the consolidated statements of operations.

A reconciliation of warranty reserve activity is as follows for the years ended January 3, 2009, December 29, 2007, and December 30, 2006 (in thousands):

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006
Balance at the beginning of the year	$28,684	$25,035	$21,739
Provision for warranties issued	8,658	12,395	11,307
Claims paid	(6,922)	(9,570)	(7,993)
Foreign currency translation	(995)	824	(18)

Balance at the end of the year	$29,425	$28,684	$25,035

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company reviews the recoverability of any tax assets recorded on the balance sheet and provides any necessary allowances as required. At the beginning of its 2007 fiscal year, the Company began applying the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” for measuring and recognizing tax benefits associated with uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions within income tax expense.

Derivatives and hedging activities

In accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended), all of the Company’s derivative instruments are recognized on the balance sheet at their fair value. The Company uses techniques designed to mitigate the short-term effect of exchange rate fluctuations of the Canadian dollar on its operations by entering into foreign exchange forward contracts. The Company does not speculate in foreign currencies or derivative financial instruments. Gains or losses on foreign exchange forward contracts are recorded within foreign currency (gain) loss on the accompanying consolidated statements of operations. At January 3, 2009, the Company was a party to foreign exchange forward contracts for Canadian dollars. The value of these contracts at January 3, 2009 was immaterial.

Stock plans

On January 1, 2006, the Company adopted SFAS No. 123 (Revised), “Share-Based Payment”, to account for employee stock-based compensation. SFAS No. 123 (Revised) requires companies that used the minimum value method for pro forma disclosure purposes in accordance with SFAS No. 123 to adopt the new standard prospectively. As a result, the Company continues to account for stock options granted prior to January 1, 2006 using the APB Opinion No. 25 intrinsic value method, unless such options are subsequently modified, repurchased or cancelled. For stock options granted after January 1, 2006, the Company recognizes expense for all employee stock-based compensation awards using a fair value method in the financial statements over the requisite service period, in accordance with SFAS No. 123 (Revised).

Cost of sales and selling, general and administrative expenses

For products manufactured by the Company, cost of sales includes the purchase cost of raw materials, net of vendor rebates, payroll and benefit costs for direct and indirect labor incurred at the Company’s manufacturing locations including purchasing, receiving and inspection, inbound freight charges, freight charges to deliver product to the Company’s supply centers, and freight charges to deliver product to the Company’s independent distributor and dealer customers. It also includes all variable and fixed costs incurred to operate and maintain the manufacturing locations and machinery and equipment, such as lease costs, repairs and maintenance, utilities and depreciation. For third party manufactured products, which are sold through the Company’s supply centers such as roofing materials, insulation and installation equipment and tools, cost of sales includes the purchase cost of the product, net of vendor rebates, as well as inbound freight charges.

Selling, general and administrative expenses include payroll and benefit costs including incentives and commissions of its supply center employees, corporate employees and sales representatives, building lease costs of its supply centers, delivery vehicle costs and other delivery charges incurred to deliver product from its supply centers to its contractor customers, sales vehicle costs, marketing costs, customer sales rewards, other administrative expenses such as supplies, legal, accounting, consulting, travel and entertainment as well as all other costs to operate its supply centers and corporate office. The customer sales rewards programs offer customers the ability to earn points based on purchases, which can be redeemed for products or services procured through independent third party suppliers. The costs of the rewards programs are accrued as earned throughout the year based on estimated payouts under the program. Total customer rewards costs reported as a component of selling, general and administrative expenses for each of the years ended January 3, 2009, December 29, 2007, and December 30, 2006 were less than 1% of net sales. Shipping and handling costs included in selling, general and administrative expense totaled approximately $28.9 million, $35.1 million and $32.3 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively.

Lease obligations

Lease expense for certain operating leases that have escalating rentals over the term of the lease is recorded on a straight-line basis over the life of the lease, which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in accrued liabilities in the consolidated balance sheets. Capital improvements that may be required to make a building suitable for the Company’s use are incurred by the landlords and are made prior to the Company having control of the property (lease commencement date), and are therefore, incorporated into the determination of the lease rental rate.

Marketing and advertising

The Company expenses marketing and advertising costs as incurred. Marketing and advertising expense was $13.2 million, $12.3 million and $11.0 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively. Marketing materials included in prepaid expenses were $2.9 million and $2.8 million at January 3, 2009 and December 29, 2007, respectively.

Foreign currency translation

The financial position and results of operations of the Company’s Canadian subsidiary are measured using Canadian dollars as the functional currency. Assets and liabilities of the subsidiary are translated into U.S. dollars at the exchange rate in effect at each reporting period end. Income statement accounts are translated into U.S. dollars at the average exchange rates prevailing during the year. Accumulated other comprehensive income in member’s equity includes translation adjustments arising from the use of different exchange rates from period to period. Included in net income are the gains and losses arising from transactions denominated in a currency other than Canadian dollars occurring in the Company’s Canadian subsidiary.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements; however, this statement does not require any new fair value measurements. In February 2008, the FASB issued a staff position that delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except for those recognized or disclosed at least annually. Except for the delay for nonfinancial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after December 15, 2007 and interim periods within such years. SFAS No. 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3	Unobservable inputs for the asset or liability.

The adoption of the effective portions of SFAS No. 157 in 2008 did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment to FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007. The Company elected not to apply the provisions of SFAS No. 159 to its eligible financial instruments upon adoption in 2008.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the full fair value of the assets acquired and liabilities assumed in the transaction at the acquisition date, the immediate recognition of acquisition-related transaction costs and the recognition of contingent consideration arrangements at their acquisition date fair value. SFAS No. 141(R) is effective for acquisitions that occur on or after the beginning of the fiscal year commencing on or after December 15, 2008. SFAS No. 141(R) will impact the Company’s financial position and results of operations for any business combinations entered into after the date of adoption.

2. Related parties

The Company entered into a management advisory agreement with Investcorp International Inc. (“III”) for management advisory, strategic planning and consulting services, for which the Company paid III the total due under the agreement of $6.0 million on December 22, 2004. As described in the management advisory agreement with III, $4.0 million of this management fee relates to services to be provided during the first year of the agreement, with $0.5 million related to services to be provided each year of the remaining four year term of the agreement. The Company expenses the prepaid management fee in accordance with the services provided over the life of the agreement and recorded $0.5 million of expense in connection with this agreement for each of the years ended January 3, 2009, December 29, 2007, and December 30, 2006, which is included in selling, general and administrative expenses in the consolidated statements of operations.

The Company entered into an amended and restated management agreement with Harvest Partners in December 2004 for financial advisory and strategic planning services. For these services, Harvest Partners receives an annual fee payable on a quarterly basis in advance, beginning on the date of execution of the original agreement. The fee is adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. The Company paid approximately $0.9 million, $0.8 million and $0.8 million of management fees to Harvest Partners for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively, which are included in selling, general and administrative expenses in the consolidated statements of operations. The agreement also provides that Harvest Partners will receive transaction fees in connection with financings, acquisitions and divestitures of the Company. Such fees will be a percentage of the applicable transaction. In December 2004, Harvest Partners and III entered into an agreement pursuant to which they agreed that any transaction fee that becomes payable under the amended management agreement after December 22, 2004 will be shared equally by Harvest Partners and III. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

As of January 3, 2009 and December 29, 2007, the Company has a payable to its indirect parent companies totaling approximately $9.3 million and $5.0 million, respectively. The balances outstanding with its indirect parent companies relates primarily to amounts owed under the Company’s tax sharing agreement with its indirect parent companies, which include the Company on their consolidated tax return, totaling $13.2 million and $8.9 million at January 3, 2009 and December 29, 2007, respectively, offset by $3.9 million of amounts due for fees paid by the Company on behalf of its indirect parent companies in connection with their formation.

During the year ended December 30, 2006, the Company entered into two separate independent consultant agreements with Dana R. Snyder, a director and former interim Chief Executive Officer, to provide advice on commercial and market strategies as well as product positioning, as well as an interim employment agreement related to Mr. Snyder’s services as interim Chief Executive Officer. Total fees paid to Mr. Snyder under these agreements totaled $375,000 for the year ended December 30, 2006, which are included in selling, general and administrative expenses in the consolidated statements of operations.

3. Inventories

Inventories consist of (in thousands):

	January 3, 2009	December 29, 2007
Raw materials	$25,779	$28,706
Work-in-progress	17,316	13,993
Finished goods and purchased stock	98,075	94,316

	$141,170	$137,015

4. Goodwill and other intangible assets

Goodwill represents the purchase price in excess of the fair value of the tangible and intangible net assets acquired in a business combination. Goodwill of $231.4 million as of January 3, 2009 consists of $194.8 million from the April 2002 merger transaction and $36.6 million from the acquisition of Gentek. Goodwill of $231.2 million as of December 29, 2007 consists of $194.8 million from the April 2002 merger transaction and $36.4 million from the acquisition of Gentek. The impact of foreign currency translation increased the carrying value of Gentek goodwill by approximately $0.2 million in 2008. None of the Company’s goodwill is deductible for income tax purposes. The Company’s other intangible assets consist of the following (in thousands):

	Average amortization period (in years)	January 3, 2009			December 29, 2007
		Cost	Accumulated amortization	Net carrying value	Cost	Accumulated amortization	Net carrying value
Trademarks and trade names	15	$108,080	$12,187	$95,893	$108,080	$10,283	$97,797
Patents	10	6,230	4,160	2,070	6,230	3,540	2,690
Customer base	7	4,836	3,668	1,168	5,298	3,361	1,937

Total other intangible assets		$119,146	$20,015	$99,131	$119,608	$17,184	$102,424

The Company has determined that trademarks and trade names totaling $80.0 million as of January 3, 2009 and December 29, 2007 (included in the trademarks and trade names caption in the table above) consisting of the Alside®, Revere® and Gentek® trade names have indefinite useful lives and are tested for impairment at least annually. During 2006, the Company recognized an impairment charge of $1.2 million against its other intangible assets, which is included within the impairment of long-lived assets on the accompanying consolidated statement of operations. The Company performed its impairment analysis in accordance with SFAS No. 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. As the result of declining revenues for vinyl fence and rail products utilizing the UltraGuard® trademark (which was previously determined to have an indefinite life) and related patent technology, and the projected future revenues for these products, the UltraGuard® trademark and patent technology were concluded to be impaired as their carrying values exceeded their estimated fair value by approximately $1.0 million for the trademark and approximately $0.2 million for the patents. In estimating fair value, the Company used the relief from royalty method in valuing the trademark and a discounted cash flow method in valuing the patents. The Company determined that the UltraGuard® trademark no longer has an indefinite useful life and began to amortize the remaining carrying value over its estimated remaining useful life.

Amortization expense related to other intangible assets was approximately $3.2 million, $3.4 million, and $3.2 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively. The foreign currency translation impact on accumulated amortization of intangibles was approximately $0.4 million in 2008. Amortization expense for fiscal years 2009, 2010, 2011, 2012 and 2013 is estimated to be $3.1 million, $2.7 million, $2.7 million, $2.2 million and $1.9 million, respectively.

5. Property, plant and equipment

Property, plant and equipment consist of (in thousands):

	January 3, 2009	December 29, 2007
Land	$5,533	$6,191
Buildings	54,239	57,327
Machinery and equipment	135,831	145,876
Construction in process	1,065	4,567

	196,668	213,961
Less accumulated depreciation	81,512	80,430

	$115,156	$133,531

During 2008, the Company enhanced its controls surrounding the physical verification of property, plant and equipment and recorded a $1.8 million loss upon disposal of assets other than by sale. The loss is reported within selling, general and administrative expenses on the accompanying consolidated statement of operations.

As a result of the circumstances surrounding the fence and rail products discussed in Note 4, the Company performed an impairment review of the long-lived assets used to manufacture these products. The Company recorded an impairment charge of $1.4 million during 2006 against machinery and equipment associated with its fence and rail products as their carrying values exceeded their fair value. In estimating fair value, the Company used a discounted cash flow method. In addition, due to changes in the Company’s information technology and business strategies, $0.8 million of software and other equipment was considered impaired during 2006. The $2.2 million of impairment charges related to machinery and equipment during 2006 is included within the impairment of long-lived assets on the accompanying consolidated statement of operations.

Depreciation expense was approximately $19.5 million, $18.7 million and $18.9 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively.

6. Accrued and other liabilities

Accrued liabilities consist of (in thousands):

	January 3, 2009	December 29, 2007
Employee compensation	$11,600	$17,247
Sales promotions and incentives	15,639	18,575
Warranty reserves	7,288	7,976
Employee benefits	6,314	6,280
Interest	3,461	3,611
Taxes other than income	3,507	3,727
Other	6,640	7,202

	$54,449	$64,618

Other liabilities consist of (in thousands):

	January 3, 2009	December 29, 2007
Pensions and other postretirement plans	$29,291	$26,846
Warranty reserves	22,137	20,708
Other	2,227	61

	$53,655	$47,615

7. Long-term debt

Long-term debt consists of (in thousands):

	January 3, 2009	December 29, 2007
9 3/4% notes	$165,000	$165,000
Borrowings under the ABL Facility	56,000	—
Term loan under prior credit facility	—	61,000

Total long-term debt	$221,000	$226,000

On October 3, 2008, the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, entered into an asset-based credit facility with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets) and CIT Capital Securities LLC, as joint lead arrangers, Wachovia Bank, N.A., as agent and the lenders party to the facility (the “ABL Facility”). The ABL Facility provides for a senior secured asset-based revolving credit facility of up to $225.0 million, comprising a $165.0 million U.S. facility and a $60.0 million Canadian facility, in each case subject to borrowing base availability under the applicable facility.

The obligations of the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers under the ABL Facility, are jointly and severally guaranteed by Holdings and by the Company’s wholly-owned domestic subsidiaries, Gentek Holdings, LLC and Alside, Inc. Such obligations and guaranties are also secured by (i) a security interest in substantially all of the owned real and personal assets (tangible and intangible) of the Company, Holdings, Gentek Building Products, Inc., Gentek Holdings, LLC and Alside, Inc. and (ii) a pledge of up to 66 2/3% of the voting stock of Gentek Building Products Limited. The obligations of Gentek Building Products Limited are further secured by a security interest in its owned real and personal assets (tangible and intangible).

The ABL Facility replaced the Company’s then-existing $265.0 million credit facility, which included a $175.0 million term loan facility and $90.0 million revolving credit facility (including a $20.0 million Canadian subfacility). The initial draw under the ABL Facility at closing was $65.9 million, which included repayment of the outstanding balance under the term loan facility of $61.0 million and payments of costs associated with the ABL Facility of $4.9 million. As of January 3, 2009, there was $56.0 million drawn under the ABL Facility and $88.9 million available for additional borrowing.

The interest rate applicable to outstanding loans under the ABL Facility is, at the Company’s option, equal to either a U.S. or Canadian adjusted base rate plus an applicable margin ranging from 0.75% to 1.75%, or LIBOR plus an applicable margin ranging from 2.50% to 3.50%, with the applicable margin in each case depending on the Company’s quarterly average “excess availability” (as defined). The entire principal amount (if any) outstanding under the ABL Facility is due and payable in full at maturity on October 3, 2013, except in the event that the Company’s obligations under its 9 3/4% notes due 2012 remain outstanding as of the date six months prior to their stated maturity, April 15, 2012, in which case the ABL Facility will be due and payable on October 15, 2011. As of January 3, 2009, the per annum interest rate applicable to borrowings under the ABL Facility was 4.3%, and the average per annum interest rate applicable for the period from October 3, 2008 through January 3, 2009 was 5.1%. The Company is required to pay a commitment fee of 0.50% per annum on any unused amounts under the ABL Facility.

The weighted average interest rate for borrowings under the ABL Facility and the Company’s prior credit facility were 5.6%, 7.8% and 7.5% for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. As of January 3, 2009, the Company had letters of credit outstanding of $6.5 million primarily securing deductibles of various insurance policies.

The ABL Facility does not require the Company to comply with any financial maintenance covenants, unless it has less than $28.1 million of aggregate excess availability at any time (or less than $20.6 million of excess availability under the U.S. facility or less than $7.5 million of excess availability under the Canadian facility), during which time the Company is subject to compliance with a fixed charge coverage ratio covenant of 1.1 to 1. As of January 3, 2009, the Company exceeded the minimum aggregate excess availability thresholds, and therefore, was not required to comply with this maintenance covenant.

Under the ABL Facility restricted payments covenant, subject to specified exceptions, Holdings, the Company and its restricted subsidiaries cannot make restricted payments, such as dividends or distributions on equity, redemptions or repurchases of equity, or payments of certain management or advisory fees or other extraordinary forms of compensation, unless prior written notice is given and certain EBITDA and availability thresholds are met. If an event of default under the ABL Facility occurs and is continuing, amounts outstanding under the ABL Facility may be accelerated upon notice, in which case the obligations of the lenders to make loans and arrange for letters of credit under the ABL Facility would cease. If an event of default relates to certain events of bankruptcy, insolvency or reorganization of Holdings, the Company, or the other borrowers and guarantors under the ABL Facility, the payment obligations of the borrowers under the ABL Facility will become automatically due and payable without any further action required.

The Company has $165.0 million in aggregate principal amount of its 9 3/4% senior subordinated notes due 2012 outstanding. The 9 3/4% notes, which mature on April 15, 2012, pay interest semi-annually on April 15th and October 15th. The 9 3/4% notes are general unsecured obligations of the Company, subordinated in right of payment to senior indebtedness (as defined in the indenture relating to the 9 3/4% notes) and senior in right of payment to any current or future indebtedness of the Company that is made subordinated to the 9 3/4% notes. The Company’s payment obligations under the 9 3/4 % notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by its domestic wholly-owned subsidiaries: Gentek Holdings, LLC, Gentek Building Products Inc. and Alside, Inc. Gentek Building Products Limited is a Canadian company and does not guarantee the Company’s 9 3/ 4% notes. The 9 3/4% notes are redeemable at the Company’s option, currently at a redemption price of 103.250% plus accrued and unpaid interest to the redemption date. This redemption price declines to 101.625% on April 15, 2009, and declines further to 100% on April 15, 2010 for the remaining life of the notes.

The indenture governing the 9 3/4% notes contains restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. If an event of default occurs, the trustee or holders of 25% or more in aggregate principal amount of the notes may accelerate the notes. If an event of default relates to certain events of bankruptcy, insolvency or reorganization, the notes will automatically accelerate without any further action required by the trustee or holders of the notes.

The fair value of the 9 3/4% notes was $129.9 million and $168.3 million at January 3, 2009 and December 29, 2007, respectively. In accordance with SFAS No. 157, the fair value of the 9 3/4% notes was measured using Level 1 inputs of quoted prices in active markets as of the respective measurement dates.

The Company’s indirect parent entities, AMH and AMH II, are holding companies with no independent operations. As of January 3, 2009, AMH had $438.1 million in aggregate principal amount of its 11 1/4% senior discount notes due 2014 outstanding. Interest accrues at a rate of 11 1/4% per annum on the notes in the form of an increase in the accreted value of the notes prior to March 1, 2009. Thereafter, cash interest of 11 1/4% per annum on the notes accrues and is payable semi-annually in arrears on March 1st and September 1st of each year, commencing on September 1, 2009. AMH II has outstanding $86.7 million in aggregate principal amount, including accreted interest, of its 13 5/8% notes due 2014. Through January 31, 2010, AMH II must pay a minimum of 10% interest on each semi-annual payment date in cash on the 13 5/8% notes, with the remaining 3 5/8% paid either in cash or by the issuance of additional 13 5/8 % notes, at the election of AMH II. After January 31, 2010, the full 13 5/8% interest will be payable in cash. In addition, on January 31, 2010, AMH II is required to redeem a principal amount of approximately $15.0 million of notes in order to prevent the notes from being treated as having “significant original issue discount” for tax purposes. Total AMH II debt outstanding, including that of its consolidated subsidiaries, was approximately $745.8 million as of January 3, 2009.

AMH and AMH II have no independent operations, and as a result they are dependent upon distributions, payments and loans from the Company to service their indebtedness. In particular, AMH is dependent on the Company’s ability to pay dividends or otherwise upstream funds to it in order to service its obligations under the 11 1/4% notes, and AMH II is similarly dependent on AMH’s ability to further upstream payments in order to service its obligations under the 13 5/8% notes. The Company does not guarantee the 11 1/4% notes or the 13 5/8% notes and has no obligation to make any payments with respect thereto. Furthermore, the terms of the indenture governing the 9 3/4% notes and ABL Facility significantly restrict the Company and its subsidiaries from paying dividends and otherwise transferring assets to AMH and the indenture governing AMH’s 11 1/4% notes further restricts AMH from making payments to AMH II. Delaware law may also restrict the Company and AMH’s ability to make certain distributions. If the Company is unable to distribute sufficient funds to AMH to allow AMH to make required payments on the 11 1/4% notes, or if AMH is unable to distribute sufficient funds to AMH II to allow AMH II to make required payments on the 13 5/8% notes, AMH or AMH II may be required to refinance all or a part of their indebtedness, borrow additional funds or seek additional capital. AMH or AMH II may not be able to refinance their indebtedness or borrow funds on acceptable terms.

If the Company were unable to meet its indebtedness obligations with respect to the ABL Facility or the 9 3/4% notes, or if either of AMH or AMH II, were not able to meet its indebtedness obligations under the 11 1 /4% or 13 5/8% notes, as the case may be, or if an event of default were otherwise to occur with respect to any of such indebtedness obligations, and such indebtedness obligations could not be refinanced or amended to eliminate the default, then the lenders under the ABL Facility (in the case of an event of default under that facility) or the holders of the applicable series of notes (in the case of an event of default under those notes), could declare the applicable indebtedness obligations due and payable and exercise any remedies available to them. Any event of default under the 9 3/4% notes could in turn trigger a cross-default under the ABL Facility, and any acceleration of the ABL Facility, the 9 3/4% notes or the 11 1/4% notes could, in turn, result in an event of default under the other indebtedness obligations of the relevant obligor on such indebtedness and its parent companies, allowing the holders of such indebtedness likewise to declare all such indebtedness obligations due payable and exercise any remedies available to them.

In 2008, 2007 and 2006, the Company and its direct and indirect parent companies declared dividends of approximately $8.3 million, $8.0 million and $7.7 million, respectively, to AMH II to fund AMH II’s scheduled interest payment on its 13 5/8% notes. The Company declared a dividend of approximately $4.3 million in January 2009 and expects to declare an additional dividend in July 2009 of approximately $4.3 million to fund AMH II’s scheduled interest payments.

8. Commitments and contingencies

Commitments for future minimum lease payments under non-cancelable operating leases, principally for manufacturing and distribution facilities and certain equipment, are as follows (in thousands):

2009	$32,273
2010	24,907
2011	19,270
2012	16,679
2013	12,970
Thereafter	23,350

Total future minimum lease payments	$129,449

Lease expense was approximately $37.2 million, $36.0 million and $34.4 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively. The Company’s facility lease agreements typically contain renewal options.

As of January 3, 2009, approximately 20% of the Company’s employees are covered by collective bargaining agreements.

The Company is involved from time to time in litigation arising in the ordinary course of its business, none of which, after giving effect to the Company’s existing insurance coverage, is expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity. From time to time, the Company is involved in proceedings and potential proceedings relating to environmental and product liability matters.

Certain environmental laws, including the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, (“CERCLA”), and comparable state laws, impose strict, and in certain circumstances, joint and several, liability upon specified responsible parties, which include certain former owners and operators of waste sites designated for clean up by environmental regulators. A facility in Lumber City, Georgia, initially owned by USX

Corporation (“USX”), subsequently owned by the Company and then subsequently owned by Amercord, Inc., a company in which the Company held a minority interest, is subject to a Consent Order. The Consent Order was entered into by Amercord, Inc. with the Georgia Department of Natural Resources in 1994, and required Amercord, Inc. to conduct soil and groundwater investigation and perform required remediation. The Company was not a party to the Consent Order. Additionally, the Company believes that soil and groundwater in certain areas of the site (including the area of two industrial waste landfills) were being investigated by the United States Environmental Protection Agency (“EPA”) under CERCLA to determine whether remediation of those areas may be required and whether the site should be listed on the state or federal list of priority sites requiring remediation. Amercord, Inc. is no longer an operating entity and does not have adequate financial resources to perform any further investigation and remediation activities that may be required. If substantial remediation is required, claims may be made against the Company, which could result in material expenditures. If costs related to the remediation of this site are incurred, the Company and USX have agreed to share in those costs; however, there can be no assurance that USX can or will make the payments. Currently, it is not probable that the outcome of this matter will result in a liability to the Company, and further, the amount of liability cannot be reasonably estimated. The Company believes this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The Woodbridge, New Jersey facility is currently the subject of an investigation and/or remediation before the New Jersey Department of Environmental Protection (“NJDEP”) under ISRA Case No. E20030110 for Gentek Building Products, Inc. (“Gentek U.S.”). The facility is currently leased by Gentek U.S. Previous operations at the facility resulted in soil and groundwater contamination in certain areas of the property. In 1999, the property owner and Gentek U.S. signed a remediation agreement with NJDEP, pursuant to which the property owner and Gentek U.S. agreed to continue an investigation/remediation that had been commenced pursuant to a Memorandum of Agreement with NJDEP. Under the remediation agreement, NJDEP required posting of $250,000 in a remediation funding source, $100,000 of which was provided by Gentek U.S. under a self-guaranty. Although investigations at this facility are ongoing and it appears probable that a liability will be incurred, the Company cannot currently estimate the amount of liability that may be associated with this facility as the delineation process has not been completed. The Company believes that this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The same Woodbridge, New Jersey facility was the subject of a prior investigation and remediation before NJDEP, under ISRA Case No. 94359. On February 1, 2000, NJDEP issued a “no further action” letter and covenant not to sue, relying in part on the establishment of a 60-year duration Classification Exception Area, or CEA and Wellhead Restriction Area, or WRA, for a discrete area of the facility. By reason of this approval, Gentek U.S. has certain responsibilities imposed by law and/or agreement to monitor the extent of contamination at the facility in the area of, and for the duration of, the CEA and WRA. On the basis that a “no further action” letter was issued, the Company believes that this matter will not have a material adverse effect on its financial position, results of operations or liquidity.

The Company entered into a consent order dated August 25, 1992 with the EPA pertaining to corrective action requirements associated with the use of hazardous waste storage facilities at its Cuyahoga Falls, Ohio site location. In July 2005, the Company entered into an Administrative Order of Consent relative to the final corrective measures that are to be implemented at this site. On November 20, 2008, a “Corrective Action Complete with Controls” finding was issued by the

EPA. The Company believes that USX, the former owner of the site, bears responsibility for substantially all of the direct costs of corrective action at the site under the relevant purchase contract terms and under statutory and common law. To date, USX has reimbursed the Company for substantially all of the direct costs of corrective action at the site. The Company expects that it will continue to be reimbursed by USX. Payments, however, may not continue to be made by USX or USX may not have adequate financial resources to fully reimburse the Company for these costs. The Company believes that any additional cost incurred that is not reimbursed by USX will not have a material adverse effect on its financial position, results of operations or liquidity.

The Company handles other environmental claims in the ordinary course of business and maintains product liability insurance covering certain types of claims. Although it is difficult to estimate the Company’s potential exposure to these matters, the Company believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

9. Income taxes

Income tax expense (benefit) for the periods presented consists of (in thousands):

	Years ended
	January 3, 2009		December 29, 2007		December 30, 2006
	Current	Deferred	Current	Deferred	Current	Deferred
Federal	$7,060	$(2,358)	$16,024	$(2,419)	$13,348	$4,385
State	787	(38)	1,711	544	3,216	(775)
Foreign	8,250	(12)	12,420	565	10,510	(588)

	$16,097	$(2,408)	$30,155	$(1,310)	$27,074	$3,022

Income before taxes from the Company’s U.S. entities and Canadian subsidiary totaled $6.5 million and $28.4 million, respectively, for the year ended January 3, 2009. Income before taxes from the Company’s U.S. entities and Canadian subsidiary totaled $31.0 million and $37.5 million, respectively, for the year ended December 29, 2007. Income before taxes from the Company’s U.S. entities and Canadian subsidiary totaled $33.9 million and $29.5 million, respectively, for the year ended December 30, 2006.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes are as follows (in thousands):

	January 3, 2009	December 29, 2007

Deferred tax assets:
Medical benefits	$2,120	$2,373
Bad debt expense	5,272	3,802
Pension and other postretirement plans	8,478	7,087
Inventory costs	1,832	1,854
Interest	890	1,691
Warranty costs	10,709	10,719
Net operating loss carryforward	554	1,786
Foreign tax credit carryforward	8,035	4,435
Accrued expenses and other	3,254	2,686
Valuation allowance	(8,035)	(4,435)

Total deferred tax assets	33,109	31,998

Deferred tax liabilities:
Depreciation	24,113	27,006
Intangible assets	38,250	39,536
Tax liability on unremitted foreign earnings	4,990	6,310

Total deferred tax liabilities	67,353	72,852

Net deferred tax liabilities	$(34,244)	$(40,854)

At January 3, 2009, the Company had gross unused federal and state net operating loss carryforwards of $0.4 million and $1.4 million, respectively, the tax benefit of which would be approximately $0.5 million at the current statutory rate. The federal net operating loss carryforward benefits begin to expire in 2017, however, the Company anticipates utilizing these over the next two years.

Management has determined, based on the available evidence, that it is uncertain whether foreign source income will be sufficient to recognize the deferred tax asset for the foreign tax credit carryforward. As a result, a valuation allowance of approximately $8.0 million has been recorded as of January 3, 2009.

The reconciliation of the statutory rate to the Company’s effective income tax rate for the periods presented is as follows:

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006
Statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	1.4	2.3	2.5
Tax liability on remitted and unremitted foreign earnings	6.8	7.3	10.3
Foreign rate differential	(2.2)	(0.2)	(0.4)
Other	(1.8)	(2.3)	0.1

Effective rate	39.2%	42.1%	47.5%

The Company intends to remit all current and future earnings of its foreign subsidiary to the U.S. parent. The Company recorded approximately $2.4 million, $5.0 million and $6.5 million in incremental income tax expense for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively, for the estimated U.S. income tax liability on the earnings of its foreign subsidiary, which will become payable when dividends are declared and paid to the U.S. parent. The cumulative amount of unremitted earnings prior to January 1, 2005 of the Company’s foreign subsidiary was $10.0 million as of January 3, 2009, which the Company has deemed indefinitely reinvested in its foreign operations and as a result no provision has been made for U.S. income taxes. The repatriation of these funds would result in approximately $0.5 million of incremental income tax expense.

The Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” as of December 31, 2006, the beginning of its 2007 fiscal year. As a result of the adoption of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. A reconciliation of the unrecognized tax benefits for the periods presented is as follows (in thousands):

	January 3, 2009	December 29, 2007
Unrecognized tax benefits, beginning of year	$513	$1,596
Gross increases for tax positions of prior years	914	—
Gross decreases for tax positions of prior years	—	(874)
Settlements	(513)	(209)

Unrecognized tax benefits, end of year	$914	$513

As of January 3, 2009 and December 29, 2007, the Company had approximately $0.1 million and $0.9 million, respectively, of accrued interest related to uncertain tax positions.

The Company had unrecognized tax benefits and accrued interest that would affect the Company’s effective tax rate if recognized of approximately $0.7 million and $0.6 million as of January 3, 2009 and December 29, 2007, respectively. The Company is currently undergoing examinations of its non-U.S. federal and certain state income tax returns. The final outcome of these reviews are not yet determinable; however, management anticipates that adjustments to unrecognized tax benefits, if any, would not result in a material change to the results of operations, financial condition, or liquidity. As of January 3, 2009, the Company is subject to U.S. federal income tax examinations for the tax years 2004 through 2007, and to non-U.S. income tax examinations for the tax years of 2002 through 2007. In addition, the Company is subject to state and local income tax examinations for the tax years 2004 through 2007.

The Company and its subsidiaries are included in the consolidated income tax returns filed by AMH II, its indirect parent company. The Company and each of its subsidiaries entered into a tax sharing agreement with AMH II under which federal income taxes are computed by the Company and each of its subsidiaries on a separate return basis. Under the tax sharing agreement, the Company is able to reduce its current tax liability by the benefits generated by its direct and indirect parent companies. Accordingly, the Company’s current tax liability will be reduced by approximately $4.9 million from the amounts otherwise due if the Company had not been included in the consolidated income tax returns of AMH II for the year ended January 3, 2009.

10. Member’s equity

As discussed in Note 1, the Company is a wholly owned subsidiary of Holdings. On December 28, 2007, the Company converted from a Delaware corporation to a Delaware limited liability company. As part of the conversion, all of the then outstanding common stock of the Company was converted into a membership interest in the Company, whereby Holdings remained the sole equity holder of the Company. The Company’s membership interest primarily consists of $225.6 million of cash contributions, non-cash financing of approximately $5.0 million representing the fair value of stock options of the predecessor company held by certain employees that were converted into options of Holdings and $3.1 million related to the exercise of certain stock options including the related income tax benefits.

Prior to the conversion, the Company had the authority to issue 1,000 shares of $0.01 par value common stock, of which 100 shares were issued and outstanding at December 30, 2006.

The Company reports comprehensive income in its consolidated statement of member’s equity and comprehensive income. Comprehensive income includes net income and other non-owner changes in equity during the period. Comprehensive income for the year ended January 3, 2009 includes unrecognized prior service cost and net losses from the Company’s pension and postretirement benefit plans of approximately $5.5 million, which is net of related taxes of approximately $3.5 million, as well as foreign currency translation adjustments of approximately $16.6 million. Comprehensive income for the year ended December 29, 2007 includes unrecognized prior service cost and net losses from the Company’s pension and postretirement benefit plans of approximately $0.8 million, which is net of related taxes of approximately $0.2 million, as well as foreign currency translation adjustments of approximately $11.1 million. Comprehensive income for the year ended December 30, 2006 includes a minimum pension liability adjustment prior to the adoption of SFAS No. 158 of approximately $1.2 million, which is net of related taxes of approximately $0.8 million, as well as foreign currency translation adjustments of approximately $1.0 million.

As a result of the adoption of SFAS No. 158 on December 30, 2006, the Company recorded an adjustment to accumulated other comprehensive income (loss) related to its defined benefit pension plans and other postretirement plans of approximately $4.3 million, which is net of a related tax benefit of approximately $2.2 million. Refer to Note 14 for additional discussion of the adoption of SFAS No. 158. The components of accumulated other comprehensive income (loss) is as follows (in thousands):

	January 3, 2009	December 29, 2007	December 30, 2006
Pension liability adjustments	$(17,940)	$(12,463)	$(11,708)
Foreign currency translation adjustments	3,027	19,642	8,501

Accumulated other comprehensive income (loss)	$(14,913)	$7,179	$(3,207)

11. Stock plans

In June 2002, Holdings adopted the Associated Materials Holdings Inc. 2002 Stock Option Plan (the “2002 Plan”). In March 2004, AMH assumed the 2002 Plan and all outstanding options under the plan. Options under the 2002 Plan were converted from the right to purchase shares of Holdings common stock into a right to purchase shares of AMH common stock with each option providing for the same number of shares and at the same exercise price as the original options. The Board of Directors of AMH II administers the 2002 Plan and selects eligible executives, directors, and employees of, and consultants to, AMH and its affiliates, (including the Company), to receive options. The Board of Directors of AMH II also will determine the number and type of shares of stock covered by options granted under the plan, the terms under which options may be exercised, the exercise price of the options and other terms and conditions of the options in accordance with the provisions of the 2002 Plan. In 2002, the Board of Directors authorized 467,519 shares of common stock and 55,758 shares of preferred stock under this plan. An option holder may pay the exercise price of an option by any legal manner that the Board of Directors permits. Option holders generally may not transfer their options except in the event of death. If AMH undergoes a change in control, as defined in the 2002 Plan, all outstanding time-vesting options become immediately fully exercisable, while the performance-based options may become immediately exercisable upon achievement of certain specified criteria. The Board of Directors of AMH II may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the 2002 Plan, the Board of Directors may amend or terminate the plan. The 2002 Plan will terminate no later than 10 years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.

Options granted under the 2002 Plan were granted at fair market value on the grant date and are exercisable under varying terms for up to ten years. The options outstanding under the 2002 Plan as of January 3, 2009, which were originally granted as options to purchase Holdings stock, allow option holders to purchase shares of AMH common stock at the fair market value on the date of grant, which vested over time.

In December 2004, AMH amended the 2002 Plan to provide that each option that remains outstanding under the 2002 Plan will be exercisable for two shares of the Class B non-voting common stock of AMH. In addition, each holder of such options entered into an agreement with AMH II whereby such option holders agreed, upon the exercise of any such options under the 2002 Plan, to automatically contribute to AMH II the AMH shares issued upon any such option exercise, in exchange for an equivalent number and class of shares of AMH II.

Also, in December 2004, AMH II adopted the AMH Holdings II, Inc. 2004 Stock Option Plan (“2004 Plan”). The Compensation Committee of the Board of Directors of AMH II administers the AMH II Plan and selects executives, other employees, directors of, and consultants to, AMH II and its affiliates, (including the Company), to receive options. The Compensation Committee will also determine what form the option will take, the numbers of shares, the exercise price (which shall not be less than fair market value), the periods for which the options will be outstanding, terms, conditions, performance criteria as well as certain other criteria. The total number of shares of common stock that may be delivered pursuant to options granted under the plan is 469,782 shares of AMH II non-voting common stock. Option holders generally may not transfer their options except in the event of their death. If AMH II undergoes a change in control, as defined in the 2004 Plan, the Compensation Committee in its discretion may provide that any outstanding option shall be accelerated and become immediately exercisable as to all or a portion of the shares of common stock. The Board of Directors of AMH II may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the 2004 Plan, the Board of Directors may amend or terminate the 2004 Plan. The 2004 Plan will terminate no later than 10 years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.

Options granted in 2006 and 2005 under the 2004 Plan were granted at or above fair market value on the date of grant. These options to purchase shares of AMH II common stock will vest 100% on the eighth anniversary from the date of grant provided that the option vesting may be accelerated upon the occurrence of a liquidity event, as defined in the Plan, and the achievement of a specified internal rate of return on the funds invested by Investcorp. As discussed below, certain of these options were exchanged in 2008 for new options having different terms.

On January 1, 2006, the Company adopted SFAS No. 123 (Revised), “Share-Based Payment”, which requires the Company to measure all employee stock-based compensation awards granted after January 1, 2006 using a fair value method and record the related expense in the financial statements. As a result of adopting the provisions of SFAS No. 123 (Revised), the Company’s income before taxes for the year ended December 30, 2006 was reduced by less than $0.1 million. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The adoption of SFAS No. 123 (Revised) did not have any impact on cash flows during the year ended December 30, 2006.

In May 2008, certain options previously issued to executive officers and certain employees of the Company under the 2002 Plan and the 2004 Plan were exchanged for new options providing for a lower exercise price and certain other modified terms. As a result of the exchange, options for an aggregate of 165,971 shares of AMH II common stock having a weighted average exercise price of $46.59 per share were exchanged for new options having an exercise price of $1.00 per share (which exercise price exceeded the fair market value on the date of grant). In addition, new option grants were issued to certain individuals who previously did not hold stock options. Approximately 35% of the new options issued vest ratably over a five year period (“time-based options”), subject to such time-based options immediately vesting upon a change of control, as defined in the 2004 Plan. The remainder of the new options become exercisable if a liquidity event, as defined in the option agreements, occurs and certain specified returns on investment are realized by Investcorp and Harvest Partners in connection with the liquidity event; provided that if a liquidity event occurs on or prior to December 31, 2009, these options (together with the time-based options) will immediately vest without regard to realized investment returns. A liquidity event is generally defined as an initial public offering yielding at least $150.0 million of net proceeds or a sale to an unaffiliated third person of over 50% of the stock or assets of the Company. The number of shares underlying the new options is subject to adjustment in the event Investcorp converts its preferred stock of AMH II into common stock, with the adjusted number of shares dependent on the fair market value of AMH II common stock at the time of such conversion.

The exchange of options was treated as a modification of the terms of the original options in accordance with SFAS No. 123 (Revised). Upon adoption of SFAS No. 123 (Revised), the Company did not have any unrecognized compensation cost related to the original options that were exchanged. Based on the calculated fair value per option of $0.00 as determined at the date of grant for the 2008 option award, there was no incremental compensation expense between the fair value of the new options and the fair value of the original options on the date of modification.

Transactions during the years ended January 3, 2009, December 29, 2007, and December 30, 2006 under these plans are summarized below:

	Shares	Weighted average exercise price	Remaining contractual term (years)
Options outstanding January 1, 2006	728,853	$41.33
Granted under 2004 Plan	25,117	5.00
Exercised	—	—
Expired or canceled	(244,958)	53.40

Options outstanding December 30, 2006	509,012	33.73
Granted under 2004 Plan	—	—
Exercised	—	—
Expired or canceled	(259,410)	27.72

Options outstanding December 29, 2007	249,602	39.97
Granted under 2004 Plan	287,455	1.00
Exercised	—	—
Share exchange	(165,971)	46.59
Expired or canceled	(5,499)	18.81

Options outstanding January 3, 2009	365,587	$6.64	8.6

Options exercisable January 3, 2009	35,245	$13.86	3.9

The total fair value of options vested during the years ended January 3, 2009, December 29, 2007, and December 30, 2006 was approximately $0.0 million, $0.1 million, and $0.1 million, respectively.

The weighted average fair value at date of grant for options granted during 2008 and 2006 was $0.00 and $1.07, respectively. The fair value of the options was estimated at the date of the grant using the Black-Scholes method with the following assumptions for 2008: dividend yield of 0.0%, a weighted-average risk free interest rate of 3.46%, an expected life of the option of 6.5 years, and expected volatility of 39.0%. The fair value of the options was estimated at the date of the grant using the Black-Scholes method with the following assumptions for 2006: dividend yield of 0.0%, a weighted-average risk free interest rate of 4.71%, an expected life of the option of 8 years, and expected volatility of 43.3%. The expected lives of the awards are based on historical exercise patterns and the terms of the options. The risk-free interest rate is based on zero coupon treasury bond rates corresponding to the expected life of the awards. Due to the fact that AMH II’s shares are not publicly traded, the expected volatility assumption was derived by referring to changes in the common stock prices of several peer companies (with respect to industry, size and leverage) over the same timeframe as the expected life of the awards. The expected dividend yield is based on the Company’s historical and expected future dividend policy.

12. Manufacturing restructuring and facility closure costs

During the first quarter of 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. The Company incurred expense of $1.8 million for the fiscal year ended January 3, 2009 associated with these restructuring efforts, which was comprised of asset impairment costs of $0.7 million, costs incurred to relocate manufacturing equipment of $0.7 million and costs associated with the transition of distribution operations of $0.4 million. Additionally, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold during the second quarter of 2008. The Company’s previously announced plans to completely discontinue using the warehouse facility adjacent to the Ennis manufacturing plant prior to the end of 2008 are expected to conclude during the second quarter of 2009. At that time, the Company expects inventory levels in this warehouse facility to be depleted in order to facilitate an efficient consolidation, and the related lease costs associated with the discontinued use of the warehouse facility will be recorded as a final restructuring charge of approximately $6.8 million. The sublease assumption used in estimating the final restructuring charge has been revised during the fourth quarter of 2008 to reflect the current real estate market conditions in the Ennis, Texas area.

On November 16, 2004, the Company committed to a plan to close its vinyl siding manufacturing plant located in Freeport, Texas to rationalize production capacity and reduce fixed costs. The total pre-tax charges related to the Freeport facility closure were $8.4 million. Amounts recorded during 2006 resulted in a net gain of approximately $0.1 million, including the gain realized upon the final sale of the facility, partially offset by other non-recurring expenses associated with the closure of the facility.

13. Business segments

The Company is in the single business of manufacturing and distributing exterior residential building products. The Company operates principally in the United States and Canada. Revenue from customers outside the United States was approximately $249 million, $241 million and $221 million in 2008, 2007, and 2006, respectively, and was primarily derived from customers in Canada. The Company’s remaining revenue totaling $885 million, $963 million and $1,029 million in 2008, 2007, and 2006, respectively, was derived from U.S. customers. The following table sets forth for the periods presented a summary of net sales by principal product offering (in thousands):

	Years ended
	January 3, 2009	December 29, 2007	December 30, 2006
Vinyl windows	$380,260	$410,164	$411,295
Vinyl siding products	254,563	285,303	327,961
Metal products	213,163	225,846	224,676
Third party manufactured products	210,633	205,445	194,126
Other products and services	75,337	77,298	91,996

	$1,133,956	$1,204,056	$1,250,054

At January 3, 2009, long-lived assets totaled approximately $33.7 million in Canada and $424.2 million in the U.S. At December 29, 2007, those amounts were $37.8 million and $437.2 million, respectively.

14. Retirement plans

The Company’s Alside division sponsors a defined benefit pension plan which covers hourly workers at its plant in West Salem, Ohio and a defined benefit retirement plan covering salaried employees, which was frozen in 1998 and subsequently replaced with a defined contribution plan. The Company’s Gentek subsidiary sponsors a defined benefit pension plan for hourly union employees at its Woodbridge, New Jersey plant (together with the Alside sponsored defined benefit plans, the “Domestic Plans”) as well as a defined benefit pension plan covering Gentek Canadian salaried employees and hourly union employees at the Lambeth, Ontario plant, a defined benefit pension plan for the hourly union employees at its Burlington, Ontario plant and a defined benefit pension plan for the hourly union employees at its Pointe Claire, Quebec plant (the “Foreign Plans”). Accrued pension liabilities are included in accrued and other long-term liabilities in the accompanying balance sheets. The actuarial valuation measurement date for the defined benefit pension plans is December 31.

The Company’s Alside division also sponsors an unfunded post-retirement healthcare plan which covers hourly workers at its former steel siding plant in Cuyahoga Falls, Ohio. With the closure of this facility in 1991, no additional employees are eligible to participate in this plan. The annual cost of this plan was approximately $0.3 million, $0.3 million, and $0.4 million for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, respectively. The accumulated post-retirement benefit obligation associated with this plan was approximately $4.7 million and $5.2 million at January 3, 2009 and December 29, 2007, respectively. In determining the benefit obligation at January 3, 2009 and December 29, 2007, a discount rate of 6.31% and 5.64%, respectively, was assumed. The assumed health care cost trend at January 3, 2009 for 2009 was 9.00% for medical claims, 5.50% for dental claims and 8.00% for prescription drugs claims, with an ultimate trend rate for medical, dental and prescription drugs claims of 5.00% by 2017, 2010 and 2015, respectively. A 1% increase or decrease in the assumed health care cost trends would have resulted in a $0.4 million increase or decrease of the accumulated post-retirement benefit obligation at January 3, 2009.

On December 30, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158, which required the Company to recognize the funded status of its pension and other postretirement plans, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income upon adoption of approximately $4.3 million, which was net of a related tax benefit of approximately $2.2 million, represented the net unrecognized actuarial losses and prior service costs which were previously netted against the plans’ funded status in the Company’s consolidated balance sheet. Under the provisions of SFAS No. 158, actuarial gains or losses or prior service costs that arise in subsequent periods which are not recognized as periodic pension cost in the same period are recognized as a component of other comprehensive income, net of tax.

The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of operations or cash flows for the year ended December 30, 2006, or for any prior periods presented. Had the Company not adopted the provisions of SFAS No. 158, it would have been required to recognize an additional minimum pension liability pursuant to the provisions of SFAS No. 87. The incremental effects of adoption of SFAS No. 158 on the Company’s financial position as of December 30, 2006 are presented in the following table.

	Prior to adopting SFAS No. 158	Effect of SFAS No. 158 adoption	As reported at December 30, 2006
Other assets	$12,236	$(373)	$11,863
Accrued employee benefits	6,611	792	7,403
Pension and other postretirement plans	21,957	5,302	27,259
Current deferred income taxes	8,483	304	8,787
Long-term deferred income taxes	52,829	(1,901)	50,928
Accumulated other comprehensive income (loss)	1,055	(4,262)	(3,207)

Information regarding the Company’s defined benefit pension plans is as follows (in thousands):

	2008		2007
	Domestic plans	Foreign plans	Domestic plans	Foreign plans
Accumulated Benefit Obligation	$50,958	$34,836	$51,053	$49,716

Change In Projected Benefit Obligation
Projected benefit obligation at beginning of year	$51,464	$57,188	$50,873	$46,746
Service cost	574	2,073	533	2,188
Interest cost	2,973	3,003	2,913	2,813
Plan amendments	27	—	190	—
Actuarial gain	(1,313)	(11,770)	(491)	(2,177)
Employee contributions	—	333	—	340
Benefits paid	(2,632)	(1,567)	(2,554)	(1,681)
Effect of foreign exchange	—	(10,042)	—	8,959

Projected benefit obligation at end of year	51,093	39,218	51,464	57,188

Change In Plan Assets
Fair value of assets at beginning of year	$40,712	$47,517	$39,813	$37,708
Actual return on plan assets	(9,430)	(6,764)	2,335	(229)
Employer contributions	3,296	3,914	1,118	4,049
Employee contributions	—	333	—	340
Benefits paid	(2,632)	(1,567)	(2,554)	(1,681)
Effect of foreign exchange	—	(8,665)	—	7,330

Fair value of assets at end of year	31,946	34,768	40,712	47,517

Funded status	$(19,147)	$(4,450)	$(10,752)	$(9,671)

The weighted average assumptions used to determine benefit obligations at December 31 are as follows:

	2008		2007
	Domestic plans	Foreign plans	Domestic plans	Foreign plans
Discount rate	6.28%	7.36%	5.93%	5.50%
Salary increases	3.75%	3.50%	3.75%	3.50%

Included in accumulated other comprehensive income (loss) at January 3, 2009 are actuarial gains or losses of approximately $17.4 million, which is net of tax of $10.8 million, and prior service costs of approximately $0.6 million, which is net of tax of $0.3 million, associated with the Company’s pension and other postretirement plans. Included in accumulated other comprehensive income (loss) at December 29, 2007 are actuarial gains or losses of approximately $11.9 million, which is net of tax of $7.3 million, and prior service costs of approximately $0.6 million, which is net of tax of $0.3 million. Approximately $1.0 million, which is net of tax of $0.6 million, of actuarial gains or losses and less than $0.1 million, which is net of tax, of prior service costs included in accumulated other comprehensive income are expected to be recognized in net periodic pension cost during the 2009 fiscal year.

The net periodic pension cost for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 are as follows (in thousands):

	2008		2007		2006
	Domestic plans	Foreign plans	Domestic plans	Foreign plans	Domestic plans	Foreign plans
Service cost	$574	$2,073	$533	$2,188	$510	$2,007
Interest cost	2,972	3,003	2,913	2,813	2,784	2,404
Expected return on assets	(3,477)	(3,514)	(3,323)	(3,342)	(2,982)	(2,656)
Amortization of unrecognized:
Prior service cost	30	31	23	31	10	29
Cumulative net loss	572	96	635	19	851	40

Net periodic pension cost	$671	$1,689	$781	$1,709	$1,173	$1,824

The related weighted average assumptions used to determine net periodic pension cost for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 are as follows (in thousands):

	2008		2007		2006
	Domestic plans	Foreign plans	Domestic plans	Foreign plans	Domestic plans	Foreign plans
Discount rate	5.94%	5.50%	5.76%	5.25%	5.50%	5.25%
Long-term rate of return on assets	8.50%	7.00%	8.50%	7.75%	8.50%	7.75%
Salary increases	3.75%	3.50%	3.75%	3.50%	3.75%	3.50%

In determining the expected long-term rate of return on assets, the Company considers the historical market and portfolio rates of return, asset allocations and expectations on future rates of return.

Plan assets by category for the plans as of December 31, 2008 and 2007 are as follows:

	2008		2007
	Domestic plans	Foreign plans	Domestic plans	Foreign plans
ASSET ALLOCATIONS
Equity securities	54%	58%	61%	58%
Debt securities	38%	37%	34%	35%
Other	8%	5%	5%	7%

Total	100%	100%	100%	100%

Plan asset investment policies are based on target allocations. The target allocations for the Domestic Plans are 60% to 65% equities and 35% to 40% debt securities. The target allocations for the Foreign Plans are 55% to 60% equities, 35% to 40% debt securities and up to 10% short term fixed securities. The portfolios are periodically rebalanced when significant differences occur from target.

Estimated future benefit payments are as follows (in thousands):

	Domestic plans	Foreign plans
2009	$2,447	$1,345
2010	2,530	1,586
2011	2,682	1,808
2012	2,904	1,990
2013	3,113	2,106
2014—2018	18,070	16,554

The recent decline in current market conditions has resulted in decreased valuations of the Company’s pension plan assets. Based on actuarial valuations and current pension funding legislation, the Company does not currently anticipate significant changes to current cash contribution levels in 2009. The Company expects to make $2.3 million and $3.2 million of contributions to the Domestic and Foreign Plans, respectively, in 2009. However, the Company currently anticipates additional cash contributions will be required in 2010 to avoid certain funding-based benefit limitations as required under current pension law. Although a continued decline in market conditions, changes in current pension law and uncertainties regarding significant assumptions used in the actuarial valuations may have a material impact on future required contributions to the Company’s pension plans, the Company currently does not expect funding requirements to have a material adverse impact on current or future liquidity.

The actuarial valuations require significant estimates and assumptions to be made by management, primarily the funding interest rate, discount rate and expected long-term return on plan assets. These assumptions are all susceptible to changes in market conditions. The funding interest rate and discount rate are based on representative bond yield curves maintained and monitored by an independent third party. In determining the expected long-term rate of return on plan assets, the Company considers historical market and portfolio rates of return, asset allocations and expectations of future rates of return.

Considering fiscal 2008 results, the table below provides a sensitivity analysis of the impact the significant assumptions would have on fiscal 2009 pension expense and funding requirements (in thousands):

Assumption	Percentage point change	Effect on fiscal year 2009
		Annual expense	Cash contributions
Domestic Plans
Funding interest rate	+/- 100 basis point	$14 / $(24)	$(263) / $407
Discount rate	+/- 100 basis point	(406) / 477	— / —
Long-term rate of return on assets	+/- 100 basis point	(311) / 311	— / —
Foreign Plans
Funding interest rate	+/- 100 basis point	— / —	(224) / 308
Discount rate	+/- 100 basis point	(434) / 694	— / —
Long-term rate of return on assets	+/- 100 basis point	(411) / 411	— / —

The Company sponsors defined contribution plans, which are qualified as tax-exempt plans. The plans cover all full-time, non-union employees with matching contributions up to 4% of eligible compensation in both the United States and Canada, depending on length of service and levels of contributions. The Company’s pre-tax contributions to its defined contribution plans were approximately $2.8 million, $2.7 million, and $2.6 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

15. Subsidiary guarantors

The Company’s payment obligations under the 9 3/4% notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by its domestic wholly-owned subsidiaries: Gentek Holdings LLC, Gentek Building Products Inc. and Alside, Inc. Alside, Inc. is a wholly owned subsidiary having no assets, liabilities or operations. Gentek Building Products Limited is a Canadian company and does not guarantee the Company’s 9 3/4% notes. In the opinion of management, separate financial statements of the respective Guarantor Subsidiaries would not provide additional material information, which would be useful in assessing the financial composition of the Guarantor Subsidiaries. None of the Guarantor Subsidiaries has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness.

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Balance Sheet

January 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$4,964	$97	$1,648	$—	$6,709
Accounts receivable, net	82,479	13,251	21,148	—	116,878
Intercompany receivables	—	57,426	7,742	(65,168)	—
Inventories	92,802	14,892	33,476	—	141,170
Income taxes receivable	—	—	1,057	(1,057)	—
Deferred income taxes	9,196	2,482	505	—	12,183
Prepaid expenses	7,887	1,194	1,405	—	10,486

Total current assets	197,328	89,342	66,981	(66,225)	287,426
Property, plant and equipment, net	80,567	2,975	31,614	—	115,156
Goodwill	194,814	36,544	—	—	231,358
Other intangible assets, net	88,828	9,970	333	—	99,131
Investment in subsidiaries	169,112	65,508	—	(234,620)	—
Other assets	10,448	19	1,751	—	12,218

Total assets	$741,097	$204,358	$100,679	$(300,845)	$745,289

Liabilities And Member’s Equity

Current liabilities:
Accounts payable	$32,150	$5,191	$17,179	$—	$54,520
Intercompany payables	65,168	—	—	(65,168)	—
Payable to parent	9,326	—	—	—	9,326
Accrued liabilities	37,030	9,252	8,167	—	54,449
Income taxes payable	6,494	1,545	—	(1,057)	6,982

Total current liabilities	150,168	15,988	25,346	(66,225)	125,277
Deferred income taxes	40,710	3,486	2,231	—	46,427
Other liabilities	30,289	15,772	7,594	—	53,655
Long-term debt	221,000	—	—	—	221,000
Member’s equity	298,930	169,112	65,508	(234,620)	298,930

Total liabilities and member’s equity	$741,097	$204,358	$100,679	$(300,845)	$745,289

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended January 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ elimination	Consolidated
Net sales	$792,190	$217,002	$315,171	$(190,407)	$1,133,956
Cost of sales	596,894	208,886	243,734	(190,407)	859,107

Gross profit	195,296	8,116	71,437	—	274,849
Selling, general and administrative expense	161,443	10,374	40,208	—	212,025
Manufacturing restructuring costs	1,133	—	650	—	1,783

Income (loss) from operations	32,720	(2,258)	30,579	—	61,041
Interest expense (income), net	23,978	(12)	341	—	24,307
Foreign currency loss	—	—	1,809	—	1,809

Income (loss) before income taxes	8,742	(2,246)	28,429	—	34,925
Income taxes	2,811	2,601	8,277	—	13,689

Income (loss) before equity income from subsidiaries	5,931	(4,847)	20,152	—	21,236
Equity income from subsidiaries	15,305	20,152	—	(35,457)	—

Net income	$21,236	$15,305	$20,152	$(35,457)	$21,236

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended January 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Consolidated
Net cash provided by (used in) operating activities	$11,763	$(1,539)	$6,038	$16,262

Investing Activities
Additions to property, plant and equipment	(6,773)	(217)	(4,508)	(11,498)
Proceeds from sale of assets	20	5	—	25

Net cash used in investing activities	(6,753)	(212)	(4,508)	(11,473)

Financing Activities
Borrowings under the ABL Facility	56,000	—	—	56,000
Repayments of term loan	(61,000)	—	—	(61,000)
Dividends	(8,311)	8,873	(8,873)	(8,311)
Financing costs	(3,913)	—	(1,458)	(5,371)
Intercompany transactions	10,771	(7,396)	(3,375)	—

Net cash provided by (used in) financing activities	(6,453)	1,477	(13,706)	(18,682)

Effect of exchange rate changes on cash	—	—	(1,001)	(1,001)
Net decrease in cash	(1,443)	(274)	(13,177)	(14,894)
Cash at beginning of period	6,407	371	14,825	21,603

Cash at end of period	$4,964	$97	$1,648	$6,709

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Balance Sheet

December 29, 2007

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$6,407	$371	$14,825	$—	$21,603
Accounts receivable, net	92,314	17,999	28,340	—	138,653
Intercompany receivables	—	33,341	21,052	(54,393)	—
Inventories	85,876	14,083	37,056	—	137,015
Income taxes receivable	—	3,375	—	(3,375)	—
Deferred income taxes	6,886	2,674	423	—	9,983
Prepaid expenses	8,683	878	2,125	—	11,686

Total current assets	200,166	72,721	103,821	(57,768)	318,940
Property, plant and equipment, net	92,920	3,592	37,019	—	133,531
Goodwill	194,814	36,399	—	—	231,213
Other intangible assets, net	91,098	10,559	767	—	102,424
Investment in subsidiaries	170,682	86,692	—	(257,374)	—
Other assets	7,831	—	—	—	7,831

Total assets	$757,511	$209,963	$141,607	$(315,142)	$793,939

Liabilities And Member’s Equity
Current liabilities:
Accounts payable	$42,268	$9,981	$27,833	$—	$80,082
Intercompany payables	54,393	—	—	(54,393)	—
Payable to parent	5,029	—	—	—	5,029
Accrued liabilities	43,299	11,476	9,843	—	64,618
Income taxes payable	13,573	—	1,463	(3,375)	11,661

Total current liabilities	158,562	21,457	39,139	(57,768)	161,390
Deferred income taxes	44,126	4,316	2,395	—	50,837
Other liabilities	20,726	13,508	13,381	—	47,615
Long-term debt	226,000	—	—	—	226,000
Member’s equity	308,097	170,682	86,692	(257,374)	308,097

Total liabilities and member’s equity	$757,511	$209,963	$141,607	$(315,142)	$793,939

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 29, 2007

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ elimination	Consolidated
Net sales	$840,742	$216,378	$312,217	$(165,281)	$1,204,056
Cost of sales	621,439	203,620	240,061	(165,281)	899,839

Gross profit	219,303	12,758	72,156	—	304,217
Selling, general and administrative expense	155,549	17,777	34,675	—	208,001

Income (loss) from operations	63,754	(5,019)	37,481	—	96,216
Interest expense, net	27,645	69	229	—	27,943
Foreign currency gain	—	—	(227)	—	(227)

Income (loss) before income taxes	36,109	(5,088)	37,479	—	68,500
Income taxes	12,699	3,161	12,985	—	28,845

Income (loss) before equity income from subsidiaries	23,410	(8,249)	24,494	—	39,655
Equity income from subsidiaries	16,245	24,494	—	(40,739)	—

Net income	$39,655	$16,245	$24,494	$(40,739)	$39,655

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 29, 2007

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiary	Consolidated
Net cash provided by (used in) operating activities	$42,537	$(591)	$29,405	$71,351
Investing Activities
Acquisition of supply center	(801)	—	—	(801)
Additions to property, plant and equipment	(8,991)	(1,220)	(2,182)	(12,393)
Proceeds from sale of assets	19	—	—	19

Net cash used in investing activities	(9,773)	(1,220)	(2,182)	(13,175)
Financing Activities
Repayments of term loan	(45,000)	—	—	(45,000)
Dividends	(8,018)	—	—	(8,018)
Intercompany transactions	16,647	490	(17,137)	—

Net cash provided by (used in) financing activities	(36,371)	490	(17,137)	(53,018)

Effect of exchange rate changes on cash	—	—	1,430	1,430
Net increase (decrease) in cash	(3,607)	(1,321)	11,516	6,588
Cash at beginning of period	10,014	1,692	3,309	15,015

Cash at end of period	$6,407	$371	$14,825	$21,603

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 30, 2006

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ elimination	Consolidated
Net sales	$883,676	$241,894	$291,423	$(166,939)	$1,250,054
Cost of sales	655,071	226,360	233,284	(166,939)	947,776

Gross profit	228,605	15,534	58,139	—	302,278
Selling, general and administrative expense	157,264	18,111	28,469	—	203,844
Impairment of long-lived assets	3,423	—	—	—	3,423
Facility closure costs, net	(92)	—	—	—	(92)

Income (loss) from operations	68,010	(2,577)	29,670	—	95,103
Interest expense, net	31,540	—	873	—	32,413
Foreign currency gain	—	—	(703)	—	(703)

Income (loss) before income taxes	36,470	(2,577)	29,500	—	63,393
Income taxes	13,967	6,207	9,922	—	30,096

Income (loss) before equity income from subsidiaries	22,503	(8,784)	19,578	—	33,297
Equity income from subsidiaries	10,794	19,578	—	(30,372)	—

Net income	$33,297	$10,794	$19,578	$(30,372)	$33,297

Associated Materials, LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 30, 2006

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Consolidated
Net cash provided by (used in) operating activities	$57,778	$(637)	$11,159	$68,300
Investing Activities
Additions to property, plant and equipment	(12,193)	(136)	(2,319)	(14,648)
Proceeds from sale of assets	2,849	—	59	2,908

Net cash used in investing activities	(9,344)	(136)	(2,260)	(11,740)
Financing Activities
Repayments of term loan	(46,000)	—	—	(46,000)
Financing costs	(128)	—	—	(128)
Dividends	(7,735)	—	—	(7,735)
Intercompany transactions	8,433	1,419	(9,852)	—

Net cash provided by (used in) financing activities	(45,430)	1,419	(9,852)	(53,863)

Effect of exchange rate changes on cash	—	—	18	18
Net increase (decrease) in cash	3,004	646	(935)	2,715
Cash at beginning of period	7,010	1,046	4,244	12,300

Cash at end of period	$10,014	$1,692	$3,309	$15,015

Associated Materials, LLC

Unaudited Condensed Consolidated Balance Sheets

(In Thousands)

	October 3, 2009	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$31,029	$6,709
Accounts receivable, net	160,840	116,878
Inventories	133,789	141,170
Deferred income taxes	12,183	12,183
Prepaid expenses	8,458	10,486

Total current assets	346,299	287,426

Property, plant and equipment, net	108,822	115,156
Goodwill	231,285	231,358
Other intangible assets, net	96,854	99,131
Receivable from AMH II	27,035	—
Other assets	15,100	12,218

Total assets	$825,395	$745,289

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$123,549	$54,520
Payable to parent	9,307	9,326
Accrued liabilities	70,017	54,449
Income taxes payable	10,609	6,982

Total current liabilities	213,482	125,277

Deferred income taxes	46,815	46,427
Other liabilities	58,815	53,655
Long-term debt	208,500	221,000
Member’s equity	297,783	298,930

Total liabilities and member’s equity	$825,395	$745,289

See accompanying notes to unaudited condensed consolidated financial statements.

Associated Materials, LLC

Unaudited Consolidated Statements of Operations

(In Thousands)

	Quarters ended		Nine months ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Net sales	$324,807	$342,678	$772,108	$858,368
Cost of sales	226,998	256,092	566,065	648,177

Gross profit	97,809	86,586	206,043	210,191
Selling, general and administrative expense	53,323	55,898	153,118	158,888
Manufacturing restructuring costs	—	—	5,255	1,783

Income from operations	44,486	30,688	47,670	49,520
Interest expense, net	5,999	5,594	16,581	17,376
Foreign currency gain (loss)	(112)	(238)	110	(328)

Income before income taxes	38,375	24,856	31,199	31,816
Income taxes	15,444	9,366	12,660	12,038

Net income	$22,931	$15,490	$18,539	$19,778

See accompanying notes to unaudited condensed consolidated financial statements.

Associated Materials, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Nine months ended
	October 3, 2009	September 27, 2008

Operating Activities
Net income	$18,539	$19,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,579	17,119
Deferred income taxes	(292)	—
Provision for losses on accounts receivable	8,279	6,072
Amortization of deferred financing costs	1,846	1,571
Amortization of management fee	375	375
Non-cash portion of manufacturing restructuring costs	5,255	1,577
Loss on sale or disposal of assets other than by sale	57	1,967
Changes in operating assets and liabilities:
Accounts receivable	(48,471)	(51,966)
Inventories	11,058	(34,116)
Accounts payable and accrued liabilities	78,975	50,410
Income taxes payable	4,028	(3,503)
Other	4,449	(277)

Net cash provided by operating activities	100,677	9,007

Investing Activities
Additions to property, plant and equipment	(4,243)	(9,774)
AMH II intercompany loan	(26,819)	—
Proceeds from sale of assets	—	25

Net cash used in investing activities	(31,062)	(9,749)

Financing Activities
Net repayments under ABL Facility	(32,500)	—
Issuance of senior subordinated notes	20,000	—
Financing costs	(5,014)	—
Dividends paid	(28,513)	(8,311)

Net cash used in financing activities	(46,027)	(8,311)

Effect of exchange rate changes on cash and cash equivalents	732	(581)

Net increase (decrease) in cash and cash equivalents	24,320	(9,634)
Cash and cash equivalents at beginning of period	6,709	21,603

Cash and cash equivalents at end of period	$31,029	$11,969

Supplemental information:
Cash paid for interest	$10,338	$11,536

Cash paid for income taxes	$8,924	$15,541

See accompanying notes to unaudited condensed consolidated financial statements.

Associated Materials, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

For the Quarter Ended October 3, 2009

Note 1—Basis of presentation

Associated Materials, LLC (the “Company”) is a wholly owned subsidiary of Associated Materials Holdings, LLC (“Holdings”), which is a wholly owned subsidiary of AMH Holdings, LLC (“AMH”). AMH is a wholly owned subsidiary of AMH Holdings II, Inc. (“AMH II”) which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. Holdings, AMH and AMH II do not have material assets or operations other than a direct or indirect ownership of the membership interest of the Company.

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial reporting, the instructions to Form 10-Q, and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, these interim condensed consolidated financial statements contain all of the normal recurring accruals and adjustments considered necessary for a fair presentation of the unaudited results for the quarter and nine months ended October 3, 2009 and September 27, 2008. These financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended January 3, 2009. A detailed description of the Company’s significant accounting policies and management judgments is located in the audited financial statements for the year ended January 3, 2009, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

The Company is a leading, vertically integrated manufacturer and North American distributor of exterior residential building products. The Company’s core products are vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories. Because most of the Company’s building products are intended for exterior use, the Company’s sales and operating profits tend to be lower during periods of inclement weather. Therefore, the results of operations for any interim period are not necessarily indicative of the results of operations for a full year.

In preparing the third quarter 2009 interim financial statements, the Company determined that it should have reflected the $26.8 million loan to AMH II as an investing activity rather than a financing activity in its second quarter 2009 interim financial statements. The Company has appropriately reflected this amount as an investing activity in the third quarter interim financial statements. The Company considered the quantitative and qualitative aspects of this correction in presentation and does not believe that this presentation error materially misstated its second quarter 2009 unaudited condensed consolidated financial statements.

Certain prior period amounts within the unaudited condensed consolidated statement of cash flows and Note 8 have been reclassified to conform to the current period presentation.

Recent accounting pronouncements

In the third quarter of 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The ASC is the single official source of authoritative, nongovernmental GAAP, other than guidance issued by the SEC. The adoption of the ASC did not have any impact on the financial statements included herein.

In October 2009, the FASB approved for issuance Emerging Issues Task Force (“EITF”) issue 08-01, “Revenue Arrangements with Multiple Deliverables.” This statement provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. The EITF introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements or disclosures.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, “Measuring Liabilities at Fair Value,” (“ASU 2009-05”). ASU 2009-05 provides guidance on measuring the fair value of liabilities and is effective for the first interim or annual reporting period beginning after its issuance. The Company’s adoption of ASU 2009-05 did not have an effect on its disclosure of the fair value of its liabilities.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 168”). While SFAS No. 168 was not intended to change U.S. generally accepted accounting principles, it has changed the way the Company references these accounting principles in its consolidated financial statements and accompanying notes. SFAS No. 168 became effective for interim or annual reporting periods ending after September 15, 2009. Although the adoption of SFAS No. 168 has changed the Company’s disclosures, there have not been any changes to the content of the Company’s financial statements or disclosures as a result of implementing SFAS No. 168.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” (“SFAS No. 167”). This statement amends the timing, and considerations, of analyses performed to determine if the Company’s variable interests give it a controlling financial interest in a variable interest entity, as well as requires additional disclosures. SFAS No. 167 is effective as of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period and thereafter. The Company does not expect the adoption of SFAS No. 167 to have a material effect on its consolidated financial statements or disclosures.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140,” (“SFAS No. 166”). SFAS No. 166 was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The requirements of SFAS No. 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the application of SFAS No. 166 to have a material effect on its consolidated financial statements or disclosures.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting and disclosures for events that occur after the balance sheet date, but before financial statements are issued. Application of SFAS No. 165 is required for interim or annual financial periods ending after June 15, 2009. The Company evaluated for subsequent events through the date these financial statements were issued on October 26, 2009 and concluded that there were no significant subsequent events requiring recognition or disclosure.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” and requires disclosures about fair value of financial instruments for interim and annual reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. The Company’s adoption of FSP 107-1 did not result in additional disclosure.

Note 2—Inventories

Inventories are valued at the lower of cost (first in, first out) or market. Inventories consist of the following (in thousands):

	October 3, 2009	January 3, 2009
Raw materials	$34,262	$25,779
Work-in-process	11,494	17,316
Finished goods and purchased stock	88,033	98,075

	$133,789	$141,170

Note 3—Goodwill and other intangible assets

Goodwill represents the purchase price in excess of the fair value of the tangible and intangible net assets acquired in a business combination. As of October 3, 2009, goodwill of $231.3 million consisted of $194.8 million from the April 2002 merger transaction that resulted in the Company’s acquisition by Harvest Partners, Inc. and $36.5 million from the August 2003 acquisition of Gentek Holdings, Inc. (“Gentek”). As of January 3, 2009, goodwill of $231.4 million consisted of $194.8 million from the April 2002 merger transaction that resulted in the Company’s acquisition by Harvest Partners, Inc. and $36.6 million from the August 2003 acquisition of Gentek. None of the Company’s goodwill is deductible for income tax purposes. The impact of foreign currency translation decreased the carrying value of Gentek goodwill by approximately $0.1 million for the nine months ended October 3, 2009. The Company’s other intangible assets consist of the following (in thousands):

	Average amortization period (in years)	October 3, 2009			January 3, 2009
		Cost	Accumulated amortization	Net carrying value	Cost	Accumulated amortization	Net carrying value
Trademarks and trade names	15	$108,080	$13,611	$94,469	$108,080	$12,187	$95,893
Patents	10	6,230	4,626	1,604	6,230	4,160	2,070
Customer base	7	5,073	4,292	781	4,836	3,668	1,168

Total other intangible assets		$119,383	$22,529	$96,854	$119,146	$20,015	$99,131

The Company has determined that trademarks and trade names totaling $80.0 million (included in the trademarks and trade names caption in the table above) consisting of the Alside®, Revere® and Gentek® trade names have indefinite useful lives and are tested for impairment at least annually. Amortization expense related to other intangible assets was approximately $0.8 million for each of the quarters ended October 3, 2009 and September 27, 2008, and $2.3 million and $2.4 million for the nine month periods ended October 3, 2009 and September 27, 2008, respectively. The foreign currency translation impact on the cost and accumulated amortization of intangibles was approximately $0.1 million and $0.2 million for the quarter and nine months ended October 3, 2009, respectively. Amortization expense is expected to be $0.8 million for the remainder of fiscal 2009. Amortization expense for fiscal years 2010, 2011, 2012 and 2013 is estimated to be $2.7 million, $2.7 million, $2.2 million and $1.9 million, respectively.

Note 4—Long-term debt

Long-term debt consists of the following (in thousands):

	October 3, 2009	January 3, 2009
9 3/4% notes	$165,000	$165,000
15% notes	20,000	—
Borrowings under the ABL Facility	23,500	56,000

Total long-term debt	$208,500	$221,000

On October 3, 2008, the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, entered into an asset-based credit facility with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC) and CIT Capital Securities LLC, as joint lead arrangers, Wachovia Bank, N.A., as agent and the lenders party to the facility (the “ABL Facility”). One of the Company’s joint lead arrangers under the ABL Facility, CIT Capital Securities LLC, is a subsidiary of CIT Group, Inc. (“CIT”) who incurred significant rating downgrades due to liquidity concerns. Subsidiaries of CIT are also lenders under both the U.S. and Canadian facilities described below. CIT’s and its subsidiaries’ aggregate commitments represent 21.1% of the total commitments under the Company’s facilities. CIT recently announced that it had commenced a restructuring of its capital structure. Under the plan, CIT launched exchange offers for certain unsecured notes. CIT announced that if it does not achieve the objectives of the exchange offers, it may decide to initiate a voluntary filing under Chapter 11 of the U.S. Bankruptcy Code. As a result, CIT is concurrently soliciting bondholders and other holders of CIT debt to approve a prepackaged plan of reorganization. It is uncertain whether CIT’s comprehensive restructuring efforts will be successful. The Company continues to closely monitor this situation and does not believe it will have a material impact on the Company’s financial condition or ability to fund operations.

Effective August 21, 2009, the Company formed Gentek Canada Holdings Limited, a Canadian corporation wholly owned by Gentek Building Products, Inc. The Company also formed Gentek Building Products Limited Partnership, a Canadian limited partnership wholly owned by Gentek Building Products Limited as the limited partner and Gentek Canada Holdings Limited as the general partner. The operations of Gentek Building Products Limited were sold to Gentek Building Products Limited Partnership in accordance with the asset purchase agreement dated September 5, 2009. In addition, the corporate name of Gentek Building Products Limited was legally changed to Associated Materials Canada Limited on September 6, 2009. Associated Materials Canada Limited, Gentek Canada Holdings Limited and Gentek Building Products Limited Partnership are collectively known as the “Canadian Entities”. Gentek Building Products Limited Partnership, was added as a borrower under the Canadian portion of the credit facilities and Gentek Canada Holdings Limited was added as a guarantor of the Canadian portion of the credit facilities.

The obligations of the Company, Gentek Building Products, Inc., Associated Materials Canada Limited, and Gentek Building Products Limited Partnership as borrowers under the credit facilities, are jointly and severally guaranteed by Holdings and by the Company’s wholly owned domestic subsidiaries, Gentek Holdings, LLC and Alside, Inc. Such obligations and guaranties are also secured by (i) a security interest in substantially all of the owned real and personal assets (tangible and intangible) of the Company, Holdings, Gentek Building Products, Inc., Gentek Holdings, LLC and Associated Materials Finance, Inc. and (ii) a pledge of up to 66 2/3% of the voting stock of Associated Materials Canada Limited and Gentek Canada Holdings Limited. The obligations of Alside, Inc. and Gentek Building Products Limited Partnership are further secured by a security interest in their owned real and personal assets (tangible and intangible) and are guaranteed by Gentek Canada Holdings Limited.

The ABL Facility provides for a senior secured asset-based revolving credit facility of up to $225.0 million, comprising a $165.0 million U.S. facility and a $60.0 million Canadian facility, in each case subject to borrowing base availability under the applicable facility. The entire principal amount (if any) outstanding under the ABL Facility is due and payable in full at maturity on October 3, 2013, except in the event that the Company’s obligations under its 9 3/4% notes due 2012 remain outstanding as of the date six months prior to their stated maturity, April 15, 2012, in which case the ABL Facility will be due and payable on October 15, 2011. As of October 3, 2009, there was $23.5 million drawn under the ABL Facility and $143.0 million available for additional borrowing.

The ABL Facility does not require the Company to comply with any financial maintenance covenants, unless it has less than $28.1 million of aggregate excess availability at any time (or less than $20.6 million of excess availability under the U.S. facility or less than $7.5 million of excess availability under the Canadian facility), during which time the Company is subject to compliance with a fixed charge coverage ratio covenant of 1.1 to 1. As of October 3, 2009, the Company exceeded the minimum aggregate excess availability thresholds, and therefore, was not required to comply with this maintenance covenant.

The weighted average interest rate for borrowings under the ABL Facility was 4.4% for the quarter ended October 3, 2009. For the year ended January 3, 2009, the weighted average interest rate for borrowings under the ABL Facility and prior credit facility was 5.6%. As of

October 3, 2009, the per annum interest rate applicable to borrowings under the ABL Facility was 4.5%. As of October 3, 2009, the Company had letters of credit outstanding of $8.3 million primarily securing deductibles of various insurance policies.

Under the ABL Facility restricted payments covenant, subject to specified exceptions, Holdings, the Company and its restricted subsidiaries cannot make restricted payments, such as dividends or distributions on equity, redemptions or repurchases of equity, or payments of certain management or advisory fees or other extraordinary forms of compensation, unless prior written notice is given and certain EBITDA and availability thresholds are met.

In June 2009, the Company issued $20.0 million of its 15% senior subordinated notes due 2012 in a private placement to certain institutional investors as part of a note exchange by AMH II described below. Net proceeds were approximately $15 million from the issuance of the 15% notes, net of funding fees and other transaction expenses.

As of October 3, 2009, the Company had $165.0 million and $20.0 million in aggregate principal amount of its 9 3/4% notes and 15% notes, respectively, due 2012 outstanding. The 9 3/4% notes and 15% notes rank pari passu with each other and are subordinated in right of payment to all unsubordinated indebtedness of the Company. The 9 3/4% notes, which mature on April 15, 2012, pay interest semi-annually in arrears on April 15th and October 15th. The 15% notes mature on July 15, 2012 and pay interest quarterly in arrears on January 15th, April 15th, July 15th and October 15th. The 9 3/4% notes are redeemable at the Company’s option, currently at a redemption price of 101.625% plus accrued and unpaid interest to the redemption date. This redemption price declines to 100% on April 15, 2010 for the remaining life of the notes. The 15% notes are redeemable at the Company’s option, at an initial redemption price of 101% plus accrued and unpaid interest to the redemption date, with the redemption price declining to 100% on December 22, 2009. The Company’s payment obligations under the 9 3/4% notes and 15% notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by its domestic wholly owned subsidiaries: Gentek Holdings, LLC, Gentek Building Products, Inc. and Alside, Inc. The Canadian Entities do not guarantee the Company’s 9 3/4% or 15% notes. Upon a change of control of the Company, as defined, holders of the 9 3/4% notes and the 15% notes have the right to require the Company to repurchase their notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest.

The indentures governing the 9 3/4% notes and 15% notes contain restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. Events of default are generally similar with respect to each of the 9 3/4% notes and the 15% notes.

The fair value of the 9 3/4% notes was $161.3 million and $129.9 million at October 3, 2009 and January 3, 2009, respectively. In accordance with the principles described in the FASB ASC 820, “Fair Value Measurements and Disclosures” (SFAS No. 157), the fair value of the 9 3/4% notes was measured using Level 1 inputs of quoted prices in active markets as of the respective measurement dates. The fair value of the Company’s 15% notes is not based upon quoted market prices as the notes were issued in a private placement and price quotations are not available. The Company estimates the fair value of the Company’s 15% notes at October 3, 2009 to be approximately $20.0 million based upon market and income approach valuations estimated by an external source. The fair value of the 15% notes was measured using Level 3 unobservable inputs, which is the lowest level of input that is significant to the fair value measurement.

The Company’s indirect parent entities, AMH and AMH II, are holding companies with no independent operations. As of October 3, 2009, AMH had $431.0 million in aggregate principal amount of its 11 1/4% senior discount notes due 2014 outstanding. Interest accrued at a rate of 11 1/4% per annum on the notes in the form of an increase in the accreted value of the notes prior to March 1, 2009. Thereafter, cash interest of 11 1/4% per annum on the notes accrues and is payable semi-annually in arrears on March 1st and September 1st of each year, with the first payment of cash interest under the 11 1/4% notes paid on September 1, 2009. During the second quarter of 2009, AMH II purchased $15.0 million par value of AMH’s 11 1/4% notes directly from the AMH debtholders with funds loaned from the Company for approximately $5.9 million. In exchange for the purchased 11 1/4% notes, AMH II was granted additional equity interest in AMH. As a result, AMH recorded a gain on debt extinguishment of $8.9 million for the nine months ended October 3, 2009.

In connection with a December 2004 recapitalization transaction, AMH’s parent company AMH II was formed, and AMH II subsequently issued $75 million of 13 5/8% senior notes due 2014. In June 2009, AMH II entered into an exchange agreement pursuant to which it paid $20.0 million in cash and issued $13.066 million original principal amount of its 20% senior notes due 2014 in exchange for all of its outstanding 13 5/8% senior notes due 2014. Interest on AMH II’s 20% notes is payable in cash semi-annually in arrears or may be added to the then outstanding principal amount of the 20% notes and paid at maturity on December 1, 2014. In accordance with the principles described in FASB ASC 470-60, “Troubled Debt Restructurings by Debtors” (SFAS No. 15), AMH II recorded a troubled debt restructuring gain of approximately $19.2 million for the nine months ended October 3, 2009. As of October 3, 2009, AMH II has recorded liabilities for the $13.066 million original principal amount and $32.7 million of accrued interest related to all future interest payments on the Company’s 15% notes due 2012 and AMH II’s 20% notes due 2014. As of October 3, 2009, total AMH II debt, including that of its consolidated subsidiaries, was approximately $685.3 million, which includes $32.7 million of accrued interest related to all future interest payments on the Company’s 15% notes and AMH II’s 20% notes.

AMH and AMH II have no independent operations, and as a result they are dependent upon distributions, payments and loans from the Company to service their indebtedness. In particular, AMH is dependent on the Company’s ability to pay dividends or otherwise upstream funds to it in order to service its obligations under the 11 1/4% notes, and AMH II is similarly dependent on AMH’s ability to further upstream funds in order to service its obligations under the 20% notes. The Company does not guarantee the 11 1/4% notes or the 20% notes and has no obligation to make any payments with respect thereto. In January 2009, the Company declared a dividend of approximately $4.3 million to fund the January 2009 payment of AMH II’s scheduled interest on its 13 5/8% senior notes, which are no longer outstanding. In September 2009, the Company declared a dividend of approximately $24.2 million to fund the September 2009 payment of AMH’s scheduled interest on its 11 1/4% senior notes.

In June 2009, at the time the Company entered into the purchase agreement pursuant to which it issued its 15% notes, the Company entered into an intercompany loan agreement with AMH II, pursuant to which the Company agreed to periodically make loans to AMH II in an amount not to exceed an aggregate outstanding principal amount of approximately $33.0 million at any one time, plus accrued interest. Interest accrues at a rate of 3% per annum and will be added to the then outstanding principal amount on a semi-annual basis. The principal amount and accrued but unpaid interest thereon will mature on May 1, 2015. As of October 3, 2009, the principal amount of borrowings by AMH II under this intercompany loan agreement and accrued interest thereon was $27.0 million. The Company believes that AMH II will have the ability to repay the loan in accordance with its stated terms. Due to the related party nature and the underlying terms of the intercompany loan with AMH II, the Company has deemed it not practical to assign and disclose a fair value estimate.

The ratio of earnings to fixed charges for the nine months ended October 3, 2009 is 2.23x.

Note 5—Comprehensive income

Comprehensive income differs from net income due to the reclassification of actuarial gains or losses and prior service costs associated with the Company’s pension and other postretirement plans and foreign currency translation adjustments as follows (in thousands):

	Quarters ended		Nine months ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

Net income	$22,931	$15,490	$18,539	$19,778
Unrecognized prior service cost and net loss	262	180	773	456
Foreign currency translation adjustments	5,313	(1,595)	8,055	(3,708)

Comprehensive income	$28,506	$14,075	$27,367	$16,526

Note 6—Retirement plans

The Company’s Alside division sponsors a defined benefit pension plan which covers hourly workers at its plant in West Salem, Ohio and a defined benefit retirement plan covering salaried employees, which was frozen in 1998 and subsequently replaced with a defined contribution plan. The Company’s Gentek subsidiary sponsors a defined benefit pension plan for hourly union employees at its Woodbridge, New Jersey plant (together with the Alside sponsored defined benefit plans, the “Domestic Plans”) as well as a defined benefit pension plan covering Gentek Canadian salaried employees and hourly union employees at the Lambeth, Ontario plant, a defined benefit pension plan for the hourly union employees at its Burlington, Ontario plant and a defined benefit pension plan for the hourly union employees at its Pointe Claire, Quebec plant (the “Foreign Plans”). Accrued pension liabilities are included in accrued and other long-term liabilities in the accompanying balance sheets. The actuarial valuation measurement date for the defined benefit pension plans is December 31 st. Components of defined benefit pension plan costs are as follows (in thousands):

	Quarters ended
	October 3, 2009		September 27, 2008
	Domestic plans	Foreign plans	Domestic plans	Foreign plans
Net periodic pension cost
Service cost	$146	$373	$134	$565
Interest cost	783	830	747	820
Expected return on assets	(674)	(704)	(875)	(959)
Amortization of unrecognized:
Prior service costs	8	8	7	8
Cumulative net loss	375	15	150	27

Net periodic pension cost	$638	$522	$163	$461

	Nine months ended
	October 3, 2009		September 27, 2008
	Domestic plans	Foreign plans	Domestic plans	Foreign plans

Net periodic pension cost
Service cost	$438	$1,051	$402	$1,659
Interest cost	2,349	2,339	2,241	2,406
Expected return on assets	(2,022)	(1,983)	(2,625)	(2,814)

Amortization of unrecognized:
Prior service costs	24	22	21	24
Cumulative net loss	1,125	43	450	79

Net periodic pension cost	$1,914	$1,472	$489	$1,354

The late 2008 decline in market conditions has resulted in decreased valuations of the Company’s pension plan assets. Based on actuarial valuations and current pension funding legislation, the Company does not currently anticipate significant changes to current cash contribution levels for the remainder of 2009. However, the Company currently anticipates additional cash contributions will be required in 2010 to avoid certain funding-based benefit limitations as required under current pension law. Although additional declines in market conditions, changes in current pension law and uncertainties regarding significant assumptions used in the actuarial valuations may have a material impact on future required contributions to the Company’s pension plans, the Company currently does not expect funding requirements to have a material adverse impact on current or future liquidity.

The actuarial valuations require significant estimates and assumptions to be made by management, primarily the funding interest rate, discount rate and expected long-term return on plan assets. These assumptions are all susceptible to changes in market conditions. The funding interest rate and discount rate are based on representative bond yield curves maintained and monitored by independent third parties. In determining the expected long-term rate of return on plan assets, the Company considers historical market and portfolio rates of return, asset allocations and expectations of future rates of return. As disclosed in the Company’s 2008 Annual Report on Form 10-K, the sensitivity of these estimates and assumptions are not expected to have a material impact on the Company’s 2009 pension expense and funding requirements.

Note 7—Business segments

The Company is in the single business of manufacturing and distributing exterior residential building products. The following table sets forth for the periods presented a summary of net sales by principal product offering (in thousands):

	Quarters ended		Nine months ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Vinyl windows	$114,686	$108,551	$276,717	$282,174
Vinyl siding products	67,857	82,044	161,113	196,493
Metal products	53,571	65,723	127,017	166,856
Third party manufactured products	66,885	65,366	158,454	156,486
Other products and services	21,808	20,994	48,807	56,359

	$324,807	$342,678	$772,108	$858,368

Note 8—Product warranty costs and service returns

Consistent with industry practice, the Company provides to homeowners limited warranties on certain products, primarily related to window and siding product categories. Warranties are of varying lengths of time from the date of purchase up to and including lifetime. Warranties cover product failures such as stress cracks and seal failures for windows and fading and peeling for siding products, as well as manufacturing defects. The Company has various options for remedying product warranty claims including repair, refinishing or replacement and directly incurs the cost of these remedies. Warranties also become reduced under certain conditions of time and change in ownership. Certain metal coating suppliers provide warranties on materials sold to the Company that mitigate the costs incurred by the Company. Reserves for future warranty costs are provided based on management’s estimates of such future costs using historical trends of claims experience, sales history of products to which such costs relate, and other factors. An independent actuary assists the Company in determining reserve amounts related to significant product failures. The provision for warranties is reported within cost of sales in the consolidated statements of operations.

A reconciliation of the warranty reserve activity is as follows for the quarter and nine months ended October 3, 2009 and September 27, 2008 (in thousands):

	Quarters ended		Nine months ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Balance at the beginning of the period	$30,947	$29,933	$29,425	$28,684
Provision for warranties issued	2,747	2,504	7,445	7,269
Claims paid	(2,073)	(1,778)	(5,483)	(5,120)
Foreign currency translation	379	(97)	613	(271)

Balance at the end of the period	$32,000	$30,562	$32,000	$30,562

Note 9—Manufacturing restructuring costs

During the nine months ended September 27, 2008, the Company incurred costs of $1.8 million related to relocating a portion of its vinyl siding production and distribution. These costs were comprised of asset impairment costs, costs incurred to relocate manufacturing equipment, costs associated with the transition of distribution operations, and inventory markdown costs. The inventory markdown costs of $0.9 million were recorded within cost of sales in the statement of operations during the second quarter of 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million during the second quarter of 2009.

The following is a reconciliation of the beginning and ending balances of the manufacturing restructuring liability for the quarter ended October 3, 2009 (in thousands):

Quarter ended October 3, 2009
Beginning liability	$5,280
Additions	—
Accretion of related lease obligations	2
Payments	(76)

Ending liability as of October 3, 2009	$5,206

Of the remaining restructuring liability at October 3, 2009, approximately $0.2 million is expected to be paid during the remainder of 2009. Amounts related to the ongoing facility obligations will continue to be paid over the lease term, which ends April 2020.

Note 10—Employee termination costs

Throughout 2009, due to economic conditions and as a cost control measure, the Company reduced its workforce and placed a number of employees on temporary lay-off status. During the second and third quarters, several of these employees were re-instated to an active status. During the third quarter ended October 3, 2009, the Company determined it would not recall the remaining employees. As a result, the Company recorded a one-time charge of $1.7 million in employee termination costs during the third quarter ended October 3, 2009 within selling, general and administrative expense in the consolidated statements of operations. The employee termination costs are expected to be paid over the next 12 months.

Note 11—Subsidiary guarantors

The Company’s payment obligations under the 9 3/4% notes and 15% notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by its domestic wholly owned subsidiaries: Gentek Holdings, LLC, Gentek Building Products, Inc. and Alside, Inc. Alside, Inc. is a wholly owned subsidiary having no assets, liabilities or operations. The Canadian Entities do not guarantee the Company’s 9 3/4% or 15% notes. In the opinion of management, separate financial statements of the respective Guarantor Subsidiaries would not provide additional material information, which would be useful in assessing the financial composition of the Guarantor Subsidiaries. None of the Guarantor Subsidiaries have any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness.

Associated Materials, LLC and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet

October 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$5,080	$86	$25,863	$—	$31,029
Accounts receivable, net	105,959	13,955	40,926	—	160,840
Inventories	93,274	8,820	31,695	—	133,789
Deferred income taxes	9,196	2,482	505	—	12,183
Prepaid expenses	6,237	1,019	1,202	—	8,458
Intercompany receivables	—	73,519	6,156	(79,675)	—
Income taxes receivable	—	—	1,434	(1,434)	—

Total current assets	219,746	99,881	107,781	(81,109)	346,299
Property, plant and equipment, net	73,246	2,145	33,431	—	108,822
Goodwill	194,815	36,470	—	—	231,285
Other intangible assets, net	87,131	9,590	133	—	96,854
Receivable from AMH II	27,035	—	—	—	27,035
Other assets	13,080	—	2,020	—	15,100
Investment in subsidiaries	192,664	89,023	—	(281,687)	—

Total assets	$807,717	$237,109	$143,365	$(362,796)	$825,395

Liabilities And Member’s Equity
Current liabilities:
Accounts payable	$76,666	$14,145	$32,738	$—	$123,549
Payable to parent	9,307	—	—	—	9,307
Accrued liabilities	51,982	6,524	11,511	—	70,017
Income taxes payable	7,709	4,334	—	(1,434)	10,609
Intercompany payables	79,675	—	—	(79,675)	—

Total current liabilities	225,339	25,003	44,249	(81,109)	213,482
Deferred income taxes	41,119	3,524	2,172	—	46,815
Other liabilities	34,976	15,918	7,921	—	58,815
Long-term debt	208,500	—	—	—	208,500
Member’s equity	297,783	192,664	89,023	(281,687)	297,783

Total liabilities and member’s equity	$807,717	$237,109	$143,365	$(362,796)	$825,395

Associated Materials, LLC and Subsidiaries

Unaudited Consolidating Statement of Operations

For the Quarter Ended October 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Net sales	$233,390	$45,738	$89,673	$(43,994)	$324,807
Cost of sales	164,709	41,682	64,601	(43,994)	226,998

Gross profit	68,681	4,056	25,072	—	97,809
Selling, general and administrative expense	42,004	311	11,008	—	53,323

Income from operations	26,677	3,745	14,064	—	44,486
Interest expense, net	5,783	—	216	—	5,999
Foreign currency loss.	—	—	112	—	112

Income before income taxes	20,894	3,745	13,736	—	38,375
Income taxes	9,844	2,512	3,088	—	15,444

Income before equity income from subsidiaries	11,050	1,233	10,648	—	22,931
Equity income from subsidiaries	11,881	10,648	—	(22,529)	—

Net income	$22,931	$11,881	$10,648	$(22,529)	$22,931

Associated Materials, LLC and Subsidiaries

Unaudited Consolidating Statement of Operations

For the Nine Months Ended October 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Net sales	$567,260	$111,017	$203,085	$(109,254)	$772,108
Cost of sales	415,298	106,203	153,818	(109,254)	566,065

Gross profit	151,962	4,814	49,267	—	206,043
Selling, general and administrative expense	123,037	2,050	28,031	—	153,118
Manufacturing restructuring costs	5,255	—	—	—	5,255

Income from operations	23,670	2,764	21,236	—	47,670
Interest expense, net	15,994	—	587	—	16,581
Foreign currency gain.	—	—	110	—	110

Income before income taxes	7,676	2,764	20,759	—	31,199
Income taxes	4,529	2,789	5,342	—	12,660

Income (loss) before equity income from subsidiaries	3,147	(25)	15,417	—	18,539
Equity income from subsidiaries	15,392	15,417	—	(30,809)	—

Net income	$18,539	$15,392	$15,417	$(30,809)	$18,539

Associated Materials, LLC and Subsidiaries

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended October 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Consolidated
Net cash provided by operating activities	$62,330	$15,638	$22,709	$100,677
Investing Activities
Additions to property, plant and equipment	(3,593)	(11)	(639)	(4,243)
AMH II intercompany loan	(26,819)	—	—	(26,819)
Other	(383)	383	—	—

Net cash provided by (used in) investing activities	(30,795)	372	(639)	(31,062)
Financing Activities
Net repayments under ABL Facility	(32,500)	—	—	(32,500)
Issuance of senior subordinated notes	20,000	—	—	20,000
Financing costs	(4,920)	—	(94)	(5,014)
Dividends paid	(28,513)	—	—	(28,513)
Intercompany transactions	14,514	(16,021)	1,507	—

Net cash provided by (used in) financing activities	(31,419)	(16,021)	1,413	(46,027)
Effect of exchange rate changes on cash and cash equivalents	—	—	732	732

Net increase (decrease) in cash and cash equivalents	116	(11)	24,215	24,320
Cash and cash equivalents at beginning of period	4,964	97	1,648	6,709

Cash and cash equivalents at end of period	$5,080	$86	$25,863	$31,029

Associated Materials, LLC and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet

January 3, 2009

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$4,964	$97	$1,648	$—	$6,709
Accounts receivable, net	82,479	13,251	21,148	—	116,878
Inventories	92,802	14,892	33,476	—	141,170
Deferred income taxes	9,196	2,482	505	—	12,183
Prepaid expenses	7,887	1,194	1,405	—	10,486
Intercompany receivables	—	57,426	7,742	(65,168)	—
Income taxes receivable	—	—	1,057	(1,057)	—

Total current assets	197,328	89,342	66,981	(66,225)	287,426
Property, plant and equipment, net	80,567	2,975	31,614	—	115,156
Goodwill	194,814	36,544	—	—	231,358
Other intangible assets, net	88,828	9,970	333	—	99,131
Other assets	10,448	19	1,751	—	12,218
Investment in subsidiaries	169,112	65,508	—	(234,620)	—

Total assets	$741,097	$204,358	$100,679	$(300,845)	$745,289

Liabilities And Member’s Equity
Current liabilities:
Accounts payable	$32,150	$5,191	$17,179	$—	$54,520
Payable to parent	9,326	—	—	—	9,326
Accrued liabilities	37,030	9,252	8,167	—	54,449
Income taxes payable	6,494	1,545	—	(1,057)	6,982
Intercompany payables	65,168	—	—	(65,168)	—

Total current liabilities	150,168	15,988	25,346	(66,225)	125,277
Deferred income taxes	40,710	3,486	2,231	—	46,427
Other liabilities	30,289	15,772	7,594	—	53,655
Long-term debt	221,000	—	—	—	221,000
Member’s equity	298,930	169,112	65,508	(234,620)	298,930

Total liabilities and member’s equity	$741,097	$204,358	$100,679	$(300,845)	$745,289

Associated Materials, LLC and Subsidiaries

Unaudited Consolidating Statement of Operations

For the Quarter Ended September 27, 2008

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Net sales	$235,903	$67,664	$102,362	$(63,251)	$342,678
Cost of sales	174,783	66,023	78,537	(63,251)	256,092

Gross profit	61,120	1,641	23,825	—	86,586
Selling, general and administrative expense	42,423	3,130	10,345	—	55,898

Income (loss) from operations	18,697	(1,489)	13,480	—	30,688
Interest expense (income), net	5,543	(2)	53	—	5,594
Foreign currency loss.	—	—	238	—	238

Income (loss) before income taxes	13,154	(1,487)	13,189	—	24,856
Income taxes	3,841	1,948	3,577	—	9,366

Income (loss) before equity income from subsidiaries	9,313	(3,435)	9,612	—	15,490
Equity income from subsidiaries	6,177	9,612	—	(15,789)	—

Net income	$15,490	$6,177	$9,612	$(15,789)	$15,490

Associated Materials, LLC and Subsidiaries

Unaudited Consolidating Statement of Operations

For the Nine Months Ended September 27, 2008

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Reclassification/ eliminations	Consolidated
Net sales	$588,866	$168,697	$249,529	$(148,724)	$858,368
Cost of sales	443,729	163,957	189,215	(148,724)	648,177

Gross profit	145,137	4,740	60,314	—	210,191
Selling, general and administrative expense	119,206	8,079	31,603	—	158,888
Manufacturing restructuring costs	1,136	—	647	—	1,783

Income (loss) from operations	24,795	(3,339)	28,064	—	49,520
Interest expense (income), net	17,185	(12)	203	—	17,376
Foreign currency loss.	—	—	328	—	328

Income (loss) before income taxes	7,610	(3,327)	27,533	—	31,816
Income taxes.	1,778	2,007	8,253	—	12,038

Income (loss) before equity income from subsidiaries	5,832	(5,334)	19,280	—	19,778
Equity income from subsidiaries	13,946	19,280	—	(33,226)	—

Net income	$19,778	$13,946	$19,280	$(33,226)	$19,778

Associated Materials, LLC and Subsidiaries

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 27, 2008

(In Thousands)

	Parent	Guarantor subsidiaries	Non-guarantor subsidiary	Consolidated
Net cash provided by (used in) operating activities	$8,877	$(4,573)	$4,703	$9,007
Investing Activities
Additions to property, plant and equipment	(5,747)	(115)	(3,912)	(9,774)
Proceeds from sale of assets	20	5	—	25

Net cash used in investing activities	(5,727)	(110)	(3,912)	(9,749)
Financing Activities
Dividends	(8,311)	—	—	(8,311)
Intercompany transactions	4,605	4,601	(9,206)	—

Net cash provided by (used in) financing activities	(3,706)	4,601	(9,206)	(8,311)
Effect of exchange rate changes on cash and cash equivalents	—	—	(581)	(581)

Net decrease in cash and cash equivalents	(556)	(82)	(8,996)	(9,634)
Cash and cash equivalents at beginning of period	6,407	371	14,825	21,603

Cash and cash equivalents at end of period	$5,851	$289	$5,829	$11,969

All executed letters of transmittal should be delivered to the exchange agent by mail or overnight mail or courier as set forth below:

If by mail:

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, TN 37230

If by overnight mail or courier:

DB Services Tennessee, Inc.

Trust and Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent by mail or overnight mail or courier as set forth above, or via telephone, facsimile or email as set forth below:

Telephone:

(800) 735-7777

Facsimile:

(615) 866-3889

Email:

DB.Reorg@db.com

Until             , broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Associated Materials, LLC and Gentek Holdings, LLC, an additional registrant, are Delaware limited liability companies and are subject to Section 18-108 of the Delaware Limited Liability Company Act, which provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Associated Materials, LLC and Gentek Holdings, LLC provide that each shall indemnify and hold harmless each member and officer of such company (and each direct or indirect member, officer or director of such member) against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”) to which such indemnified person may at any time become subject in connection with any matter arising out of or in connection with such company’s business or affairs, except to the extent that any such Costs result solely from the willful malfeasance or bad faith of such indemnified person. The limited liability company agreements of such companies also provide for advancement of costs and expenses that are subject to indemnification, so long as the indemnified person provides the company with an undertaking to reimburse the company for all amounts so advanced, if it is ultimately determined that such person is not entitled to indemnification.

Associated Materials Finance, Inc. and Gentek Building Products, Inc., an additional registrant, are Delaware corporations. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may provide for indemnification in certain situations. The Certificates of Incorporation of such corporations provide that they shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificates of Incorporation of such corporations provide that they shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further sections of such Certificates of Incorporation provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the paragraphs above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to such Certificates of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	such corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not such corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

AMH Holdings II, Inc., the ultimate parent of the Company, currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of it and its subsidiaries, including all of the registrants.

Item 21.	Exhibits and Financial Statement Schedules

The following documents are filed as exhibits hereto:

Exhibit Number	Description
3.1	Certificate of Formation of Associated Materials, LLC (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2008).

3.2	Limited Liability Company Agreement of Associated Materials, LLC (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2008).

3.3**	Certificate of Incorporation of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.4**	Certificate of Amendment to Certificate of Incorporation of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.5**	Amended and Restated By-laws of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.6**	Certificate of Formation of Gentek Holdings, LLC.

3.7**	Limited Liability Company Agreement of Gentek Holdings, LLC.

3.8**	Certificate of Incorporation of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

3.9**	Certificate of Amendment to Certificate of Incorporation of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

3.10**	By-laws of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

4.1	Indenture, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC and Gentek Building Products, Inc., and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

4.2	Form of 9.875% Senior Secured Second Lien Note due 2016 (included in Exhibit 4.1 hereto).

4.3	Security Agreement, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC, Gentek Building Products, Inc., any entities that may become subsidiary guarantors, Deutsche Bank Trust Company Americas, and any other pari passu secured indebtedness representative that may become party thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

4.4	Registration Rights Agreement, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC and Gentek Building Products, Inc., as subsidiary guarantors, and J.P. Morgan Securities Inc., as representative of the several initial purchasers (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

5.1**	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Form of Indemnification Agreement between the Company and each of the directors and executive officers of the Company (filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1, File No. 33-84110).

10.2	Amended and Restated Management Agreement, dated December 22, 2004, by and between Harvest Partners, Inc. and Associated Materials Incorporated (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.3+	Amended and Restated Employment Agreement, dated as of March 31, 2006, between the Company and John F. Haumesser (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q, filed with the SEC on May 16, 2006).

10.4	Management Advisory Agreement, dated December 22, 2004, by and between Investcorp International, Inc. and Associated Materials Incorporated (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.5+	AMH Holdings II, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.6	Stockholders Agreement, dated December 22, 2004, by and among AMH II and the stockholders signatory thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.7	Tax Sharing Agreement, dated March 4, 2004, by and among AMH, Holdings and the Company (incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K, filed with the SEC on April 1, 2005).

10.8+	Agreement and General Release, dated as of November 29, 2007, between the Company and Dana R. Snyder (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 4, 2007).

10.9+	Amended and Restated Employment Agreement, dated as of April 1, 2008, between the Company and Thomas N. Chieffe (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.10+	Amended and Restated Employment Agreement, dated as of April 1, 2008, between the Company and Robert M. Franco (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.11+	Employment Agreement, dated as of April 1, 2008, between the Company and Warren J. Arthur (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.12+	Employment Agreement, dated as of April 1, 2008, between the Company and Cynthia L. Sobe (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.13	Loan and Security Agreement, dated as of October 3, 2008, by and among Wachovia Capital Markets, LLC and CIT Capital Securities LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as administrative agent and collateral agent, The CIT Group/Business Credit, Inc., as syndication agent, the lenders party thereto, the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, and Holdings, Gentek Holdings, LLC and Alside, Inc., as guarantors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on October 9, 2008).

10.14+	Form of Stock Option Award Agreement, for awards made in 2008 under the 2004 Option Plan (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K, filed with the SEC on April 3, 2009).

10.15+	Employment Agreement, dated as of June 3, 2009, by and between Associated Materials, LLC and Stephen E. Graham. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on June 9, 2009).

10.16	Intercompany Loan Agreement, dated June 16, 2009, between Associated Materials, LLC and AMH Holdings II, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on June 22, 2009).

10.17	Amendment No. 1, dated June 16, 2009, by and among Wachovia Bank, National Association, a national banking association, in its capacity as administrative agent pursuant to the Loan and Security

Agreement acting for and on behalf of the parties thereto as lenders, certain of the parties to the Loan and Security Agreement as lenders, Associated Materials, LLC, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, and Associated Materials Holdings, LLC, Alside, Inc. and Gentek Holdings, LLC, as guarantors (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the SEC on June 22, 2009).

10.18+	Independent Consulting Agreement between Cynthia L. Sobe and Associated Materials, LLC, dated June 26, 2009 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on July 2, 2009).

10.19	Intercreditor Agreement, dated November 5, 2009, among Wachovia Bank, National Association, Deutsche Bank Trust Company Americas, Associated Materials, LLC, Gentek Building Products, Inc., Associated Materials Canada Limited, Gentek Building Products Limited Partnership, Associated Materials Holdings, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC, Gentek Canada Holdings Limited and any other entity that becomes a guarantor under the first lien loan agreement and the second lien documents (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

10.20	Second Amendment to the Credit Facilities, dated October 23, 2009, among Wachovia Bank, National Association, certain lenders party thereto, Associated Materials, LLC, Gentek Building Products, Inc., Associated Materials Canada Limited, Gentek Building Products Limited Partnership, Associated Materials Holdings, LLC, Associated Materials Finance, Inc. Gentek Holdings, LLC, and Gentek Canada Holdings Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of the Registrants.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney with respect to Associated Materials, LLC signatories (included in signature page hereto).

24.2*	Power of Attorney with respect to Associated Materials Finance, Inc. signatories (included in signature page hereto).

24.3*	Power of Attorney with respect to Gentek Holdings, LLC signatories (included in signature page hereto).

24.4*	Power of Attorney with respect to Gentek Building Products, Inc. signatories (included in signature page hereto).

25.1*	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas.

99.1**	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.5*	Financing Advisory Services Agreement, dated as of November 5, 2009, between Investcorp International Inc. and Associated Materials, LLC.

99.6*	Financing Advisory Services Agreement, dated as of November 5, 2009, between Harvest Partners, L.P. and Associated Materials, LLC.

99.7	Letter of concurrence from E&Y to the SEC regarding changes in certifying accountant, dated September 24, 2009 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on September 24, 2009).

*	Previously filed.

**	Filed herewith.

+	Management compensatory plan or arrangement.

Item 22.	Undertakings

The undersigned registrants hereby undertake that:

•

Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

•

Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For any securities registered hereunder pursuant to Rule 415 under the Securities Act, the undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cuyahoga Falls, State of Ohio, on the 6th day of January, 2010.

ASSOCIATED MATERIALS, LLC,
Registrant

By:	ASSOCIATED MATERIALS HOLDINGS, LLC, its Sole Member

	By:	AMH Holdings, LLC, its Sole Member

		By:	AMH Holdings II, Inc., its Sole Member

			By:	/s/ Stephen E. Graham
			Name:	Stephen E. Graham
			Title:	Vice President – Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	January 6, 2010
Thomas N. Chieffe	(Principal Executive Officer) of Associated Materials, LLC

/s/ Stephen E. Graham	Vice President – Chief Financial	January 6, 2010
Stephen E. Graham	Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer) of Associated Materials, LLC

*	Chairman of the Board of Directors of	January 6, 2010
Ira D. Kleinman	AMH Holdings II, Inc.

*	Director of AMH Holdings II, Inc.	January 6, 2010
Thomas N. Chieffe

*	Director of AMH Holdings II, Inc.	January 6, 2010
Lars C. Haegg

*	Director of AMH Holdings II, Inc.	January 6, 2010
Kevin C. Nickelberry

*	Director of AMH Holdings II, Inc.	January 6, 2010
Dana R. Snyder

*	Director of AMH Holdings II, Inc.	January 6, 2010
Dennis W. Vollmershausen

*	Director of AMH Holdings II, Inc.	January 6, 2010
Christopher D. Whalen

*	The undersigned does hereby sign this Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Associated Materials, LLC or AMH Holdings II, Inc., as applicable, pursuant to a power of attorney executed by such director or officer.

/s/ Stephen E. Graham	January 6, 2010
Stephen E. Graham Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cuyahoga Falls, State of Ohio, on the 6th day of January, 2010.

ASSOCIATED MATERIALS FINANCE, INC.,
Registrant

By:	*
Name:	John Stansberry
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	January 6, 2010
John Stansberry	(Principal Executive Officer) of Associated Materials Finance, Inc.

*	Vice President – Chief Financial Officer,	January 6, 2010
Chad Dietz	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer) of Associated Materials Finance, Inc.

*	Director of Associated Materials Finance, Inc.	January 6, 2010
Thomas N. Chieffe

/s/ Stephen E. Graham	Director of Associated Materials Finance, Inc.	January 6, 2010
Stephen E. Graham

*	The undersigned does hereby sign this Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Associated Materials Finance, Inc. pursuant to a power of attorney executed by such director or officer.

/s/ Stephen E. Graham	January 6, 2010
Stephen E. Graham Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cuyahoga Falls, State of Ohio, on the 6th day of January, 2010.

GENTEK HOLDINGS, LLC,
Registrant

By:	ASSOCIATED MATERIALS, LLC, its Sole Member

	By:	ASSOCIATED MATERIALS HOLDINGS, LLC, its Sole Member

		By:	AMH Holdings, LLC, its Sole Member

			By:	AMH Holdings II, Inc., its Sole Member

				By:	/s/ Stephen E. Graham
				Name:	Stephen E. Graham
				Title:	Vice President – Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	January 6, 2010
Thomas N. Chieffe	(Principal Executive Officer) of Gentek Holdings, LLC

/s/ Stephen E. Graham	Vice President – Chief Financial Officer,	January 6, 2010
Stephen E. Graham	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer) of Gentek Holdings, LLC

*	Chairman of the Board of Directors	January 6, 2010
Ira D. Kleinman	of AMH Holdings II, Inc.

*	Director of AMH Holdings II, Inc.	January 6, 2010
Thomas N. Chieffe

*	Director of AMH Holdings II, Inc.	January 6, 2010
Lars C. Haegg

*	Director of AMH Holdings II, Inc.	January 6, 2010
Kevin C. Nickelberry

*	Director of AMH Holdings II, Inc.	January 6, 2010
Dana R. Snyder

*	Director of AMH Holdings II, Inc.	January 6, 2010
Dennis W. Vollmershausen

*	Director of AMH Holdings II, Inc.	January 6, 2010
Christopher D. Whalen

*	The undersigned does hereby sign this Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Gentek Holdings, LLC or AMH Holdings II, Inc., as applicable, pursuant to a power of attorney executed by such director or officer.

/s/ Stephen E. Graham	January 6, 2010
Stephen E. Graham Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cuyahoga Falls, State of Ohio, on the 6th day of January, 2010.

GENTEK BUILDING PRODUCTS, INC.,
Registrant

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President – Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	January 6, 2010
Thomas N. Chieffe	(Principal Executive Officer) of Gentek Building Products, Inc.

/s/ Stephen E. Graham	Vice President – Chief Financial Officer,	January 6, 2010
Stephen E. Graham	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer) of Gentek Building Products, Inc.

*	Director of Gentek Building Products, Inc.	January 6, 2010
Ira D. Kleinman

*	Director of Gentek Building Products, Inc.	January 6, 2010
Thomas N. Chieffe

/s/ Stephen E. Graham	Director of Gentek Building Products, Inc.	January 6, 2010
Stephen E Graham

*	The undersigned does hereby sign this Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Gentek Building Products, Inc. pursuant to a power of attorney executed by such director or officer.

/s/ Stephen E. Graham	January 6, 2010
Stephen E. Graham Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Formation of Associated Materials, LLC (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2008).

3.2	Limited Liability Company Agreement of Associated Materials, LLC (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2008).

3.3**	Certificate of Incorporation of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.4**	Certificate of Amendment to Certificate of Incorporation of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.5**	Amended and Restated By-laws of Associated Materials Finance, Inc. (formerly Alside, Inc.).

3.6**	Certificate of Formation of Gentek Holdings, LLC.

3.7**	Limited Liability Company Agreement of Gentek Holdings, LLC.

3.8**	Certificate of Incorporation of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

3.9**	Certificate of Amendment to Certificate of Incorporation of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

3.10**	By-laws of Gentek Building Products, Inc. (formerly Gentek Restructuring, Inc.).

4.1	Indenture, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC and Gentek Building Products, Inc., and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

4.2	Form of 9.875% Senior Secured Second Lien Note due 2016 (included in Exhibit 4.1 hereto).

4.3	Security Agreement, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC, Gentek Building Products, Inc., any entities that may become subsidiary guarantors, Deutsche Bank Trust Company Americas, and any other pari passu secured indebtedness representative that may become party thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

4.4	Registration Rights Agreement, dated November 5, 2009, among Associated Materials, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC and Gentek Building Products, Inc., as subsidiary guarantors, and J.P. Morgan Securities Inc., as representative of the several initial purchasers (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

5.1**	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Form of Indemnification Agreement between the Company and each of the directors and executive officers of the Company (filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1, File No. 33-84110).

10.2	Amended and Restated Management Agreement, dated December 22, 2004, by and between Harvest Partners, Inc. and Associated Materials Incorporated (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.3+	Amended and Restated Employment Agreement, dated as of March 31, 2006, between the Company and John F. Haumesser (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q, filed with the SEC on May 16, 2006).

10.4	Management Advisory Agreement, dated December 22, 2004, by and between Investcorp International, Inc. and Associated Materials Incorporated (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.5+	AMH Holdings II, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.6	Stockholders Agreement, dated December 22, 2004, by and among AMH II and the stockholders signatory thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K/A, filed with the SEC on December 23, 2004).

10.7	Tax Sharing Agreement, dated March 4, 2004, by and among AMH, Holdings and the Company (incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K, filed with the SEC on April 1, 2005).

10.8+	Agreement and General Release, dated as of November 29, 2007, between the Company and Dana R. Snyder (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 4, 2007).

10.9+	Amended and Restated Employment Agreement, dated as of April 1, 2008, between the Company and Thomas N. Chieffe (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.10+	Amended and Restated Employment Agreement, dated as of April 1, 2008, between the Company and Robert M. Franco (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.11+	Employment Agreement, dated as of April 1, 2008, between the Company and Warren J. Arthur (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.12+	Employment Agreement, dated as of April 1, 2008, between the Company and Cynthia L. Sobe (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the SEC on April 4, 2008).

10.13	Loan and Security Agreement, dated as of October 3, 2008, by and among Wachovia Capital Markets, LLC and CIT Capital Securities LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as administrative agent and collateral agent, The CIT Group/Business Credit, Inc., as syndication agent, the lenders party thereto, the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, and Holdings, Gentek Holdings, LLC and Alside, Inc., as guarantors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on October 9, 2008).

10.14+	Form of Stock Option Award Agreement, for awards made in 2008 under the 2004 Option Plan (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K, filed with the SEC on April 3, 2009).

10.15+	Employment Agreement, dated as of June 3, 2009, by and between Associated Materials, LLC and Stephen E. Graham. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on June 9, 2009).

10.16	Intercompany Loan Agreement, dated June 16, 2009, between Associated Materials, LLC and AMH Holdings II, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on June 22, 2009).

10.17	Amendment No. 1, dated June 16, 2009, by and among Wachovia Bank, National Association, a national banking association, in its capacity as administrative agent pursuant to the Loan and Security

Agreement acting for and on behalf of the parties thereto as lenders, certain of the parties to the Loan and Security Agreement as lenders, Associated Materials, LLC, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, and Associated Materials Holdings, LLC, Alside, Inc. and Gentek Holdings, LLC, as guarantors (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the SEC on June 22, 2009).

10.18+	Independent Consulting Agreement between Cynthia L. Sobe and Associated Materials, LLC, dated June 26, 2009 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on July 2, 2009).

10.19	Intercreditor Agreement, dated November 5, 2009, among Wachovia Bank, National Association, Deutsche Bank Trust Company Americas, Associated Materials, LLC, Gentek Building Products, Inc., Associated Materials Canada Limited, Gentek Building Products Limited Partnership, Associated Materials Holdings, LLC, Associated Materials Finance, Inc., Gentek Holdings, LLC, Gentek Canada Holdings Limited and any other entity that becomes a guarantor under the first lien loan agreement and the second lien documents (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

10.20	Second Amendment to the Credit Facilities, dated October 23, 2009, among Wachovia Bank, National Association, certain lenders party thereto, Associated Materials, LLC, Gentek Building Products, Inc., Associated Materials Canada Limited, Gentek Building Products Limited Partnership, Associated Materials Holdings, LLC, Associated Materials Finance, Inc. Gentek Holdings, LLC, and Gentek Canada Holdings Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 6, 2009).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of the Registrants.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney with respect to Associated Materials, LLC signatories (included in signature page hereto).

24.2*	Power of Attorney with respect to Associated Materials Finance, Inc. signatories (included in signature page hereto).

24.3*	Power of Attorney with respect to Gentek Holdings, LLC signatories (included in signature page hereto).

24.4*	Power of Attorney with respect to Gentek Building Products, Inc. signatories (included in signature page hereto).

25.1*	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas.

99.1**	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.5*	Financing Advisory Services Agreement, dated as of November 5, 2009, between Investcorp International Inc. and Associated Materials, LLC.

99.6*	Financing Advisory Services Agreement, dated as of November 5, 2009, between Harvest Partners, L.P. and Associated Materials, LLC.

99.7	Letter of concurrence from E&Y to the SEC regarding changes in certifying accountant, dated September 24, 2009 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on September 24, 2009).

*	Previously filed.

**	Filed herewith.

+	Management compensatory plan or arrangement.